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                                                                      EXHIBIT 25

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM T-1

              Statement of Eligibility and Qualification under the
                   Trust Indenture Act of 1939, as amended by
         Trust Indenture Reform Act of 1990 ( "TIRA") of a Corporation
                          Designated to Act as Trustee

                          ----------------------------

                         U.S. BANK NATIONAL ASSOCIATION

              (Exact name of trustee as specified in its charter)

                                   31-0841368

                      (I.R.S. employer Identification No.)

                       7310 North 16th Street, Suite 275
                             Phoenix, Arizona 85020

             (Address of principal executive offices and zip code)

                          ----------------------------

                               Vestin Group, Inc.

              (Exact name of obligor as specified in its charter)

         California                                   52-2102142

(State or other jurisdiction of                    (I.R.S. employer
Incorporation or organization)                    Identification No.)

2901 El Camino Avenue
  Las Vegas, Nevada                                        89102

(Address of principal executive offices)                (Zip code)

                         -----------------------------

                        $500,000,000 Subordinated Notes

                      (Title of the indenture securities)

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                                    GENERAL

1.   GENERAL INFORMATION Furnish the following information as to the trustee.

     (a) Name and address of each examining or supervising authority to which it is subject.

          Comptroller of the Currency
          Washington D.C.

     (b)  Whether it is authorized to exercise corporate trust powers.

          Yes

2. AFFILIATIONS WITH OBLIGOR AND UNDERWRITERS If the obligor or any underwriter for the obligor is an affiliate of the trustee, describe each such affiliation.

     None

     See Note following Item 16.

     Items 3-15 are not applicable because to the best of the Trustee's knowledge the obligor is not in default under any Indenture for which the Trustee acts as Trustee.

16. LIST OF EXHIBITS List below all exhibits filed as a part of this statement of eligibility and qualification.

     1.   Copy of Articles of Association

     2.   Copy of Certificate of Authority to Commence Business

     3. Copy of Trust Permit authorizing the exercise of corporate trust powers

     4.   Copy of existing By-Laws

     5.   Copy of each Indenture referred to in item 4. - N/A

     6.   The consents of the trustee required by Section 321(b) of the Act

     7. Copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority

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                                      NOTE

The answers to this statement insofar as such answers relate to what persons have been underwriters for any securities of the obligor within three years prior to the date of filing this statement, or what persons are owners of 10% or more of the voting securities of the obligor, or affiliates, are based upon information furnished to the trustee by the obligor. While the trustee has no reason to doubt the accuracy of any such information, it cannot accept any responsibility therefor.

                                   SIGNATURE

Pursuant to the requirements of the TIRA, the Trustee, U.S. Bank National Association, an Association organized and existing under the laws of the United States, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized and attested, all in the City of Phoenix and State of Arizona on the 27th day of March, 2003.

                                   U.S. BANK NATIONAL ASSOCIATION

                                   /s/ Deborah M. Scherer
                                   ------------------------------
                                   Deborah M. Scherer
                                   Trust Officer

Attest: /s/ Robert L. Von Hess
       ------------------------------
       Robert L. Von Hess
       Vice President

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                                   EXHIBIT 1

                         U.S. BANK NATIONAL ASSOCIATION
              (FORMERLY NAMED FIRSTAR BANK, NATIONAL ASSOCIATION)

                                 CHARTER NO. 24

                              AMENDED AND RESTATED
                            ARTICLES OF ASSOCIATION

         These Amended and Restated Articles of Association supersede the Articles of Association of Firstar Bank, National Association, being renamed U.S. Bank National Association (the "Association"), heretofore in effect.

         FIRST: The title of the Association shall be "U.S. Bank National Association."

         SECOND: The main office of the Association shall be in the City of Cincinnati, County of Hamilton, State of Ohio. The general business of the Association shall be conducted at its main office and its branches.

         THIRD: The Board of Directors of the Association shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

         FOURTH: The annual meeting of the shareholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified thereof by the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.

         FIFTH: The aggregate number of shares of common stock that the Association has authority to issue is 3,640,000, all of which are of one class only, each such share having a par value of $5.00 (the "Common Stock"). The Association shall also have authority to issue 2,411,935 shares of preferred stock, without par value (the "Preferred Stock").

         No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

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         The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

         SECTION 5.01. SERIES A PREFERRED STOCK. Pursuant to the provisions of this Article Fifth, a series of Series A Non-Cumulative Preferred Stock, consisting of one hundred sixty-seven thousand (167,000) shares, is hereby established and authorized to be issued, and in addition to such matters specified elsewhere in this Article Fifth, such Series A Non-Cumulative Preferred Stock shall have the following powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions:

         (a) DESIGNATION AND AMOUNT. The shares of Preferred Stock shall be designated as the Series A Non-Cumulative Preferred Stock (the "Series A Preferred Stock"), and the number of shares constituting the Series A Preferred Stock shall be one hundred sixty-seven thousand (167,000). The liquidation preference of the Series A Preferred Stock shall be $1,000 per share (the "Series A Liquidation Value").

         (b) RANK. The Series A Preferred Stock shall, with respect to dividend rights and upon liquidation, dissolution and winding up of the Association, rank (i) senior to all classes and series of Common Stock of the Association and to all classes and series of capital stock of the Association now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association, or which do not specify their rank (collectively with the Common Stock, the "Series A Junior Securities"); (ii) on a parity with the Series B Preferred Stock and the Series C Preferred Stock and each other class of capital stock or series of preferred stock issued by the Association after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association (collectively with the Series B Preferred Stock and the Series C Preferred Stock, the "Series A Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock issued by the Association after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association (collectively, the "Series A Senior Securities").

         (c) DIVIDENDS. Dividends are payable on the Series A Preferred Stock as follows:

                  (i) The holders of shares of the Series A Preferred Stock in preference to the Series A Junior Securities shall be entitled to receive, out of funds legally available for that purpose, and when, as, and if declared by the Board of Directors of the Association, dividends payable in cash at the annual rate of eight percent (8%) of the Series A Liquidation Value (the "Series A Dividend Rate").

                  (ii) Dividends on the Series A Preferred Stock shall be non-cumulative. Dividends not paid on any Series A Dividend Payment Date shall not accumulate thereafter. Dividends shall accumulate from the first day of any Series A Dividend Period to but excluding the immediately succeeding Series A Dividend Payment Date. Dividends, if and when declared, shall be payable in arrears in cash on each Series A

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         Dividend Payment Date of each year with respect to the Series A
         Dividend Period ending on the day immediately prior to such Series A Dividend Payment Date at the Series A Dividend Rate of holders of record at the close of business on the applicable Record Date, commencing on December 31, 2000 with respect to any shares of Series A Preferred Stock issued prior to that Series A Dividend Payment Date; provided that dividends payable on the Series A Preferred Stock on the Series A Dividend Payment. Date immediately following the first Series A Dividend Period following the Issue Date (and any dividend payable for a period less than a full semiannual period) shall be prorated for the period and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such Series A Dividend Period; and provided, further, that dividends payable on the Series A Preferred Stock on the Series A Dividend Payment Date immediately following the first Series A Dividend Period following the Issue Date shall include any accumulated and unpaid dividends on the Realty Company Series B EXchangeable Stock exchanged for the Series A Preferred Stock as of the Exchange Date for the then current dividend period. Dividends on such Series A Preferred Stock shall be paid only in cash.

                  (iii) No dividends on shares of Series A Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Board of Directors or paid or set apart for payment by the Association if such declaration or payment shall be restricted or prohibited by law.

                  (iv) Holders of share of Series A Preferred Stock shall not be entitled to any dividends in excess of full dividends declared, as herein provided, on the shares of Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of Series A Preferred Stock that may be in arrears.

                  (v)      (A)      So long as any shares of Series A Preferred
         Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Series A Junior Securities and other than as provided in clause (B) below) shall be declared, paid or set aside for payment or other distribution upon any Series A Junior Securities or any other Series A Parity Securities, nor shall any shares of any Series A Junior Securities or any other Series A Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Association (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase, Series A Junior Securities) unless, in each case, the full dividends on all outstanding shares of the Series A Preferred Stock shall have been declared and paid, when due, for the Series A Dividend Period, if any, terminating on or immediately prior to the date of payment in respect of such dividend, distribution, redemption, purchase or acquisition.

                           (B) When dividends for any Series A Dividend Period are not paid in full, as provided in clause (A) above, on the shares of the Series A Preferred Stock or any other Series A Parity Securities, dividends may be declared and paid on any such shares for any dividend period therefor, but only if such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share on the shares of the Series A

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         Preferred Stock and any other Series A Parity Securities, in all cases shall bear to each other the same ratio that the amount of unpaid dividends per share on the shares of the Series A Preferred Stock for such Series A Dividend Period and such other Series A Parity Securities for the corresponding dividend period bear to each other.

         (d)      LIQUIDATION PREFERENCE.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Association, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Association available for distribution to its shareholders an amount in cash equal to the Series A Liquidation Value for each share outstanding, plus an amount in cash equal to all unpaid dividends thereon for the then current Series A Dividend Period, whether or not earned or declared, before any payment shall be made or any assets distributed to the holders of Series A Junior Securities. If the assets of the Association are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock and any Series A Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Series A Parity Securities are entitled were paid in full.

                  (ii) For the purpose of this Section 5.01(d), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Association, nor the consolidation or merger of the Association, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Association, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Association.

         (e) REDEMPTION. The Series A Preferred Stock is not redeemable prior to December 31, 2021. On or after such date, the Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Association, but with the consent of the Comptroller of the Currency and any other appropriate regulatory authorities, if required, for cash out of any source of funds legally available, at a redemption price equal to 100% of the Series A Liquidation Value per share plus unpaid dividends thereon accumulated since the immediately preceding Series A Dividend Payment Date (the "Series A Redemption Price"). Any date of such redemption is referred to as the "Series A Redemption Date." If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Association will select those to be redeemed by lot or pro rata or by any other method as may be determined by the Board of Directors to be equitable.

         The Series A Preferred Stock is not subject to any sinking fund.

         (f)      PROCEDURE FOR REDEMPTION.

                  (i) Upon redemption of the Series A Preferred Stock pursuant to Section 5.01(e) hereof, notice of such redemption (a "Series A Notice of Redemption") shall be mailed by first-class mail, postage prepaid, not less than thirty (30) days nor more than

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         sixty (60) days prior to the Series A Redemption Date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Association; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Association has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (A) the Series A Redemption Date; (B) the Series A Redemption Price; (C) the place or places where certificates for such shares are to be surrendered for payment of the Series A Redemption Price; and (D) the CUSIP number of the shares being redeemed.

                  (ii) If a Series A Notice of Redemption shall have been given as aforesaid and the Association shall have deposited on or before the Series A Redemption Date a sum sufficient to redeem the shares of Series A Preferred Stock as to which a Series A Notice of Redemption has been given in trust with the Transfer Agent with irrevocable instructions and authority to pay the Series A Redemption Price to the holders thereof, or if no such deposit is made, then upon the Series A Redemption Date (unless the Association shall default in making payment of the Series A Redemption Price), all rights of the holders thereof as shareholders of the Association by reason of the ownership of such shares (except their right to receive the Series A Redemption Price thereof without interest) shall cease and terminate, and such shares shall no longer be deemed outstanding for any purpose. The Association shall be entitled to receive, from time to time, from the Transfer Agent and interest, if any, earned on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. In case the holder of any shares of Series A Preferred Stock so called for redemption shall not claim the Series A Redemption Price for its shares within twelve (12) months after the related Series A Redemption Date, the Transfer Agent shall, upon demand, pay over to the Association such amount remaining on deposit, and the Transfer Agent shall thereupon be relieved of all responsibility to the holder of such shares, and such holder shall look only to the Association for payment thereof.

                  (iii) Not later than 1:30 p.m., Eastern Standard Time, on the Business Day immediately preceding the Series A Redemption Date, the Association shall irrevocably deposit with the Transfer Agent sufficient funds for the payment of the Series A Redemption Price for the shares to be redeemed on the Series A Redemption Date and shall give the Transfer Agent irrevocable instructions to apply such funds, and, if applicable and so specified in the instructions, the income and proceeds therefrom, to the payment of such Series A Redemption Price. The Association may direct the Transfer Agent to invest any such available funds, provided that the proceeds of any such investment will be available to the Transfer Agent in Milwaukee, Wisconsin at the opening of business on such Series A Redemption Date.

                  (iv)     Except as otherwise expressly set forth in this
         Section 5.01(f), nothing contained in these Amended and Restated Articles of Association shall limit any legal right of the Association to purchase or otherwise acquire any shares of Series A Preferred Stock at any price, whether higher or lower than the Series A Redemption Price, in private negotiated transactions, the over-the-counter market or otherwise.

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                  (v)      If the Association shall not have funds legally
         available for the redemption of all of the shares of Series A Preferred Stock on any Series A Redemption Date, the Association shall redeem on the Series A Redemption Date only the number of shares of Series A Preferred Stock as it shall have legally available funds to redeem, as determined in an equitable manner, and the remainder of the shares of Series A Preferred Stock shall be redeemed, at the option of the Association, on the earliest practicable date next following the day on which the Association shall first have funds legally available for the redemption of such shares.

         (g) REACQUIRED SHARES. Shares of the Series A Preferred Stock that have been redeemed, purchased or otherwise acquired by the Association are not subject to reissuance or resale as shares of Series A Preferred Stock and shall be held in treasury. Such shares shall revert to the status of authorized but unissued shares of preferred stock, undesignated as to series, until the Board of Directors of the Association shall designate them again for issuance as part of a series.

         (h) VOTING RIGHTS. Except as otherwise required by applicable law, the holders of Series A preferred Stock shall not have any voting rights.

         SECTION 5.02. SERIES B PREFERRED STOCK. Pursuant to the provisions of this Article Fifth, a series of Series B Non-Cumulative Preferred Stock, consisting of one million four hundred ninety-four thousand nine hundred thirty-five (1,494,935) shares, is hereby established and authorized to be issued, and in addition to such matters specified elsewhere in this Article Fifth, such Series B Non-Cumulative Preferred Stock shall have the following powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions:

         (a) DESIGNATION AND AMOUNT. The shares of Preferred Stock shall be designated as the Series B Non-Cumulative Preferred Stock (the "Series B Preferred Stock"), and the number of shares constituting the Series B Preferred Stock shall be one million four hundred ninety-four thousand nine hundred thirty-five (1,494,935). The liquidation preference of the Series B Preferred Stock shall be $1,000 per share (the "Series B Liquidation Value").

         (b) RANK. The Series B Preferred Stock shall, with respect to dividend rights and upon liquidation, dissolution and winding up of the Association, rank (i) senior to all classes and series of Common Stock of the Association and to all classes and series of capital stock of the Association now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association, or which do not specify their rank (collectively with the Common Stock, the "Series B Junior Securities"); (ii) on a parity with the Series A Preferred Stock and the Series C Preferred Stock and each other class of capital stock or series of preferred stock issued by the Association after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association (collectively with the Series A Preferred Stock and the Series C Preferred Stock, the "Series B Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock issued by the Association after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Series B Preferred

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Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association (collectively, the "Series B Senior Securities").

         (c) DIVIDENDS. Dividends are payable on the Series B Preferred Stock as follows:

                           (i) The holders of the Series B Preferred Stock in preference to the Series B Junior Securities shall be entitled to receive, out of funds legally available for that purpose, and when, as, and if declared by the Board of Directors of the Association, dividends payable in cash at the applicable annual rate set forth in this Section 5.02(c)(i) below of the Series B Liquidation Value (the "Series B Dividend Rate"):

                                    (1)      With respect to dividends payable
                           on each Series B Dividend Payment Date occurring from the Issue Date through December 31, 2005, the Series B Dividend Rate shall be eight and seven-eighths percent (8.875%); and

                                    (2)      Thereafter, dividends shall accrue
                           at a variable rate per annum equal to the 5-year CMT Rate plus two percent (2%). On December 31, 2005, and on December 31 every five (5) years thereafter, the previous dividend rate shall be replaced by the then-current 5-year CMT Rate plus two percent (2%). The 5-year CMT Rate for each 5-year period shall be determined by the Calculation Agent on the second Business Day immediately preceding the first day of such period (each a "CMT Determination Date").

                  (ii) Dividends on the Series B Preferred Stock shall be non-cumulative. Dividends not paid on any Series B Dividend Payment Date shall not accumulate thereafter. Dividends shall accumulate from the first day of any Series A Dividend Period to but excluding the immediately succeeding Series A Dividend Payment Date. Dividends, if and when declared, shall be payable in arrears in cash on each Series B Dividend Payment Date of each year with respect to the Series B Dividend Period ending on the day immediately prior to such Series B Dividend Payment Date at the Series B Dividend Rate per share to holders of record at the close of business on the applicable Record Date, commencing on the Exchange Date with respect to any shares of Series B Preferred Stock issued prior to that Series B Dividend Payment Date; provided that dividends payable on the Series B Preferred Stock on the Series B Dividend Payment Date immediately following the first Series B Dividend Period following the Issue Date (and any dividend payable for a period less than a full quarterly period) shall be prorated for the period and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such Series B Dividend Period; and provided, further, that dividends payable on the Series B Preferred Stock on the Series B Dividend Payment Date immediately following the first Series B Dividend Period following the Issue Date shall include any accumulated and unpaid dividends on the Realty Company Series C Exchangeable Stock exchanged for the Series B Preferred Stock as of the Exchange Date for the then current dividend period. Dividends on such Series B Preferred Stock shall be paid only in cash.

                  (iii) No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Board of Directors or paid or set apart for payment by the Association if such declaration or payment shall be restricted or prohibited by law.

                  (iv) Holders of shares of Series B Preferred Stock shall not be entitled to any dividends in excess of full dividends declared, as herein provided, on the shares of Series B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of Series B Preferred Stock that may be in arrears.

                  (v)      (A)      So long as any shares of Series B Preferred
         Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Series B Junior Securities and other than as provided in clause (B) below) shall be declared, paid or set aside for payment or other distribution upon any Series B Junior Securities or any other Series B Parity Securities, nor shall any shares of any Series B Junior Securities or any other Series B Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Association (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase, Series B Junior Securities) unless, in each case, the full dividends on all outstanding shares of the Series B Preferred Stock shall have been declared and paid, when due, for the Series B Dividend Period, if any, terminating on or immediately prior to the date of payment in respect of such dividend, distribution, redemption, purchase or acquisition.

                           (B) When dividends for any Series B Dividend Period are not paid in full, as provided in clause (A) above, on the shares of the Series B Preferred Stock or any other Series B Parity Securities, dividends may be declared and paid on any such shares for any dividend period therefor, but only if such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share on the shares of the Series B Preferred Stock and any other Series B Parity Securities, in all cases shall bear to each other the same ratio that the amount of unpaid dividends per share on the shares of the Series B Preferred Stock for such Series B Dividend Period and such other Series B Parity Securities for the corresponding dividend period bear to each other.

         (d)      LIQUIDATION PREFERENCE.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Association, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Association available for distribution to its shareholders an amount in cash equal to the Series B Liquidation Value for each share outstanding, plus an amount in cash equal to all unpaid dividends thereon for the then current Series B Dividend Period, whether or not earned or declared, before any payment shall be made or any assets distributed to the holders of Series B Junior Securities. If the assets of the Association are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B

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         Preferred Stock and any Series B Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of such Series B Parity Securities are entitled were paid in full.

                  (ii) For the purpose of this Section 5.02(d), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Association, nor the consolidation or merger of the Association, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Association, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Association.

         (e) REDEMPTION. The Series B Preferred Stock is not redeemable prior to December 31, 2005. On such date and on each fifth anniversary of such date, the Series B Preferred Stock shall be redeemable, in whole or in part, at the option of the Association, but with the consent of the Comptroller of the Currency and any other appropriate regulatory authorities, if required, for cash out of any source of funds legally available, at a redemption price equal to 100% of the Series B Liquidation Value per share plus unpaid dividends thereon accumulated since the immediately preceding Series B Dividend Payment Date (the "Series B Redemption Price"). Any date of such redemption is referred to as the "Series B Redemption Date." If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the Association will select those to be redeemed by lot or pro rata or by any other method as may be determined by the Board of Directors to be equitable.

         The Series B Preferred Stock is not subject to any sinking fund.

         (f)      PROCEDURE FOR REDEMPTION.

                  (i) Upon redemption of the Series B Preferred Stock pursuant to Section 5.02(e) hereof, notice of such redemption (a "Series B Notice of Redemption") shall be mailed by first-class mail, postage prepaid, not less than thirty (30) days nor more than sixty
         (60) days prior to the Series B Redemption Date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Association; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Association has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (A) the Series B Redemption Date; (B) the Series B Redemption Price; (C) the place or places where certificates for such shares are to be surrendered for payment of the Series B Redemption Price; and (D) the CUSIP number of the shares being redeemed.

                  (ii) If a Series B Notice of Redemption shall have been given as aforesaid and the Association shall have deposited on or before the Series B Redemption Date a sum sufficient to redeem the shares of Series B Preferred Stock as to which a Series B Notice of Redemption has been given in trust with the Transfer Agent with irrevocable instructions and authority to pay the Series B Redemption Price to the holders thereof, or if no such deposit is made, then upon the Series B Redemption Date (unless the Association shall default in making payment of the Series B Redemption Price), all rights of the holders thereof as shareholders of the Association by reason of the ownership of such shares (except their right to receive the Series B Redemption Price thereof without interest) shall cease and terminate, and such shares shall no longer be deemed outstanding for any purpose. The Association shall be entitled to receive, from time to time, from the Transfer Agent the interest, if any, earned on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. In case the holder of any shares of Series B Preferred Stock so called for redemption shall not claim the Series B Redemption Price for its shares within twelve (12) months after the related Series B Redemption Date, the Transfer Agent shall, upon demand, pay over to the Association such amount remaining on deposit, and the Transfer Agent shall thereupon be relieved of all responsibility to the holder of such shares, and such holder shall look only to the Association for payment thereof.

                  (iii) Not later than 1:30 p.m., Eastern Standard Time, on the Business Day immediately preceding the Series B Redemption Date, the Association shall irrevocably deposit with the Transfer Agent sufficient funds for the payment of the Series B Redemption Price for the shares to be redeemed on the Series B Redemption Date and shall give the Transfer Agent irrevocable instructions to apply such funds, and, if applicable and so specified in the instructions, the income and proceeds therefrom, to the payment of such Series B Redemption Price. The Association may direct the Transfer Agent to invest any such available funds, provided that the proceeds of any such investment will be available to the Transfer Agent in Milwaukee, Wisconsin at the opening of business on such Series B Redemption Date.

                  (iv)     Except as otherwise expressly set forth in this
         Section 5.02(f), nothing contained in these Amended and Restated Articles of Association shall limit any legal right of the Association to purchase or otherwise acquire any shares of Series B Preferred Stock at any price, whether higher or lower than the Series B Redemption Price, in private negotiated transactions, the over-the-counter market or otherwise.

                  (v) If the Association shall not have funds legally available for the redemption of all of the shares of Series B Preferred Stock on any Series B Redemption Date, the Association shall redeem on the Series B Redemption Date only the number of shares of Series B Preferred Stock as it shall have legally available funds to redeem, as determined in an equitable manner, and the remainder of the shares of Series B Preferred Stock shall be redeemed, at the option of the Association, on the earliest practicable date next following the day on which the Association shall first have funds legally available for the redemption of such shares.

         (g) REACQUIRED SHARES. Shares of the Series B Preferred Stock that have been redeemed, purchased or otherwise acquired by the Association are not subject to reissuance or resale as shares of Series B Preferred Stock and shall be held in treasury. Such shares shall revert to the status of authorized but unissued shares of preferred stock, undesignated as to series, until the Board of Directors of the Association shall designate them again for issuance as part of a series.

         (h) VOTING RIGHTS. Except as otherwise required by applicable law, the holders of Series B Preferred Stock shall not have any voting rights.

         SECTION 5.03. SERIES C PREFERRED STOCK. Pursuant to the provisions of this Article Fifth, a series of Series C Non-Cumulative Preferred Stock, consisting of seven hundred fifty thousand (750,000) shares, is hereby established and authorized to be issued, and in addition to such matters specified elsewhere in this Article Fifth, such Series C Non-Cumulative Preferred Stock shall have the following powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions:

         (a) DESIGNATION AND AMOUNT. The shares of Preferred Stock shall be designated as the Series C Non-Cumulative Preferred Stock (the "Series C Preferred Stock"), and the number of shares constituting the Series C Preferred Stock shall be seven hundred fifty thousand (750,000). The liquidation preference of the Series C Preferred Stock shall be $1,000 per share (the "Series C Liquidation Value").

         (b) RANK. The Series C Preferred Stock shall, with respect to dividend rights and upon liquidation, dissolution and winding up of the Association, rank (i) senior to all classes and series of Common Stock of the Association and to all classes and series of capital stock of the Association now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association, or which do not specify their rank (collectively with the Common Stock, the "Series C Junior Securities"); (ii) on a parity with the Series A Preferred Stock and the Series B Preferred Stock and each other class of capital stock or series of preferred stock issued by the Association after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association (collectively with the Series A Preferred Stock and the Series B Preferred Stock, the "Series C Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock issued by the Association after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Series C Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding up of the Association (collectively, the "Series C Senior Securities").

         (c) DIVIDENDS. Dividends are payable on the Series C Preferred Stock as follows:

                         (i) The holders of the Series C Preferred Stock in preference to the Series C Junior Securities shall be entitled to receive, out of funds legally available for that purpose, and when, as, and if declared by the Board of Directors of the Association, dividends payable in cash at the annual rate of 7.75% of the Series C Liquidation Value (the "Series C Dividend Rate").

                         (ii) Dividends on the Series C Preferred Stock shall be non-cumulative. Dividends not paid on any Series C Dividend Payment Date shall not accumulate thereafter. Dividends shall accumulate from the first day of any Series C Dividend Period to but excluding the immediately succeeding Series C Dividend Payment Date. Dividends, if and when declared, shall be payable in arrears in cash on each Series C Dividend Payment Date of each year with respect to the Series C Dividend Period ending on the day immediately prior to such Series C Dividend Payment Date at the Series C Dividend Rate per share to holders of record at the close of business on the applicable Record Date, commencing on the Exchange Date with respect to any shares of Series C Preferred Stock issued prior to that Series C Dividend Payment Date; provided that dividends payable on the Series C Preferred Stock on the Series C Dividend Payment Date immediately following the first Series C Dividend Period following the Issue Date (and any dividend payable for a period less than a full quarterly period) shall be prorated for the period and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such Series C Dividend Period; and provided, further, that dividends payable on the Series C Preferred Stock on the Series C Dividend Payment Date immediately following the first Series C Dividend Period following the Issue Date shall include any accumulated and unpaid dividends on the Funding Company Exchangeable Securities exchanged for the Series C Preferred Stock as of the Exchange Date for the then current dividend period. Dividends on such Series C Preferred Stock shall be paid only in cash.

                         (iii) No dividends on shares of Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Board of Directors or paid or set apart for payment by the Association if such declaration or payment shall be restricted or prohibited by law.

                         (iv) Holders of shares of Series C Preferred Stock shall not be entitled to any dividends in excess of full dividends declared, as herein provided, on the shares of Series C Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of Series C Preferred Stock that may be in arrears.

                         (v)      (A)      So long as any shares of Series C
                  Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Series C Junior Securities and other than as provided in clause (B) below) shall be declared, paid or set aside for payment or other distribution upon any Series C Junior Securities or any other Series C Parity Securities, nor shall any shares of any Series C Junior Securities or any other Series C Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Association (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase, Series C Junior Securities) unless, in each case, the full dividends on all outstanding shares of the Series C Preferred Stock shall have been declared and paid, when due, for the Series C Dividend Period, if any, terminating on or immediately prior to the date of payment in respect of such dividend, distribution, redemption, purchase or acquisition.

                           (B) When dividends for any Series C Dividend Period are not paid in full, as provided in clause (A) above, on the shares of the Series C Preferred Stock or any other Series C Parity Securities, dividends may be declared and paid on any such shares for any dividend period therefor, but only if such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share on the shares of the Series C Preferred Stock and any other Series C Parity Securities, in all cases shall bear to each other the same ratio that the amount of unpaid dividends per share on the shares of the Series C Preferred Stock for such Series C Dividend Period and such other Series C Parity Securities for the corresponding dividend period bear to each other.

         (d)      LIQUIDATION PREFERENCE.

                  (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Association, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Association available for distribution to its shareholders an amount in cash equal to the Series C Liquidation Value for each share outstanding, plus an amount in cash equal to all unpaid dividends thereon for the then current Series C Dividend Period, whether or not earned or declared, before any payment shall be made or any assets distributed to the holders of Series C Junior Securities. If the assets of the Association are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series C Preferred Stock and any Series C Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series C Preferred Stock and the holders of outstanding shares of such Series C Parity Securities are entitled were paid in full.

                  (ii) For the purpose of this Section 5.03(d), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Association, nor the consolidation or merger of the Association, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Association, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Association.

         (e) REDEMPTION. The Series C Preferred Stock shall be redeemable at any time, in whole or in part, at the option of the Association, but with the consent of the Comptroller of the Currency and any other appropriate regulatory authorities, if required, for cash out of any source of funds legally available, at a redemption price equal to 100% of the Series C Liquidation Value per share plus unpaid dividends thereon accumulated since the immediately preceding Series C Dividend Payment Date (the "Series C Redemption Price"). Any date of such redemption is referred to as the "Series C Redemption Date." If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the Association will select those to be redeemed by lot or pro rata or by any other method as may be determined by the Board of Directors to be equitable.

         The Series C Preferred Stock is not subject to any sinking fund.

         (f)      PROCEDURE FOR REDEMPTION.

                  (i) Upon redemption of the Series C Preferred Stock pursuant to Section 5.03(e) hereof, notice of such redemption (a "Series C Notice of Redemption") shall be mailed by first-class mail, postage prepaid, not less than thirty (30) days nor more than sixty
         (60) days prior to the Series C Redemption Date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Association; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Association has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (A) the Series C Redemption Date; (B) the Series C Redemption Price; (C) the place or places where certificates for such shares are to be surrendered for payment of the Series C Redemption Price; and (D) the CUSIP number of the shares being redeemed.

                  (ii) If a Series C Notice of Redemption shall have been given as aforesaid and the Association shall have deposited on or before the Series C Redemption Date a sum sufficient to redeem the shares of Series C Preferred Stock as to which a Series C Notice of Redemption has been given in trust with the Transfer Agent with irrevocable instructions and authority to pay the Series C Redemption Price to the holders thereof, or if no such deposit is made, then upon the Series C Redemption Date (unless the Association shall default in making payment of the Series C Redemption Price), all rights of the holders thereof as shareholders of the Association by reason of the ownership of such shares (except their right to receive the Series C Redemption Price thereof without interest) shall cease and terminate, and such shares shall no longer be deemed outstanding for any purpose. The Association shall be entitled to receive, from time to time, from the Transfer Agent the interest, if any, earned on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. In case the holder of any shares of Series C Preferred Stock so called for redemption shall not claim the Series C Redemption Price for its shares within twelve (12) months after the related Series C Redemption Date, the Transfer Agent shall, upon demand, pay over to the Association such amount remaining on deposit, and the Transfer Agent shall thereupon be relieved of all responsibility to the holder of such shares, and such holder shall look only to the Association for payment thereof.

                  (iii) Not later than 1:30 p.m., Eastern Standard Time, on the Business Day immediately preceding the Series C Redemption Date, the Association shall irrevocably deposit with the Transfer Agent sufficient funds for the payment of the Series C Redemption Price for the shares to be redeemed on the Series C Redemption Date and shall give the Transfer Agent irrevocable instructions to apply such funds, and, if applicable and so specified in the instructions, the income and proceeds therefrom, to the payment of such Series C Redemption Price. The Association may direct the Transfer Agent to invest any such available funds, provided that the proceeds of any such investment will be available to the Transfer Agent in Milwaukee, Wisconsin at the opening of business on such Series C Redemption Date.

                  (iv)     Except as otherwise expressly set forth in this
         Section 5.03(f), nothing contained in these Amended and Restated Articles of Association shall limit any legal right of the Association to purchase or otherwise acquire any shares of Series C Preferred Stock at any price, whether higher or lower than the Series C Redemption Price, in private negotiated transactions, the over-the-counter market or otherwise.

                  (v) If the Association shall not have funds legally available for the redemption of all of the shares of Series C Preferred Stock on any Series C Redemption Date, the Association shall redeem on the Series C Redemption Date only the number of shares of Series C Preferred Stock as it shall have legally available funds to redeem, as determined in an equitable manner, and the remainder of the shares of Series C Preferred Stock shall be redeemed, at the option of the Association, on the earliest practicable date next following the day on which the Association shall first have funds legally available for the redemption of such shares.

         (g) REACQUIRED SHARES. Shares of the Series C Preferred Stock that have been redeemed, purchased or otherwise acquired by the Association are not subject to reissuance or resale as shares of Series C Preferred Stock and shall be held in treasury. Such shares shall revert to the status of authorized but unissued shares of preferred stock, undesignated as to series, until the Board of Directors of the Association shall designate them again for issuance as part of a series.

         (h) VOTING RIGHTS. Except as otherwise required by applicable law, the holders of Series C Preferred Stock shall not have any voting rights.

         SECTION 5.04. DEFINITIONS. For the purpose of Sections 5.01, 5.02 and 5.03 hereof, the following terms shall have the meanings indicated:

         "5-year CMT Rate" for any CMT Determination Date will be the rate equal to:

                  (i) the weekly average interest rate of U.S. Treasury securities having an index maturity of five years for the week that ends immediately before the week in which the relevant CMT Determination Date falls, as such rate appears on page "7052" on Telerate (or such other page as may replace the 7052 page on that service or any successor services) under the heading "... Treasury Constant Maturities ... Federal Reserve Board Release H.15 ... Mondays Approximately 3:45 p.m."

                  (ii) If the applicable rate described in clause (i) above is not displayed on Telerate page 7052 at 3:00 p.m., New York City time, on the relevant CMT Determination Date, then the 5-year CMT Rate will be the Treasury constant maturity rate applicable to a five-year index maturity for the weekly average as published in H.15(519) (as defined below).

                  (iii) If the applicable rate described in clause (ii) above does not appear in H.15(519) at 3:00 p.m., New York City time, on the relevant CMT Determination Date, then the 5-year CMT Rate will be the Treasury constant maturity rate, or other U.S. Treasury rate, applicable to a five-year index maturity with reference to the relevant CMT Determination Date, that:

                           (a) is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

                           (b)  is determined by the Association to be
                                comparable to the applicable rate formerly displayed on Telerate page 7052 and published in H.15(519).

                  (iv) If the rate described in clause (iii) above does not appear at 3:00 p.m., New York City time, on the relevant CMT Determination Date, than the 5-year CMT Rate will be the yield to maturity of the arithmetic mean of the secondary market offered rates for Treasury notes having an original maturity of approximately five years and a remaining term to maturity of not less than four years, and in a representative amount, as of approximately 3:30 p.m., New York City time, on the relevant CMT Determination Date, as quoted by three primary U.S. government securities dealers in New York City selected by the Association. In selecting these offered rates, the Association will request quotations from five primary dealers and will disregard the highest quotation - or, if there is equality, one of the highest - and the lowest quotation - or, if there is equality, one of the lowest.

                  (v) If the Association is unable to obtain three quotations of the kind described in clause (iv) above, the CMT Rate will be the yield to maturity of the arithmetic mean of the secondary market offered rates for Treasury notes with an original maturity longer than five years and a remaining term to maturity closest to five years, and in a representative amount, as of approximately 3:30 p.m., New York City time, on the relevant CMT Determination Date, as quoted by the three primary U.S. governmental securities dealers in New York City selected by the Association. In selecting these offered rates, the Association will request quotations from five primary declares and will disregard the highest quotation - or, if there is equality, one of the highest - and the lowest quotation, or, if there is equality, one of the lowest.

                  (vi) If fewer than five but more than two primary dealers are quoting offered rates as described above in clause (v), then the 5-year CMT Rate for the relevant CMT Determination Date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

                  (vii) If two or fewer primary dealers are quoting offered rates as described above in clause (v), the 5-year CMT Rate in effect for the new dividend period will be the 5-year CMT Rate in effect for the prior dividend period.

         As used in this definition, "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519)," or any successor publication, published by the Board of Governors of the Federal Reserve System.

         Absent manifest error, the Association's determination of the 5-year CMT Rate will be final and binding.

         "Association" means U.S. Bank National Association (formerly named Firstar Bank, National Association), a national banking association.

         "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a day on which banking institutions in The City of New York and Milwaukee, Wisconsin are authorized or required by law or executive order to close.

         "Calculation Agent" means any Person authorized by the Association to determine the Series B Dividend Rate, which initially shall be the Association.

         "CMT Determination Date" has the meaning set forth in Section 5.02(c)(i)(2) hereof.

         "Dividend Payment Date" means, as the context requires, a Series A Dividend Payment Date, a Series B Dividend Payment Date or a Series C Dividend Payment Date.

         "Exchange Date" means, as the context requires, any date on which the Realty Company Series B Exchangeable Stock is exchanged for the Series A Preferred Stock, any date on which the Realty Company Series C Exchangeable Stock is exchanged for the Series B Preferred Stock, or any date on which the Funding Company Exchangeable Securities are exchanged for the Series C Preferred Stock.

         "Firstar Realty" means Firstar Realty L.L.C., an Illinois limited liability company.

         "Funding Company Exchangeable Securities" means the Non-Cumulative Exchangeable Preferred Securities of USB Funding LLC, a Delaware limited liability company.

         "Issue Date" means, as the context requires, the first date on which shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are issued.

         "Person" means any individual, firm, bank or other entity and shall include any successor (by merger or otherwise) of such entity.

         "Realty Company Series B Exchangeable Stock" means the Series B Non-Cumulative Exchangeable Preferred Stock of Firstar Realty.

         "Realty Company Series C Exchangeable Stock" means the Series C Non-Cumulative Exchangeable Preferred Stock of Firstar Realty.

         "Record Date" means the 15th day of the month in which the applicable Dividend Payment Date falls for dividends declared by the Board of Directors.

         "Series A Dividend Payment Date" means each June 30 and December 31 of each year.

         "Series A Dividend Period" is the period from a Series A Dividend Payment Date to, but excluding, the next succeeding Series A Dividend Payment Date, except that the initial Series A Dividend Period shall commence on the date of the original issuance of shares of Series A Preferred Stock.

         "Series A Dividend Rate" has the meaning set forth in Section 5.01(c)(i) hereof.

         "Series A Junior Securities" has the meaning set forth in Section 5.01(b) hereof.

         "Series A Liquidation Value" has the meaning set forth in Section 5.01(a) hereof.

         "Series A Notice of Redemption" has the meaning set forth in Section 5.01(f)(i) hereof.

         "Series A Parity Securities" has the meaning set forth in Section 5.01
(b) hereof.

         "Series A Preferred Stock" has the meaning set forth in Section 5.01(a) hereof.

         "Series A Redemption Date" has the meaning set forth in Section 5.01(e) hereof.

         "Series A Redemption Price" has the meaning set forth in Section 5.01(e) hereof.

         "Series A Senior Securities" has the meaning set forth in Section 5.01(b) hereof.

         "Series B Dividend Payment Date" means each June 30 and December 31 of each year.

         "Series B Dividend Period" is the period from a Series B Dividend Payment Date to, but excluding, the next succeeding Series B Dividend Payment Date, except that the initial Series B Dividend Period shall commence on the original issuance of shares of Series B Preferred Stock.

         "Series B Dividend Rate" has the meaning set forth in Section 5.02(c)(i) hereof.

         "Series B Junior Securities" has the meaning set forth in Section 5.02(b) hereof.

         "Series B Liquidation Value" has the meaning set forth in Section 5.02(a) hereof.

         "Series B Notice of Redemption" has the meaning set forth in Section 5.02(f)(i) hereof.

         "Series B Parity Securities" has the meaning set forth in Section 5.02(b) hereof.

         "Series B Preferred Stock" has the meaning set forth in Section 5.02(a) hereof.

         "Series B Redemption Date" has the meaning set forth in Section 5.02(e) hereof.

         "Series B Redemption Price" has the meaning set forth in Section 5.02(e) hereof.

         "Series B Senior Securities" has the meaning set forth in Section 5.02(b) hereof.

         "Series C Dividend Payment Date" means each January 15 and July 15 of each year.

         "Series C Dividend Period" is the period from a Series C Dividend Payment Date to, but excluding, the next succeeding Series C Dividend Payment Date, except that the initial Series C Dividend Period shall commence on the original issuance of shares of Series C Preferred Stock.

         "Series C Dividend Rate" has the meaning set forth in Section 5.03(c)(i) hereof.

         "Series C Junior Securities" has the meaning set forth in Section 5.03(b) hereof.

         "Series C Liquidation Value" has the meaning set forth in Section 5.03(a) hereof.

         "Series C Notice of Redemption" has the meaning set forth in Section 5.03(f)(i) hereof.

         "Series C Parity Securities" has the meaning set forth in Section 5.03(b) hereof.

         "Series C Preferred Stock" has the meaning set forth in Section 5.03(a) hereof.

         "Series C Redemption Date" has the meaning set forth in Section 5.03(e) hereof.

         "Series C Redemption Price" has the meaning set forth in Section 5.03(e) hereof.

         "Series C Senior Securities" has the meaning set forth in Section 5.03(b) hereof.

         "Transfer Agent" means a bank or trust company as may be appointed from time to time by the Board of Directors of the Association, or a committee thereof, to act as transfer agent, paying agent and registrar of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

         SIXTH: The Board of Directors shall appoint one of its members President of the Association, who shall be Chairman of the Board, unless the Board appoints another Director to be the Chairman of the Board. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the Business of the Association. The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business affairs of the Association; to make all Bylaws that it may be lawful for them to make and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

         SEVENTH: The Board of Directors, without need for approval of shareholders, shall have the power to change the location of the main office of the Association, subject to such limitations as from time to time may be provided by law; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders, but subject to the approval of the Comptroller of the Currency.

         EIGHTH: The corporate existence of the Association shall continue until terminated in accordance with the laws of the United States.

         NINTH: The Board of Directors of the Association, the Chairman of the Board, the President, or any three or more holders of Common Stock owning, in the aggregate, not less than twenty-five percent of the Common Stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten (10) days prior to the date of such meeting to each shareholder of record entitled to vote at such meeting at his address as shown upon the books of the Association.

         TENTH: Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Association for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he or they shall be made a party by reason of his being or having been a Director, officer, or employee of the Association or of any firm, corporation, or organization which he served in any such capacity at the request of the Association. Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association. And, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Association, or the Board of Directors, acting by vote of Directors not parties to the same or substantially the same action, suit or proceeding, constituting a majority of the whole number of Directors. And, provided further, that no Director, officer or employee shall be so indemnified or reimbursed for expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency where said proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Association. The foregoing right of indemnification shall not be exclusive of other rights to which such person, his heirs, executors, or administrators, may be entitled as a matter of law. The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its Directors, officers and other employees to the extent that such indemnification is allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all Directors, officers, or employees.

         ELEVENTH: Except as otherwise specifically provided in Article Fifth hereof, these Amended and Restated Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Association, unless the vote of the holders of a greater amount of stock is required by law and in that case by the vote of the holders of such greater amount.

                                    EXHIBIT 2

[LOGO]

         Comptroller of the Currency
         Administrator of National Banks

         Washington, D.C. 20219

                       CERTIFICATE OF CORPORATE EXISTENCE

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "U.S. Bank National Association," Cincinnati, Ohio, (Charter No. 24) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking on the date of this Certificate.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this March 4, 2003.

[SEAL]                              /s/ John D. Hawke, Jr.
                                    --------------------------------------------
                                        COMPTROLLER OF THE CURRENCY

                                    EXHIBIT 3

[LOGO]

         Comptroller of the Currency
         Administrator of National Banks

         Washington, D.C. 20219

                         CERTIFICATE OF FIDUCIARY POWERS

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "U.S. Bank National Association," Cincinnati, Ohio, (Charter No. 24) was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this March 4, 2003

[SEAL]                              /s/ John D. Hawke, Jr.
                                    --------------------------------------------
                                        COMPTROLLER OF THE CURRENCY

                                    EXHIBIT 4

                              AMENDED AND RESTATED
                                     BYLAWS
                                       OF
                         U.S. BANK NATIONAL ASSOCIATION

                                   ARTICLE I.
                            MEETINGS OF SHAREHOLDERS

Section 1.        Annual Meeting

         The annual meeting of shareholders shall be held at the main banking house of the Association or other convenient place duly authorized by the Board of Directors (the "Board") at 11:00 a.m. on the second Tuesday in March of each year, or such other date or time which the Board may designate at any Board meeting held prior to the required date for sending notice of the annual meeting to the shareholders. Notice of such meeting shall be mailed to shareholders not less than ten (10) or more than sixty (60) days prior to the meeting date.

Section 2.        Special Meetings

         Special meetings of shareholders may be called and held at such times and upon such notice as is specified in the Articles of Association.

Section 3.        Quorum

         A majority of the outstanding capital stock represented in person or by proxy shall constitute a quorum of any meeting of the shareholders, unless otherwise provided by law, but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held as adjourned without further notice.

Section 4.        Inspectors

         The Board of Directors may, and in the event of its failure so to do, the Chairman of the Board may appoint Inspectors of Election who shall determine the presence of quorum, the validity of proxies, and the results of all elections and all other matters voted upon by shareholders at all annual and special meetings of shareholders.

Section 5.        Voting

         In deciding on questions at meetings of shareholders, except in the election of directors, each shareholder shall be entitled to one vote for each share of stock held. A majority of votes cast shall decide each matter submitted to the shareholders, except where by law a larger vote is required. In all elections of directors, each shareholder shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his shares equal, or to distribute them on the same principle among as many candidates as he shall think fit.

Section 6.        Waiver and Consent

         The shareholders may act without notice or a meeting by a unanimous written consent by all shareholders.

                                   ARTICLE II.
                               BOARD OF DIRECTORS

Section 1.        Term of Office

         The directors of this Association shall hold office for one year and until their successors are duly elected and qualified.

Section 2.        Number

         As provided in the Articles of Association, the Board of this Association shall consist of not less than five nor more than twenty-five members. At any meeting of the shareholders held for the purpose of electing directors, or changing the number thereof, the number of directors may be determined by a majority of the votes cast by the shareholders in person or by proxy. Any vacancy occurring in the Board shall be filled by the remaining directors. Between meetings of the shareholders held for the purpose of electing directors, the Board by a majority vote of the full Board may increase the size of the Board by not more than four directors in any one but not to more than a total of twenty-five directors, and fill any vacancy so created in the Board. All directors shall hold office until their successors are elected and qualified.

Section 3.        Regular Meetings

         The organizational meeting of the Board of Directors shall be held as soon as practicable following the annual meeting of shareholders at such time and place as the Chairman or President may designate. Other regular meetings of the Board of Directors shall be held quarterly at such time and place as may be designated in the notice of the meeting. When any regular meeting of the Board falls on a holiday, the meeting shall be held on the next banking business day, unless the Board shall designate some other day.

Section 4.        Special Meetings

         Special meetings of the Board of Directors may be called by the Chairman of the Board of the Association, or at the request of three or more Directors. Notice of the time, place and purposes of such meetings shall be given by letter, by telephone, in person, by facsimile, by electronic mail or other reasonable manner to every Director.

Section 5.        Quorum

         A majority of the entire membership of the Board shall constitute a quorum of any meeting of the Board.

Section 6.        Necessary Vote

         A majority of those Directors present and voting at any meeting of the Board of Directors shall decide each matter considered, except where otherwise required by law or the Articles or Bylaws of this Association.

Section 7.        Compensation

         Directors, excluding full-time employees of the Bank, shall receive such reasonable compensation as may be fixed from time to time by the Board of Directors.

Section 8.        Election-Age & Retirement-Age Limitation

         No person shall be elected or re-elected a Director after reaching his or her seventieth (70th ) birthday. Every Director of the Bank shall retire no later than the first month next following his or her seventieth (70th) birthday

                                  ARTICLE III.
                                    OFFICERS

Section 1.        Who Shall Constitute

         The Officers of the Association shall be a Chairman of the Board, Chief Executive Officer, a President, a Secretary, and other officers such as Vice Chairman of the Board, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Trust Officers, Assistant Trust Officers, Controller, and Assistant Controller, as the Board may appoint from time to time. The Board may choose to delegate authority to elect officers other than the Chairman, Chief Executive Office, President, Secretary, Vice Chairman and Executive Vice Presidents, to the Chief Executive Officer or President. Any person may hold two offices. The Chief Executive Officer and the President shall at all times be members of the Board of Directors.

Section 2.        Term of Office

         All officers shall be elected for and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office, subject to the right of the Board of Directors in its sole discretion to discharge any officer at any time.

Section 3.        Chairman of the Board

         The Chairman of the Board shall have general executive powers and duties and shall perform such other duties as may be assigned from time to time by the Board of Directors. He shall, when present, preside at all meetings of the shareholders and directors and shall be ex officio a member of all committees of the Board. He shall name all members of the committees of the Board, subject to the confirmation thereof by the Board.

Section 4.        Chief Executive Officer

         The Chief Executive Officer, who may also be the Chairman or the President, shall have general executive powers and duties and shall perform such other duties as may be assigned from time to time by the Board of Directors.

Section 5.        President

         The President shall have general executive powers and duties and shall perform such other duties as may be assigned from time to time by the board of Directors. In addition, if designated by the Board of Directors, the President shall be the Chief Executive Officer and shall have all the powers and duties of the Chief Executive Officer, including the same power to name temporarily a Chief Executive Officer to serve in the absence of the President if there is a vacancy in the position of the chairman or in the event of the absence or incapacity of the Chairman.

Section 6.        Vice Chairmen of the Board

         The Board of Directors shall have the power to elect one or more Vice Chairmen of the Board of Directors. Any such Vice Chairman of the Board shall participate in the formation of the policies of the Association and shall have such other duties as may be assigned to him from time to time by the Chairman of the Board or by the Board of Directors.

Section 7.        Other Officers

The Secretary and all other officers appointed by the Board of Directors shall have such duties as defined by law and as may from time to time be assigned to them by the Chief Executive Officer or the Board of Directors.

                                   ARTICLE IV.
                                   COMMITTEES

Section 1.        Compensation Committee

         The duties of the Compensation Committee of the Association shall be carried out by the Compensation Committee of the financial holding company that is the parent of this Association.

Section 2.        Committee on Audit

         The duties of the Audit Committee of the Association shall be carried out by the Audit Committee of the financial holding company that is the parent of this Association.

Section 3.        Trust Risk Management Committee

         The Board of Directors of this Association shall appoint a Trust Risk Management Committee to provide oversight of the fiduciary activities of the Association. The Trust Risk Management Committee shall determine policies governing fiduciary activities. The Trust Risk Management Committee or such sub-committees, officers or others as may be duly designated by the Trust Risk Management Committee shall oversee the processes related to fiduciary activities to assure conformity with fiduciary policies it establishes, including ratifying the acceptance and the closing out or relinquishment of all trusts. All actions of the Trust Risk Committee shall be reported to the Board of Directors.

Section 4.        Other Committees

         The Board of Directors may appoint, from time to time, other committees for such purposes and with such powers as the Board may direct.

                                   ARTICLE V.
                                   MINUTE BOOK

         The organization papers of this Association, the Bylaws as revised or amended from time to time and the proceedings of all regular and special meetings of the shareholders and the directors shall be recorded in a minute book or books. All reports of committees required to be made to the Board shall be recorded in a minute book or shall be filed by the recording officer. The minutes of each meeting of the shareholders and the Board shall be signed by the recording officer.

                                   ARTICLE VI.
                          CONVEYANCES, CONTRACTS, ETC.

         All transfers and conveyances of real estate, mortgages, and transfers, endorsements or assignments of stock, bonds, notes, debentures or other negotiable instruments, securities or personal property shall be signed by any elected or appointed officer.

         All checks, drafts, certificates of deposit and all funds of the Association held in its own or in a fiduciary capacity may be paid out by an order, draft or check bearing the manual or facsimile signature of any elected or appointed officer of the Association.

         All mortgage satisfactions, releases, all types of loan agreements, all routine transactional documents of the Association, and all other instruments not specifically provided for, whether to be executed in a fiduciary capacity or otherwise, may be signed on behalf of the Association by any elected or appointed officer thereof.

         The Secretary or any Assistant Secretary of the Association or other proper officer may execute and certify that required action or authority has been given or has taken place by resolution of the Board under this Bylaw without the necessity of further action by the Board.

                                  ARTICLE VII.
                                      SEAL

         The Association shall have no corporate seal.

                                  ARTICLE VIII.
                          INDEMNIFICATION OF DIRECTORS,
                             OFFICERS, AND EMPLOYEES

Section 1.        Indemnification

         The Association shall indemnify such persons for such liabilities in such manner under such circumstances and to such extent as permitted by the Delaware General Corporation Law as now enacted or hereafter amended. The Board of Directors may authorize the purchase and maintenance of insurance and/or the execution of individual agreements for the purpose of such indemnification, and the Association shall advance all reasonable costs and expenses (including attorneys' fees) incurred in defending any action, suit or proceeding to all persons entitled to indemnification under this Section 1.

Section 2.        Payments

         Notwithstanding Section 1, however, (a) any indemnification payments to an institution-affiliated party, as defined at 12 USC 1813(u), for an administrative proceeding or civil action initiated by a federal banking agency, shall be reasonable and consistent with the requirements of 12 USC 1828(k) and the associated regulations; and (b) any indemnification payments and advancement of costs and expenses to an institution-affiliated party, as defined at 12 USC 1813(u), in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, shall be consistent with safe and sound banking practices.

                                   ARTICLE IX.
                                   AMENDMENTS

         These Bylaws, or any of them, may be added to, altered, amended or repealed by the Board at any regular or special meeting of the Board.

                                   ARTICLE X.
                                  GOVERNING LAW

         The Association designates the Delaware General Corporation Law, as amended from time to time, as the governing law for its corporate governance procedures, to the extent not inconsistent with Federal banking statutes and regulations.

                                                                   June 26, 2002

                                    EXHIBIT 6

                                  C O N S E N T

In accordance with Section 321(b) of the TIRA, the undersigned, U.S. Bank Trust National Association, hereby consents that reports of examination of the undersigned by Federal State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefore.

Dated: March 27, 2003

                                                          U.S. BANK TRUST
                                                          NATIONAL ASSOCIATION

                                                          /s/ Deborah M. Scherer
                                                          ----------------------
                                                          Deborah M. Scherer
                                                          Trust Officer

                                                2002 ANNUAL REPORT AND FORM 10-K

                                    EXHIBIT 7

                                    FIVE STAR
                                       SERVICE GUARANTEED

                                                                [USBANCORP LOGO]

THE U.S. BANK FIVE STAR
                               SERVICE GUARANTEE

         Our service is what ultimately differentiates U.S. Bank from our competitors. Every day. transaction. To win customers, satisfy them keep them and expand their business relationship with U.S. Bank, we strive to deliver outstanding service to every customer.

                  If we fall short in keeping our service guarantees, and the customer tells us they did not get the service they expected and deserved, we pay the customer for the inconvenience. We consider it a privilege to serve our customers; they are the reason we are in business and because of them, our bank succeeds.

                  Our service guarantees apply to every line of business, and we pledge outstanding service to every customer-from personal checking account customers to large corporate banking clients; from small business partners to private banking clients. Every one of our ten million customers is covered by one more guarantees that encompass accuracy, accessibility, timeliness and responsiveness.

                  The U.S. Bank Five Star Service Guarantee is fundamental to the way we do business. Evaluating outstanding customer service is a key element in our recruiting practices, our training programs and our employee compensation structure.

                  Help us recognize U.S. Bank employees who exemplify Five Star Service by nominating a candidate for our prestigious Circle of Service Excellence using the business reply card attached here.

CORPORATE
   PROFILE

U.S. Bancorp is a multi-state financial holding company with headquarters in Minneapolis, Minnesota. U.S. Bancorp is the 8TH LARGEST financial holding company in the United States with total assets exceeding $180 BILLION at year-end 2002.

         Through U.S. Bank (R) and other subsidiaries, U.S. Bancorp serves more than 10 MILLION CUSTOMERS, principally through 2,142 full-service branch offices in 24 STATES. In addition, specialized offices across the country and in several foreign countries provide corporate, loan, private client and brokerage services. Customers also access their accounts at U.S. Bancorp through 4,604 U.S. BANK ATMs and telephone banking. More than 1,300,000 customers also do all or part of their banking with U.S. Bancorp via U.S. Bank Internet Banking.

         U.S. Bancorp and its subsidiaries provide a comprehensive selection of PREMIUM FINANCIAL PRODUCTS and services to individuals, businesses, nonprofit organizations, institutions, government entities and public sector clients.

         Major lines of business provided by U.S. Bancorp through U.S. Bank and other subsidiaries include Consumer Banking, Payment Service, Wholesale Banking and Private Client, Trust & Asset Management. All products and services are backed by the exclusive U.S. Bank FIVE STAR SERVICE GUARANTEE.

         Recent announcement regarding our capital markets business:

On February 19, 2003, U.S. Bancorp announced its plans to spin off to U.S. Bancorp shareholders its capital markets business unit, including the investment banking and brokerage activities primary conducted by its wholly owned subsidiary, U.S. Bancorp Piper Jaffray(R). As a result, U.S. Bancorp shareholders would receive shares of the new Piper Jaffray Company in a tax-free stock dividend distribution. It is anticipated that the spin-off will be completed in the third quarter of 2003. Once the spin-off is completed, our capital markets business will be owned 100 percent by U.S. Bancorp shareholders, and will become an independent publicly traded company. U.S. Bancorp will hold no continuing equity interest in the company.

         U.S. Bancorp will continue to offer a comprehensive range of investment and financial solutions through U.S. Bank, U.S. Bancorp Asset Management and U.S. Bancorp investments. U.S. Bancorp Piper Jaffray, through its Capital Markets and Private Advisory Services operations, provides a full range of investment products and service to individual, institutions and businesses.

[GRAPHIC SUBMITTED]

1    Corporate Profile

2    Graphs of Selected
     Financial Highlights

3    Financial Summary

4    Letter to Shareholders

5    Corporate Governance

6    Outstanding Service and Convenience

8    Growing Core Revenue

10   Line of Business Highlights: Consumer Banking and Payment Services

12 Line of Business highlights: Private Client. Trust & Asset Management. Wholesale Banking. Capital Markets

14   U.S. Bank Hispanic Initiative

15   Every Community Counts

16   Management's Discussion and Analysis

61   Responsibility for Financial Statements

61   Report of Independent Accountants

62   Consolidated Financial Statements

66   Notes to Consolidated Financial Statements

104  Five-Year Consolidated Financial Statements

106  Quarterly Consolidated Financial Data

107  Supplemental Financial Data

110  Annual Report on Form 10-K

116  CEO and CFO Certifications

118  Executive Officers

120  Directors

                               Inside Back Cover:
                              Corporate Information

                                                                  U.S. BANCORP 1

GRAPHS OF SELECTED FINANCIAL HIGHLIGHTS

NET INCOME
(Dollars in Millions)

[BAR CHART]

98        2,519.3    2,132.9
99        2,799.0    2,381.8
00        3,106.9    2,875.6
01        2,550.8    1,706.5
02        3,537.7    3,289.2

-   Operating Earnings(a)

-   Net Income

DILUTED EARNINGS
PER COMMON SHARE
(In Dollars)

[BAR CHART]

98        1.10
99        1.23
00        1.50
01         .88
02        1.71

DIVIDENDS DECLARED
PER COMMON SHARE (b)
(In Dollars)

[BAR CHART]

98        .33
99        .46
00        .65
01        .75
02        .78

RETURN ON AVERAGE ASSETS
(In Percents)

[BAR CHART]

98        1.76       1.49
99        1.86       1.59
00        1.96       1.81
01        1.54       1.03
02        2.06       1.91

-   Return on Average Assets
    (Operating Basis)(a)

-   Return on Average Assets

RETURN ON AVERAGE EQUITY
(In Percents)

[BAR CHART]

98        20.3       17.2
99        21.2       18.0
00        21.6       20.0
01        15.7       10.5
02        20.9       19.4

-   Return on Average Equity
    (Operating Basis)(a)

-   Return on Average Equity

DIVIDEND PAYOUT RATIO
(In Percents)

[BAR CHART]

98        25.3       29.9
99        31.7       37.3
00        40.1       43.4
01        57.0       85.2
02        42.5       45.7

NET INTEREST MARGIN
(TAXABLE-EQUIVALENT BASIS)
(In Percents)

[BAR CHART]

98        4.43
99        4.40
00        4.33
01        4.42
02        4.61

EFFICIENCY RATIO
(In Percents)

[BAR CHART]

98        52.2       58.3
99        50.5       55.7
00        48.8       51.9
01        49.5       57.5
02        47.7       50.3

-   Efficiency Ratio (Operating Basis)(a)

-   Efficiency Ratio

BANKING EFFICIENCY RATIO (c)
(In Percents)

[BAR CHART]

98        49.7       56.1
99        46.3       52.1
00        43.5       46.8
01        45.2       52.5
02        44.0       46.8

-   Banking Efficiency Ratio (Operating Basis)(a)

-   Banking Efficiency Ratio

AVERAGE ASSETS
(Dollars in millions)

[BAR CHART]

98        142,887
99        150,167
00        158,481
01        165,944
02        171,948

AVERAGE SHAREHOLDERS' EQUITY
(Dollars in Millions)

[BAR CHART]

98        12,383
99        13,221
00        14,365
01        16,201
02        16,963

AVERAGE EQUITY TO AVERAGE ASSETS
(In Percents)

[BAR CHART]

98        8.67
99        8.80
00        9.06
01        9.76
02        9.87

2 U.S. BANCORP

FINANCIAL SUMMARY

                Year Ended December 31                                                                            2002       2001
(Dollars and Shares in Millions, Except Per Share Data)                   2002         2001         2000         v 2001     v 2000
----------------------------------------------------------------------------------------------------------------------------------
Total net revenue (taxable-equivalent basis) .......................   $ 12,744.9   $ 11,761.9   $ 11,018.2        8.4%       6.7%
Noninterest expense ................................................      5,932.5      5,658.8      5,368.3        4.8        5.4
Provision for credit losses ........................................      1,349.0      2,146.6        828.0
Income taxes .......................................................      1,925.7      1,405.7      1,715.0
                                                                       ------------------------------------
    Operating earnings (a) .........................................   $  3,537.7   $  2,550.8   $  3,106.9       38.7%     (17.9)%
Merger and restructuring-related items (after-tax) .................       (211.3)      (844.3)      (231.3)
Cumulative effect of change in accounting principles (after-tax) ...        (37.2)           -            -
                                                                       ------------------------------------
    Net income .....................................................   $  3,289.2   $  1,706.5   $  2,875.6       92.7%      (4.7)%
                                                                       ------------------------------------

PER COMMON SHARE
Earnings per share before cumulative effect of change in
    accounting principles ..........................................   $     1.74   $      .89   $     1.51       95.5%     (41.1)%
Diluted earnings per share before cumulative effect of
    change in accounting principles ...............................          1.73          .88         1.50       96.6      (41.3)
Earnings per share .................................................         1.72          .89         1.51       93.3      (41.1)
Diluted earnings per share .........................................         1.71          .88         1.50       94.3      (41.3)
Dividends declared per share (b) ...................................          .78          .75          .65        4.0       15.4
Book value per share ...............................................         9.44         8.43         7.97       12.0        5.8
Market value per share .............................................        21.22        20.93        23.25        1.4      (10.0)
Average shares outstanding .........................................      1,916.0      1,927.9      1,906.0        (.6)       1.1
Average diluted shares outstanding .................................      1,926.1      1,939.5      1,918.5        (.7)       1.1

FINANCIAL RATIOS
Return on average assets ...........................................         1.91%        1.03%        1.81%
Return on average equity ...........................................         19.4         10.5         20.0
Net interest margin (taxable-equivalent basis) .....................         4.61         4.42         4.33
Efficiency ratio ...................................................         50.3         57.5         51.9

FINANCIAL RATIOS EXCLUDING MERGER AND RESTRUCTURING-RELATED
    ITEMS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLES (a)
Return on average assets ...........................................         2.06%        1.54%        1.96%
Return on average equity ...........................................         20.9         15.7         21.6
Efficiency ratio ...................................................         47.7         49.5         48.8
Banking efficiency ratio (c) .......................................         44.0         45.2         43.5

AVERAGE BALANCES
Loans ..............................................................   $  114,456   $  118,177   $  118,317       (3.1)%      (.1)%
Investment securities ..............................................       28,829       21,916       17,311       31.5       26.6
Earning assets .....................................................      149,143      145,165      140,606        2.7        3.2
Assets .............................................................      171,948      165,944      158,481        3.6        4.7
Deposits ...........................................................      105,124      104,956      103,426         .2        1.5
Total shareholders equity ..........................................       16,963       16,201       14,365        4.7       12.8

PERIOD END BALANCES
Loans ..............................................................   $  116,251   $  114,405   $  122,365        1.6%      (6.5)%
Allowance for credit losses ........................................        2,422        2,457        1,787       (1.4)      37.5
Investment securities ..............................................       28,488       26,608       17,642        7.1       50.8
Assets .............................................................      180,027      171,390      164,921        5.0        3.9
Deposits ...........................................................      115,534      105,219      109,535        9.8       (3.9)
Total shareholders equity ..........................................       18,101       16,461       15,168       10.0        8.5
Regulatory capital ratios
    Tangible common equity .........................................          5.6%         5.7%         6.3%
    Tier 1 capital .................................................          7.8          7.7          7.2
    Total risk-based capital .......................................         12.2         11.7         10.6
    Leverage .......................................................          7.5          7.7          7.4
=================================================================================================================================

(a) The Company analyzes its performance on a net income basis in accordance with accounting principles generally accepted in the United States, as well as on a operating basis before merger and restructuring-related items and cumulative effect of change in accounting principles referred to in this Annual Report and Form 10-K as "operating earnings." Operating earnings are presented as supplemental information to enhance the reader's understanding of, and highlight trends in, the Company's financial results excluding the impact of merger and restructuring-related items of specific business acquisitions and restructuring activities and cumulative effect of change in accounting principles. Operating earnings should not be viewed as a substitute for net income and earnings per share as determined in accordance with accounting principles generally accepted in the United States. Merger and restructuring-related items excluded from net income to derive operating earnings may be significant and may not be comparable to other companies.

(b) Dividends per share have not been restated for the 2001 merger of Firstar and the former U.S. Bancorp.

(c)  Without investment banking and brokerage activity.

FORWARD-LOOKING STATEMENTS

This Annual Report and Form 10-K contains forward-looking statements, Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in U.S. Bancorp's reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or free-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company's assets, or the availability and terms of funding necessary to meet the Company's liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could after the Company's business environment or effect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments or bank regulatory reform; (vii) acquisitions may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated, or may result in unforeseen integration difficulties; and (viii) capital investments in the Company's businesses may not produce expected growth in earnings anticipated at the time of the expenditure. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

                                                                   U.S BANCORP 3

                                                                   [USBANK LOGO]

FELLOW
   SHAREHOLDERS:

I AM PLEASED TO TELL YOU THAT U.S. BANCORP ACHIEVED ITS GOALS FOR THE YEAR 2002--TO SUCCESSFULLY COMPLETE THE SYSTEMS INTEGRATION OF FIRSTAR AND THE "OLD" U.S. BANCORP WITHOUT ANY DISRUPTION OF SUPERIOR SERVICE TO OUR CUSTOMERS; TO REDUCE THE RISK PROFILE OF OUR CORPORATION; AND TO IMPROVE CUSTOMER SERVICE THROUGHOUT OUR ENTIRE FRANCHISE.

First, it is not overstating to say that the integration process was virtually flawless and transparent to our more than ten million customers. The integration was completed on schedule and met or exceeded our high expectations. We are now a rarity in our industry-- a 24-state, $180 billion corporation doing business on a totally unified, single operating system for all of our markets and all of our customers. The service, cost, accuracy and responsiveness advantages of that are enormous, and we are already putting our new capabilities to work for our customers.

         Second, during the year, we continued to reduce the risk profile of our corporation. We exited higher risk businesses; we intensified and improved collection efforts; and we put improved credit and underwriting policies into effect across the corporation. While our credit costs are still too high, reflecting the nation's current economic condition, it appears credit quality has stabilized, and the improvements we have made put us in a position of strength to take every advantage of our skill and expertise, our products and services, our markets and an economic recovery.

         Third, a re-energized culture of outstanding customer service is growing appreciably throughout our company, which is especially gratifying in those markets where our relentless pursuit of unparalleled service is a newer concept. We are pleased that our employees embrace customer service as the single most important factor in our ongoing and future success.

         Our goals for 2003 are to generate increased organic growth, maximize our operating leverage, skillfully manage credit quality, continue the reduction of our risk profile--and, as always, grow revenues faster than expenses. We are persistent and disciplined in our approach to these goals--we have specific initiatives in process, and fully anticipate achieving our goals.

         Despite a challenging economy, we ended 2002 seeing an increase in core revenue growth, a decrease in total noninterest expense, improvement in the net interest margin and a significant increase in deposits. Though 2003 will most certainly present its own demands, we have the pieces in place to grow and the momentum to meet whatever challenges may lie ahead.

         Please know that, as always, our highest priority is increasing the value of your investment in U.S. Bancorp. It is the reason we come to work each day.

Sincerely,

/s/ Jerry A. Grundhofer
JERRY A. GRUNDHOFER

Chairman, President and
Chief Executive Officer

February 28, 2003

                                 IN REMEMBRANCE

         September 26, 2002, was a sad day for all members of the U.S. Bank family. Four of our U.S. Bank colleagues and a valued customer were victims of a fatal robbery attempt at a U.S. Bank branch office in Norfolk, Nebraska.

         Our hearts are still heavy with the pain of this tragedy, and our thoughts and prayers continue to go out to the families, friends and co-workers of Lisa, Lola, Jo, Samuel and Evonne.

   LISA BRYANT   LOLA ELWOOD   JO MAUSBACH   SAMUEL SUN    EVONNE TUTTLE

4 U.S BANCORP

[GRAPHIC SUBMITTED]

CORPORATE
  GOVERNANCE

Good corporate governance promotes ethical business practices, demands meticulous accounting policies and procedures, and includes a structure with effective checks and balances. Corporate governance is vital to the continued success of U.S. Bancorp and the entire financial services industry.

         Our ethical standards have rewarded us with an enviable reputation in today's marketplace--a marketplace where trust is hard to earn. Our shareholders, customers, communities and employees demand--and deserve--to do business with companies they can trust.

         U.S. Bancorp operates with uncompromising honesty and integrity. Our Board of Directors has had a Corporate Governance Committee for many years. We have adopted new Corporate Governance Guidelines in response to today's heightened concern. Our Corporate Governance Guidelines are available for you to view on our Interest web site at usbank.com.

         Following are some of the important elements of our Corporate Governance practice.

INDEPENDENT OVERSIGHT

Our Audit Committee is composed entirely of independent outside directors. In addition, the Board, the Audit Committee and the other committees of the Board meet in "executive session" without management in attendance at every meeting. The presiding director at every executive session of the Board is an independent director. The Board and each committee also have express authority to engage outside advisors to provide additional independent expertise for their deliberations.

BOARD OF DIRECTORS' FOCUS ON U.S. BANCORP

To ensure that our directors are able to focus effectively on our business, we limit the number of other public company boards a director may serve on to three. The Chairman, President and Chief Executive Officer of U.S. Bancorp serves on only two other public company boards. Audit Committee members may serve on no more than three other public company audit committees, and the chairman of the Audit Committee serves on no other audit committees.

BOARD OF DIRECTORS' KNOWLEDGE AND EXPERTISE

All of our directors are skilled business leaders. Directors are encouraged to attend continuing director education seminars in order to keep a sharp focus on current good governance practices. In addition, the Board and each committee have express authority to retain outside advisors.

         The Board and each committee perform annual self-evaluations in order to assess their performance and to ensure that the Board and committee structure is providing effective oversight of corporate management. You may review the charters of each of our Board committees on our Internet web site at usbank.com.

MANAGEMENT'S VESTED INTEREST IN U.S. BANCORP

We understand clearly that U.S. Bancorp shareholders are the primary beneficiaries of management's actions. All U.S. Bancorp executive officers and directors own shares of company stock, and in order to further emphasize the alignment of management's interests with those of our shareholder, we have established stock ownership guidelines for our executive officers.

DISCLOSURE CONTROLS

We have established rigorous procedures to ensure that we provide complete and accurate disclosure in our publicly filed documents. We have also established a telephone hotline for employees to anonymously submit any concern they may have regarding corporate control or ethical breaches. Management investigates all complaints and directs to our Audit Committee any relating to concerns about our financial statements or public disclosures.

SHAREHOLDER APPROVAL OF EQUITY COMPENSATION PLANS

All equity compensation plans under which future grants may be made have been shareholder approved. In addition, no options issued under any current plans have been repriced.

U.S. BANCORP CODE OF ETHICS AND BUSINESS CONDUCT

Each year, we reiterate the vital importance of our Code of Ethics and Business Conduct. The Code applies to directors, officers and all employees, who must certify annually their compliance with the standards of the Code. The content of the Code is based not solely on what we have the right to do, but, even more importantly, on what is the right thing to do. Our standards are higher than any legal minimum because our business is built on trust. You may review our Code of Ethics and Business Conduct on our Internet web site at usbank.com. Click on About U.S. Bancorp and then on Ethics at U.S. Bank.

                                                                  U.S. BANCORP 5

OUTSTANDING
  SERVICE AND CONVENIENCE

CHOICES. FLEXIBILITY. AVAILABILITY. U.S. BANK CUSTOMERS BANK ON THEIR OWN SCHEDULES AND ON THEIR OWN TERMS. WHETHER IT'S VISITING ONE OF OUR 2,142 BRANCH OFFICES IN 24 STATES, LOGGING ONTO U.S. BANK INTERNET BANKING FROM THE COMFORT OF HOME, OR STOPPING BY A U.S. BANK ATM WHILE TRAVELING, OUR CUSTOMERS ENJOY THE EASE AND CONVENIENCE OF FINANCIAL SERVICES DELIVERED WHEN, WHERE AND HOW THEY WANT THEM. AND, REGARDLESS OF THE DISTRIBUTION SYSTEM THEY CHOOSE, WE DELIVER RESPONSIVE, PROMPT AND HELPFUL SERVICE--GUARANTEED.

BROADENING RELATIONSHIPS ACROSS OUR BRANCH NETWORK

Our expansive scope multiplies our sales opportunities, and enhances the access our customers have to bank when and where they want.

         Local decision-making, combined with the strength of our company's extensive resources, is the hallmark of Community Banking. Smaller, non-urban communities enjoy our full array of financial products and services delivered by local people living and working in their communities and responding to local situations with autonomy. In our larger and urban locations, Metropolitan Banking staff deliver products and services as separate lines of business, partnering with all areas of the bank to provide customers with the specialized services they need, such as Commercial Banking, Corporate Banking, Trust or Treasury Management. Banking with us doesn't stop with brick and mortar buildings. In-Store and Corporate On-Site Banking brings banking right to customers, inside grocery and convenience stores, colleges and universities, workplaces, retirement centers and other high-traffic locations. Specialized trust, home mortgage and brokerage offices across the country and in several international cities add to the extensive network of locations U.S. Bank operates.

[MAP OF BRANCH BANKING AND SPECIALIZED SERVICES/OFFICES]

BRANCH BANKING

-    2,142 branch banking offices in 24 states

SPECIALIZED SERVICES/OFFICES

-    Commercial Banking

-    Consumer Banking

-    Corporate Banking

-    Payment Services

-    Private Client, Trust and Asset Management

-    Technology and Operations Services

-    U.S. Bancorp Piper Jaffray

DELIVERING ANYTIME ATM ACCESS

Customers enjoy 24-hour access to 4,604 U.S. Bank ATMs, making ours the third largest bank-owned ATM network in the nation. But our ATM network isn't just big; it's the best in the business. Customers can withdraw funds, make deposits, check balances, receive statements, order checks, purchase phone minutes and stamps, transfer funds between accounts and request check copies. To deliver on our commitment of convenience, nearly one-half of the ATMs owned by U.S. Bank are located in non-bank settings, including corporate offices, manufacturing facilities, shopping centers, gas stations, medical facilities and airports. We deliver convenient access where our customers need it.

PROVIDING ANYTIME PHONE BANKING OPTIONS

Around the clock, our 24-hour call center bankers are ready to take customers' calls. Our service centers in Cincinnati, Milwaukee, St. Paul, Denver and Portland handled over 126 million inbound inquiries in 2002, including those served by our interactive voice response system. These centers also handled over one million inbound

6 U.S. BANCORP
and outbound telesales calls, offering customers new products and services to meet their needs while generating revenue growth. Spanish language options and multilingual call center bankers are always available to meet the needs of our non-English-speaking customers. In 2002, an average of 50,000 callers each month chose to use the Spanish version of 24-Hour Banking, representing a 90 percent increase over 2001. The number of customer service calls to our multilingual call center bankers reached an average of 15,000 each month, representing a 131 percent annual increase. Personalized service, account information, product sales, and more--all with one phone call to U.S. Bank.

E-ENABLING CUSTOMERS WITH ONLINE CAPABILITIES

Our nationally recognized Internet web site, usbank.com, makes it easier than ever for customers to review account balances, make transfers, open checking accounts, apply for loans and more--anywhere they have Internet access. With a host of new features introduced in 2002, including a streamlined transfer function and online account opening, U.S. Bank Internet Banking was ranked in the elite top 10 Internet banking sites by Gomez.com, an independent quality measurement company. More than 1.3 million customers have selected U.S. Bank Internet Banking to meet their need for easy-to-use, comprehensive and secure online services. In 2002, enrollment in U.S. Bank Bill Pay, our online bill payment product, increased by 25 percent, showing that online banking is quickly becoming the most active banking delivery channel.

[GRAPHIC SUBMITTED]

Among other new benefits and functionality introduced in the past year, Trust customers can now enjoy the convenience of U.S. Bank Trust Now Essentials, a way to retrieve account information and reports via the internet. Corporate Payment Systems has significantly enhanced the capabilities of PowerTrack(R), our innovative online business to business payment and transaction system, giving corporate customers even greater control of costs in the supply and payment process. And U.S. Bank Access Online, a web-based program management and reporting tool, is the next generation in our complete suite of commercial products.

U.S. Bank operates branches across 24 states in a wide variety of traditional offices and non-traditional locations. Our Pike Place Market office matches the excitement, traffic and customer service renown of the Pike Place Fish Market. Pictured from U.S. Bank in Seattle are (left) Jeff Shular, region manager, and (center) Julie Jin, assistant branch manager.

[GRAPHIC SUBMITTED]

GROWING
  CORE REVENUE

ATTRACTING. RETAINING. EXPANDING. THESE ARE THE BUILDING BLOCKS WE WILL USE TO GROW CORE REVENUE, THE FOUNDATION FOR CREATING AND SUSTAINING SHAREHOLDER VALUE. ULTIMATELY, GROWTH DEPENDS ON OUR EMPLOYEES FULFILLING THE FINANCIAL NEEDS OF OUR CUSTOMERS. BY TAPPING INTO THE TREMENDOUS POTENTIAL OF OUR EMPLOYEE SALES FORCE, FOCUSING ON THE HIGHEST LEVEL OF SERVICE, BUILDING CROSS-MARKET AND CROSS-BUSINESS PARTNERSHIPS AND DEVELOPING NEW PRODUCTS AND SERVICES, WE ARE EXCEEDING CUSTOMERS' NEEDS, POSITIONING US FOR SUPERIOR REVENUE GROWTH.

TAKING OWNERSHIP OF OUR BUSINESS

Employees, shareholders and customers are all linked by a common interest--achieving our goals and performance expectations. Ownership of these goals exists at the business line level. Business lines have the autonomy to implement industry-competitive business models and strategies. Resources are allocated based on growth and return expectations, and monthly financial reviews track results. This environment creates a front line accountability where every employee understands and contributes to sales volume targets, service standards and profit objectives. Results are measured quickly and widely shared. National sales management calls provide a forum to communicate sales opportunities and best practices among business lines.

[GRAPHIC SUBMITTED]

DEVELOPING A SUPERIOR SALES CULTURE

Customer needs drive our business. U.S. Bank continues to develop a sales culture designed to proactively identify sales opportunities based on customer needs. Every employee contributes to the revenue growth of our company through sales production, superior customer service, efficiency and a continuous focus on shareholder value. Employees know what is expected within this dynamic sales environment, where everyone takes ownership of our business and is held accountable for the results. And every employee can stand proudly behind our Five Star Service Guaranteed products and services because they are among the finest in the industry, backed by up-to-date processing and technology, personalized training, ongoing product education, effective marketing campaigns and competitive performance incentives. Our pay for Performance compensation program rewards employees financially and personally for their achievements in sales and customer service and for their contributions to company earnings.

INTRODUCING A NEW FOCUS

Recognizing the power of the primary checking customer, on April 1, 2002, U.S. Bank introduced a dedicated and focused strategy across the entire franchise to attract, retain and expand the core U.S. Bank customer base, specifically those customers who maintain a primary checking account with U.S. Bank. This initiative, called FOCUS, involves dramatically modifying our activities, investments and attention to increase our demand deposit account base. By concentrating on this critical segment, we are more likely to grow and strengthen a customer's existing banking relationship with us, providing opportunities for increased sales and service across every line of business, from credit cards and trust products to home mortgages and investments and insurance products.

         Among other support programs, employees are regularly supplied with specialized tools designed to drive growth, build new customer relationships and enhance existing relationships. We are extremely pleased with the exceptional results of our first year's FOCUS efforts, which have energized us for an even more powerful FOCUS commitment in 2003.

8 U.S. BANCORP

[GRAPHIC SUBMITTED]

PARTNERING ACROSS OUR COMPANY

We have the power to share ideas, best practices, capabilities and sales opportunities across business lines throughout 24 states. Local relationship management, combined with expert advice and support from across our organization, truly gives our customers an advantage--personalized service and increased resources. A great partnership in our Private Client Group shows the power of cross-business cooperation. In 2002, the collaboration among Private Banking, Personal Trust and Asset Management was strengthened, allowing clients to manage all their complex financial needs in one place. Significantly more referrals among these business lines resulted in a 28 percent increase in Personal Trust sales.

PROVIDING INNOVATIVE PRODUCTS AND SERVICES

We continuously expand our line of superior, competitive products and services to fulfill the financial needs of our broad customer base. In 2002, U.S. Bank introduced a variety of financial services that are helping to fuel revenue and customer growth, while providing first-rate benefits our customers expect and deserve.

     - Checking That Pays(R) Rewards customers for using their U.S. Bank Check Card by giving them up to a one percent cash rebate for certain purchases, such as groceries or gas.

     - Cash Rewards Visa(R) Card Allows consumer customers to earn a cash rebate of up to one percent on all purchases made with their U.S. Bank Cash Rewards Visa Card.

     - Verified By Visa(R) A new security feature that lets customers add a personal password to their existing U.S. Bank Check Card and U.S. Bank Credit Card.

     - Private Select Platinum Services A comprehensive, integrated approach to financial management in the areas of private banking, personal trust and investments offered through our Private Client Group.

     - PowerTrack(R) The newest release in November 2002, significantly enhances customer capability to control costs in the supply chain and payment process.

     - U.S. Bank Access Online A web-based program management and reporting tool that can be configured to best support customers' business processes.

     - Quick Credit Line A one-application line, loan or lease solution for small business credit needs under $50,000.

     - SBA Express Provides streamlined loan processing for Small Business Administration loans under $250,000.

     - U.S. Bank TrustNow Essentials A way for Trust customers to retrieve and customize account information and reports via the Internet.

     - FACTS 529 Trust and Agency Accounts Unique products combining the benefits of a 529 Saving Plan with the value of a fiduciary relationship.

[PHOTO]

FIRST AMERICAN FUNDS

     - First American Funds(TM) Enhanced family of funds with three new fixed income funds--Intermediate Government Bond Fund, Short Tax Free Fund and Ohio Tax Free Fund.

                                                                  U.S. BANCORP 9

LINES OF
   BUSINESS

DIVERSIFIED. SPECIALIZED. EXTENSIVE. U.S. BANCORP IS AMONG THE LEADERS IN VIRTUALLY EVERY SEGMENT OF THE FINANCIAL SERVICES INDUSTRY. EACH U.S. BANCORP LINE OF BUSINESS WORKS STRATEGICALLY WITH CUSTOMERS TO MEET THEIR NEEDS, DEEPENING EACH RELATIONSHIP WITH BEST-IN-CLASS PRODUCTS AND COMPREHENSIVE SERVICE.

[PIE CHART]

              37.4%

     Contribution to 2002
U.S. Bancorp Total Net Revenue*

                  CONSUMER BANKING

[GRAPHIC SUBMITTED]

                  Consumer Banking delivers an extensive array of products and services to the consumer and small business markets. Our multiple delivery channels include full-service banking offices, ATMs, telephone customer service and telesales, highly-ranked online banking and direct mail. These channels ensure customers have anytime, all-the-time access to all of their U.S. Bank accounts. Our Consumer Banking business is a recognized industry leader with its mandate for service and convenience, new products and other competitive advantages.

[GRAPHIC SUBMITTED]

                           STRENGTHS

                           -    2,142 FULL-SERVICE BRANCH BANKING OFFICES

                           -    4,604 ATMs

                           -    TOP 2 BANK LESSOR

                           - TOP 3 SMALL BUSINESS ADMINISTRATION (SBA) BANK LENDER BY VOLUME

                           -    TOP 3 SMALL BUSINESS LENDER

                           -    TOP 4 BRANCH NETWORK

                           - TOP 4 SMALL BUSINESS INTERNET BANKING SITE AS RATED BY SPEER AND ASSOCIATES

                           -    TOP 9 STUDENT LOAN PROVIDER

                           -    TOP 9 INTERNET BANKING SITE AS RATED BY
                                GOMEZ.COM

                           - UNPARALLELED SALES AND SERVICE CULTURE BUILT ON CUSTOMER NEEDS

                           KEY BUSINESS UNITS

                           -    COMMUNITY BRANCH BANKING

                           -    METROPOLITAN BRANCH BANKING

                           -    IN-STORE AND CORPORATE ON-SITE BANKING

                           -    24-HOUR BANKING AND FINANCIAL SALES

                           -    CONSUMER LENDING

                           -    HOME MORTGAGE

                           -    INVESTMENTS AND INSURANCE

                           -    GROUP SALES AND STUDENT BANKING

                           -    SMALL BUSINESS BANKING

SUCCESSES

- Enhanced usbank.com with a host of new features, including easy-to-use customer screens, a streamlined transfer function, online account opening and the ability to nickname accounts.

- U.S. Bank Internet Bill Pay reached 100,000 subscribers in 2002 as enrollment grew by 25 percent.

- In the August 12, 2002, issue of BtoB magazine, usbank.com was named one of the 100 best business to business sites in the country.

- U.S. Bank SBA Division provided an all-time record 416.9 million in SBA loans, a 24 percent increase over 2001; originated a record 1,127 loans to small business nationwide, a 91 percent increase over 2001.

- Introduced the innovative "Free x 3" checking program, offering free checking for small business owners, their businesses and their employees.

- Home Mortgage realized its fifth straight year of increased profitability, with an average annual growth rate of 23 percent.

- Consumer Finance achieved a record $5 billion in receivables. Consumer Finance, a nationally recognized Home Equity mortgage lender, provides an additional level of credit to U.S. Bank customers not served by traditional products.

- Group Sales and Student Banking reached a milestone of over 500 Campus Banking relationships with colleges and universities, and over 6,000 Group Sales workplace banking relationships with companies across the country.

* Total net revenue is on a taxable-equivalent basis. Treasury and Corporate Support contributed 7.2% of 2002 total net revenue.

10 U.S. BANCORP

PAYMENT SERVICES

Our unique payment services business specializes in credit and debit card products, corporate and purchasing card services and ATM and merchant processing. Customized products and services, coupled with cutting-edge technology, provide consumers, small and large merchants, government entities, financial institutions, small businesses, large corporations and co-brand partners with the most advanced payment services tools available. Revenue growth in this business is accelerating and its ultimate long-term potential is virtually limitless.

[PIE CHART]

18.7%

                              Contribution to 2002
                         U.S. Bancorp Total Net Revenue*

STRENGTHS

- TOP COMMERCIAL BANKCARD ISSUER

- TOP PURCHASING BANKCARD PROVIDER

- TOP CORPORATE BANKCARD PROVIDER

- TOP 2 FLEET CARD PROVIDER

- TOP 2 FREIGHT PAYMENTS PROVIDER

- TOP 3 BANK-OWNED ATM NETWORK

- TOP 3 MERCHANT PAYMENT PROCESSOR

- TOP 6 U.S. CREDIT AND DEBIT CARD ISSUER IN TOTAL SALES VOLUME

- TOP 9 ATM PROCESSOR

- TOP 8 WORLDWIDE CREDIT AND DEBIT CARD ISSUER IN TOTAL SALES VOLUME

- PROCESSOR OF 6 PERCENT OF ALL ATM/DEBIT POINT OF SALE TRANSACTIONS IN THE U.S.

- PROCESSOR OF ATM/DEBIT/CREDIT TRANSACTIONS FOR MORE THAN 21 PERCENT OF ALL BANKS IN THE U.S.

- PROPRIETARY TECHNOLOGY

- INDUSTRY-LEADING IMPLEMENTATION AND SERVICE MODELS

KEY BUSINESS UNITS

- CORPORATE PAYMENT SYSTEMS

  - TRAVEL AND ENTERTAINMENT, PURCHASING, FLEET, FREIGHT PAYMENT SYSTEMS AND BUSINESS TO BUSINESS PAYMENTS

- TRANSACTION SERVICES

  - ATM BANKING

  - ELAN FINANCIAL SERVICES

- NOVA INFORMATION SYSTEMS, INC.

  - MERCHANT PROCESSING WITH TOP 3 MARKET SHARE

- RETAIL PAYMENT SOLUTIONS

  - RELATIONSHIP-BASED RETAIL PAYMENT SOLUTIONS; INCLUDES CREDIT, DEBIT AND STORED VALUE CARDS THROUGH U.S. BANK, CORRESPONDENT AGENT BANKS AND CO-BRAND PARTNERS

[U.S. BANK BUSINESS CHECK CARD]

SUCCESSES

- We upgraded an additional 1,376 ATMs to meet the enhanced functionality of our network of 3,408 Super ATMs. Innovative products and services available include stamp dispensing, event ticket sales, voice guidance, multi-language support, pre-paid phone minutes, PIN changes, statements, check reorders and check copy requests.

- More than 3,300 financial institutions, located in every state and Puerto Rico, choose Elan Financial Services for credit card issuing and to fulfill their ATM, debit card and merchant processing needs.

- PowerTrack, our innovative online business to business payment and transaction processing system, is our fastest growing Corporate Payment System product, with 2002 revenue growth of 25 percent and income contribution growth of 60 percent.

- Leading the industry, Corporate Payment Systems successfully held its first ever Financial Supply Chain conference, attended by 1,000 clients.

- Corporate payment Systems signed its first Global Corporate Payment Systems client, marking the start of exciting new growth and revenue potential.

- Introduced eCommerce Suite, an e-procurement product that helps businesses empower their employees to make company purchases while simplifying the procurement process.

- Retail Payment Solutions launched the U.S. Bank Payroll (AccelaPay) and Child Support (ReliaCard) products in 2002; one of the first four issuers to launch payroll product.

- Retail Payment Solutions successfully launched REI(R) Visa and Korean Air SKYPASS(R) co-brand credit card programs.

- Continued to expand U.S. Bank ATM convenience in non-bank locations such as corporate offices, manufacturing facilities, shopping centers, retailers, supermarkets, gas and convenience stores, colleges and universities, medical facilities, airports and more.

[GRAPHICS SUBMITTED]

U.S. BANK GROWS IN SAN FRANCISCO BAY AREA

U.S. Bank now offers more convenience to customers on the West Coast. With the acquisition of 57 branches in California from Bay View Bank, completed on November 1, 2002, U.S. Bank brings a host of new consumer, commercial and trust financial products and services to customers throughout the Greater Bay Area. The branch purchase and deposit assumption, which included approximately $3.3 billion in retail and small business deposits and $336 million in selected loans, strengthens our geographic footprint in California, providing an entry into the important, fast growing communities in the Greater Bay Area. U.S. Bank now operates 215 full-service branch offices in California and 256 ATMs conveniently located throughout the state. The 57 branch locations that were acquired by U.S. Bank are in the following California markets: San Francisco and the San Francisco peninsula; San Jose; Alameda County; Contra Costa County; Santa Rosa; Vallejo-Fairfield-Sonoma; and Santa Cruz.

                                                                 U.S. BANCORP 11

[GRAPHIC SUBMITTED]

PRIVATE CLIENT, TRUST & ASSET MANAGEMENT

To help individual and institutional clients build, manage and preserve wealth, Private Client, Trust & Asset Management provides mutual fund processing, trust, private banking, financial advisory, retirement, trustee, custody and investment management services. Experienced, committed advisors and relationship managers offer thoughtful solutions based on a highly sophisticated understanding of client needs.

[PIE CHART]

9.4%

                              Contribution to 2002
                        U.S. Bancorp Total Net Revenue*

KEY BUSINESS UNITS

- CORPORATE TRUST SERVICES

  - ESCROW

  - PUBLIC FINANCE/STRUCTURED FINANCE/CORPORATE FINANCE

  - DOCUMENT CUSTODY

- INSTITUTIONAL TRUST & CUSTODY

  - RETIREMENT PLANS

  - INSTITUTIONAL CUSTODY

  - MASTER TRUST

- PRIVATE CLIENT GROUP

  - PRIVATE BANKING

  - PERSONAL TRUST

  - INVESTMENT MANAGEMENT

  - FINANCIAL AND ESTATE PLANNING

- U.S. BANCORP ASSET MANAGEMENT, INC.

  - PRIVATE ASSET MANAGEMENT

  - SECURITIES LENDING

  - INSTITUTIONAL ADVISORY

  - FIRST AMERICAN FUNDS(TM)

- U.S. BANCORP FUND SERVICES, LLC

  - MUTUAL FUND ADMINISTRATION AND COMPLIANCE

  - TRANSFER AGENT

  - MUTUAL FUND ACCOUNTING

  - FUND DISTRIBUTION

  - PARTNERSHIP ADMINISTRATION

  - OFFSHORE TRUST ADMINISTRATION

STRENGTHS

- TOP MUNICIPAL FINANCE TRUSTEE

- TOP 5 IN CORPORATE AND ASSET-BACKED BOND ISSUES

- TOP 5 BANK-AFFILIATED U.S. MUTUAL FUND FAMILY

- TOP 5 FULL-SERVICE, THIRD-PARTY PROVIDER OF MUTUAL FUND SERVICES

- TOP 6 BANK PROVIDER OF RECORDKEEPING BY ASSETS

- PRIVATE CLIENT GROUP HAS $63.2 BILLION IN ASSETS UNDER ADMINISTRATION

- U.S. BANCORP ASSET MANAGEMENT HAS MORE THAN $113 BILLION IN ASSETS UNDER MANAGEMENT**; RANKS AS THE 37TH LARGEST ASSET MANAGER DOMICILED IN THE U.S.

- FIRST AMERICAN FUNDS FAMILY INCLUDES OPEN-END FUNDS WITH ASSETS OF MORE THAN $53 BILLION**

- 24 FIRST AMERICAN FUNDS NAMED LIPPER LEADERS AS OF DECEMBER 31, 2002

- EASY ACCESS, FLEXIBILITY AND CREATIVE CUSTOMIZATION OF PRODUCTS AND SERVICES

[GRAPHIC SUBMITTED]

U.S. BANK ADDS STATE STREET CORPORATE TRUST BUSINESS TO PORTFOLIO

U.S. Bank is a leader in the corporate trust industry--the largest trustee in the area of municipal finance and in the top five for new corporate bond issuances and structured finance. U.S. Bank recently solidified our position in the top tier of corporate trust providers with the acquisition of State Street Bank's corporate trust business. As a result of the transaction, which closed on December 31, 2002, U.S. Bank Corporate Trust Services acquired approximately 20,000 new client issuances, 365,000 bondholders and $689 billion in assets under administration. The completion of this transaction makes U.S. Bank the leading corporate trust provider in New England in addition to our current lead status in the Northwest, West and Central regions of the country. U.S. Bank Corporate Trust Services now administers a portfolio of municipal and corporate bonds with a par value outstanding that exceeds $1.36 trillion and serves more than 50,000 bond issuances and 1.3 million bondholders through a network of 26 corporate trust offices across the country.

SUCCESSES

- Introduced Private Select Platinum Services, an innovative and comprehensive approach to financial and estate management.

- Private Client Group implemented new financial and estate planning software tools, enhancing our ability to provide sophisticated planning for clients.

- Launched broker resource site within First American Funds Internet web site.

- Automation of the U.S. Bancorp Fund Services compliance and financial reporting in 2002, coupled with the development of online client service tools, increased efficiencies and accuracy and enhanced client convenience.

- Fund Services grew core revenue by 10 percent due to expansion of services offered, a solid and winning client base and a strong competitive position.

- Corporate Trust Services introduced U.S. Bank SPANS Online, a state-of-the-art Internet reporting and processing system for commercial paper and medium-term issuing and paying agency clients.

- Institutional Trust & Custody introduced Solution Online, an online, fully automated, multifund-family retirement product.

- Asset Management introduced the FACTS 529 Plan and Oregon College Savings Plan, and the Private Client Group introduced new FACTS 529 Trust and Agency Accounts, new tax-efficient ways to save for college expenses.

* Total net revenue is on a taxable-equivalent basis. Treasury and Corporate Support contributed 7.2% of 2002 total net revenue.

** Assets are as of December 31, 2002, and reflect U.S. Bancorp Asset
   Management, Inc. and its affiliated private asset management group within U.S. Bank National Association. Investment products, including shares of mutual funds, are not obligations of, or guaranteed by, any bank, including U.S. Bank or any U.S. Bancorp affiliate, nor are they insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency. An investment in such products involves investment risk, including possible loss of principal.

12 U.S. BANCORP

WHOLESALE BANKING

U.S. Bank is a full financial partner with the expertise, flexibility and responsiveness to make a difference. We offer lending, depository, treasury management and other financial solutions to meet the complex needs of middle market, large corporate, financial institution and public sector clients. Whether working with local or global clients, U.S. Bank understands industries and markets, and has enormous resources to help our customers grow. Partnering with all areas of U.S. Bank, including Corporate Payment Systems, ATM and Merchant Processing, Trust, e-Commerce and more, we deliver all the financial "pieces" that can mean success.

[PIE CHART]

21.5%

                              Contribution to 2002
                         U.S. Bancorp Total Net Revenue*

KEY BUSINESS UNITS

- COMMERCIAL BANKING

- CORPORATE BANKING

- GOVERNMENT BANKING

- INTERNATIONAL BANKING

- REAL ESTATE BANKING

- TREASURY MANAGEMENT

- U.S. BANCORP EQUIPMENT FINANCE

STRENGTHS

- LEADING DEPOSITORY BANK FOR FEDERAL, STATE AND MUNICIPAL GOVERNMENTS

- LEADING CORRESPONDENT BANKING DEPOSITORY FOR COMMUNITY BANKS

- TOP 5 BANK-OWNED LEASING COMPANY

- TOP 7 TREASURY MANAGEMENT PROVIDER

- LOCALLY BASED RELATIONSHIP MANAGERS

- COMBINE SUPERIOR RELATIONSHIP-BASED PARTNERSHIPS WITH THE MOST EFFECTIVE NEW ELECTRONIC SYSTEMS AND TECHNOLOGY PLATFORMS

- STRATEGIC SOLUTIONS DRIVEN BY CUSTOMER NEED

[GRAPHIC SUBMITTED]

SUCCESSES

- Launched U.S. Bank E-Payment Service, allowing government entities and businesses to accept or collect payments via the Internet (e-check).

- Enhanced imaging functionality and Internet access for lockbox customers.

- U.S. Bancorp Equipment Finance ended 2002 with record bookings in the small ticket leasing group.

- Corporate Banking Capital Markets had a record year using interest rate risk management products to help customers take full advantages of the historical low interest rats.

- Record spread on new business volume in U.S. Bancorp Equipment Finance.

- Launched U.S. Bank Global Trade Works, an Internet-based international trade solution for initiating and reviewing import, export and standby letters of credit, as well as documentary collections.

CAPITAL MARKETS

Under the U.S. Bancorp Piper Jaffray brand, the division engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector clients and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally based business through a network of brokerage offices.

[PIE CHART]

5.8%

                              Contribution to 2002
                        U.S. Bancorp Total Net Revenue*

KEY BUSINESS UNITS

- EQUITY CAPITAL MARKETS

- FIXED INCOME CAPITAL MARKETS

- PRIVATE ADVISORY SERVICES

- VENTURE CAPITAL

STRENGTHS

- LEADING PROVIDER OF FIXED-INCOME INVESTMENT BANKING SERVICES

- LEADING GROWTH COMPANY INVESTMENT BANK

- EXPERIENCED, TRUSTED ADVISORS

- OFFERS PERSONALIZED GUIDANCE AND CONVENIENT FINANCIAL PRODUCTS AND SERVICES TO MEET INVESTMENT NEEDS

- PROVIDES IN-DEPTH RESEARCH IN THE COMMUNICATIONS, CONSUMER, HEALTH CARE, FINANCIAL INSTITUTIONS, INDUSTRIAL GROWTH AND TECHNOLOGY INDUSTRIES

SUCCESSES

- Private Advisory Services enhanced financial advisor tools and streamlined back office systems, creating greater client convenience and satisfaction.

- Equity Capital Markets continued to gain share in merger and acquisition product area, despite a decline in the overall industry.

- Expanded in various strategic product categories, including a significant addition to convertible securities investment banking and trading product offering.

- Record year for Fixed Income Capital Markets in public finance deal volume.

- Fixed Income taxable co-managed deals doubled over 2001.

                                                                 U.S. BANCORP 13

     U.S. BANK
HISPANIC INITIATIVE

                  YOU HAVE FRIENDS AT U.S. BANK.

Our vision is to become the Best Bank in America for Hispanics. To deliver on our commitment of providing unparalleled products, service and support to the Hispanic market, the coordinated U.S. Bank Hispanic Initiative focuses our strategies on four impact areas: staffing, marketing, products and community involvement.

         Hiring Spanish-speaking branch staff and call center representatives is a priority. Our employees reflect the diversity of their local communities, maintain strong relationships with Hispanic individuals, businesses and community organizations and communicate most effectively with customers. Any employee across our company can contact bilingual bankers using an internal directory, so customers who speak another language can be served anywhere, anytime.

         Spanish-language marketing tools assist our employees in fulfilling the financial needs of Spanish-speaking customers. Branch signage, brochures, bilingual direct mail, billboards and print and radio advertisements communicate our products, services and commitment to the Hispanic market.

         We offer many products and services tailored to meet the specific needs of Hispanic customers. Our ATMs and 24-Hour Banking system feature complete Spanish language options. Product information in Spanish is also available on our web site at usbank.com/espanol. We accept identification issued by the Consulate of Mexico to open an account. First-time borrowers can qualify for credit using our Credit Builder Secured Loan and the Secured Visa Card, and U.S. Bank is a partner in the En Su Casa program to provide homeownerhip counseling and flexible mortgages. We reach out to Hispanic-owned businesses in face-to-face meetings, calling sessions and letters.

         U.S. Bank also sponsors a variety of cultural and community events of importance to Hispanic communities, including events during Cinco de Mayo and Hispanic Heritage Month. We sponsor and partner with local and national Hispanic organizations, including the United States Hispanic Chamber of Commerce (USHCC), the National Council of La Raza (NCLR) and the Latin Business Association (LBA).

[GRAPHIC SUBMITTED]

INICIATIVA HISPANA
         DE U.S. BANK      USTED TIENE AMIGOS EN U.S. BANK.

Nuestra vision es convertirnos en el Mejor Banco de los Estados Unidos de America para la comunidad hispana. Para poder cumplir con nuestro compromiso de brindar productos, servicios y asistencia inigualables al mercado de la comunidad hispana, la coordinada Iniciativa Hispana de U.S. Bank concentra su estrategia en cuatro areas de impacto: contratacion de personal, mercadeo, productos y compromiso con la comunidad.

         Una de nuestras prioridades es la contratacion de personal que hable espanol para las sucursales y centros de atenci$on telefonica. Nuestros empleados reflejan la diversidad de sus comunidades locales, mantienen solidas relaciones con particulares, empresas y organizaciones comunitarias hispanas y se comunican de un modo muy eficaz con los clientes. Todos los empleados de nuestra empresa pueden ponerse en contacto con agentes bilingues por medio de un directorio interno, para que los clientes que hablan otros idiomas puedan recibir atencion en cualquier lugar y en cualquier momento.

         Las herramientas de mercadeo en espanol ayudan a nuestros empleados a satisfacer las necesidades financieras de los clientes de habla hispana. Los carteles publicitarios de las sucursales, los folletos, la correspondencia directa bilingue, las carteleras y la publicidad en medios graficos y radiofonicos difunden nuestros productos, servicios y compromiso con el mercado hispano.

         Ofrecemos multiples productos y servicios personalizados para satisfacer las necesidades especificas de los clientes hispanos. Nuestros cajeros automaticos y nuestro Servicio bancario las 24 horas (24-Hour Banking) presentan todo el menu de opciones en espanol. La informacion de productos en espanl en espanol tambien esta disponible en nuestro sitio de Internet: usbank.com/espanol. Aceptamos documentos de identidad emitidos por el Consulado de Mexico para abrir una cuenta. Quienes solicitan un credito por primera vez pueden calificar para dicho credito utilizando nuestro Prestamo Asegurado para el Desarrollo de Historial de Credito y la Tarjeta Visa Asegurada. U.S. Bank es socio del programa En Su Casa que brinda asesoramiento e hipotecas flexibles a los propietarios. Llegamos a las empresas cuyos duenos son hispanos a traves de reuniones personales, sesiones telefonicas y correspondencia.

         U.S. Bank tambien es patrocinador de una variedad de acontecimientos culturales y comunitarios de importancia para la poblacion hispana, entre los cuales se incluyen los eventos del Cinco de Mayo y del Mes de la Herencia Hispana. Patrocinamos y nos asociamos con organizaciones hispanas locales y nacionales, incluyendo la Camara de Comercio Hispana de los Estados Unidos de America (USHCC, por sus siglas en ingles), el Consejo Nacional de la Raza (NCLR) y la Asociacion de Empresas Latinas/os (LBA).

14 U.S. BANCORP

[GRAPHIC SUBMITTED]

U.S. Bank supports a wide range of community events and activities, including (above) the U.S. Bank Junior Padres program for youngsters in San Diego and
(left) U.S. Bank Wild Lights at the St. Louis Zoo.

EVERY
         COMMUNITY COUNTS

From Seattle to Sioux Falls, from San Diego to Paducah, from Minneapolis to Missoula, U.S. Bank values each community we serve. Recognizing that we are only as successful as the communities in which we operate, we take a leadership position in economic development, quality of life issues and cultural and charitable endeavors.

         We offer customers in all our markets top quality financial products and services, and we offer specialized products for those customers who may just be starting out or who need extra help in getting established or reestablished financially.

         Among those specialized products are our innovative programs for first-time home buyers, small businesses and affordable housing developers. In 2002, we made over a billion dollars in loans and investments to support the creation of affordable housing, to launch businesses and to foster economic revitalization.

U.S. BANCORP CONTINUES OUR LONG TRADITION OF CHARITABLE GIVING

Through the U.S. Bancorp Foundation, in 2002, we provided more than $22 million in cash grants to a wide range of qualified nonprofit organizations. From affordable housing to art museums, from youth mentorship to United Way, U.S. Bancorp Foundation helped communities achieve their dreams in 2002.

         In addition to cash grants, we provide loan assistance, expertise, more than 150 sponsor relationships across our banking region, in-kind donations and tens of thousands of hours of volunteering by our employees.

LOCAL BANK MANAGEMENT AND BANK ADVISORY BOARDS ENSURE FOCUS ON EACH MARKET

Our bank is structured so that every community has seasoned leaders, capable managers and an employee base committed to their local market. These leadership teams know their markets and the people in them; they know the community needs and what it takes to build a strong economic base; they understand the businesses and the industries that make their communities strong. In addition, we have more than 174 local advisory boards whose 1,266 members are respected business leaders of the cities, towns and rural areas in which we do business. Our advisory boards offer us valuable insights and perspective.

U.S. BANCORP FOUNDATION 2002 CHARITABLE CONTRIBUTIONS BY PROGRAM AREA

[PIE CHART]

- 30% United Way & Human Services

- 26% Economic Opportunity

- 19% Arts & Culture

- 16% Education

-  6% Employee Matching Gifts

-  3% Miscellaneous

U.S. BANCORP 15

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

U.S. Bancorp and its subsidiaries (the "Company") comprise the organization created by the acquisition by Firstar Corporation of the former U.S. Bancorp of Minneapolis, Minnesota ("USBM"). The merger was completed on February 27, 2001, as a pooling-of-interests, and accordingly all financial information has been restated to include the historical information of both companies. Each share of Firstar stock was exchanged for one share of the Company's common stock while each share of USBM stock was exchanged for 1.265 shares of the Company's common stock. The new company retained the U.S. Bancorp name.

         The Company began 2002 with several specific goals. The first goal was to successfully complete the integration of Firstar and the former U.S. Bancorp. The second goal was to reduce the overall risk profile of the Company. Third, the Company was determined to improve customer service throughout the franchise in an effort to enhance customer retention and longer-term revenue growth opportunities. Finally, despite the efforts to complete these goals, the Company had an additional objective, to grow revenues faster than expenses. The Company's results for 2002 largely reflected the achievement of these goals and improved significantly over 2001 despite the current economic conditions.

EARNINGS SUMMARY The Company reported net income of $3.3 billion in 2002, or $1.71 per diluted share, compared with $1.7 billion, or $.88 per diluted share, in 2001. Return on average assets and return on average equity were 1.91 percent and 19.4 percent in 2002, compared with returns of 1.03 percent and 10.5 percent in 2001. The increase in earnings per diluted share, return on average assets and return on average equity was primarily due to total net revenue growth, lower noninterest expense and a reduction in the provision for credit losses. Net income in 2002 included after-tax merger and restructuring-related items of $211.3 million ($324.1 million on a pre-tax basis) and a cumulative effect of change in accounting principles of $37.2 million, or $0.2 per diluted share, compared with after-tax merger and restructuring-related items of $844.3 million ($1.3 billion on a pre-tax basis) in 2001. Refer to the "Accounting Changes" section for further discussion of the earnings impact of changes in accounting principles. Merger and restructuring-related items in 2002, on a pre-tax basis, included $271.1 million of net expenses associated with the Firstar/USBM merger and $53.0 million associated with the acquisitions. In 2001, merger and restructuring-related items, on a pre-tax basis, included a $62.2 million gain on the sale of branches, $847.2 million of noninterest expense and $382.2 million of provision for credit losses associated with the Firstar/USBM merger. Merger and restructuring-related items in 2001 also included $50.7 million of expense for restructuring operations of U.S. Bancorp Piper Jaffray, and $48.5 million related to the acquisition of NOVA and other smaller acquisitions. Refer to the "Merger and Restructuring-Related Items" section for further discussion.

         The Company reported operating earnings (net income excluding merger and restructuring-related items and cumulative effect of change in accounting principles) of $3.5 billion in 2002, or $1.84 per diluted share, compared with $2.6 billion, or $1.32 per diluted share in 2001. Return on average assets and return on average equity, excluding merger and restructuring-related items and cumulative effect of change in accounting principles, were 2.06 percent and 20.9 percent in 2002, respectively, compared with returns of 1.54 percent and 15.7 percent in 2001. Operating earnings in 2002 reflected total net revenue growth, on a taxable-equivalent basis, excluding merger and restructuring-related gains, of 8.4 percent. This growth was driven by strong core growth in consumer and payment processing revenues, cash management fees, and mortgage banking as well as the impact of acquisitions. This revenue growth was offset somewhat by growth of 4.8 percent in noninterest expense, excluding merger and restructuring-related charges. The change in noninterest expense, excluding merger and restructuring-related charges, reflected the impact of acquired businesses and a higher level of impairments of mortgage servicing rights ("MSRs"), offset by cost savings and the elimination of goodwill amortization upon adopting new accounting principles for business combinations. As a result, the efficiency ratio on an operating basis was 47.7 percent in 2002, compared with 49.5 percent in 2001. The banking efficiency ratio (the ratio of expenses to revenues without the impact of investment banking and brokerage activity), on an operating basis, was 44.0 percent in 2002, compared with 45.2 percent in 2001. The change in the banking efficiency ratio reflected the favorable impact in 2002 of adopting new accounting principles and cost savings from ongoing integration efforts, partially offset by an increase in MSR impairments and the impact of acquisitions of fee-based businesses that have higher efficiency ratios than the core banking business. The provision for credit losses, on an operating basis, declined by $797.6 million from a year ago primarily reflecting credit related actions taken in 2001.

         While net income and operating earnings for 2002 and 2001 included a number of significant items, core growth was strong. Notable items in 2002 included net gains on the sale of securities of $299.9 million, a decrease of

16 U.S. BANCORP

TABLE 1 SELECTED FINANCIAL DATA

Year Ended December 31
(Dollars and Shares in Millions, Except Per Share Data)             2002        2001        2000        1999        1998
---------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
Net interest income (taxable-equivalent basis) (a).............   $ 6,876.3   $ 6,423.0   $ 6,091.8   $ 5,888.0   $ 5,659.9
Noninterest income.............................................     5,568.7     5,072.0     4,918.3     4,276.4     3,637.2
Securities Gains, net..........................................       299.9       329.1         8.1        13.2        29.1
                                                                  ---------------------------------------------------------
   Total net revenue...........................................    12,744.9    11,824.1    11,018.2    10,177.6     9,326.2
Noninterest expense............................................     6,256.6     6.605.2     5,717.0     5,661.3     5,423.4
Provision for credit losses....................................     1,349.0     2,528.8       828.0       646.0       491.3
                                                                  ---------------------------------------------------------
   Income before taxes and cumulative effect of change in
     accounting principles.....................................     5,139.3     2.690.1     4,473.2     3,870.3     3,411.5
Taxable-equivalent adjustment..................................        36.6        55.9        85.4        96.3       111.2
Income taxes...................................................     1,776.3       927.7     1,512.2     1,392.2     1,167.4
                                                                  ---------------------------------------------------------
Income before cumulative effect of change in
   accounting principles.......................................     3,326.4     1,706.5     2,875.6     2,381.8     2,132.9
Cumulative effect of change in accounting principles
   (after-Tax).................................................       (37.2)         --          --          --          --
                                                                  ---------------------------------------------------------
   Net income..................................................   $ 3,289.2   $ 1,706.5   $ 2.875.6   $ 2,381.8   $ 2,132.9
                                                                  =========================================================

PER COMMON SHARE
Earnings per share before cumulative effect of change in
   accounting principles.......................................   $    1.74   $     .89   $    1.51   $    1.25   $    1.12
Diluted earnings per share before cumulative effect of change
   in accounting principles....................................        1.73         .88        1.50        1.23        1.10
Earnings per share.............................................        1.72         .89        1.51        1.25        1.12
Diluted earnings per share.....................................        1.71         .88        1.50        1.23        1.10
Dividends Declared per share(b)................................         .78         .75         .65         .46         .33
Book value per share...........................................        9.44        8.43        7.97        7.23        6.61
Market value per share.........................................       21.22       20.93       23.25       21.13       31.00
Average shares outstanding.....................................     1,916.0     1,927.9     1,906.0     1,907.8     1,898.8
Average diluted shares outstanding.............................     1,926.1     1,939.5     1,918.5     1,930.0     1,930.5

FINANCIAL RATIOS
Return on average assets.......................................        1.91%       1.03%       1.81%       1.59%       1.49%
Return on average equity.......................................        19.4        10.5        20.0        18.0        17.2
Net interest margin (taxable-equivalent basis).................        4.61        4.42        4.33        4.40        4.43
Efficiency ratio...............................................        50.3        57.5        51.9        55.7        58.3

AVERAGE BALANCES
Loans..........................................................   $ 111,456   $ 118,177   $ 118,317   $ 109,638   $ 102,451
Loans held for sale............................................       2,644       1,911       1,303       1,450       1,264
Investment securities..........................................      28,829      21,916      17,311      19,271      21,114
Earning assets.................................................     149,143     145,165     140,606     133,757     127,738
Assets.........................................................     171,948     165,944     158,481     150,167     142,887
Noninterest-bearing deposits...................................      28,715      25,109      23,820      23,556      23,011
Deposits.......................................................     105,124     104,956     103,426      99,920      98,940
Short-term borrowings..........................................      11,304      12,980      12,586      11,707      11,102
Long-term debt.................................................      29,604      24,608      22,410      20,248      15,732
Total shareholders' equity.....................................      16,963      16,201      14,365      13,221      12,383

PERIOD END BALANCES
Loans..........................................................   $ 116,251   $ 114,405   $ 122,365   $ 113,229   $ 106,958
Allowance for credit losses....................................       2,422       2,457       1,787       1,710       1,706
Investment securities..........................................      28,488      26,608      17,642      17,449      20,965
Assets.........................................................     180,027     171,390     164,921     154,318     150,714
Deposits.......................................................     115,534     105,219     109,535     103,417     104,346
Long-term debt.................................................      28,588      25,716      21,876      21,027      18,679
Total shareholders' equity.....................................      18,101      16,461      15,168      13,947      12,574
Regulatory capital ratios
   Tangible common equity......................................         5.6%        5.7%        6.3%          *           *
   Tier 1 capital..............................................         7.8         7.7         7.2         7.4           *
   Total risk-based capital....................................        12.2        11.7        10.6        11.0           *
   Leverage....................................................         7.5         7.7         7.4         7.5           *
===========================================================================================================================

* Information was not available to compute pre-merger proforma percentages.

                                                                 U.S. BANCORP 17

TABLE 1 Selected Financial Data--Supplemental Information

FINANCIAL RESULTS AND RATIOS ON AN OPERATING BASIS (c)

Year Ended December 31
(Dollars and Shares in Millions)                                    2002        2001        2000        1999        1998
---------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
Net interest income (taxable-equivalent basis)(a)..............   $ 6,876.3   $ 6,423.0   $ 6,091.8   $ 5,888.0   $ 5,659.9
Noninterest income.............................................     5,568.7     5,009.8     4,918.3     4,276.4     3,589.1
Securities gains, net..........................................       299.9       329.1         8.1        13.2        29.1
                                                                  ---------------------------------------------------------
   Total net revenue...........................................    12,744.9    11,761.9    11,018.2    10,177.6     9,278.1
Noninterest expense............................................     5,932.5     5,658.8     5,368.3     5,128.5     4,829.6
Provision for credit losses....................................     1,349.0     2,146.6       828.0       638.5       453.4
                                                                  ---------------------------------------------------------
   Income before taxes and merger and restructuring-
     related items and cumulative effect of change in
     accounting principles.....................................     5,463.4     3,965.5     4,821.9     4,410.6     3,995.1
Taxable-equivalent adjustment..................................        36.6        55.9        85.4        96.3       111.2
Income taxes...................................................     1,889.1     1,349.8     1,629.6    1,1515.3     1,364.6
                                                                  ---------------------------------------------------------
Operating earnings.............................................     3,537.7     2,550.8     3,106.9     2,799.0     2,519.3
Merger and restructuring-related items (after-tax).............      (211.3)     (844.3)     (231.3)     (417.2)     (386.4)
Cumulative effect of change in accounting principles
   (after-tax).................................................       (37.2)         --          --          --          --
                                                                  ---------------------------------------------------------
   Net income in accordance with GAAP..........................   $ 3,289.2   $ 1,706.5   $ 2,875.6   $ 2,381.8   $ 2,132.9
                                                                  =========================================================
Average diluted shares outstanding.............................     1,926.1     1,939.5     1,918.5     1,930.0     1,930.5

FINANCIAL RATIOS
Return on average assets.......................................        2.06%       1.54%       1.96%       1.86%       1.76%
Return on average equity.......................................        20.9        15.7        21.6        21.2        20.3
Efficiency ratio...............................................        47.7        49.5        48.8        50.5        52.2
Banking efficiency ratio(d)....................................        44.0        45.2        43.5        46.3        49.7
===========================================================================================================================

(a) Interest and rates are presented on a fully taxable-equivalent basis utilizing a tax rate of 35 percent.

(b) Dividends per share have not been restated for the 2001 Firstar/USBM merger.

(c) The company analyzes its performance on a net income basis in accordance with accounting principles generally accepted in the United States, as well as on an operating basis before merger and restructuring-related items and cumulative effect of change in accounting principles referred to in this Annual Report and Form 10-K as "operating earning." Operating earnings are presented as supplemental information to enhance the reader's understanding of, and highlight trends in, the Company's financial results excluding the impact of merger and restructuring-related items of specific business acquisitions and restructuring activities and cumulative effect of change in accounting principles. Operating earnings should not be viewed as a substitute for net income and earnings per share as determined in accordance with accounting principles generally accepted in the United States. merger and restructuring-related items excluded from net income to derive operating earnings may be significant and may not be comparable to other companies.

(d) Without investment banking and brokerage activity.

$29.2 million, compared with 2001, and the recognition of $186.0 million in MSR impairments in 2002, an increase of $125.2 million, compared with 2001. Results for 2002 also reflected $67.4 million in gains from credit card portfolio sales; a $50.0 million litigation charge, including investment banking regulatory matters at Piper; incremental personnel costs of $ 46.4 million, in part to rationalize post-integration technology, operations and support functions; and $25.5 million in leasing residual impairments. Notable items in 2001 included $1.2 billion in the provision for credit losses representing an incremental third quarter provision of $1,025 million and a $160 million increase in the first quarter of 2001 in connection with the acceleration of certain workout strategies. Results for 2001 also reflected $36.0 million of leasing residual impairments, $40.2 million of write-downs of commercial leasing partnership and $22.2 million of asset write-downs of tractor/trailer inventory and other items. Excluding the impact of these items, accounting changes and acquisitions, the Company's revenue growth in 2002 was 5.4 percent while noninterest expense was essentially flat.

         The Company analyzes its performance on a net income basis determined in accordance with accounting principles generally accepted in the United States, as well as on an operating basis before merger and restructuring-related items and cumulative effect of change in accounting principles, referred to in this Annual Report and Form 10-K as "operating earnings." Management believes that separately capturing merger and restructuring-related items in the income statement is important because each acquisition transaction is discrete, and the amount and nature of the non-recurring items related to the integration can vary significantly from transaction to transaction. Moreover, merger and restructuring-related items are not incurred in connection with the core operations of the business and their separate disclosure provides more transparent financial information about the Company. Operating earnings and related discussions are presented as supplementary information to enhance the reader's understanding of, and highlight trends in, the Company's core financial results by excluding the effect of discrete business acquisitions and restructuring activities. Operating earnings should not be viewed as a substitute for net income and earnings per share as determined in accordance with accounting principles generally accepted in the United States. Merger and restructuring-related items excluded from net income to derive operating earnings may be significant and may not be comparable to other companies.

         Table 2 provides a reconciliation of operating earnings to net income in accordance with GAAP.

18 U.S. BANCORP

TABLE 2 Reconciliation of Operating Earnings to Net Income in Accordance with
GAAP

year Ended December 31 (Dollars in Millions, Except Per Share Data)      2002         2001       2000         1999       1998
--------------------------------------------------------------------------------------------------------------------------------
Operating earnings(a)................................................  $ 3,537.7   $ 2,550.8   $ 3,106.9   $ 2,799.0   $ 2,519.3
Merger and restructuring-related items
   Gains on the sale of branches.....................................         --        62.2          --          --        48.1
   Integration, conversion and other charges.........................     (324.1)     (946.4)     (348.7)     (355.1)     (593.8)
   Securities losses to restructure portfolio........................         --          --          --      (177.7)         --
   Provision for credit losses(b)....................................         --      (382.2)         --        (7.5)      (37.9)
                                                                       ---------------------------------------------------------
   Pre-tax impact....................................................     (324.1)   (1,266.4)     (348.7)     (540.3)     (583.6)
   Applicable tax benefit............................................      112.8       422.1       117.4       123.1       197.2
                                                                       ---------------------------------------------------------
     Total merger and restructuring-related items (after-tax)........     (211.3)     (844.3)     (231.3)     (417.2)     (386.4)
Cumulative effect of change in accounting principles (after-tax).....      (37.2)         --          --          --          --
                                                                       ---------------------------------------------------------
Net income in accordance with GAAP...................................  $ 3,289.2   $ 1,706.5   $ 2,875.6   $ 2,381.8   $ 2,132.9
                                                                       =========================================================
Diluted earnings per share
   Operating earnings(a).............................................  $    1.84   $    1.32   $    1.62   $    1.45   $    1.30
   Net income in accordance with GAAP................................       1.71         .88        1.50        1.23        1.10
================================================================================================================================

(a) The Company analyzes its performance on a net income basis in accordance with accounting principles generally accepted in the United States, as well as on an operating basis before merger and restructuring-related items and cumulative effect of change in accounting principles referred to in this Annual Report and Form 10-K as "operating earnings." Operating earnings are presented as supplemental information to enhance the reader's understanding of, and highlight trends in, the Company's financial results excluding the impact of merger and restructuring-related items of specific business acquisitions and restructuring activities and cumulative effect of change in accounting principles. Operating earnings should not be viewed as a substitute for net income and earnings per share as determined in accordance with accounting principles generally accepted in the United States. Merger and restructuring-related items excluded from net income to derive operating earnings may be significant and may not be comparable to other companies.

(b) Provision for credit losses in 2001 includes losses of $201.3 million on the disposition of an unsecured small business product, losses of $76.6 million of the sales of high loan-to-value home equity and the indirect automobile loan portfolio of USMB, a $90.0 million charge to align risk management practices, align charge-off policies and expedite the transition out of a specific segment of the health care industry not meeting the lower risk appetite of the Company, and a $14.3 million charge related to the restructuring of a co-branding credit relationship.

ACQUISITION AND DIVESTITURE ACTIVITY In addition to restating all prior periods to reflect the Firstar/USBM merger, operating results for 2002 reflected the following transactions accounted for as purchases from the date of completion.

         On December 31, 2002, the Company acquired the corporate trust business of State Street Bank and Trust Company ("State Street Corporate Trust") in a cash transaction valued at $725 million. State Street Corporate Trust was leading provider, particularly in the Northeast, of corporate trust and agency services to a variety of municipalities, corporations, government agencies and other financial institutions serving approximately 20,000 client issuances representing over $689 million of assets under administration. With this acquisition, the Company is among the nation's leading providers of a full rang of corporate trust products and services. The transaction represented total assets acquired of $681 million and total liabilities of $39 million at the closing date. Included in total assets were contract and other intangibles with a fair value of $225 million and the excess of purchase price over the fair value of identifiable net assets ("goodwill") of $444 million. The goodwill reflected the strategic value of the combined organization's leadership position in the corporate trust business and processing economies of scale resulting from the transaction. As part of the purchase price, $75 million was placed in escrow for up to eighteen month with payment contingent on the successful transition of business relationship. Concurrent with the system conversion expected in 2003, certain State Street Corporate Trust assets under administration will be transferred to the Company or its affiliated mutual funds.

         On November 1, 2002, the Company acquired 57 branches and a related operations facility in California from By View Bank, a wholly owned subsidiary of Bay View Capital Corporation, in a cash transaction. The transaction represented total assets acquired of $853 million and total liabilities (primarily retail and small business deposits) of $3.3 billion. Included in total assets were approximately $336 million of select loans primarily with depository relationships, core deposit intangibles of $56 million and goodwill of $427 million. The goodwill reflected the strategic value of expanding the Company's market within the San Francisco Bay area.

         On April 1, 2002, the Company acquired Cleveland-based The Leader Mortgage Company, LLC, a wholly owned subsidiary of First Defiance Financial Corp., in a cash transaction valued at $85 million. The transaction represented total assets acquired of $527 million and total liabilities assumed of $446 million. Included in total assets were mortgage servicing right ("MSRs") and other intangibles of $173 million and goodwill of $17 million. Leader specializes in acquiring servicing of loans originated for state and local housing authorities. The purchase agreement allows for an additional payment of up to $1.2 million if certain performance criteria are met.

         On September 7, 2001, the Company acquired Pacific Century Bank in a cash transaction. The acquisition included 20 branches located in Southern California with

                                                                 U.S. BANCORP 19
approximately $712 million in deposits and $570 million in assets.

         On July 24, 2001, the Company acquired NOVA Corporation, a merchant processor, in a stock and cash transaction valued at approximately $2.1 billion. The transaction represented total assets acquired of $2.9 billion and total liabilities assumed of $773 million. Included in total assets were merchant contracts and other intangibles of $650 million and goodwill of $1.6 billion. The goodwill reflected NOVA's leadership position in the merchant processing market and its ability to provide a technologically superior product that is enhanced by a high level of customer service. The Company believes that these factors, among others, will allow NOVA to generate sufficient positive cash flows from new business in future periods to support the goodwill recorded in connection with the acquisition.

         The following acquisitions were completed during the year 2000. On October 13, 2000, the Company acquired Scripps Financial Corporation of San Diego, which had 10 branches in San Diego County and total assets of $650 million. On September 28, 2000, the Company acquired Lyon Financial Services, Inc., a wholly owned subsidiary of the privately held Schwan's Sales Enterprises, Inc. (now known as The Schwan Food Company) in Marshall, Minnesota. Lyon Financial Specialized in small-ticket lease transactions and had $1.3 billion in assets. On April 7, 2002, the Company acquired Oliver-Allen Corporation, Inc., and privately held information technology equipment leasing company with total assets of $280 million. On January 14, 2000, the Company acquired Peninsula Bank of San Diego, which had 11 branches in San Diego County and total assets of $491 million. In addition to these business combinations, the Company purchased 41 branches in Tennessee from First Union National Bank on December 8, 2000, representing approximately $450 million in assets and $1.8 billion in deposits.

         Refer to Notes 4 and 5 of the Notes to Consolidated Financial Statements for additional information regarding business combinations and merger and restructuring-related items.

PLANNED TAX-FREE DISTRIBUTION On February 19, 2003, the Company announced that its Board of Directors approved a plan to effect a spin-off its capital markets business unit, including investment banking and brokerage activities primarily conducted by its wholly owned subsidiary, U.S. Bancorp Piper Jaffray Inc. In 2002, the capital markets business unit had average assets of $3.0 billion, generated revenues of $737.3 million (5.8 percent of total consolidated revenues) and contributed $1.1 million of net income representing less than 1 percent of the Company's consolidated net income.

         The Company intends to execute this plan as a tax-free distribution of 100% of its ownership interests in the capital markets business and plans to retain $215 million of subordinated debt of the new company. The distribution is subject to certain conditions including SEC registration, regulatory review and approval and a determination that the distribution will be tax-free to the Company and its shareholder. While expected to be completed in the third quarter of 2003, the Company has no obligation to consummate the distribution, whether or not these conditions are satisfied.

         This distribution does not include brokerage, financial advisory or asset management services offered to customers through its other business units. The Company will continue to provide asset management services to its customers through the Private Client, Trust and Asset Management business units and access to investment products and services through an extensive network of licensed financial advisors within the retail brokerage platform of the Consumer Banking business unit.

         These statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Refer to "Forward-Looking Statements" on page 3 of the Annual Report on Form 10-K.

STATEMENT OF INCOME ANALYSIS

NET INTEREST INCOME Net interest income, on a taxable-equivalent basis, was $6.9 billion in 2002, compared with $6.4 billion in 2001 and $6.1 billion in 2000. The increase in net interest income in 2002 was due to improvement in net interest margin and growth in average earning assets. The net interest margin in 2002 was 4.61 percent, compared with 4.42 percent and 4.33 percent in 2001 and 2002, respectively. Average earning assets were $149.1 billion for 2002, compared with $145.2 billion and $140.6 billion for 2001 and 2000, respectively.

         The 19 basis point improvement in 2002 net interest margin, compared with 2001 reflected the funding benefits of the declining interest rate environment, a more favorable funding mix and improving spreads due to product re-pricing dynamics, growth in net free funds and a shift in mix toward retail loan, partially offset by lower yields on the investment portfolio. The $3.9 billion (2.7 percent) increase in average earning assets for 2002, compared with 2001 was primarily driven by increases in the investment portfolio and retail loan growth, partially offset by transfers of high credit quality commercial loans to Stellar Funding Group, Inc. (the "loan conduit") and a decline in commercial and commercial real estate loans partially due to current economic conditions.

         Total average loans of $144.5 billion in 2002 were $3.7 billion (3.1 percent) lower, compared with 2001, reflecting strong growth in average retail loans and residential mortgages of $3.1 billion (9.1 percent) and

20 U.S. BANCORP

$.2 billion (1.9 percent), respectively, which was more than offset by an overall decline in average commercial and commercial real estate loans of $6.3 billion (12.5 percent) and $.4 billion (1.4 percent), respectively. The decline in commercial and commercial real estate loans was primarily driven by softness in loan demand, workout activities and reclassifications and transfers to other loan categories. Approximately $721 million of the change in average commercial loans year-over-year for 2002 was due to the transfer of high credit quality commercial loans to the loan conduit. Also included in the change in average commercial and commercial real estate loans in 2002, compared with 2001, was a reclassification of approximately $634.5 million of commercial loans to other loan categories, including the commercial real estate category ($266.9 million) and residential mortgages ($327.0 million), in connection with conforming loan classifications at the time of system conversions. Prior years were not restated, as it was impractical to determine the extent of reclassification for all periods presented.

         Average investment securities were $28.8 billion (31.5 percent) higher in 2002, compared with 2001, reflecting the reinvestment of proceeds from loan sales, declines in commercial and commercial real estate loan balance and deposits assumed in connection with the Bay View transaction. During 2002, the Company sold $ 13.7 billion of fixed-rate securities with a portion replaced with floating-rate securities in conjunction with the Company's interest rate risk management strategies.

         Average interest-bearing deposits of $76.4 billion in 2002 were lower by $3.4 billion, compared with 2001. Growth in average saving products (5.4 percent) for 2002 reflected service quality initiatives, product promotions directed towards government banking sectors and customer decisions to maintain liquidity given the current economic environment. The increase in saving products was more than offset by reductions in the average balances of higher cost time certificates of deposit (17.3 percent) and time certificates of deposit greater than $100,000 (13.2 percent). The decline in time certificates and time deposits greater than $100,000 reflected funding decision toward more favorably priced wholesale funding sources given the rate environment and customer's desire to maintain liquidity.

         Average net free funds increased from a year ago, including an increase in average noninterest-bearing deposits of $3.6 billion (14.4 percent) in 2002, compared with 2001. The increase in noninterest-bearing deposits, primarily in business and government banking accounts, reflected products promotions and customers maintaining higher compensating balances given the current rate environment.

         The 9 basis point improvement in net interest margin for 2001, compared with 2000, was due to the funding benefit of the declining rate environment and improved spreads due to product repricing dynamics and loan conduit activities, partially offset by the first quarter of 2001 sales of the high loan-to-value ("LTV") home equity portfolios and lower yields on the investment portfolio. The $4.6 billion (3.2 percent) increase in average earning assets for 2001, compared with 2000, was primarily driven by increases in the investment portfolio, core retail loan growth and the impact of acquisitions. This growth was partially offset by a $2.6 billion decline in lower margin residential mortgages and a $2.2 billion reduction related to transfers of high credit quality commercial loans to the loan conduit. Average investment securities were $4.6 billion (26.6 percent) higher in 2001, compared with 2000, reflecting net purchases of

TABLE 3 Analysis of Net Interest Income

                                                                                                               2002        2001
(Dollars in Millions)                                                    2002        2001         2000       v 2001      v 2000
---------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET INTEREST INCOME
   Income on earning assets (taxable-equivalent basis)(a)............  $ 9,590.3   $11,097.8   $12,114.7   $(1,507.5)   $(1,016.9)
   Expenses on interest-bearing liabilities..........................    2,714.0     4,674.8     6,022.9    (1,960.8)    (1,348.1)
                                                                       ----------------------------------------------------------
Net interest income (taxable-equivalent basis).......................  $ 6,876.3   $ 6,423.0   $ 6,091.8   $   453.3    $   331.2
                                                                       ==========================================================
Net interest income, as reported.....................................  $ 6,839.7   $ 6,367.1   $ 6,006.4   $   472.6    $   360.7
                                                                       ==========================================================

AVERAGE YIELDS AND RATES PAID
   Earning assets yield (taxable-equivalent basis)...................       6.43%       7.64%       8.62%      (1.21)%       (.98)%
   Rate paid on interest-bearing liabilities.........................       2.26        3.92        5.19       (1.66)       (1.27)
                                                                       ----------------------------------------------------------
Gross interest margin (taxable-equivalent basis).....................       4.17%       3.72%       3.43%        .45%         .29%
                                                                       ----------------------------------------------------------
Net interest margin (taxable-equivalent basis).......................       4.61%       4.42%       4.33%        .19%         .09%
                                                                       ==========================================================

AVERAGE BALANCES
   Investment securities.............................................  $  28,829   $  21,916   $  17,311   $   6.913    $   4,605
   Loans.............................................................    114,456     118,177     118,317      (3,721)        (140)
   Earning assets....................................................    149,143     145,165     140,606       3,978        4,559
   Interest-bearing liabilities......................................    120,221     119,390     116,002         831        3,388
   Net free funds(b).................................................     28,922      25,775      24,604       3,147        1,171
=================================================================================================================================

(a) Interest and rates are presented on a fully taxable-equivalent basis utilizing a tax rate of 35 percent.

(b) Represents noninterest-bearing deposits, allowance for credit losses, non-earning assets, other liabilities and equity.

                                                                 U.S. BANCROP 21
securities. Average interest-bearing deposits increased $241 million (.3 percent) in 2001, compared with 2000. Growth in average interest checking and money market deposit was more than offset by reductions in the average balances of higher cost time certificates of deposit less than $100,000. The decline in time certificates of deposit less than $100,000 reflected funding decisions toward more favorably priced wholesale funding sources given the interest rate environment during 2001. The increase in average net free funds of $1.2 billion from 2000 included in increase in noninterest-bearing deposits of $1.3 billion (5.4 percent).

PROVISION FOR CREDIT LOSSES The provision for credit losses is recorded to bring the allowance for credit losses to a level deemed appropriate by management based on factors discussed in the "Analysis and Determination of Allowance for Credit Losses" section. The provision for credit losses was $1,349.0 million in 2002, compared with $2,528.8 million and $828.0 million in 2001 and 2000, respectively.

         The decline in the provision for credit losses of $1,1798.8 million in 2002 and the corresponding increase of $1,700.8 million in 2001 was primarily related to specific credit actions taken in 2001. Included in the provision for credit losses in 2001 was a $1,025 million incremental provision recognized in the third quarter of 2001 and a $160 million charge during the first quarter of 2001 in connection with an accelerated loan workout strategy. The third quarter of 2001 provision for credit losses was significantly above the level anticipated earlier in that quarter and was taken after extensive reviews of the Company's expectations, at that time, of a prolonged economic slowdown and recovery. In addition to these actions, the provision for credit losses in 2001 included a merger and restructuring-related provision of $383.2 million. The merger and restructuring-related provision consisted of a $201.3 million provision for losses related to the disposition of an unsecured small business product; a $90.0 million charge to align risk management practices, align charge-off policies and expedite the

TABLE 4 Net Interest Income -- Changes Due to Rate and Volume (a)

                                                                      2002 v 2001                         2001 v 2000
                                                         ------------------------------------------------------------------------
(Dollars in Millions)                                       Volume    Yield/Rate     Total       Volume    Yield/Rate     Total
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in
   INTEREST INCOME
      Commercial loans................................   $   (450.8)  $   (535.7)  $  (986.5)  $      .8   $   (614.1)  $  (613.3)
      Commercial areas estate.........................        (27.5)      (338.9)     (366.4)        3.6       (297.8)     (294.2)
      Residential mortgages...........................        (12.6)       (50.3)      (62.9)     (202.9)        (2.6)     (205.5)
      Retails loans...................................        288.2       (543.6)     (255.4)      248.4       (245.3)        3.1
                                                         ------------------------------------------------------------------------
        Total loans...................................       (202.7)    (1,468.5)   (1,671.2)       49.9     (1,159.8)   (1,109.9)
      Loan held for sale..............................         56.4        (32.7)       23.7        47.7         (2.9)       44.8
      Investment securities...........................        403.7       (235.2)      168.5       314.1       (190.5)      123.6
      Money market investments........................         (1.8)       (14.2)      (16.0)      (12.7)       (14.6)      (27.3)
      Trading securities..............................         12.6        (31.0)      (18.4)        (.6)         2.3         1.7
      Other earning assets............................         (3.9)         9.8         5.9       (22.1)       (27.7)      (49.8)
                                                         ------------------------------------------------------------------------
        Total.........................................        264.3     (1,771.8)   (1,507.5)      376.3     (1,393.2)   (1,016.9)
   INTEREST EXPENSE
      Interest checking...............................         24.4       (125.7)     (101.3)       19.2        (86.0)      (66.8)
      Money market accounts...........................          8.7       (406.9)     (398.2)       94.7       (383.7)     (289.0)
      Saving accounts.................................          3.3        (20.7)      (17.4)       (6.7)       (24.8)      (31.5)
      Time certificates of deposit less than
        $100,000......................................       (215.2)      (282.8)     (498.0)     (142.9)       (74.0)     (216.9)
      Time deposits greater than $100,000.............        (83.1)      (244.8)     (327.9)        9.2       (195.7)     (186.5)
                                                         ------------------------------------------------------------------------
        Total interest-bearing deposits...............       (261.9)    (1,080.9)   (1,342.8)      (26.5)      (764.2)     (790.7)
      Short-term borrowings...........................        (68.9)      (215.8)     (284.7)       24.5       (272.1)     (247.6)
      Long-term debt..................................        240.3       (582.4)     (342.1)      148.4       (475.3)      326.9)
      Company-obligated mandatorily redeemable
        preferred securities..........................         62.1        (53.3)        8.8        43.9        (26.8)       17.1
                                                         ------------------------------------------------------------------------
        Total.........................................        (28.4)    (1,932.4)   (1,960.8)      190.3     (1,538.4)   (1,348.1)
                                                         ------------------------------------------------------------------------
      Increase (decrease) in net interest income......   $    292.7   $    160.6   $   453.3   $   186.0   $    145.2   $   331.2
=================================================================================================================================

(a) This table shows the components of the change in net interest income by volume and rate on a taxable-equivalent basis utilizing a tax rate of 35 percent. This table does not take into account the level of noninterest-bearing funding, nor does it fully reflect changes in the mix of assets and liabilities. The change in interest not solely due to changes in volume or rates has been allocated on a pro-rata basis to volume and yield/rate.

22 U.S. BANCORP
transition out of specific segment of the health care industry not meeting the lower risk appetite of the combined company; a $76.6 million provision for losses related to the sales of high LTV home equity loans and the indirect automobile loan portfolio of USBM; and a $14.3 million charge related to the restructuring of a cobranding credit card relationship. Refer to Note 5 of the Notes to Consolidated Financial Statements for further information on merger and restructuring-related items.

         Overall, the level of the provision for credit losses and the level of the allowance for credit losses still reflected elevated levels of nonperforming assets and net charge-offs, continued stress in certain segments of the portfolio and the economic uncertainly existing at year-end 2002.

         Refer to the "Corporate Risk Profile" section for further information on the provision for credit losses, net charge-offs, nonperforming assets and other factors considered by the Company in assessing the credit quality of the loan portfolio and establishing the allowance for credit losses.

NONINTEREST INCOME Noninterest income in 2002 was $5.9 billion, compared with $5.4 billion in 2001 and $4.9 billion in 2000. Noninterest income in 2001 included $62.2 million of merger and restructuring-related gains in connection with the sale of 14 branches representing $771 million in deposits. Refer to
Note 5 of the Notes to Consolidated Financial Statements for further information on merger and restructuring-related items.

         Excluding merger and restructuring-related gains, noninterest income was $5.9 billion in 2002, an increase of $529.7 million (9.9 percent), compared with 2001. The growth in noninterest income in 2002, compared with 2001 was primarily driven by growth in banking product revenues of $248.7 million (6.3 percent) and increases resulting from acquisitions, including NOVA, pacific Century, Leader and Bay View, which accounted for approximately $301.3 million of the increase in noninterest income in 2002. Offsetting these favorable variances was a decline in capital markers-related revenue of $97.1 million (10.3 percent), reflecting continued softness in the equity capital markets that has reduced investment banking activities, brokerage transaction volumes and fees based on the valuation of assets under management. Credit and debit card revenue, corporate payments products revenue and ATM processing services revenue were higher in 2002, compared with 2001, by $51.1 million (11.0 percent), $28.0 million (9.4 percent) and $6.3 million (4.8 percent), respectively, primarily reflecting growth in sales and card usage. Merchant processing services revenue grew by $2584.4 million (83.7 percent), primarily due to the acquisition of NOVA in July of 2001. Deposit service charge increased in 2002 by $46.7 million (7.0 percent), primarily due to fee enhancement and new account growth. Cash management fees and commercial products revenue grew by $69.6 million (20.0 percent) and $41.8 million (9.6 percent), respectively, primarily driven by changes in the earnings credit rate for business deposits, growth in commercial business activities, fees related to loan conduit activities and product enhancements. Commercial product revenue growth was offset somewhat by lease residual impairments in 2002. In addition to the impact of the acquisition of Leader, the $96.2 million (41.1 percent) increase in mortgage banking revenue was also due to higher levels of mortgage originations and sales and loan servicing revenue in 2002, compared with 2001. Included in noninterest income were net securities gains of

TABLE 5 Noninterest Income

                                                                                                                 2002        2001
(Dollars in Millions)                                                    2002         2001       2000          V 2001      V 2000
---------------------------------------------------------------------------------------------------------------------------------
Credit and debit card revenue......................................   $    517.0   $   465.9   $   431.0         11.0%        8.1%
Corporate payment products revenue.................................        325.7       297.7       299.2          9.4         (.5)
ATM processing services............................................        136.9       130.6       141.9          4.8        (8.0)
Merchant processing services.......................................        567.3       308.9       120.0         83.7           *
Trust and investment management fees...............................        899.1       894.4       926.2           .5        (3.4)
Deposit service charges............................................        714.0       667.3       555.6          7.0        20.1
Cash management fees...............................................        416.9       347.3       292.4         20.0        18.8
Commercial products revenue........................................        479.2       437.4       350.0          9.6        25.0
Mortgage banking revenue...........................................        330.2       234.0       189.9         41.1        23.2
Trading account profits and commissions............................        206.5       221.6       258.4         (6.8)      (14.2)
Investment products fees and commissions...........................        428.9       460.1       466.6         (6.8)       (1.4)
Investment banking revenue.........................................        207.4       258.2       360.3        (19.7)      (28.3)
Securities gains, net..............................................        299.9       329.1         8.1         (8.9)          *
Other..............................................................        339.6       286.4       526.8         18.6       (45.6)
                                                                      -----------------------------------------------------------
   Total operating noninterest income..............................      5,868.6     5,338.9     4,926.4          9.9         8.4
Merger and restructuring-related gains.............................           --        62.2          --            *           *
                                                                      -----------------------------------------------------------
   Total noninterest income........................................   $  5,868.6   $ 5,401.1   $ 4,926.4          8.7%        9.6%
=================================================================================================================================

* Not meaningful

                                                                 U.S. BANCORP 23

$299.9 million in 2002, compared with $329.1 million in 2001, representing a decline of $29.2 million (8.9 percent). Other fee income was higher in 2002, compared with 2001, by $53.2 million (18.6 percent), primarily due to $67.4 million in gains from credit card portfolio sales in 2002, a reduction in retail leasing residual and other asset impairments and lower levels of equity investment losses, compared with 2001, offset somewhat by lower official check revenue that is sensitive to changes in interest rates.

         Excluding merger and restructuring-related gains, noninterest income was $5.3 billion in 2001, an increase of $412.5 million (8.4 percent) from 2000. Credit and debit card revenue increased $34.9 million (8.1 percent) in 2001, compared with 2000, reflecting slower growth in corporate, purchasing and retail card transaction volumes during the year. Corporate card transaction volumes declined somewhat in late 2001, principally due to slower economic conditions and declining business travel since the events of September 11, 2001. Merchant processing services increased $188.9 million (157.4 percent), principally due to the NOVA acquisition in July 2001. Deposit service charges, commercial product revenue, cash management fees, and mortgage banking revenue also improved in 2001, compared with 2000 by $111.7 million (20.1 percent), $87.4 million (25.0 percent), $54.9 million (18.8 percent), and $44.1 million (23.2 percent), respectively. The increase in deposit service charges was primarily due to the alignment and re-design of products and features following the Firstar/USBM merger in February 2001. The increase in commercial product revenue and cash management fees was primarily driven by growth in core business, loan conduit activities and product enhancements. Mortgage banking revenue increased in 2001, compared with 2000 due to increased origination and sales fees and loan servicing revenue, partially offset by a decrease in gains on the sale of servicing rights. Trust and investment management fees declined $31.8 million (3.4 percent) and capital marketsrelated revenue declined $145.4 million (13.4 percent), reflecting softness in equity capital markets since late 2000. Included in noninterest income for 2001 was $329.1 million of gains on the sale of investment securities and principalonly residuals, compared with $8.1 million of similar gains in 2000. Other income declined $240.4 million in 2001, compared with 2000, primarily reflecting a $125.0 million decline in the level of earnings from equity investments and a $40.0 million impairment of retail leasing residuals in 2001. The decline in other income for 2001 also reflected a decline in gains from sales of buildings of $42.5 million from 2000.

NONINTEREST EXPENSE Noninterest expense in 2002 was $6.3 billion, compared with $6.6 billion and $5.7 billion in 2001 and 2000, respectively. Noninterest expense included merger and restructuring-related charges of $324.1 million in 2002, compared with $946.4 million in 2001 and $348.7 million in 2000. Excluding and

TABLE 6 Noninterest Expense

                                                                                                             2002        2001
(Dollars in Millions)                                                    2002         2001       2000      v 2001      v 2000
---------------------------------------------------------------------------------------------------------------------------------
Salaries...........................................................   $  2,409.2   $ 2,347.1   $ 2,427.1      2.6%       (3.3)%
Employee benefits..................................................        367.7       366.2       399.8       .4        (8.4)
Net occupancy......................................................        409.3       417.9       396.9     (2.1)        5.3
Furniture and equipment............................................        306.0       305.5       308.2       .2         (.9)
Professional services..............................................        142.5       123.8       109.0     15.1        13.6
Advertising and marketing..........................................        117.9       121.6       122.1     (3.0)        (.4)
Travel and entertainment...........................................         83.6        90.6       107.0     (7.7)      (15.3)
Capitalized software...............................................        148.1       136.1       111.9      8.8        21.6
Data processing....................................................        112.5        80.0       149.7     40.6       (46.6)
Communication......................................................        183.8       181.4       138.8      1.3        30.7
Postage............................................................        178.4       179.8       174.5      (.8)        3.0
Printing...........................................................         79.8        77.9        86.5      2.4        (9.9)
Goodwill...........................................................           --       251.1       235.0        *         6.9
Other intangible assets............................................        553.0       278.4       157.3     98.6        77.0
Other..............................................................        840.7       701.4       444.5     19.9        57.8
                                                                      -----------------------------------------------------------
      Total operating noninterest expense..........................      5,932.5     5,658.8     5,368.3      4.8         5.4
Merger and restructuring-related charges...........................        324.1       946.4       348.7    (65.8)          *
                                                                      -----------------------------------------------------------
      Total noninterest expense....................................   $  6,256.6   $ 6,605.2   $ 5,717.0     (5.3)%      15.5%
                                                                      ===========================================================
Efficiency ratio (a)...............................................         50.3%       57.5%       51.9%
Efficiency ratio, operating basis (b)..............................         47.7        49.5        48.8
Banking efficiency ratio, operating basis (b) (c)..................         44.0        45.2        43.5
=================================================================================================================================

(a) Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains
   (losses), net.

(b) Operating basis represents the efficiency ratios excluding merger and restructuring-related items.

(c) Without investment banking and brokerage activity.

*   Not meaningful

24 U.S. BANCORP
restructuring-relared charges, noninterest expense, on an operating basis, was $5.9 billion in 2002, compared with $5.7 billion in 2001 and $5.4 billion in 2000. The increase in noninterest expense in 2002, on an operating basis, of $273.7 million (4.8 percent) was primarily the result of costs associated with recent acquisitions, an increase in MSR impairments, litigation costs, post-integration realignment costs, and core expense growth. Recent acquisitions, including NOVA, Pacific Century, Leader and Bay View, accounted for approximately $317.4 million of the increase in 2002, which was comprised primarily of increased intangible and personnel expenses. Included in noninterest expense in 2002 was $186.0 million in MSR impairments, compared with $60.8 million in 2001, an increase of $125.2 million. The increase in MSR impairments was related to increasing mortgage prepayments driven by declining interest rates. Other significant items impacting noninterest expense included recognizing a $50.0 million litigation charge in 2002, including $25.0 million for investment banking regulatory matters at Piper and a $7.5 million liability for funding independent analyst research for Piper's customers, and $46.4 million of personnel and related costs for postintegration rationalization of technology, operations and certain support functions. Offsetting these higher costs was a reduction in capital markets-related expenses, the elimination of $251.1 million of goodwill amortization in connection with new accounting principles adopted in 2002 and a reduction in asset write-downs of $52.6 million related to commercial leasing partnerships and repossessed tractor/trailer property taken in 2001. Refer to the "Acquisition and Divestiture Activity" section for further information on the timing of acquisitions.

         The increase in noninterest expense in 2001, compared with 2000, on an operating basis, of $290.5 million (5.4 percent) was primarily the result of acquisitions, including NOVA, Scripps Financial Corporation, Pacific Century, Lyon Financial Services, Inc. and 41 branches in Tennessee, and represented an aggregate increase of approximately $241.7 million. In addition to the impact of acquisitions, noninterest expense in 2001 increased over 2000 due to the recognition of MSR impairments of $60.8 million related to increasing mortgage prepayments during the declining rate environment, and asset writedowns of $52.6 million related to commercial leasing partnerships and repossessed tractor/trailer property. These increases were partially offset by a reduction in expenses related to capital markets activity of $108.0 million and cost savings related to merger and restructuring-related activities.

         The efficiency ratio, before merger and restructuring-related charges, improved to 47.7 percent in 2002, compared with 49.5 percent in 2001 and 48.8 percent in 2000. The banking efficiency ratio, before merger and restructuring-related charges, was 44.0 percent for 2002, compared with 45.2 percent in 2001 and 43.5 percent in 2000. The improvement in both the efficiency ratio and the banking efficiency ratio for 2002, compared with 2001, was primarily due to revenue growth, the impact in 2002 of adopting the new accounting standards related to amortization of intangibles and cost savings from ongoing integration efforts, partially offset by an increase in MSR impairments and the impact of acquisitions of fee-based businesses that have higher efficiency ratios than the core banking business. Both the efficiency ratio and the banking efficiency ratio increased in 2001, compared with 2000, primarily due to the NOVA acquisition.

PENSION PLANS Because of the long-term nature of pension plans, the accounting for pensions is complex and can be impacted by several factors, including accounting methods, investment and funding policies and the plan's actuarial assumptions. The Company's pension accounting policy complies with the Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pension Plans" ("SFAS 87"), and reflects the long-term nature of benefit obligations and the investment horizon of plan assets. The Company has an established process for evaluating the plans, their performance and significant plan assumptions, including the assumed discount rate and the long-term rate of return ("LTROR"). At least annually, an independent consultant is engaged to assist U.S. Bancorp's Compensation Committee in evaluating plan objectives, investment policies considering its long-term investment time horizon and asset allocation strategies, funding policies and significant plan assumptions. Although plan assumptions are established annually, the Company may update its analysis on an interim basis in order to be responsive to significant events that occur during the year, such as plan mergers and amendments.

         The Company's pension plan measurement date for purposes of its financial statements is September 30. At the measurement date, plan assets are determined based on fair value, generally representing observable market prices. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. The discount rate utilized is based on matchfunding maturities and interest payments of high quality corporate bonds available in the market place to the projected cash flows of the plan as of the measurement date. At September 30, 2002 and 2001, the discount rate approximated the Moody's Aa corporate bond rating for projected benefit distributions with duration of 11.6 years. Periodic pension expense includes service costs, interest costs based on an assumed discount rate, an expected return on plan assets based on an actuarially derived market-related

                                                                 U.S. BANCORP 25
value and amortization of actuarial gains and losses. Accounting guidance provided within SFAS 87 has the effect of reducing earnings volatility related to short-term changes in interest rates and market valuations. Actuarial gains and losses include the impact of plan amendments and various unrecognized gains and losses which are deferred and amortized over the future service periods of active employees. The market-related value utilized to determine the expected return on plan assets is based on fair value adjusted for the difference between expected returns and actual performance of plan assets. The unrealized difference between actual experience and expected returns is included in the market-related value ratably over a five-year period. Any unrecognized gains or losses related to changes in the amount of the projected benefit obligation or plan assets resulting from experience different from the assumed discount rate or expected returns and from changes in assumptions are deferred. To the extent an unrecognized gain or loss, excluding the unrecognized asset gain or loss, exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets ("10 percent corridor"), the excess is recognized over the future service periods of active employees. At September 30, 2002, the accumulated unrecognized loss subject to minimum amortization requirements under SFAS 87 for 2003 approximated $177 million and was less than the 10 percent corridor. The total unrecognized asset loss approximated $675 million and will ratably decrease the actuarially derived market-related value of plan assets through 2007. The impact to pension expense of the net unrecognized losses will increase pension costs in each year from 2004 to 2007, by approximately $36.6 million, $41.9 million, $52.3 million and $18.0 million, respectively, during that timeframe. This assumes that the performance of plan assets meets the assumed LTROR. Actual results may vary depending on the performance of plan assets and changes to assumptions required in the future.

         In accordance with its existing practices, the independent pension consultant utilized by the Company updated the analysis of expected rates of return and evaluated peer group data, market conditions and other factors relevant to determining the LTROR assumptions for determining pension costs for 2003. In light of recent market performance and the results of the independent analysis, the Company made a decision to re-measure its pension plans effective in the third quarter of 2002 based on current information with respect to asset values, a reduction in the LTROR, discount rates, census data and other relevant factors. The impact of changes to assumptions for the pension plans did not have a material impact on the future financial results of the Company. The funding policy is generally to maintain a funded status sufficient to meet participant benefit obligations. The Company contributed $150.0 million in 2002 to the qualified pension plan in accordance with this policy. Future funding requirements are dependent on the performance of the pension plan but are not expected to have a material impact on the liquidity of the Company. The table below provides a summary of changes in pension plan assumptions as of September 30.

         As a result of this interim period re-measurement and other factors, the Company's total pension cost for 2002 increased by approximately $1.0 million, reducing the Company's pension and profit sharing credit from $64.8 million in 2001 to $63.8 million in 2002. Pension costs increased by $32.5 million related to a reduction in the expected rate of return on the Company's pension plan assets, utilizing a lower discount rate to determine the projected benefit obligation given the declining rate environment and the impact of changes in employee demographics. Offsetting this increase were a one-time curtailment gain of $9.0 million related to freezing certain benefits of a nonqualified pension plan, a reduction in service costs of $11.9 million related to changes in the pension plans at the time of the plan mergers and a $10.5 million reduction in pension costs associated with establishing a profit sharing plan for employees of Piper and discontinuing their participation in the defined benefit plan. Contributions to the profit sharing plan in 2002 were minimal given the lower financial performance of the Capital Markets business line.

         For purposes of determining the periodic pension cost for 2002, the LTROR declined from 12.2 percent for the Firstar pension plan and 11.0 percent for the USBM plan (a blended rate of approximately 11.6 percent) in 2001 to approximately 10.9 percent for 2002. This reflected utilizing a LTROR of 11.9 percent for the first six months of 2002 and 9.9 percent for the remainder of the year. The discount rate declined from 8.0 percent for the Firstar pension plan and 7.8 percent for the USBM pension plan (blended rate of approximately
7.9 percent) to 7.2 percent for 2002. This

                                                                                                          As Reported
                                                                                              --------------------------------------
                                                   Combined or Weighted Plan Assumptions (a)        USBM                Firstar
                                                   ---------------------------------------------------------------------------------
                                                      2003           2002          2001        2001       2000      2001       2000
------------------------------------------------------------------------------------------------------------------------------------
Expected long-term return on plan assets.........     9.9%           10.9%         11.6%       11.0%       9.5%     12.2%      12.2%
Discount rate in determining benefit obligations.     6.8             7.2           7.9         7.5        7.8       7.5        8.0
Rate of increase in future compensation..........     3.5             3.5           4.8         3.5        5.6       3.5        4.0
====================================================================================================================================

(a) The weighted rates for 2002 represent a blended rate utilizing the original 2002 assumption for the first six months of 2002 and the rates for 2003 for the second six months of 2002. The rates for 2003 represent the most recent information available at the re-measurement date.

26 U.S. BANCORP
reflected utilizing a discount rate of 7.5 percent for the first six months of 2002 and 6.8 percent for the remainder of the year. Offsetting these factors somewhat was the expected benefit of merging the defined benefit pension plan of Firstar, which used a final average pay formula for determining pension benefits, with the cash balance pension plan of USBM.

         In 2003, it is estimated that changes to the LTROR and discount rate will increase 2003 pension costs by approximately $27.3 million. Offsetting much of this increase is an expected benefit of approximately $19.0 million associated with lower interest costs related to cash balance accounts and actual changes in employee demographics, such as retirement age. Excluding the impact of the one-time curtailment gain in 2002, the net increase in pension cost relative to 2002 will be approximately $8.3 million.

         As discussed above, investment and funding policies and related pension plan assumptions can have an impact on the results of the Company. As such, U.S. Bancorp's Compensation Committee regularly evaluates plan objectives, investment policies considering its long-term investment time horizon and asset allocation strategies, funding policies and significant plan assumptions. The Company's pension plan objectives include maintaining a funded status sufficient to meet participant benefit obligations over time while reducing long-term funding requirements and pension costs. In establishing its investment policies and asset allocation strategies, the Company considers expected returns and the volatility associated with different strategies. The independent consultant performs stochastic modeling that projects numerous outcomes using a broad range of possible scenarios, including a mix of possible rates of inflation and economic growth. Some of the scenarios included are: low inflation and high growth (ideal growth), low inflation and low growth (recession), high inflation and low growth (stagflation) and high inflation and high growth (inflationary growth). Starting with current economic information, the model bases its projections on past relationships between inflation, fixed income rates and equity returns when these types of economic conditions have existed over the previous 30 years, both in the U.S. and in foreign countries. Approximately five-hundred different scenarios are modeled and then the results are summarized into percentiles that are utilized to evaluate the potential performance of alternative asset allocation strategies under different scenarios.

         Based on an analysis of historical performance by asset class, over any 20-year period since the mid-1940's, investments in equities have outperformed other investment classes but are subject to higher volatility. While an asset allocation including bonds and other assets generally has lower volatility and may provide protection in a declining interest rate environment, it limits the pension plan's long-term up-side potential. Given the pension plan's investment horizon and the financial viability of the Company to meet its funding objectives, the Committee has determined that an asset allocation strategy investing in 100% equities diversified among various domestic equity categories and international equities is appropriate. The following table provides a summary of asset allocations adopted by the Company compared with a typical asset allocation alternative:

                                                                Asset Allocation                    Expected Returns
                                                   ----------------------------------------   -------------------------------
                                                     Typical        December                                       Standard
ASSET CLASS                                         Asset Mix         2002      Target (a)    Compound   Average   Deviation
-----------------------------------------------------------------------------------------------------------------------------
DOMESTIC EQUITIES
    Large Cap....................................      30%            33%          36%          8.5%       9.9%      18.0%
    Mid Cap......................................      15             18           18           8.8       10.8       21.1
    Small Cap....................................      15             27           26           9.0       11.5       24.0
INTERNATIONAL EQUITIES...........................      10             18           20           8.7       10.8       21.9
FIXED INCOME.....................................      30             --           --
OTHER............................................      --              4           --
                                                     ----            ---         ----
TOTAL MIX OR WEIGHTED RATES......................     100%           100%         100%          9.1       10.7       18.8
                                                     ====            ===         ====
    LTROR assumed................................     8.1%                        9.9% (b)
    Standard deviation...........................    14.1%                       18.8%
    Sharpe ratio (c).............................    .409                        .382
=============================================================================================================================

(a) The target asset allocation was modified slightly from the existing asset allocation at September 30, 2002, to enhance the portfolio's diversification.

(b) The LTROR assumed for the target asset allocation strategy of 9.9 percent is based on a range of estimates evaluated by the Company, including the compound expected return of 9.1 percent and the average expected return of
    10.7 percent.

(c) The Sharpe ratio is a direct measure of reward-to-risk. The Sharpe ratio for these asset allocation strategies is considered to be within acceptable parameters.

         Regardless of the extent of the Company's analysis of alternative asset allocation strategies, economic scenarios and possible outcomes, plan assumptions developed are subject to imprecision and changes in economic factors. To illustrate, for the period from 1994 to 2001, the actual return on plan assets was 11.3 percent compared with an

                                                                 U.S. BANCORP 27
assumed LTROR of approximately 11.1 percent and an expected compound rate of return of 9.9 percent. As a result of the modeling imprecision and uncertainty, the Company considers a range of potential expected rates of return, economic conditions for several scenarios, historical performance relative to assumed rates of return and asset allocation and LTROR information for a peer group in establishing its assumptions. The Company plans to use the 9.9 percent LTROR established in the recent re-measurement to initially estimate its periodic pension expense for 2003.

         Because of the subjective nature of plan assumptions, a sensitivity analysis to hypothetical changes in the LTROR and the discount rate is provided below:

         Due to the complexity of forecasting pension plan activities, the accounting method utilized for pension plans, management's ability to respond to factors impacting the plans and the hypothetical nature of this information, the actual changes in periodic pension costs could be significantly different than the information provided in the sensitivity analysis.

                                                                Base
LTROR                                     7.9%          8.9%    9.9%       10.9%        11.9%
--------------------------------------------------------------------------------------------
Incremental benefit (cost) .......   $  (40.7)     $  (20.4)   $ --    $   20.4     $   40.7
Percent of 2002 net income .......       (.77)%        (.38)%    --%        .38%         .77%
============================================================================================

                                                                Base
DISCOUNT                                  4.8%          5.8%    6.8%        7.8%         8.8%
--------------------------------------------------------------------------------------------
Incremental benefit (cost) .......   $  (49.3)     $  (25.2)   $ --    $    9.9     $   26.2
Percent of 2002 net income .......       (.93)%        (.48)%    --%        .19%         .49%
============================================================================================

MERGER AND RESTRUCTURING-RELATED ITEMS The Company incurred merger and restructuring-related items in each of the last three years in conjunction with its acquisitions. Merger and restructuring-related items included in pre-tax earnings were $324.1 million ($211.3 million after-tax) in 2002, compared with $1,266.4 million ($844.3 million after-tax) and $348.7 million ($231.3 million after-tax) for 2001 and 2000, respectively. Merger and restructuring-related items in 2002 included $271.1 million of net expense associated with the Firstar/USBM merger and $53.0 million associated with NOVA and other smaller acquisitions. Merger and restructuring-related items in 2002 associated with the Firstar/USBM merger were primarily related to systems conversions and integration, asset write-downs and lease terminations recognized at the completion of conversions. Offsetting a portion of these costs in 2002 was an asset gain related to the sale of a non-strategic investment in a sub-prime lending business and a mark-to-market recovery associated with the liquidation of U.S. Bancorp Libra's investment portfolio. The Company exited this business in 2001 and the liquidation efforts were substantially completed in the second quarter of 2002.

         At December 31, 2002, the integration of Firstar and USBM was completed. Total merger and restructuring-related items associated with the Firstar/USBM merger were approximately $1.4 billion and no additional costs are expected going forward. In connection with the acquisition of NOVA, the integration of merchant processing platforms and business processes of U.S. Bank National Association and NOVA will continue through late 2003. Management estimates the Company will incur pre-tax merger and restructuring-related charges of approximately $36.9 million in 2003 to complete the NOVA acquisition. In addition, the Company anticipates additional pre-tax merger and restructuring related expenses in 2003 of $14.7 million related to the Bay View acquisition, $8.6 million related to the State Street Corporate Trust acquisition and $7.2 million as a result of other smaller acquisitions.

         Merger and restructuring-related items in 2001 included $382.2 million in the provision for credit loses, a $62.2 million gain on the required sale of branches and $946.4 million of noninterest expense. Total merger and restructuring-related items in 2001 consisted of $1,167.2 million related to the Firstar/USBM merger, $50.7 million of restructuring expenses for Piper and $48.5 million related to NOVA and other smaller acquisitions. With respect to the Firstar/USBM merger, the $1,167.2 million of merger and restructuring-related items included $268.2 million for severance and employee-related costs and $477.6 million of charges to exit business lines and products, sell credit portfolios or otherwise realign business practices in the new Company. The Company also incurred $208.1 million of systems conversion and business integration costs, $48.7 million for lease cancellation and other building-related costs, $226.8 million for transaction costs, funding a charitable foundation to reaffirm a commitment to its markets and other costs, and a $62.2 million gain related to the required sale of branches. In response to significant changes in the securities markets during 2001, including increased volatility, changes in equity valuations and the increasingly competitive environment for the industry, Piper restructured its operations. The restructuring improved the operating efficiency of the business by removing excess capacity

28 U.S. BANCORP
from its product distribution network and by implementing more effective business processes. Restructuring activities related to Piper were completed in 2001.

         In 2000, merger and restructuring-related items included in noninterest expense consisted of $227.0 million related to the merger of Firstar and Mercantile Bancorporation, $52.6 million related to the merger of Firstar and Star Banc Corporation and $69.1 million primarily related to other acquisitions by USBM. Included in merger and restructuring-related items were $59.4 for severance and employee-related costs, $193.5 million for systems conversions, $47.3 million for lease cancellations and other building-related costs and $48.5 million of other business integration costs.

         Refer to Notes 4 and 5 of the Notes to Consolidated Financial Statements for further information on these acquired businesses and merger and restructuring-related items.

INCOME TAX EXPENSE The provision for income taxes was $1,776.3 million (an effective rate of 34.8 percent) in 2002, compared with $927.7 million (an effective rate of 35.2 percent) in 2001 and $1,512.2 million (an effective rate of 34.5 percent) in 2000. The decrease in the effective tax rate in 2002, compared with 2001, was primarily driven by a change in unitary state tax apportionment factors, a decrease in non-deductible merger and restructuring-related charges and the change in accounting for goodwill. The effective tax rate increase in 2001, compared with 2000, was primarily due to a decline in tax-exempt interest related to sales of investment securities, the impact of unitary state tax apportionment factors on the Company, non-deductible merger and restructuring-related costs and the acquisition of NOVA.

         The Company's net deferred tax liability was $1,664.1 million at December 31, 2002, compared with $573.2 million for the year ended 2001. The change in 2002 primarily relates to leasing activities and unrealized appreciation in securities available-for-sale and financial instruments. For further information on income taxes, refer to Note 20 of the Notes to Consolidated Financial Statements.

BALANCE SHEET ANALYSIS

Average earning assets were $149.1 billion in 2002, compared with $145.2 billion in 2001. The increase in average earning assets of $3.9 billion (2.7 percent) was primarily driven by increases in the investment portfolio, core retail loan growth, and the impact of acquisitions. This growth was partially offset by declines in commercial and commercial real estate loans reflecting lower borrowing

TABLE 7 Loan Portfolio Distribution

                                            2002                2001               2000                1999             1998
                                     -----------------------------------------------------------------------------------------------
                                                Percent             Percent             Percent            Percent           Percent
December 31 (Dollars in Millions)     Amount   of Total   Amount   of Total   Amount   of Total  Amount   of Total  Amount  of Total
------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
  Commercial ......................  $ 36,584    31.5%   $ 40,472    35.4%   $ 47,041    38.5%  $ 42,021    37.1%  $ 37,777    35.3%
  Lease financing .................     5,360     4.6       5,858     5.1       5,776     4.7      3,835     3.4      3,291     3.1
                                     ----------------------------------------------------------------------------------------------
    Total commercial ..............    41,944    36.1      46,330    40.5      52,817    43.2     45,856    40.5     41,068    38.4
COMMERCIAL REAL ESTATE
  Commercial mortgages ............    20,325    17.5      18,765    16.4      19,466    15.9     18,636    16.5     16,602    15.5
  Construction and development.....     6,542     5.6       6,608     5.8       6,977     5.7      6,506     5.7      5,206     4.9
                                     ----------------------------------------------------------------------------------------------
    Total commercial real estate...    26,867    23.1      25,373    22.2      26,443    21.6     25,142    22.2     21,808    20.4
RESIDENTIAL MORTGAGES .............     9,746     8.4       7,829     6.8       9,397     7.7     12,760    11.3     14,982    14.0
RETAIL
  Credit card .....................     5,665     4.9       5,889     5.1       6,012     4.9      5,004     4.4      4,856     4.5
  Retail leasing ..................     5,680     4.9       4,906     4.3       4,153     3.4      2,123     1.9      1,621     1.5
  Home equity and
    second mortgages (a) ..........    13,572    11.6      12,235    10.7      11,956     9.7          *       *          *       *
  Other retail
    Revolving credit ..............     2,650     2.3       2,673     2.3       2,750     2.2          *       *          *       *
    Installment ...................     2,258     1.9       2,292     2.0       2,186     1.8          *       *          *       *
    Automobile ....................     6,343     5.5       5,660     5.0       5,609     4.6          *       *          *       *
    Student .......................     1,526     1.3       1,218     1.1       1,042      .9          *       *          *       *
                                     ----------------------------------------------------------------------------------------------
      Total other retail (a) ......    12,777    11.0      11,843    10.4      11,587     9.5     22,344    19.7     22,623    21.2
                                     ----------------------------------------------------------------------------------------------
    Total retail ..................    37,694    32.4      34,873    30.5      33,708    27.5     29,471    26.0     29,100    27.2
                                     ----------------------------------------------------------------------------------------------
      Total loans ................   $116,251   100.0%   $114,405   100.0%   $122,365   100.0%  $113,229   100.0%  $106,958   100.0%
===================================================================================================================================

(a) Home equity and second mortgages are included within the total other retail category for the periods prior to the year 2000.

*   Information not available

                                                                 U.S. BANCORP 29
requirements of commercial customers and credit related actions of the Company. The increase in average earning assets was funded with an increase in net free funds, including an increase in average noninterest-bearing deposits of $3.6 billion, and an increase in average interest-bearing liabilities of $.8 billion, consisting principally of higher core savings balances and more favorably priced longer-term wholesale funding.

         For average balance information, refer to Consolidated Daily Average Balance Sheet and Related Yields and Rates on pages 108 and 109.

LOANS The Company's total loan portfolio was $116.3 billion at December 31, 2002, compared with $114.4 billion at December 31, 2001, an increase of $1.9 billion (1.6 percent). The increase in total loans was driven by strong retail loan and residential mortgage growth, partially offset by a decline in commercial loans due in part to current economic conditions. During 2002, there were reclassifications between loan categories that occurred in connection with conforming loan classifications at the time of system conversions. Prior years were not restated, as it was impractical to determine the extent of reclassification for all periods presented. Average total loans decreased $3.7 billion (3.1 percent) in 2002, compared with 2001. The decline in total average loans in 2002, compared with 2001, was driven by the decline in commercial and commercial real estate loans in 2002 and the impact of transfers of high credit quality commercial loans to the loan conduit in 2001. The decline in commercial and commercial real estate loans was partially offset by growth in retail loans and residential mortgages. Average total loans on a core basis decreased by $2.7 billion (2.2 percent) relative to the prior year.

COMMERCIAL Commercial loans, including lease financing, totaled $41.9 billion at December 31, 2002, compared with $46.3 billion at December 31, 2001, a decrease of $4.4 billion (9.5 percent). The decline was driven by softness in loan demand, credit-related actions including

TABLE 8 Commercial Loan Exposure by Industry Group and Geography

                                                              December 31, 2002     December 31, 2001
                                                             ----------------------------------------
INDUSTRY GROUP (Dollars in Millions)                          Loans     Percent      Loans    Percent
-----------------------------------------------------------------------------------------------------
Consumer products and services ...........................   $ 7,206      17.2%     $ 7,622     16.5%
Financials ...............................................     5,769      13.7        5,859     12.6
Capital goods ............................................     5,486      13.1        6,497     14.0
Commercial services and supplies .........................     3,853       9.2        4,178      9.0
Agriculture ..............................................     3,153       7.5        3,433      7.4
Transportation ...........................................     2,231       5.3        2,560      5.5
Consumer staples .........................................     1,924       4.6        2,060      4.5
Private investors ........................................     1,759       4.2        1,864      4.0
Paper and forestry products, mining and basic materials ..     1,664       4.0        2,053      4.4
Health care ..............................................     1,475       3.5        1,567      3.4
Property management and development ......................     1,266       3.0        1,384      3.0
Technology ...............................................       797       1.9        1,089      2.4
Energy ...................................................       575       1.4          410       .9
Other ....................................................     4,786      11.4        5,754     12.4
                                                             ---------------------------------------
          Total ..........................................   $41,944     100.0%     $46,330    100.0%
====================================================================================================

GEOGRAPHY
----------------------------------------------------------------------------------------------------
California ...............................................   $ 4,127       9.8%     $ 3,969      8.6%
Colorado .................................................     1,796       4.3        2,008      4.3
Illinois .................................................     2,214       5.3        2,339      5.0
Minnesota ................................................     6,605      15.7        6,511     14.1
Missouri .................................................     2,895       6.9        2,104      4.5
Ohio .....................................................     2,455       5.9        2,896      6.3
Oregon ...................................................     1,604       3.8        2,014      4.3
Washington ...............................................     3,129       7.5        3,882      8.4
Wisconsin ................................................     3,052       7.3        3,115      6.7
Iowa, Kansas, Nebraska, North Dakota, South Dakota .......     4,421      10.5        5,059     10.9
Arkansas, Indiana, Kentucky, Tennessee ...................     1,865       4.4        1,897      4.1
Idaho, Montana, Wyoming ..................................       996       2.4        1,014      2.2
Arizona, Nevada, Utah ....................................       986       2.4        1,057      2.3
                                                             ---------------------------------------
          Total banking region ...........................    36,145      86.2       37,865     81.7
Outside the Company's banking region .....................     5,799      13.8        8,465     18.3
                                                             ---------------------------------------
          Total ..........................................   $41,944     100.0%     $46,330    100.0%
====================================================================================================

30 U.S. BANCORP
workout activities, and reclassifications to other loan categories. Included in the change for commercial loans was a reclassification of approximately $1.2 billion from commercial loans predominately to the commercial real estate ($.5 billion) and residential mortgages ($.7 billion) loan categories in 2002. Average commercial loans in 2002 decreased by $6.3 billion (12.5 percent). Approximately $721 million of the change in average commercial loans year-over-year for 2002 was due to the transfer of high credit quality commercial loans to the loan conduit. Also impacting the decline in average commercial loans was the transfer of $680 million in unsecured small business product to loans held for sale in 2001. On a core basis, average commercial loans decreased by $5.3 billion (9.9 percent) relative to the prior year.

         Table 8 provides a summary of commercial loans by industry and geographic locations.

COMMERCIAL REAL ESTATE The Company's portfolio of commercial real estate loans, which includes commercial mortgages and construction loans, was $26.9 billion at December 31, 2002, compared with $25.4 billion at December 31, 2001, an increase of $1.5 billion (5.9 percent). Included in the change in commercial real estate loans at year-end was a net reclassification of approximately $.5 billion to the commercial real estate loan category predominately from the commercial loan category. Commercial mortgages outstanding increased by $1.6 billion (8.3 percent), driven by loan reclassifications and growth in small business administration lending, while real estate construction and development loans remained essentially flat compared with a year ago. Average commercial real estate loans were essentially flat at $25.7 billion in 2002, compared with $26.1 billion in 2001. Table 9 provides a summary of commercial real estate exposures by property type and geographic location.

         The Company maintains the real estate construction designation until the project is producing sufficient cash flow to service traditional mortgage financing, at which time, if retained, the loan is transferred to the commercial mortgage portfolio. Approximately $1.4 billion of construction loans were permanently financed and transferred to the commercial mortgage loan category in 2002. At year-end 2002, $182 million of tax-exempt industrial development loans were secured by real estate.

TABLE 9 Commercial Real Estate Exposure by Property Type and Geography

                                                        December 31, 2002   December 31, 2001
                                                        -------------------------------------
PROPERTY TYPE (Dollars in Millions)                      Loans    Percent    Loans    Percent
---------------------------------------------------------------------------------------------
Business owner occupied .............................   $ 6,513     24.2%   $ 5,159     20.3%
Multi-family ........................................     3,258     12.1      2,842     11.2
Commercial property
         Industrial .................................     1,227      4.6      1,995      7.9
         Office .....................................     3,564     13.3      2,948     11.6
         Retail .....................................     3,832     14.3      2,704     10.7
         Other ......................................     1,447      5.4      1,949      7.7
Homebuilders ........................................     2,142      8.0      1,417      5.6
Hotel/motel .........................................     2,585      9.6      1,985      7.8
Health care facilities ..............................     1,290      4.8      1,183      4.7
Other ...............................................     1,009      3.7      3,191     12.5
                                                        ------------------------------------
         Total ......................................   $26,867    100.0%   $25,373    100.0%
============================================================================================

GEOGRAPHY
--------------------------------------------------------------------------------------------
California ..........................................   $ 4,277     15.9%   $ 3,399     13.4%
Colorado ............................................     1,190      4.4        840      3.3
Illinois ............................................     1,140      4.2      1,581      6.2
Minnesota ...........................................     1,508      5.6      1,401      5.5
Missouri ............................................     2,297      8.6      2,439      9.6
Ohio ................................................     2,264      8.4      2,274      9.0
Oregon ..............................................     1,614      6.0      1,427      5.6
Washington ..........................................     3,242     12.1      2,671     10.5
Wisconsin ...........................................     2,040      7.6      2,128      8.4
Iowa, Kansas, Nebraska, North Dakota, South Dakota ..     1,895      7.1      2,016      8.0
Arkansas, Indiana, Kentucky, Tennessee ..............     1,679      6.2      2,055      8.1
Idaho, Montana, Wyoming .............................       682      2.5        690      2.7
Arizona, Nevada, Utah ...............................     1,439      5.4      1,182      4.7
                                                        ------------------------------------
         Total banking region .......................    25,267     94.0     24,103     95.0
Outside the Company's banking region ................     1,600      6.0      1,270      5.0
                                                        ------------------------------------
         Total ......................................   $26,867    100.0%   $25,373    100.0%
============================================================================================

                                                                 U.S. BANCORP 31

The Company's commercial real estate mortgages and construction loans had unfunded commitments of $7.9 billion at December 31, 2002, compared with $6.0 billion at December 31, 2001. The Company also finances the operations of real estate developers and other entities with operations related to real estate. These loans are not secured directly by real estate and are subject to terms and conditions similar to commercial loans. These loans were included in the commercial loan category and totaled $635 million at December 31, 2002.

RESIDENTIAL MORTGAGES Residential mortgages held in the loan portfolio were $9.7 billion at December 31, 2002, compared with $7.8 billion at December 31, 2001, an increase of $1.9 billion (24.5 percent). The increase in residential mortgages was driven by an increase in refinancing given the current rate environment and strong growth in first lien home equity loans through the Company's Consumer Finance division. The increase also reflects a decision to retain adjustable rate mortgages in the portfolio for asset liability management purposes and a reclassification of approximately $.7 billion to the residential mortgages category predominately from the commercial loan category. This growth was partially offset by approximately $.9 billion in residential loan sales during 2002. Average residential mortgages of $8.4 billion were essentially unchanged from a year ago.

RETAIL Total retail loans outstanding, which include credit card, retail leasing, home equity and second mortgages and other retail loans, were $37.7 billion at December 31, 2002, compared with $34.9 billion at December 31, 2001. The increase of $2.8 billion (8.1 percent) was driven by an increase in home equity lines during the recent declining rate environment and an increase in the retail leasing portfolio. This growth was partially offset by two credit card sales in 2002 that totaled approximately $483 million. Average retail loans increased $3.1 billion (9.1 percent) to $36.5 billion in 2002. Impacting the growth in average retail loans in 2002, compared with 2001, were portfolio sales of $1.3 billion in 2001 related to the high loan-to-value home equity portfolio and indirect automobile loans. On a core basis, average retail loans increased $1.8 billion (5.3 percent) from a year ago with growth in most retail loan categories. Of the total retail loans outstanding, approximately 89.8 percent are to customers located in the Company's banking region.

LOANS HELD FOR SALE At December 31, 2002, loans held for sale, consisting primarily of residential mortgages to be sold in the secondary markets, were $4.2 billion, compared with $2.8 billion at December 31, 2001. The $1.3 billion (47.5 percent) increase primarily reflected strong mortgage loan origination volume in connection with refinancing activity in 2002 given the declining interest rates for residential mortgage loans. Residential mortgage production was $23.2 billion in 2002, compared with $15.6 billion in 2001. This is substantially higher than mortgage production of $6.7 billion in 2000.

INVESTMENT SECURITIES The Company uses its investment securities portfolio for several purposes. It serves as a vehicle to manage interest rate and prepayment risk, generates interest and dividend income from the investment of excess funds depending on loan demand, provides liquidity and is used as collateral for public deposits and wholesale funding sources.

         At December 31, 2002, investment securities, both available-for-sale and held-to-maturity, totaled $28.5 billion, compared with $26.6 billion at December 31, 2001. The $1.9 billion (7.1 percent) increase reflected the reinvestment of proceeds from loan sales, declines in commercial and commercial real estate loan balances and deposits assumed from the recent Bay View transaction. During 2002, the Company sold $13.7 billion of fixed-rate securities, in part to realign the portfolio to hedge against interest rate changes and to generate gains given the impact of prepayments in the mortgage servicing rights portfolio. A portion of the fixed-rate securities sold was replaced with floating-rate securities in conjunction with the Company's interest rate risk management strategies. At December 31, 2002, approximately
18.6 percent of the investment securities portfolio represented adjustable rate financial instruments, compared with 15.6 percent as of December 31, 2001.

TABLE 10 Selected Loan Maturity Distribution

                                                     Over One
                                         One Year     Through   Over Five
December 31, 2002 (Dollars in Millions)   or Less   Five Years    Years       Total
------------------------------------------------------------------------------------
Commercial ............................  $ 21,037    $18,039     $ 2,868    $ 41,944
Commercial real estate ................     7,382     13,147       6,338      26,867
Residential mortgages .................       841      1,827       7,078       9,746
Retail ................................    11,660     16,010      10,024      37,694
                                         -------------------------------------------
         Total loans ..................  $ 40,920    $49,023     $26,308    $116,251
Total of loans due after one year with
         Predetermined interest rates .                                     $ 38,185
         Floating interest rates ......                                     $ 37,146
====================================================================================

32 U.S. BANCORP

         The weighted-average yield of the available-for-sale portfolio was 4.97 percent at December 31, 2002, compared with 5.58 percent at December 31, 2001. The average maturity of the available-for-sale portfolio dropped to 2.8 years at December 31, 2002, down from 5.4 years at December 31, 2001. The relative mix of the type of investment securities maintained in the portfolio is provided in Table 11. The change in investment portfolio mix reflected sales of tax-exempt municipal securities that were replaced primarily by collateralized mortgage obligations. At December 31, 2002, the available-for-sale portfolio included a $714 million net unrealized gain, compared with a net unrealized gain of $15 million at December 31, 2001.

TABLE 11 Investment Securities

                                                               Available-for-Sale                       Held-to-Maturity
                                                  ----------------------------------------------------------------------------------
                                                                        Weighted                               Weighted
                                                                         Average   Weighted                     Average     Weighted
                                                  Amortized    Fair   Maturity in  Average   Amortized   Fair  Maturity in   Average
December 31, 2002 (Dollars in Millions)              Cost     Value      Years      Yield       Cost    Value     Years       Yield
------------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY AND AGENCIES
  Maturing in one year or less .................  $    162   $   164       .44       3.83%     $  --    $  --       --          --%
  Maturing after one year through five years ...       207       218      2.97       4.37         --       --       --          --
  Maturing after five years through ten years ..        41        42      7.33       4.12         --       --       --          --
  Maturing after ten years .....................        11        12     11.38       5.23         --       --       --          --
                                                  --------------------------------------------------------------------------------
    Total ......................................  $    421   $   436      2.64       4.16%     $  --    $  --       --          --%
                                                  --------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES
  Maturing in one year or less .................  $  3,878   $ 3,904       .61       3.33%     $  --    $  --       --          --%
  Maturing after one year through five years ...    20,359    20,988      2.69       5.18         20       20     3.25        7.67
  Maturing after five years through ten years ..       725       768      5.61       5.27         --       --       --          --
  Maturing after ten years .....................         5         6     13.85       6.12         --       --       --          --
                                                  --------------------------------------------------------------------------------
    Total ......................................  $ 24,967   $25,666      2.46       4.90%     $  20    $  20     3.25        7.67%
                                                  --------------------------------------------------------------------------------
ASSET-BACKED SECURITIES
  Maturing in one year or less .................  $      1   $     1       .25       5.50%     $  --    $  --       --          --%
  Maturing after one year through five years ...       446       459      3.39       5.24         --       --       --          --
  Maturing after five years through ten years ..       199       210      7.12       5.72         --       --       --          --
  Maturing after ten years .....................        --        --        --         --         --       --       --          --
                                                  --------------------------------------------------------------------------------
    Total ......................................  $    646   $   670      4.53       5.39%     $  --    $  --       --          --%
                                                  --------------------------------------------------------------------------------
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS
  Maturing in one year or less .................  $    102   $   103       .42       7.26%     $  34    $  35      .47        3.60%
  Maturing after one year through five years ...       263       275      2.73       7.26         62       66     2.97        6.20
  Maturing after five years through ten years ..       140       147      6.89       7.42         48       52     7.20        6.28
  Maturing after ten years .....................        53        54     18.32       9.32         69       67    15.07        5.85
                                                  --------------------------------------------------------------------------------
    Total ......................................  $    558   $   579      4.83       7.50%     $ 213    $ 220     7.44        5.69%
                                                  --------------------------------------------------------------------------------
OTHER DEBT SECURITIES
  Maturing in one year or less .................  $     33   $    34       .63       5.50%     $  --    $  --       --          --%
  Maturing after one year through five years ...       165       165      2.57      11.41         --       --       --          --
  Maturing after five years through ten years ..         4         3      6.54       5.15         --       --       --          --
  Maturing after ten years .....................       262       233     24.36       2.30         --       --       --          --
                                                  --------------------------------------------------------------------------------
    Total ......................................  $    464   $   435     14.76       5.80%     $  --    $  --       --          --%
                                                  --------------------------------------------------------------------------------
OTHER INVESTMENTS ..............................  $    485   $   469        --         --%     $  --    $  --       --          --%
                                                  --------------------------------------------------------------------------------
Total investment securities ....................  $ 27,541   $28,255      2.77       4.97%     $ 233    $ 240     7.08        5.86%
==================================================================================================================================

Note: Information related to asset and mortgage-backed securities included above is presented based upon weighted average maturities anticipating future prepayments. Average yields are presented on a fully-taxable equivalent basis. Yields on available-for-sale securities are computed based on historical cost balances. Average yield and maturity calculations exclude equity securities that have no stated yield or maturity.

                                                          2002                  2001
                                                    ------------------------------------------
                                                    Amortized    Percent  Amortized    Percent
At December 31 (Dollars in Millions)                   Cost     of Total     Cost     of Total
----------------------------------------------------------------------------------------------
U.S. treasuries and agencies .....................   $   421       1.5%    $   439       1.7%
Mortgage-backed securities .......................    24,987      90.0      21,965      82.6
Asset-backed securities ..........................       646       2.3       2,091       7.9
Obligations of states and political subdivisions..       771       2.8       1,148       4.3
Other securities and investments .................       949       3.4         950       3.5
                                                      --------------------------------------
    Total investment securities ..................   $27,774     100.0%    $26,593     100.0%
============================================================================================

                                                                 U.S. BANCORP 33

DEPOSITS Total deposits were $115.5 billion at December 31, 2002, compared with $105.2 billion at December 31, 2001, an increase of $10.3 billion (9.8 percent). The increase in total deposits was the result of the continued desire by customers to maintain liquidity and specific deposit gathering initiatives and funding decisions in 2002.

         Noninterest-bearing deposits were $35.1 billion at December 31, 2002, compared with $31.2 billion at December 31, 2001, an increase of $3.9 billion (12.5 percent). Average noninterest-bearing deposits were $28.7 billion in 2002, an increase of $3.6 billion (14.4 percent), compared with 2001. The increase in noninterest-bearing deposits was primarily attributable to business and government banking customers that maintained higher compensating balances given the current interest rate environment.

         Interest-bearing savings deposits totaled $50.2 billion at December 31, 2002, compared with $44.7 billion at December 31, 2001, an increase of $5.5 billion (12.3 percent). Average interest-bearing savings deposits were $45.8 billion in 2002, an increase of $2.3 billion (5.4 percent), compared with 2001. This growth was related to specific deposit gathering initiatives of the Company in 2002, the continued downturn in equity capital markets and the current interest rate environment prompting many customers to increase their liquidity in accessible deposits.

         Interest-bearing time deposits were $30.2 billion at December 31, 2002, compared with $29.3 billion at December 31, 2001, an increase of $.9 billion (3.1 percent). The increase in interest-bearing time deposits was driven by an increase of $3.7 billion (42.7 percent) in time deposits greater than $100,000 partially offset by a decline in the higher cost time certificates of deposits less than $100,000 of $2.8 billion (13.3 percent). Time certificates of deposits are largely viewed as purchased funds and are managed to levels deemed appropriate given alternative funding sources. The decline in time certificates of deposits less than $100,000 reflected a shift in product mix toward savings products and funding decisions toward more favorably priced wholesale funding sources given the current interest rate environment. Average time certificates of deposit less than $100,000 declined $4.0 billion (17.3 percent). The decline in average time certificates of deposit less than $100,000 reflected the net impact of bank acquisitions and branch divestitures and management's pricing decisions to change the mix of funding toward lower rate wholesale funding sources.

BORROWINGS The Company utilizes both short-term and long-term borrowings to fund growth of earning assets in excess of deposit growth. Short-term borrowings, which include federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings, were $7.8 billion at December 31, 2002, down $6.9 billion (46.8 percent) from $14.7 billion at year-end 2001. Short-term funding is managed to levels deemed appropriate given

         Table 12 provides a summary of total deposits by type of deposit.

TABLE 12 Deposits

The composition of deposits was as follows:

                                                             2002                   2001                 2000
                                                      --------------------------------------------------------------
                                                                 Percent               Percent               Percent
December 31 (Dollars in Millions)                      Amount    of Total    Amount   of Total    Amount    of Total
--------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits ....................     $ 35,106     30.4%    $ 31,212     29.7%    $ 26,633     24.3%
Interest-bearing deposits
  Interest checking .............................       17,467     15.1       15,251     14.5       13,982     12.8
  Money market accounts .........................       27,753     24.0       24,835     23.6       23,899     21.8
  Savings accounts ..............................        5,021      4.4        4,637      4.4        4,516      4.1
                                                     --------------------------------------------------------------
    Total of savings deposits ...................       50,241     43.5       44,723     42.5       42,397     38.7
Time certificates of deposit less than $100,000..       17,973     15.5       20,724     19.7       25,780     23.5
Time deposits greater than $100,000
  Domestic ......................................        9,427      8.2        7,286      6.9       11,221     10.3
  Foreign .......................................        2,787      2.4        1,274      1.2        3,504      3.2
                                                     --------------------------------------------------------------
    Total interest-bearing deposits .............       80,428     69.6       74,007     70.3       82,902     75.7
                                                     --------------------------------------------------------------
  Total deposits ................................     $115,534    100.0%    $105,219    100.0%    $109,535    100.0%
===================================================================================================================
                                                             1999                   1998
                                                     ------------------------------------------
                                                                  Percent               Percent
December 31 (Dollars in Millions)                      Amount   of Total      Amount   of Total
-----------------------------------------------------------------------------------------------
Noninterest-bearing deposits ....................      $ 26,350     25.5%    $ 27,479     26.3%
Interest-bearing deposits
  Interest checking .............................        13,141     12.7       13,385     12.8
  Money market accounts .........................        22,751     22.0       22,086     21.2
  Savings accounts ..............................         5,445      5.3        6,352      6.1
                                                     -----------------------------------------
    Total of savings deposits ...................        41,337     40.0       41,823     40.1
Time certificates of deposit less than $100,000..        25,394     24.5       27,935     26.8
Time deposits greater than $100,000
  Domestic ......................................         9,348      9.0        6,261      6.0
  Foreign .......................................           988      1.0          848       .8
                                                     -----------------------------------------
    Total interest-bearing deposits .............        77,067     74.5       76,867     73.7
                                                     -----------------------------------------
  Total deposits ................................      $103,417    100.0%    $104,346    100.0%
==============================================================================================

The maturity of time deposits greater than $100,000 was as follows:

December 31 (Dollars in Millions)                 2002
-------------------------------------------------------
Three months or less .........................  $ 7,533
Over three months through six months .........    1,376
Over six months through twelve months ........    1,701
Over twelve months ...........................    1,604
                                                -------
    Total ....................................  $12,214
=======================================================

34 U.S. BANCORP
alternative funding sources. The decrease in short-term borrowings reflected the impact of funding earning assets primarily through growth in deposits and, to a lesser extent, a shift toward longer-term funding sources.

         Long-term debt was $28.6 billion at December 31, 2002, up from $25.7 billion at December 31, 2001. The $2.9 billion (11.2 percent) increase in long-term debt included the issuance of $1.0 billion of fixed-rate subordinated notes in February 2002, the issuance of $6.5 billion of medium-term notes and bank notes and the issuance of $3.1 billion of long-term Federal Home Loan Bank advances in 2002. The issuance of long-term debt was partially offset by repayments and maturities of $8.4 billion in 2002, including the repurchase on August 6, 2002, of approximately $1.1 billion accreted value of the Company's convertible senior notes (the "CZARS") due to mature in 2021. Refer to Note 14 of the Notes to Consolidated Financial Statements for additional information regarding long-term debt and the "Liquidity Risk Management" section for discussion of liquidity management of the Company.

CORPORATE RISK PROFILE

OVERVIEW Managing risks is an essential part of successfully operating a financial services company. The most prominent risk exposures are credit, residual, operational, interest rate, market and liquidity. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Residual risk is the potential reduction in the end-of-term value of leased assets or the residual cash flows related to asset securitization and other off-balance sheet structures. Operational risk includes risks related to fraud, legal and compliance risk, processing errors, technology and breaches of internal controls. Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Rate movements can affect the repricing of assets and liabilities differently, as well as their market value. Market risk arises from fluctuations in interest rates, foreign exchange rates, and equity prices that may result in changes in the values of financial instruments, such as trading and available-for-sale securities that are accounted for on a mark-to-market basis. Liquidity risk is the possible inability to fund obligations to depositors, investors or borrowers. In addition, corporate strategic decisions, as well as the risks described above, could give rise to reputation risk. Reputation risk is the risk that negative publicity or press, whether true or not, could result in costly litigation or cause a decline in the Company's stock value, customer base or revenue.

CREDIT RISK MANAGEMENT The Company's strategy for credit risk management includes well defined, centralized credit policies, uniform underwriting criteria, and ongoing risk monitoring and review processes for all commercial and consumer credit exposures. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and management reviews of loans experiencing deterioration of credit quality. The Company strives to identify potential problem loans early, take any necessary charge-offs promptly and maintain adequate reserve levels for probable loan losses. Commercial banking operations rely on a strong credit culture that combines prudent credit policies and individual lender accountability. The Company utilizes a credit risk rating system to measure the credit quality of individual commercial loan transactions and regularly forecasts potential changes in risk ratings and nonperforming status. The risk rating system is intended to identify and measure the credit quality of lending relationships. In the Company's retail banking operations, standard credit scoring systems are used to assess consumer credit risks and to price consumer products accordingly. The Company also engages in non-lending activities that may give rise to credit risk, including interest rate swap contracts for balance sheet hedging purposes, foreign exchange transactions and interest rate swap contracts for customers, settlement risk and the processing of credit card transactions for merchants. These activities are also subject to credit review, analysis and approval processes.

         In evaluating its credit risk, the Company considers changes, if any, in underwriting activities, the loan portfolio composition (including product mix and geographic, industry or customer-specific concentrations), trends in loan performance, the level of allowance coverage and macroeconomic factors. The domestic economy has experienced slower growth since late 2000. During 2001, corporate earnings weakened and credit quality indicators among certain industry sectors deteriorated. Large corporate and middle market commercial businesses announced or continued to implement restructuring activities in an effort to improve operating margins. The stagnant economic growth was evidenced by the Federal Reserve Board's ("FRB") actions to stimulate economic growth through a series of interest rate reductions over the past 24 to 30 months. In response to declining economic conditions, company-specific portfolio trends, and the Firstar/USBM merger, the Company undertook an extensive review of its commercial and consumer loan portfolios in early 2001. As a result of this review, the Company initiated several actions during the first six months of 2001 including aligning the risk management practices and charge-off policies of the companies and restructuring and disposing of certain portfolios that did not align with the credit risk profile of the combined company. Credit portfolio restructuring activities included a specific segment of the Company's health care portfolio, selling certain USBM

                                                                 U.S. BANCORP 35
consumer loan portfolios, renegotiating a credit card co-branding relationship and discontinuing an unsecured small business product that did not align with the product offerings of the combined company. The Company also implemented accelerated loan workout strategies for certain commercial credits. By the end of the second quarter of 2001, economic stimulus by the FRB as well as management's actions appeared to have reduced the rate of credit quality deterioration. However, world events during the third quarter of 2001 had a profound impact on consumer confidence and related spending, governmental priorities and business activities. As a result of these events, the Company expected the economic slowdown to accelerate or be more prolonged than it had originally estimated. Accordingly, the Company conducted a review of its credit portfolios and recognized the need to address the impact that these events would have. In response to this evaluation, the Company increased the provision for credit losses by approximately $1,025 million in the third quarter of 2001 beyond expected levels.

         By the end of 2002, economic conditions had stabilized somewhat although the banking sector continued to experience elevated levels of nonperforming assets and net charge-offs, especially with respect to certain industry segments. Unemployment rates had increased slightly from a year ago and consumer spending and confidence levels had declined since 2001.

CREDIT DIVERSIFICATION The Company manages its credit risk, in part, through diversification of its loan portfolio. As part of its normal business activities, it offers a broad array of traditional commercial lending products and specialized products such as asset-based lending, commercial lease financing, agricultural credit, warehouse mortgage lending, commercial real estate, health care and correspondent banking. The Company also offers an array of retail lending products including credit cards, retail leases, home equity, revolving credit, lending to students and other consumer loans. These retail credit products are primarily offered through the branch office network, specialized trust, home mortgage and loan production offices, indirect distribution channels, such as automobile dealers and a consumer finance company. The Company monitors and manages the portfolio diversification by industry, customer and geography. Table 7 provides information with respect to the overall product diversification and changes in mix in 2002.

         The commercial portfolio reflects the Company's focus on serving small business customers, middle market and larger corporate businesses throughout its 24 state banking region and national customers and within certain niche industry groups. Table 8 provides a summary of the significant industry groups and geographic locations of commercial loans outstanding at December 31, 2002 and 2001. The commercial loan portfolio is diversified among various industries with somewhat higher concentrations in consumer products and services, capital goods (including manufacturing and commercial construction-related businesses), and consumer staple industries. Additionally, the commercial portfolio is diversified across the Company's geographical markets with 86.2 percent of total commercial loans within the 24 state banking region. Credit relationships outside of the Company's banking region are typically niche businesses including the mortgage banking and the leasing businesses. Loans to mortgage banking customers are primarily warehouse lines which are collateralized with the underlying mortgages. The Company regularly monitors its mortgage collateral position to manage its risk exposure.

         Certain industry segments within the commercial loan portfolio, including communications, transportation and manufacturing sectors, as well as highly leveraged enterprise value financings, have experienced economic stress in 2002. Since 2001, the communications sector has been adversely impacted by excess capacity and represented only 1.2 percent of the commercial loan portfolio at December 31, 2002. At December 31, 2002, the transportation sector represented 5.3 percent of the total commercial loan portfolio. It has been impacted by reduced airline travel, slower economic activity and higher fuel costs that adversely impacted the trucking businesses. At year-end 2002, the Company's transportation portfolio consisted of airline and airfreight businesses (28.1 percent of the sector), trucking businesses (52.9 percent of the sector) and the remainder in the railroad and shipping businesses (19.0 percent of the sector). Capital goods represented 13.1 percent of the total commercial portfolio at December 31, 2002. Included in this sector were approximately 34.0 percent of loans related to building products while engineering and construction equipment and machinery businesses were 31.6 percent and 21.6 percent, respectively. Manufacturing production levels and inventory reductions continues to cause financial stress in these portfolios.

         Within its commercial lending business, the Company also provides financing to enable customers to grow their businesses through acquisitions of existing businesses, buyouts or other recapitalizations. During a business cycle with slower economic growth, businesses with leveraged capital structures may experience insufficient cash flows to service their debt. The Company manages leveraged enterprise-value financings by maintaining well-defined underwriting standards, portfolio diversification and actively managing the customer relationship. Regardless of these actions, leveraged enterprise-value financings often exhibit stress during a recession or period of slow economic growth. Given this risk profile, the Company began to significantly de-emphasize and reduce the size of this

36 U.S. BANCORP
portfolio during the past year. The Company actively monitors the credit quality of these customers and develops action plans accordingly. Such leveraged enterprise-value financings approximated $2.9 billion in loans outstanding at December 31, 2002, compared with approximately $3.9 billion outstanding at December 31, 2001. The decline was primarily due to the Company's decision to reduce its exposure to these types of lending arrangements through repayments, refinancing activities and loan sales. The sector has also been reduced by charge-offs taken during the year. The Company's portfolio of leveraged financings is included in Table 8 and is diversified among industry groups similar to the total commercial loan portfolio.

         The commercial real estate portfolio reflects the Company's focus on serving business owners within its footprint as well as regional investment-based real estate. Table 9 provides a summary of the significant property types and geographic locations of commercial real estate loans outstanding at December 31, 2002 and 2001. At December 31, 2002, approximately
24.2 percent of the commercial real estate loan portfolio represented business owner-occupied properties that tend to exhibit credit risk characteristics similar to the middle-market commercial loan portfolio. Generally, the investment-based real estate mortgages are diversified among various property types with somewhat higher concentrations in multi-family, office and retail properties. Additionally, the commercial real estate portfolio is diversified across the Company's geographical markets with 94.0 percent of total commercial real estate loans outstanding at December 31, 2002, within the 24 state banking region. While vacancies in multi-family and commercial properties had risen during the past 18 months, declining interest rates have allowed real estate owners to reduce interest costs and generally maintain adequate cash flows.

ANALYSIS OF LOAN NET CHARGE-OFFS Total loan net charge-offs decreased $173.5 million to $1,373.0 million in 2002, compared with $1,546.5 million in 2001 and $825.4 million in 2000. The ratio of total loan net charge-offs to average loans was 1.20 percent in 2002, compared with 1.31 percent in 2001 and .70 percent in 2000. Included in loan net charge-offs for 2001 were $313.2 million of commercial loan charge-offs related to specific events or credit initiatives taken by management, $160 million of loan charge-offs relating to the Company's accelerated loan workout strategy and $90 million of loan write-offs to conform risk management practices, align loan charge-off policies and expedite the transition out of a specific segment of the health care portfolio not meeting the lower risk appetite of the Company. The level of loan net charge-offs during 2002 reflected the impact of soft economic conditions and continued weakness in the communications, transportation and manufacturing sectors, as well as the impact of the weak economy on highly leveraged enterprise value financings. Assuming no further deterioration in the economy, net charge-offs are expected to remain at recent levels until the economy improves.

         Commercial and commercial real estate loan net charge-offs for 2002 were $679.9 million (.98 percent of average loans outstanding), compared with $884.6 million (1.16 percent of average loans outstanding) in 2001 and

TABLE 13 Net Charge-offs as a Percent of Average Loans Outstanding

Year Ended December 31                                                      2002       2001       2000       1999      1998
---------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
  Commercial .........................................................      1.29%      1.62%       .56%       .41%        *%
  Lease financing ....................................................      2.67       1.95        .46        .24         *
                                                                            -----------------------------------------------
    Total commercial .................................................      1.46       1.66        .55        .40       .31

COMMERCIAL REAL ESTATE
  Commercial mortgages ...............................................       .17        .21        .03        .02         *
  Construction and development .......................................       .11        .17        .11        .03         *
                                                                            -----------------------------------------------
    Total commercial real estate .....................................       .15        .20        .05        .02      (.04)

RESIDENTIAL MORTGAGES ................................................       .23        .15        .11        .11       .07
RETAIL
  Credit card ........................................................      4.98       4.80       4.18       4.00      4.02
  Retail leasing .....................................................       .72        .65        .41        .28         *
  Home equity and second mortgages ...................................       .74        .85          *          *         *
  Other retail .......................................................      2.10       2.16       1.32       1.26         *
                                                                            -----------------------------------------------
    Total retail .....................................................      1.85       1.94       1.69       1.63      1.54
                                                                            -----------------------------------------------
      Total loans (a) ................................................      1.20%      1.31%       .70%       .61%      .53%
===========================================================================================================================

(a) In accordance with guidance provided in the Interagency Guidance on Certain Loans Held for Sale, loans held with the intent to sell are transferred to the Loans Held for Sale category based on the lower of cost or fair value. At the time of transfer, the portion of the mark-to-market losses representing probable credit losses determined in accordance with policies and methods utilized to determine the allowance for credit losses is included in net charge-offs. The remaining portion of the losses is reported separately as a reduction of the allowance for credit losses under "Losses from loan sales/transfers." Had the entire amount of the loss been reported as charge-offs, total net charge-offs would have been $1,875.8 million (1.59 percent of average loans) for the year ended December 31, 2001.

*   Information not available

                                                                 U.S. BANCORP 37

$289.2 million (.38 percent of average loans outstanding) in 2000. Commercial and commercial real estate loan net charge-offs in 2002 continued to experience higher levels of net charge-offs related to the leasing portfolio including airline and other transportation related losses. Additionally, credit losses related to highly leveraged enterprise value financings continued at elevated levels. Commercial and commercial real estate loan net charge-offs in 2001 included approximately $313.2 million related to several factors including: a large cattle fraud, collateral deterioration specific to transportation equipment caused by the impact of higher fuel prices and the weak economy, deterioration in the manufacturing, communications and technology sectors and specific management decisions to accelerate its workout strategy for certain borrowers. Also included in 2001 commercial and commercial real estate loan net charge-offs were $95 million in merger and restructuring-related charge-offs and charge-offs of $160 million associated with an accelerated loan workout strategy. Excluding loan net charge-offs associated with merger and restructuring-related items, commercial and commercial real estate loan net charge-offs were .98 percent of average loans outstanding in 2002, 1.04 percent in 2001 and .38 percent in 2000. The decrease in commercial and commercial real estate loan net charge-offs in 2002 when compared with 2001, and the increase for 2001 when compared with 2000 was driven by the specific credit actions noted above taken in the third quarter of 2001.

         Retail loan net charge-offs in 2002 were $674.0 million (1.85 percent of average loans outstanding), compared with $649.3 million (1.94 percent of average loans outstanding) in 2001 and $523.8 million (1.69 percent of average loans outstanding) in 2000. The improvement in the retail loan net charge-offs in 2002, compared with 2001, principally reflected changes in the mix of the retail loan portfolio to auto loans and leases and home equity products, and improvement in ongoing collection efforts as a result of the successful completion of the integration efforts. The increase in retail loan net charge-offs for 2001, compared with 2000, was primarily due to increased bankruptcies and consumer delinquencies in 2001, reflecting the downturn in economic conditions.

ANALYSIS OF NONPERFORMING ASSETS Nonperforming assets include nonaccrual loans, restructured loans not performing in accordance with modified terms, other real estate and other nonperforming assets owned by the Company. Interest payments are typically applied against the principal balance and not recorded as income. At December 31, 2002, total nonperforming assets were $1,373.5 million, compared with $1,120.0 million at year-end 2001 and $867.0 million at year-end 2000. The ratio of total nonperforming assets to total loans and other real estate increased to 1.18 percent at December 31, 2002, compared with .98 percent and ..71 percent for the years ending 2001 and 2000, respectively.

         The $253.5 million increase in total nonperforming assets in 2002 reflected an increase of $284.6 million in nonperforming commercial and commercial real estate loans partially offset by a decrease of $27.1 million in nonperforming residential mortgages and a $21.5 million decrease in nonperforming retail loans. The increase in nonperforming commercial and commercial real estate assets was principally due to the Company's exposure to certain communications, cable, manufacturing and highly leveraged enterprise value financings. Nonperforming loans in the capital goods sector also increased in 2002. Although the level of nonperforming assets appeared to have stabilized in late 2002, the Company continues to remain cautious regarding the economy and its impact on the credit quality of the portfolio. Nonperforming assets are expected to remain at elevated levels until the economy rebounds.

         The $253.0 million increase in nonperforming assets in 2001 reflected an increase of $190.0 million of nonperforming commercial and commercial real estate loans, a $22.2 million increase in nonperforming residential mortgages and a $23.8 million increase in nonperforming retail loans. The increase in nonperforming commercial loans was primarily due to merger and restructuring-related and risk management actions taken during 2001; loans written down to secondary market valuations and placed on nonperforming status; and continued stress in certain sectors of the economy. The increase was partially offset by the disposition of nonperforming loans identified as part of the Company's accelerated workout programs and commercial charge-offs taken during 2001. Certain industry sectors, including agriculture, had stabilized or improved from 2000. The increase in nonperforming residential mortgages and retail loans generally reflected changes in portfolio delinquencies and the national trends in unemployment and personal bankruptcies during 2001.

         The Company had $50.0 million and $18.2 million of restructured loans as of December 31, 2002 and 2001, respectively. Commitments to lend additional funds under restructured loans were $1.7 million and $3.7 million as of December 31, 2002 and 2001, respectively. Restructured loans performing under the restructured terms beyond a specific timeframe are reported as accruing. Of the Company's total restructured loans at December 31, 2002, $1.4 million were reported as accruing.

         Accruing loans 90 days or more past due totaled $426.4 million at December 31, 2002, compared with $462.9 million at December 31, 2001, and $385.2 million at December 31, 2000. These loans were not included in nonperforming assets and continue to accrue interest because they are adequately secured by collateral and/or are in the process of collection and are reasonably expected to result in repayment or restoration to current status. The ratio of delinquent loans to total loans declined slightly to .37 percent at December 31, 2002, compared with .40 percent at December 31, 2001.

38 U.S. BANCORP

TABLE 14 Nonperforming Assets (a)

                                                                                  At December 31,
                                                              -----------------------------------------------------
(Dollars in Millions)                                           2002        2001       2000       1999       1998
-------------------------------------------------------------------------------------------------------------------
COMMERCIAL
  Commercial .............................................    $  760.4    $  526.6   $  470.4   $  219.0   $  230.4
  Lease financing ........................................       166.7       180.8       70.5       31.5       17.7
                                                              -----------------------------------------------------
    Total commercial .....................................       927.1       707.4      540.9      250.5      248.1

COMMERCIAL REAL ESTATE
  Commercial mortgages ...................................       174.6       131.3      105.5      138.2       86.9
  Construction and development ...........................        57.5        35.9       38.2       31.6       28.4
                                                              -----------------------------------------------------
    Total commercial real estate .........................       232.1       167.2      143.7      169.8      115.3

RESIDENTIAL MORTGAGES ....................................        52.0        79.1       56.9       72.8       98.7

RETAIL
  Credit card ............................................          --          --        8.8        5.0        2.6
  Retail leasing .........................................         1.0         6.5         --         .4         .5
  Other retail ...........................................        25.1        41.1       15.0       21.1       30.4
                                                              -----------------------------------------------------
    Total retail .........................................        26.1        47.6       23.8       26.5       33.5
                                                              -----------------------------------------------------
      Total nonperforming loans ..........................     1,237.3     1,001.3      765.3      519.6      495.6

OTHER REAL ESTATE ........................................        59.5        43.8       61.1       40.0       35.1

OTHER ASSETS .............................................        76.7        74.9       40.6       28.9       16.9
                                                              -----------------------------------------------------
      Total nonperforming assets .........................    $1,373.5    $1,120.0   $  867.0   $  588.5   $  547.6
                                                              -----------------------------------------------------
Restructured loans accruing interest (b) .................    $    1.4    $     --   $     --   $     --   $     --
Accruing loans 90 days or more past due (c) ..............    $  426.4    $  462.9   $  385.2   $  248.6   $  252.9
Nonperforming loans to total loans .......................        1.06%        .88%       .63%       .46%       .46%
Nonperforming assets to total loans plus
  other real estate ......................................        1.18%        .98%       .71%       .52%       .51%
Net interest lost on nonperforming loans .................    $   65.4    $   63.0   $   50.8   $   29.5   $   21.3
===================================================================================================================

Delinquent Loan Ratios


                                                                                  At December 31,
(as a percent of ending loan balances)                         --------------------------------------------------
90 days or more past due excluding nonperforming loans          2002        2001       2000       1999       1998
-----------------------------------------------------------------------------------------------------------------
COMMERCIAL
  Commercial ............................................       .14%        .14%       .11%       .05%       .08%
  Lease financing .......................................       .10         .45        .02         --        .03
                                                               -------------------------------------------------
    Total commercial .....................................      .14         .18        .10        .05        .07

COMMERCIAL REAL ESTATE
  Commercial mortgages ..................................       .03         .03        .07        .08        .06
  Construction and development ..........................       .07         .02        .03        .05        .06
                                                               -------------------------------------------------
    Total commercial real estate .........................      .04         .02        .06        .07        .06

RESIDENTIAL MORTGAGES ...................................       .90         .78        .62        .42        .52

RETAIL
  Credit card ...........................................      2.09        2.18       1.70       1.23       1.02
  Retail leasing ........................................       .19         .11        .20        .12        .10
  Other retail ..........................................       .54         .74        .62        .41        .36
                                                               -------------------------------------------------
    Total retail ........................................       .72         .90        .76        .53        .45
                                                               -------------------------------------------------
      Total loans .......................................       .37%        .40%       .31%       .22%       .24%
================================================================================================================

                                                                                 At December 31,
                                                                ------------------------------------------------
90 days or more past due excluding nonperforming loans          2002        2001       2000       1999      1998
----------------------------------------------------------------------------------------------------------------
Commercial ..............................................       2.35        1.71       1.13       .59        .68
Commercial real estate ..................................        .90         .68        .60       .74        .59
Residential mortgages ...................................       1.44        1.79       1.23       .99       1.17
Retail ..................................................        .79        1.03        .83       .62        .57
                                                                ------------------------------------------------
  Total loans ...........................................       1.43%       1.28%       .94%      .68%       .70%
================================================================================================================

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due.

(b) Nonaccrual restructured loans are included in the respective nonperforming loan categories and excluded from restructured loans accruing interest.

(c) These loans are not included in nonperforming assets and continue to accrue interest because they are secured by collateral and/or are in the process of collection and are reasonably expected to result in repayment or restoration to current status.

                                                                 U.S. BANCORP 39

Residential mortgages 30 to 89 days or more past due were 2.85 percent of the total residential mortgage portfolio at December 31, 2002, compared with 3.40 percent at December 31, 2001, and 2.93 percent at December 31, 2000. Residential mortgages 90 days or more past due totaled 1.44 percent at December 31, 2002, compared with 1.79 percent at December 31, 2001, and 1.23 percent at December 31, 2000. The improvement in 2002 reflects, in part, the mix of first-lien home equity loans originated through the Company's consumer finance division. Retail loans 30 to 89 days or more past due were 2.46 percent of the total retail portfolio at December 31, 2002, compared with 3.30 percent at December 31, 2001, and 2.96 percent at December 31, 2000. The percentage of retail loans 90 days or more past due was .79 percent of total retail loans at December 31, 2002, compared with 1.03 percent at December 31, 2001, and .83 percent at December 31, 2000. The improvement in retail loan delinquencies from December 31, 2001, to December 31, 2002, primarily reflected the risk management actions, stabilization and improvement in collection efforts resulting from the successful completion of the integration efforts. The increase in retail loan delinquencies from December 31, 2000, to December 31, 2001, was primarily related to the credit card, home equity and revolving credit line portfolios and reflected the economic slowdown and unemployment trends during 2001.

ANALYSIS AND DETERMINATION OF THE ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses provides coverage for probable and estimable losses inherent in the Company's loan and lease portfolio. Management evaluates the allowance each quarter to determine that it is adequate to cover inherent losses. The evaluation of each element and the overall allowance is based on a continuing assessment of problem loans and related off-balance sheet items, recent loss experience and other factors, including regulatory guidance and economic conditions.

         At December 31, 2002, the allowance for credit losses was $2.4 billion (2.08 percent of loans). This compares with an allowance of $2.5 billion (2.15 percent of loans) at December 31, 2001, and $1.8 billion (1.46 percent of loans) at December 31, 2000. The ratio of the allowance for credit losses to nonperforming loans was 196 percent at year-end 2002, compared with 245 percent at year-end 2001 and 233 percent at year-end 2000. The ratio of the allowance for credit losses to loan net charge-offs was 176 percent at year-end 2002, compared with 159 percent at year-end 2001 and 216 percent at year-end 2000.

         Management determined that the allowance for credit losses was adequate at December 31, 2002.

         Several factors were taken into consideration in evaluating the 2002 allowance for credit losses, including changes in the risk profile of the portfolios, extent of loan net charge-offs during the period, the increasing trend in nonperforming assets, the slight decline in accruing loans 90 days past due and the improvement in retail delinquencies. Management also considered changes in economic trends including corporate earnings, unemployment rates, bankruptcies and economic growth since December 31, 2001. The increase in the allowance for credit losses in 2001 reflected the impact of continued weakening of the economy and related deterioration in certain sectors of the Company's credit portfolio. During 2001, the allowance for credit losses was impacted by several factors, including merger and restructuring-related credit actions and management's extensive review of the commercial loan portfolio in light of economic conditions. The level of the allowance was also impacted by risk rating changes by regulators of shared national credits agented by other banks, Company-specific portfolio trends discussed previously, and the transfer of the unsecured small business product portfolio to loans held for sale. It also reflected management's recognition that the economic slowdown had accelerated and may be more prolonged as a result of world events that occurred in the third quarter of 2001.

         Management determines the amount of allowance that is required for specific loan categories based on relative risk characteristics of the loan portfolio. Table 16 shows the amount of the allowance for credit losses by loan category. The allowance recorded for commercial loans is based on a regular review of individual credit relationships. The Company's risk rating process is an integral component of the methodology utilized in determining the allowance for credit losses. An analysis of the migration of commercial and commercial real estate loans and actual loss experience throughout the business cycle is also conducted quarterly to assess reserves established for credits with similar risk characteristics. An allowance is established for pools of commercial and commercial real estate loans based on the risk ratings assigned. The amount is supported by the results of the migration analysis that considers historical loss experience by risk rating, as well as current and historical economic conditions and industry risk factors. The Company separately analyzes the carrying value of impaired loans to determine whether the carrying value is less than or equal to the appraised collateral value or the present value of expected cash flows. Based on this analysis, an allowance for credit losses may be specifically established for impaired loans. The allowance established for commercial and commercial real estate loan portfolios, including impaired commercial and commercial real estate loans, was $1,090.4 million at December 31, 2002, compared with $1,428.6 million and $496.9 million at

40 U.S. BANCORP

TABLE 15 Summary of Allowance for Credit Losses

(Dollars in Millions)                                           2002        2001       2000       1999       1998
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of year .............................    $2,457.3    $1,786.9   $1,710.3   $1,705.7   $1,665.8
CHARGE-OFFS
  Commercial
    Commercial ...........................................       559.2       779.0      319.8      250.1          *
    Lease financing ......................................       188.8       144.4       27.9       12.4          *
                                                              -----------------------------------------------------
      Total commercial ...................................       748.0       923.4      347.7      262.5      202.3
  Commercial real estate
    Commercial mortgages .................................        40.9        49.5       15.8       19.1          *
    Construction and development .........................         8.8        12.6       10.3        2.6          *
                                                              -----------------------------------------------------
      Total commercial real estate .......................        49.7        62.1       26.1       21.7       23.6
  Residential mortgages ..................................        23.1        15.8       13.7       16.2       14.4
  Retail
    Credit card ..........................................       304.9       294.1      235.8      220.2      223.9
    Retail leasing .......................................        45.2        34.2       14.8        6.2          *
    Home equity and second mortgages .....................       107.9       112.7          *          *          *
    Other retail .........................................       311.9       329.1      379.5      376.0          *
                                                              -----------------------------------------------------
      Total retail .......................................       769.9       770.1      630.1      602.4      533.4
                                                              -----------------------------------------------------
        Total charge-offs ................................     1,590.7     1,771.4    1,017.6      902.8      773.7
RECOVERIES
  Commercial
    Commercial ...........................................        67.4        60.6       64.0       84.8          *
    Lease financing ......................................        39.9        30.4        7.2        4.0          *
                                                              -----------------------------------------------------
      Total commercial ...................................       107.3        91.0       71.2       88.8       81.9
  Commercial real estate
    Commercial mortgages .................................         9.1         9.1       10.8       15.1          *
    Construction and development .........................         1.4          .8        2.6        1.0          *
                                                              -----------------------------------------------------
      Total commercial real estate .......................        10.5         9.9       13.4       16.1       31.0
  Residential mortgages ..................................         4.0         3.2        1.3        1.4        3.0
  Retail
    Credit card ..........................................        24.6        23.4       27.5       34.6       36.9
    Retail leasing .......................................         6.3         4.5        2.0        1.1          *
    Home equity and second mortgages .....................        10.6        12.9          *          *          *
    Other retail .........................................        54.4        80.0       76.8       88.2          *
                                                              -----------------------------------------------------
      Total retail .......................................        95.9       120.8      106.3      123.9      112.6
                                                              -----------------------------------------------------
        Total recoveries .................................       217.7       224.9      192.2      230.2      228.5
NET CHARGE-OFFS
  Commercial
    Commercial ...........................................       491.8       718.4      255.8      165.3          *
    Lease financing ......................................       148.9       114.0       20.7        8.4          *
                                                              -----------------------------------------------------
      Total commercial ...................................       640.7       832.4      276.5      173.7      120.4
  Commercial real estate
    Commercial mortgages .................................        31.8        40.4        5.0        4.0          *
    Construction and development .........................         7.4        11.8        7.7        1.6          *
                                                              -----------------------------------------------------
      Total commercial real estate .......................        39.2        52.2       12.7        5.6       (7.4)
  Residential mortgages ..................................        19.1        12.6       12.4       14.8       11.4
  Retail
    Credit card ..........................................       280.3       270.7      208.3      185.6      187.0
    Retail leasing .......................................        38.9        29.7       12.8        5.1          *
    Home equity and second mortgages .....................        97.3        99.8          *          *          *
    Other retail .........................................       257.5       249.1      302.7      287.8          *
                                                              -----------------------------------------------------
      Total retail .......................................       674.0       649.3      523.8      478.5      420.8
                                                              -----------------------------------------------------
        Total net charge-offs ............................     1,373.0     1,546.5      825.4      672.6      545.2
                                                              -----------------------------------------------------
Provision for credit losses ..............................     1,349.0     2,528.8      828.0      646.0      491.3
Losses from loan sales/transfers (a) .....................          --      (329.3)        --         --         --
Acquisitions and other changes ...........................       (11.3)       17.4       74.0       31.2       93.8
                                                              -----------------------------------------------------
Balance at end of year ...................................    $2,422.0    $2,457.3   $1,786.9   $1,710.3   $1,705.7
                                                              -----------------------------------------------------
Allowance as a percent of
  Period-end loans .......................................        2.08%       2.15%      1.46%      1.51%      1.59%
  Nonperforming loans ....................................         196         245        233        329        344
  Nonperforming assets ...................................         176         219        206        291        312
  Net charge-offs (a) ....................................         176         159        216        254        313
===================================================================================================================

(a) In accordance with guidance provided in the Interagency Guidance on Certain Loans Held for Sale, loans held with the intent to sell are transferred to the Loans Held for Sale category based on the lower of cost or fair value. At the time of the transfer, the portion of the mark-to-market losses representing probable credit losses determined in accordance with policies and methods utilized to determine the allowance for credit losses is included in net charge-offs. The remaining portion of the losses is reported separately as a reduction of the allowance for credit losses under "Losses from loan sales/transfers." Had the entire amount of the loss been reported as charge-offs, total net charge-offs would have been $1,875.8 million for the year ended 2001. Additionally, the allowance as a percent of net charge-offs would have been 131 percent for the year ended December 31, 2001.

*   Information not available

                                                                 U.S. BANCORP 41

December 31, 2001 and 2000, respectively. The decline in the allowance for commercial and commercial real estate loans reflected a reduction of $93.7 million related to a change in the volume of commercial and commercial real estate portfolios and mix of the risk ratings within the portfolio. The remaining decline of $244.3 million reflected improvements in loss severity rates determined from historical migration analysis. Although the Company's level of commercial and commercial real estate loans in higher risk loan categories declined approximately 11 percent, the level of nonperforming loans continued at elevated levels and increased by 22.6 percent in 2002. The change from year-end 2000 to year-end 2001 reflected higher levels of nonperforming loans, increased loss severity reflected in the historical migration, increased sector risk in certain industries and deterioration in credit risk ratings compared with 2000.

         The allowance recorded for the residential mortgages and retail loan portfolios is based on an analysis of product mix, credit scoring and risk composition of the portfolio, loss and bankruptcy experiences, economic conditions and historical and expected delinquency and charge-off statistics for each homogenous category or group of loans. Based on this information and analysis, an allowance was established approximating a rolling twelve-month estimate of net charge-offs. The allowance established for residential mortgages was $34.2 million at December 31, 2002, compared with $21.9 million and $11.6 million at December 31, 2001 and 2000, respectively. The increase in allowance for the residential mortgage portfolio primarily reflected the growth of the portfolio, a higher percentage of first-lien home equity loans originated by the Company's Consumer Finance division that tend to have slightly higher loss ratios and the impact of the continued downturn in economic conditions. The allowance established for retail loans was $699.7 million at December 31, 2002, compared with $705.3 million and $650.8 million at December 31, 2001 and 2000, respectively. The slight decrease in the allowance for the retail portfolio in 2002 primarily reflected an improvement in the credit quality and delinquency trends of the credit card portfolio, offset by the impact of higher unemployment and continued softness in economic conditions. The increase in the allowance established for retail loans in 2001 was due to an increase in net loss ratios caused by deteriorating economic conditions.

Regardless of the extent of the Company's analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within the loan portfolios. This is due to several factors, including inherent delays in obtaining information regarding a customer's financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the

TABLE 16 Elements of the Allowance for Credit Losses (a)

                                                   Allowance Amount                        Allowance as a Percent of Loans
                                     ----------------------------------------------------------------------------------------
December 31 (Dollars in Millions)      2002      2001      2000      1999      1998      2002    2001    2000   1999     1998
-----------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
  Commercial .....................   $  776.4  $1,068.1  $  418.8  $  408.3  $  343.7    2.12%   2.64%    .89%    .97%    .91%
  Lease financing ................      107.6     107.5      17.7      20.2      21.5    2.01    1.84     .31     .53     .65
                                     ----------------------------------------------------------------------------------------
    Total commercial .............      884.0   1,175.6     436.5     428.5     365.2    2.11    2.54     .83     .93     .89

COMMERCIAL REAL ESTATE
  Commercial mortgages ...........      152.9     176.6      42.7     110.4     105.2     .75     .94     .22     .59     .63
  Construction and development ...       53.5      76.4      17.7      22.5      25.9     .82    1.16     .25     .35     .50
                                     ----------------------------------------------------------------------------------------
    Total commercial real estate..      206.4     253.0      60.4     132.9     131.1     .77    1.00     .23     .53     .60

RESIDENTIAL MORTGAGES ..........         34.2      21.9      11.6      18.6      27.2     .35     .28     .12     .15     .18
RETAIL
  Credit card ..................        272.4     295.2     265.6     320.8     304.3    4.81    5.01    4.42    6.41    6.27
  Retail leasing ...............         44.0      38.7      27.2      18.6       6.5     .77     .79     .65     .88     .40
  Home equity and
    second mortgages ...........        114.7      88.6     107.7         *         *     .85     .72     .90       *       *
  Other retail .................        268.6     282.8     250.3     389.2     365.6    2.10    2.39    2.16    1.74    1.62
                                     ----------------------------------------------------------------------------------------
    Total retail .................      699.7     705.3     650.8     728.6     676.4    1.86    2.02    1.93    2.47    2.32
                                     ----------------------------------------------------------------------------------------
    Total allocated allowance ....    1,824.3   2,155.8   1,159.3   1,308.6   1,199.9    1.57    1.89     .95    1.16    1.12
    Available for other factors ..      597.7     301.5     627.6     401.7     505.8     .51     .26     .51     .35     .47
                                     ----------------------------------------------------------------------------------------
Total allowance ................     $2,422.0  $2,457.3  $1,786.9  $1,710.3  $1,705.7    2.08%   2.15%   1.46%   1.51%   1.59%
=============================================================================================================================

(a) During 2001, the Company changed its methodology for determining the specific allowance for elements of the loan portfolio. Table 16 has been restated for 2000. Due to the Company's inability to gather historical loss data on a combined basis for 1998 and 1999, the methodologies and amounts assigned to each element of the loan portfolio for these years have not been conformed. Utilizing the prior methods, the total assigned to the allocated allowance for 2000 was $1,397.3 million and the allowance available for other factors portion was $389.6 million. Refer to paragraph four in the section captioned "Analysis and Determination of Allowance for Credit Losses."

*   Information not available

42 U.S. BANCORP
interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses from larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans, loan portfolio concentrations, and other subjective considerations are among other factors. Because of the imprecision surrounding these factors, the Company estimates a range of inherent losses based on statistical analyses and management judgment, and maintains an "allowance for other factors" that is not allocated to a specific loan category. The amount of the allowance available for other factors was $597.7 million at December 31, 2002, compared with $301.5 million at December 31, 2001, and $627.6 million at December 31, 2000.

         Given the many subjective factors affecting the credit portfolio, changes in the allowance for other factors may not directly coincide with changes in the risk ratings of the credit portfolio reflected in the risk rating process. This is, in part, due to a lagging effect between changes in the business cycle, the exposure and mix of loans within risk rating categories, levels of nonperforming loans, and the timing of charge-offs and recoveries. In late 2000, management identified a slowdown in the business cycle, deteriorating portfolio trends and other adverse factors relative to credit quality. At the beginning of a downward business cycle, the accuracy of risk ratings, migration loss ratios and available information of customers often does not fully reflect the impact of various leading economic indicators. In 2001, management conducted extensive reviews of its portfolios and enhanced its commercial migration methods to better differentiate and weight loss severity ratios by risk rating category to reflect the adverse impact of loss experienced in 2001. The $326.1 million decrease in the allowance for other factors in 2001 reflected the impact of that change in loss severity ratios, which led the Company to increase the allowance established for commercial loans. In 2002, the Company reduced the level of higher risk commercial credits and net charge-off ratios improved by 20 basis points from a year ago. As a result, loss severity rates determined through historical migration analysis had improved somewhat relative to 2001. This led the Company to reduce the level of the allowance specifically allocated to commercial loans; however, nonperforming assets continued to remain at elevated levels, economic growth continued to be soft and the ability to further reduce higher risk credits had diminished as refinancing opportunities had tightened. As such, volatility of loss rates remained higher relative to prior periods and management increased the level of the allowance for other factors. At December 31, 2002, quantifiable factors supporting the level of the allowance for other factors included $15 million related to imprecision in risk ratings, $290 million for volatility of commercial loss rates, $100 million for volatility of retail loss forecasts and $30 million for uncollectible interest and fees on credit card receivables. The remaining allowance for other factors was primarily related to uncertainty in the economic outlook, concentration risk, and other qualitative factors.

         Although the Company determines the amount of each element of the allowance separately and this process is an important credit management tool, the entire allowance for credit losses is available for the entire loan portfolio. The actual amount of losses incurred can vary significantly from the recorded amounts. The Company's methodology included several factors intended to minimize the differences in recorded and actual losses. These factors allowed the Company to adjust its estimate of losses based on the most recent information available. Refer to Note 1 of the Notes to Consolidated Financial Statements for accounting policies related to the allowance for credit losses.

RESIDUAL RISK MANAGEMENT The Company manages its risk to changes in the value of lease residual assets through disciplined residual setting and valuation at the inception of a lease, diversification of its leased assets, regular asset valuation reviews and monitoring of residual value gains or losses upon the disposition of assets. Commercial lease originations are subject to the same well-defined underwriting standards referred to in the "Credit Risk Management" section which includes an evaluation of the residual risk. Retail lease residual risk is mitigated further by originating longer term vehicle leases and effective end-of-term marketing of off-lease vehicles. Also, to reduce the financial risk of potential changes in vehicle residual values, the Company maintains residual value insurance. The catastrophic insurance maintained by the Company provides for the potential recovery of losses on individual vehicle sales in an amount equal to the difference between: a) 105 percent or 110 percent of the average wholesale auction price for the vehicle at the time of sale; and, b) the vehicle residual value specified by the Automotive Lease Guide (an authoritative industry source) at the inception of the lease. The potential recovery is calculated for each individual vehicle sold in a particular policy year and is reduced by any gains realized on vehicles sold during the same period. The Company will receive claim proceeds if, in the aggregate, there is a net loss for such period. To reduce the risk associated with collecting insurance claims, the

                                                                 U.S. BANCORP 43

Company monitors the financial viability of the insurance carrier based on insurance industry ratings and available financial information.

         Included in the retail leasing portfolio was approximately $3.2 billion of retail leasing residuals at December 31, 2002, compared with $2.8 billion at December 31, 2001. The Company monitors concentrations of leases by manufacturer and vehicle "make and model." At year-end 2002, no vehicle-type concentration exceeded five percent of the aggregate portfolio. Because retail residual valuations tend to be less volatile for longer-term leases, relative to the estimated residual at inception of the lease, the Company actively manages lease origination production to achieve a longer-term portfolio. At December 31, 2002, the weighted-average term of the portfolio was 52 months. Since 1998, the used vehicle market has experienced a decline in used car prices. Several factors have contributed to this deflationary cycle. Aggressive leasing programs by automobile manufacturers and competitors within the banking industry included a marketing focus on monthly lease payments, enhanced residuals at lease inception, shorter-term leases and low mileage leases. These practices have created a cyclical oversupply of certain off-lease vehicles causing significant declines in used vehicle prices. Automobile manufacturers and others have retreated somewhat from these marketing programs or exited the leasing business. However, zero percent financing offered with rebates continued to exert pressure on used car pricing. Another factor impacting the used vehicle market has been the deflation in new vehicle prices. This trend has been driven by surplus automobile manufacturing capacity and related production and highly competitive sales programs. Economic factors are expected to moderate new car production. Production levels have continued to decline from record levels in 2000. Also, many Internet marketers failed or transformed into distribution channels of dealers rather than direct competitors. These trends are expected to abate the deflationary pricing pressures of the past few years. Another factor that has slowed the decline in residual values is the growth of "certified" used car programs. Certified cars are low mileage, newer model vehicles that have been inspected, reconditioned, and usually have a warranty program. The Company's exposure to declining valuation should benefit from certified car programs that receive premium pricing from dealers at auction. In response to factors impacting used vehicle prices, the Company recognized a retail lease impairment of $9.5 million in 2002 and $40.0 million in 2001. Given the current economic environment, it is difficult to assess the timing and degree of changes in residual values that may impact financial results over the next several quarters.

         At December 31, 2002, the commercial leasing portfolio had $896 million of residuals, compared with $985 million at December 31, 2001. At year-end 2002, lease residuals related to railcars were 16 percent of the total residual portfolio. Trucks and other transportation equipment represented 31 percent of the aggregate portfolio, while aircraft and manufacturing were 13 percent and 9 percent, respectively. No other significant concentrations of more than 10 percent existed at December 31, 2002. In 2002, reduced airline travel and higher fuel costs adversely impacted aircraft and transportation equipment lease residual values. In 2002, the Company recognized $16.0 million in equipment leasing residual impairments primarily related to airline and railcar equipment. While not considered significant, continued economic stress in certain industries may further impact used equipment values into next year.

OPERATIONAL RISK MANAGEMENT Operational risk represents the risk of loss resulting from the Company's operations, including, but not limited to, the risk of fraud by employees or persons outside the Company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, and breaches of the internal control system and compliance requirements. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity.

         The Company operates in many different businesses in diverse markets and relies on the ability of its employees and systems to process a high number of transactions. Operational risk is inherent in all business activities, and the management of this risk is important to the achievement of the Company's objectives. In the event of a breakdown in the internal control system, improper operation of systems or improper employees' actions, the Company could suffer financial loss, face regulatory action and suffer damage to its reputation.

         The Company manages operational risk through a risk management framework and its internal control processes. The framework involves the business lines, corporate risk management personnel and executive management. Under this framework, business lines have direct and primary responsibility and accountability for identifying, controlling,

44 U.S. BANCORP
and monitoring operational risk. Clear structures and processes with defined responsibilities are in place. Business managers maintain a system of controls with the objective of providing proper transaction authorization and execution, proper system operations, safeguarding of assets from misuse or theft, and ensuring the reliability of financial and other data. Business managers ensure that the controls are appropriate and are implemented as designed.

         Each business line within the Company has designated risk managers. These risk managers are responsible, among other things, for coordinating the completion of ongoing risk assessments and ensuring that operational risk management is integrated into business decision-making activities. Business continuation and disaster recovery planning is also critical to effectively manage operational risks. Each mission critical business unit is required to develop, maintain and test these plans at least annually to ensure that recovery activities, if needed, can support mission critical functions including technology, networks and data centers supporting customer applications and business operations. The Company's internal audit function validates the system of internal controls through risk-based, regular and ongoing audit procedures and reports on the effectiveness of internal controls to executive management and the Audit Committee of the Board of Directors.

         While the Company believes that it has designed effective methods to minimize operational risks, there is no absolute assurance that business disruption or operational losses would not occur in the event of a disaster.

INTEREST RATE RISK MANAGEMENT In the banking industry, a significant risk exists related to changes in interest rates. To minimize the volatility of net interest income and of the market value of assets and liabilities, the Company manages its exposure to changes in interest rates through asset and liability management activities within guidelines established by its Asset Liability Policy Committee ("ALPC") and approved by the Board of Directors. ALPC has the responsibility for approving and ensuring compliance with asset/liability management policies, including interest rate risk exposure. The Company uses Net Interest Income Simulation Analysis and Market Value of Equity Modeling for measuring and analyzing consolidated interest rate risk.

NET INTEREST INCOME SIMULATION ANALYSIS One of the primary tools used to measure interest rate risk and the effect of interest rate changes on rate sensitive income and net interest income is simulation analysis. The monthly analysis incorporates substantially all of the Company's assets and liabilities and off-balance sheet instruments, together with forecasted changes in the balance sheet and assumptions that reflect the current interest rate environment. Through these simulations, management estimates the impact on rate sensitive income of a 300 basis point upward or downward gradual change of market interest rates over a one year period. The simulations also estimate the effect of immediate and sustained parallel shifts in the yield curve of 50 basis points as well as the effect of immediate and sustained flattening or steepening of the yield curve. These simulations include assumptions about how the balance sheet is likely to be affected by changes in loan and deposit growth. Assumptions are made to project rates for new loans and deposits based on historical analysis, management's outlook and repricing strategies. These assumptions are validated on a periodic basis. A sensitivity analysis is provided for key variables of the simulation. The results are reviewed by ALPC monthly and are used to guide hedging strategies. ALPC policy guidelines limit the estimated change in rate sensitive income to 5.0 percent of forecasted rate sensitive income over the succeeding 12 months.

         The table below summarizes the interest rate risk of net interest income and rate sensitive income. The interest rate risk position of the Company was more liability sensitive at December 31, 2002, than at December 31, 2001. The change in the rate risk position is primarily due to higher levels of fixed rate investment portfolio securities despite the gradual portfolio mix shift toward floating rate securities. The rate risk position of these assets is partially offset by higher levels of demand deposits. At December 31, 2002 and 2001, the Company was well within its policy guidelines.

Sensitivity of Net Interest Income and Rate Sensitive Income:

                                               2002                                        2001
                           ---------------------------------------------------------------------------------------
                            Down 50      Up 50     Down 300    Up 300    Down 50      Up 50     Down 300   Up 300
                           Immediate   Immediate   Gradual    Gradual   Immediate   Immediate   Gradual    Gradual
------------------------------------------------------------------------------------------------------------------
Net Interest Income ....     .08%        (.34)%       *%      (1.91)%    (.10)%       (.15)%       *%        .10%
Rate Sensitive Income ..     .20%        (.55)%       *%      (2.57)%     .24%        (.38)%       *%       (.46)%
================================================================================================================

* Given the current level of interest rates, a downward 300 basis point scenario can not be computed.

                                                                 U.S. BANCORP 45

MARKET VALUE OF EQUITY MODELING The Company also utilizes the market value of equity as a measurement tool in managing interest rate sensitivity. The market value of equity measures the degree to which the market values of the Company's assets and liabilities and off-balance sheet instruments will change given a change in interest rates. ALPC guidelines limit the change in market value of equity in a 200 basis point parallel rate shock to 15 percent of the base case. Given the low level of current rates, the down 200 basis point scenario cannot be computed. The up 200 basis point scenario was a 2.5 percent decrease at December 31, 2002, compared with a 6.6 percent decrease at December 31, 2001. ALPC reviews other down rate scenarios to evaluate the impact of falling rates. The down 100 basis point scenario was a 1.0 percent decrease at December 31, 2002, and a 1.8 percent increase at December 31, 2001. The overall sensitivity was relatively neutral.

         The valuation analysis is dependent upon certain key assumptions about the nature of indeterminate maturity of assets and liabilities. Management estimates the average life and rate characteristics of asset and liability accounts based upon historical analysis and management's expectation of rate behavior. These assumptions are validated on a periodic basis. A sensitivity analysis is provided to key variables of the valuation analysis. The results are reviewed by ALPC monthly and are used to guide hedging strategies. The results of the valuation analysis as of December 31, 2002, were well within policy guidelines.

USE OF DERIVATIVES TO MANAGE INTEREST RATE RISK In the ordinary course of business, the Company enters into derivative transactions to manage interest rate and prepayment risk and to accommodate the business requirements of its customers. To manage its interest rate risk, the Company may enter into interest rate swap agreements and interest rate options such as caps and floors. Interest rate swaps involve the exchange of fixed-rate and variable-rate payments without the exchange of the underlying notional amount on which the interest payments are calculated. Interest rate caps protect against rising interest rates while interest rate floors protect against declining interest rates. In connection with its mortgage banking operations, the Company enters into forward commitments to sell mortgage loans related to fixed-rate mortgage loans held for sale and fixed-rate mortgage loan commitments.

         The Company actively trades foreign exchange contracts to meet customer business needs and acts as an intermediary for interest rate swaps and options on behalf of customers. The Company minimizes its market and liquidity risks by taking substantively similar offsetting positions. The Company does not utilize derivative instruments for speculative purposes.

         Derivative instruments are also subject to credit risk associated with counterparties to the derivative contracts. Credit risk associated with derivatives is measured based on the replacement cost should the counterparties with contracts in a gain position to the Company fail to perform under the terms of the contract. The Company manages this risk through diversification of its derivative positions among various counterparties, requiring collateral to support certain credit exposures, entering into master netting agreements in certain cases, and having a portion of its derivatives in exchange-traded instruments. Because exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin and security deposit requirements, the credit risk is substantially reduced.

         Refer to Notes 1 and 21 of the Notes to Consolidated Financial Statements for significant accounting policies and additional information regarding the Company's use of derivatives.

         Table 17 summarizes information on derivative positions as of December 31, 2002.

46 U.S. BANCORP

TABLE 17 Derivative Positions

ASSET AND LIABILITY MANAGEMENT POSITIONS

                                                                                                                      Weighted-
                                                           Maturing                                                   Average
                                     -----------------------------------------------------------                      Remaining
         December 31, 2002                                                                                    Fair    Maturity
       (Dollars in Millions)          2003      2004      2005     2006     2007     Thereafter    Total      Value   in Years
-------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
   Receive fixed/pay floating swaps
    National amount................  $   606   $  473   $1,761   $ 5,320   $ 5,670   $    5,900   $ 19,730   $1,555       6.67
    Weighted-average
     Receive rate..................     6.02%    6.86%    5.50%     3.54%     4.59%        6.51%      5.06%
     Pay rate......................     1.51     1.48     1.57      1.42      1.44         1.88       1.58
   Pay fixed/receive floating swaps
    National amount................  $ 2,200   $2,050   $  365   $    --   $    --   $      150   $  4,765   $ (117)      1.64
    Weighted-average
     Receive rate..................     1.42%    1.42%    1.77%       --        --         1.31%      1.45%
     Pay rate......................     2.74     3.81     4.28        --        --         4.47       3.34
   Futures and forwards............  $ 6,850   $   --   $   --   $    --   $    --   $       --   $  6,850   $  (80)       .13
   Options
    Written........................    2,940       --       --        45        --           --      2,985       26        .13
EQUITY CONTRACTS...................  $    --   $   --   $    5   $    --   $    --   $       --   $      5   $   --       2.92
==============================================================================================================================


CUSTOMER-RELATED POSITIONS

                                                                                                                      Weighted-
                                                           Maturing                                                   Average
                                     ----------------------------------------------------------                       Remaining
         December 31, 2002                                                                                    Fair    Maturity
       (Dollars in Millions)           2003     2004      2005    2006      2007     Thereafter    Total      Value   in Years
 ------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
  Receive fixed/pay floating swaps
     National amount...............  $   715   $  564   $  652   $   630   $   502   $      978   $  4,041   $  223       4.00
  Pay fixed/receive floating swaps
     National amount...............      700      564      652       630       502          978      4,026     (201)      3.98
  Basis swaps......................       --        1       --        --        --           --          1       --       1.67
  Options
     Purchased.....................      266       35       10        15        63            9        398        4       1.67
     Written.......................      261       35       10        15        63            9        393       (4)      1.75
FOREIGN EXCHANGE RATE CONTRACTS
  Swaps and forwards
     Buy...........................  $ 3,292   $   14   $   --   $    --   $    --   $       --   $  3,306   $  213        .50
     Sell..........................    3,292       14       --        --        --           --      3,306     (212)       .50
  Options
     Purchased.....................      199       --       --        --        --           --        199        8        .57
     Written.......................      199       --       --        --        --           --        199       (8)       .57
==============================================================================================================================

MARKET RISK MANAGEMENT In addition to interest rate risk, the Company is exposed to other forms of market risk as a consequence of conducting normal trading activities. Business activities that contribute to market risk include, among other things, market making, underwriting, proprietary trading and foreign exchange positions. Value at Risk ("VaR") is a key measure of market risk for the Company. Theoretically, VaR represents the maximum amount that the Company has placed at risk of loss, with a ninety-ninth percentile degree of confidence, to adverse market movements in the course of its risk taking activities.

         VaR modeling of trading activities is subject to certain limitations. Additionally, it should be recognized that there are assumptions and estimates associated with VaR modeling and actual results could differ from those assumptions and estimates. The Company mitigates these uncertainties through regular monitoring of trading activities by management and other risk management practices including stop-loss and position limits related to its trading activities. Stress-test models are used to provide management with perspectives on market events that VaR models do not capture.

         The Company establishes market risk limits, subject to approval by the Company's Board of Directors. The Company's VaR limit was $40 million at December 31, 2002 and 2001. The market valuation risk inherent in its customer-based derivative trading, mortgage banking pipeline, broker-dealer activities (including equities,

                                                                 U.S. BANCORP 47

TABLE 18 Debt Ratings

                                                           Standard &
At December 31, 2002                          Moody's        Poors        Fitch
-------------------------------------------------------------------------------
U.S. BANCORP
   Short-term borrowings.................                                   F1
   Senior debt and medium-term notes.....        Aa3           A             A+
   Subordinated debt.....................         A1           A-            A
   Preferred stock.......................         A2         BBB+            A
   Commercial paper......................        P-1         A-1            F1
U.S. BANK NATIONAL ASSOCIATION
   Short-term time deposits..............        P-1         A-1            F1+
   Long-term time deposits...............        Aa2           A+           AA-
   Bank notes............................    Aa2/P-1      A+/A-1         A+/F1+
   Subordinated debt.....................        Aa3           A             A
===============================================================================

fixed-income, and high-yield securities) and foreign exchange, as estimated by the VaR analysis, was $8.8 million at December 31, 2002, and $10.9 million at December 31, 2001.

LIQUIDITY RISK MANAGEMENT ALPC establishes policies, as well as analyzes and manages liquidity, to ensure that adequate funds are available to meet normal operating requirements in addition to unexpected customer demands for funds, such as high levels of deposit withdrawals or loan demand, in a timely and cost-effective manner. The most important factor in the preservation of liquidity is maintaining public confidence that facilitates the retention and growth of a large, stable supply of core deposits and wholesale funds. Ultimately, public confidence is generated through profitable operations, sound credit quality and a strong capital position. The Company's performance in these areas has enabled it to develop a large and reliable base of core funding within its market areas and in domestic and global capital markets. Liquidity management is viewed from a long-term and short-term perspective, as well as from an asset and liability perspective. Management monitors liquidity through a regular review of maturity profiles, funding sources, and loan and deposit forecasts to minimize funding risk.

         The Company maintains strategic liquidity and contingency plans that are subject to the availability of asset liquidity in the balance sheet. Monthly, ALPC reviews the Company's ability to meet funding requirements due to adverse business events. These funding needs are then matched with specific asset-based sources to ensure sufficient funds are available. Also, strategic liquidity policies require diversification of wholesale funding sources to avoid concentrations in any one market source. Subsidiary banks are members of various Federal Home Loan Banks that provide a source of funding through FHLB advances. The Company maintains a Grand Cayman branch for issuing eurodollar time deposits. The Company also establishes relationships with dealers to issue national market retail and institutional savings certificates and short-and medium-term bank notes. Also, the Company's subsidiary banks have significant correspondent banking networks and corporate accounts. Accordingly, it has access to national fed funds, funding through repurchase agreements and sources of more stable, regionally based certificates of deposit.

         The Company's ability to raise negotiated funding at competitive prices is influenced by rating agencies' views of the Company's credit quality, liquidity, capital and earnings. The debt ratings noted in Table 18 reflect the rating agencies' recognition of the strong, consistent financial performance of the Company and the quality of the balance sheet.

         The parent company's routine funding requirements consist primarily of operating expenses, dividends to shareholders, debt service and funds used for acquisitions. The parent company obtains funding to meet its obligations from dividends collected from its subsidiaries and the issuance of debt securities.

         At December 31, 2002, parent company long-term debt outstanding was $5.7 billion, compared with $6.1 billion at December 31, 2001. The decrease in long-term debt in 2002 was driven by the issuance of $2.1 billion of fixed- and variable-rate medium-term notes, which was partially offset by medium-term note maturities of $1.2 billion and the repurchase on August 6, 2002, of $1.1 billion accreted value of the Company's convertible senior notes. Total parent company debt scheduled to mature in 2003 is $1.5 billion. These debt obligations are expected to be met through medium-term note issuances and dividends from subsidiaries, as well as from parent company cash and cash equivalents. Federal banking laws regulate the amount of dividends that may be paid by banking subsidiaries without prior approval. The amount of dividends available to the parent company from its banking subsidiaries was approximately $614 million at December 31, 2002. For further information, see Note 24 of the Notes to Consolidated Financial Statements.

48 U.S. BANCORP

         Refer to Table 19 for further information on contractual obligations.

OFF-BALANCE SHEET ARRANGEMENTS Asset securitization and conduits represent a source of funding the Company's growth through off-balance sheet structures. The Company sponsors two off-balance sheet conduits to which it transfers high-grade assets: a commercial loan conduit and an investment securities conduit. These conduits are funded by issuing commercial paper. The commercial loan conduit holds primarily high credit quality commercial loans and held assets of $4.2 billion at December 31, 2002, and $6.9 billion in assets at December 31, 2001. The investment securities conduit holds high-grade investment securities and held assets of $9.5 billion at December 31, 2002, and $9.8 billion in assets at December 31, 2001. These investment securities include primarily (i) private label asset-backed securities, which are insurance "wrapped" by AAA/Aaa-rated mono-line insurance companies and (ii) government agency mortgage-backed securities and collateralized mortgage obligations. The commercial loan conduit had commercial paper liabilities of $4.2 billion at December 31, 2002, and $6.9 billion at December 31, 2001. The investment securities conduit had commercial paper liabilities of $9.5 billion at December 31, 2002, and $9.8 billion at December 31, 2001. The Company benefits by transferring commercial loans and investment securities into conduits that provide diversification of funding sources in a capital-efficient manner and generate income.

         The Company provides liquidity facilities to both conduits. In addition, the Company retains the credit risk of the loans transferred to the commercial loan conduit through a credit enhancement agreement. Utilization of the liquidity facilities would be triggered by the conduits' inability to issue commercial paper to fund their assets. The credit enhancement provided to the commercial loan conduit represents a recourse obligation under which the Company would be required to repurchase loans sold to the conduit if certain credit-related events of the underlying assets occur. The recorded fair value of the Company's liability for the recourse obligation and for both liquidity facilities was $56.1 million at December 31, 2002, and was included in other liabilities. Changes in fair value of these liabilities are recorded in the income statement as other income or expense. In addition, the Company recorded at fair value its retained residual interest in both the commercial loan and investment securities conduits of $28.6 million and of $93.4 million, respectively, at December 31, 2002. The Company recorded revenue of $132.2 million from the conduits in 2002 and $132.7 million in 2001, including fees for servicing, management, administration and accretion income from retained interests.

         At December 31, 2002, the Company had two asset-backed securitizations to fund indirect automobile loans and an unsecured small business credit product. The indirect automobile securitization held $156.1 million in assets at December 31, 2002, compared with $431.5 million at December 31, 2001. The Company recognized income from an interest-only strip and servicing fees from this securitization of $2.8 million during 2002 and $6.1 million during 2001. The indirect automobile securitization held average assets of $276.9 million in 2002 and $655.3 million in 2001. In January 2003, the Company exercised a cleanup call option on the indirect automobile loan securitization. The remaining assets from the securitization were recorded on the Company's balance sheet at fair value.

         The unsecured small business credit securitization held $652.4 million in assets at December 31, 2002, of which the Company retained $150.1 million of subordinated securities, transferor's interests of $16.3 million and a residual interest-only strip of $53.3 million. This compared with $750.0 million in assets at December 31, 2001, of which the Company retained $175.3 million of subordinated securities, transferor's interests of $18.8 million and a residual interest-only strip of $57.3 million. The qualifying special purpose entity issued asset-backed variable funding notes in various tranches. The Company provides credit enhancement in the form of subordinated securities and reserve accounts. The Company's risk, primarily from losses in the underlying assets, was considered in determining the fair value of the Company's retained interests in this securitization. The Company recognized income from subordinated securities,

TABLE 19 Contractual Obligations

                                                      Over One      Over Three
                                       One Year       Through        Through      Over Five
(Dollars in Millions)                   or Less     Three Years     Five Years      Years
-------------------------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS
   Deposits.......................    $  106,866    $     5,658    $     2,979    $      31
   Short-term debt................         7,806             --             --           --
   Long-term debt.................         7,937         13,231          1,779        5,641
   Trust preferred securities.....            --             --             --        2,994
   Capital leases.................             9             15             13           45
   Operating leases...............           358            349            421          503
===========================================================================================

                                                                 U.S. BANCORP 49
an interest-only strip and servicing fees from this securitization of $52.8 million in 2002 and $5.2 million in 2001. The unsecured small business credit securitization held average assets of $700.6 million in 2002 and $123.0 million in 2001.

         The corporate and purchasing card securitization matured in February 2002. At maturity, $420.0 million of receivables were transferred from the trust to the Company and recorded at fair value at that time. The Company recognized servicing income of $.5 million in 2002 and $4.2 million in 2001 from this securitization.

         During 2002, the Company securitized $144.4 million of highly rated fixed rate municipal bonds. Each municipal bond is sold into a separate trust that is funded by variable rate certificates that reprice weekly. The Company retains a residual interest in each structure that is accounted for as a trading asset and is recorded at fair value. The purpose of the arrangements is to meet our customer demands for variable rate tax-free investments. Income and cash flows from these structures were not significant in 2002.

         With respect to real estate and certain equipment, the Company enters into capital or operating leases to meet its business requirements. Certain operating lease arrangements involve third-party lessors that acquire these business assets through leveraged financing structures commonly referred to as "synthetic leases." At December 31, 2002, synthetic lease structures held real estate assets of $434.5 million and equipment assets of $45.5 million, compared with $372.7 million and $41.6 million, respectively, at December 31, 2001. The Company provides guarantees to the lender in the event of default by the leveraged financing structures or in the event that the Company does not exercise its option to purchase the property at the end of the lease term and the fair value of the assets is less than the purchase price. The maximum end-of-term guarantee, if the fair value of the assets is less than the purchase price, was $403.0 million at December 31, 2002, and $346.3 million at December 31, 2001. The Company performs an evaluation for possible declines in fair value of these assets on an annual basis and is not aware of any material declines in value of these assets.

         Credit, liquidity, operational and legal structural risks exist due to the nature and complexity of asset securitizations and other off-balance sheet structures. ALPC regularly monitors the performance of each off-balance sheet structure in an effort to minimize these risks and ensure compliance with the requirements of the structures. The Company utilizes its credit risk management systems to evaluate the credit quality of underlying assets and regularly forecasts cash flows to evaluate any potential impairment of retained interests. Also, regulatory guidelines require consideration of asset securitizations in the determination of risk-based capital ratios. The Company does not rely significantly on off-balance sheet arrangements for liquidity or capital resources.

         In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" ("VIEs"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. The Company is in the process of determining whether its off-balance sheet structures are subject to the provisions of FIN 46. Because the loan and investment conduits and the asset-backed securitizations are qualified special purpose entities ("QSPEs"), which are exempted from consolidation, the Company does not believe the QSPE structures will require consolidation in its financial statements. The Company believes it is reasonably possible that synthetic leases will be consolidated under the provisions of FIN
46. At this time, the Company does not believe that the adoption of FIN 46 will have a material adverse impact on the Company's financial statements.

CAPITAL MANAGEMENT

The Company is committed to managing capital for shareholder benefit while providing sound protection to its depositors and to its creditors. The Company continually assesses its business risks and capital position. The Company also manages its capital to exceed regulatory capital requirements for well-capitalized bank holding companies. To achieve these capital goals, the Company employs a variety of capital management tools including dividends, common share repurchases, and the issuance of subordinated debt and other capital instruments. Total shareholders' equity was $18.1 billion at December 31, 2002, compared with $16.5 billion at December 31, 2001. The increase was primarily the result of corporate earnings, including merger and restructuring-related items, offset by dividends, share buybacks, the effect of a change in accounting principles and acquisitions.

         On March 12, 2002, the Company increased its dividend rate per common share by 4.0 percent, from $.1875 per quarter to $.1950 per quarter. On February 27, 2001, the Company increased its dividend rate per common share by 15.4 percent, from $.1625 per quarter to $.1875 per quarter. Excluding merger and restructuring-related charges, the dividend payout ratio for 2002 decreased to
42.5 percent, compared with a payout ratio of 57.0 percent in 2001.

         On July 17, 2001, the Company's Board of Directors authorized the repurchase of up to 56.4 million shares of the Company's common stock in connection with the July 24, 2001 acquisition of NOVA. During 2001, the Company repurchased 19.7 million shares of common stock in both public and private transactions in connection with

50 U.S. BANCORP
this authorization. On December 18, 2001, the Board of Directors approved an authorization to repurchase an additional 100 million shares of common stock through 2003. During the first quarter of 2002, the Company repurchased 40.0 million shares of common stock in both public and private transactions related to these authorizations, completing the July 17, 2001 authorization. In 2002, the Company purchased 5.2 million shares of common stock under the December 2001 plan. There are approximately 91.5 million shares remaining to be purchased under this authorization. For a complete analysis of activities impacting shareholders' equity and capital management programs, refer to Note 16 of the Notes to Consolidated Financial Statements.

         Banking regulators define minimum capital requirements for banks and financial services holding companies. These requirements are expressed in the form of a minimum tier 1 capital ratio, total risk-based capital ratio, and tier 1 leverage ratio. The minimum required level for these ratios is 4.0 percent,
8.0 percent, and 4.0 percent, respectively. The Company targets its regulatory capital levels, at both the bank and bank holding company level, to exceed the "well capitalized" threshold for these ratios of 6.0 percent, 10.0 percent, and
5.0 percent, respectively. As of December 31, 2002, the Company's tier 1 capital, total risk-based capital, and tier 1 leverage ratio were 7.8 percent,
12.2 percent, and 7.5 percent, respectively. These ratios compare to 7.7 percent, 11.7 percent, and 7.7 percent, respectively, as of December 31, 2001. The increase in the total risk-based capital ratio was primarily related to the issuance of $1.0 billion of subordinated debt in 2002. All regulatory ratios, at both the bank and bank holding company level, continue to be in excess of stated "well capitalized" requirements. Table 20 provides a summary of tier 1 and total risk-based capital ratios as of December 31, 2002, and 2001, as defined by the regulatory agencies.

         The Company uses tangible common equity expressed as a percent of tangible common assets as an additional measure of its capital. At December 31, 2002, the Company's tangible common equity ratio was 5.6 percent, compared with
5.7 percent at year-end 2001.

FOURTH QUARTER SUMMARY

In the fourth quarter of 2002, the Company had net income of $849.8 million ($.44 per diluted share), compared with $695.4 million ($.36 per diluted share) in the fourth quarter of 2001. The Company reported operating earnings (net income excluding merger and restructuring-related items) of $920.1 million ($.48 per diluted share) in the fourth quarter of 2002, compared with operating earnings of $785.2 million ($.40 per diluted share) in the fourth quarter of 2001. The Company's results for the fourth quarter of 2002 improved over the same period of 2001, primarily due to strong growth in consumer banking and payment services revenue, offset somewhat by lower investment banking activity. The fourth quarter of 2002 results included $152.7 million of significant income items, which were

TABLE 20 Regulatory Capital Ratios

At December 31 (Dollars in Millions)                                                    2002         2001
--------------------------------------------------------------------------------------------------------------
U.S. BANCORP
Tangible common equity............................................................    $   9,489    $    9,374
   As a percent of tangible assets................................................          5.6%          5.7%
Tier 1 capital....................................................................    $  12,606    $   12,488
   As a percent of risk-weighted assets...........................................          7.8%          7.7%
   As a percent of adjusted quarterly average assets (leverage ratio).............          7.5%          7.7%
Total risk-based capital..........................................................    $  19,753    $   19,148
   As a percent of risk-weighted assets...........................................         12.2%         11.7%
BANK SUBSIDIARIES (a)
   U.S. BANK NATIONAL ASSOCIATION
     Tier 1 capital...............................................................          6.7%          7.5%
     Total risk-based capital.....................................................         10.8          11.8
     Leverage.....................................................................          6.7           7.7
   U.S. BANK NATIONAL ASSOCIATION ND
     Tier 1 capital...............................................................         13.4%         18.1%
     Total risk-based capital.....................................................         18.9          23.1
     Leverage.....................................................................         12.1          17.9

                                                                                                      Well-
BANK REGULATORY CAPITAL REQUIREMENTS                                                   Minimum     Capitalized
                                                                                       -----------------------
     Tier 1 capital...............................................................        4%            6%
     Total risk-based capital.....................................................        8            10
     Leverage.....................................................................        4             5
==============================================================================================================

(a) These balances and ratios were prepared in accordance with regulatory accounting principles as disclosed in the subsidiaries' regulatory reports.

                                                                 U.S. BANCORP 51

TABLE 21 Fourth Quarter Summary

FINANCIAL RESULTS AND RATIOS ON AN OPERATING BASIS (a)

                                                                        Three Months Ended
                                                                            December 31,
                                                                     -------------------------
(Dollars in Millions)                                                    2002          2001
----------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
Net interest income (taxable-equivalent basis) ...................   $   1,775.0   $   1,674.2
Noninterest income ...............................................       1,439.9       1,312.2
Securities gains, net ............................................         106.2          22.0
                                                                     -----------   -----------
  Total net revenue ..............................................       3,321.1       3,008.4
Noninterest expense ..............................................       1,551.2       1,503.9
Provision for credit losses ......................................         349.0         265.8
                                                                     -----------   -----------
  Income before taxes and merger and restructuring-related items..       1,420.9       1,238.7
Taxable-equivalent adjustment ....................................           9.2           9.9
Income taxes .....................................................         491.6         443.6
                                                                     -----------   -----------
Operating earnings ...............................................         920.1         785.2
Merger and restructuring-related items (after-tax) ...............         (70.3)        (89.8)
                                                                     -----------   -----------
  Net income in accordance with GAAP .............................   $     849.8   $     695.4
                                                                     ===========   ===========
FINANCIAL RATIOS
Return on average assets .........................................          2.05%         1.85%
Return on average equity .........................................          20.4          18.6
Efficiency ratio .................................................          48.3          50.4
Banking efficiency ratio (b) .....................................          44.1          46.6
==============================================================================================

(a) The Company analyzes its performance on a net income basis in accordance with accounting principles generally accepted in the United States, as well as on an operating basis before merger and restructuring-related items and cumulative effect of change in accounting principles referred to as "operating earnings." Operating earnings are presented as supplemental information to enhance the reader's understanding of, and highlight trends in, the Company's financial results excluding the impact of merger and restructuring-related items of specific business acquisitions and restructuring activities and cumulative effect of change in accounting principles. Operating earnings should not be viewed as a substitute for net income and earnings per share as determined in accordance with accounting principles generally accepted in the United States. Merger and restructuring-related items excluded from net income to derive operating earnings may be significant and may not be comparable to other companies.

(b) Without investment banking and brokerage activity.

offset by $161.0 million of noteworthy expense items and asset write-downs. Notable favorable items in the fourth quarter included gains on the sale of securities of $106.2 million, an increase of $84.2 million over the fourth quarter of 2001, and a $46.5 million gain on the sale of a co-branded credit card portfolio. Offsetting these favorable items were the recognition of $54.1 million of MSR impairment, an increase of $26.8 million over the fourth quarter of 2001, a $50.0 million litigation charge, including investment banking regulatory matters at Piper, incremental personnel costs of $31.4 million for rationalizing the Company's post-integration technology, operations, and support functions, and a $25.5 million leasing residual impairment.

         Fourth quarter net interest income, on a taxable-equivalent basis, was $1,775.0 million, compared with $1,674.2 million in the fourth quarter of 2001. Average earning assets for the fourth quarter of 2002 increased over the fourth quarter of 2001 by $6.9 million (4.7 percent), primarily driven by increases in the investment portfolio, loans held for sale and retail loan growth, partially offset by a decline in commercial and commercial real estate loans. The net interest margin in the fourth quarter of 2002 was 4.63 percent, compared with
4.57 percent in the fourth quarter of 2001. The improvement in the net interest margin in the fourth quarter of 2002 over the fourth quarter of 2001 reflected higher net free funds, the funding benefits of the declining interest rate environment, a more favorable funding mix and improving spreads due to product repricing dynamics, and a shift in mix toward retail loans, partially offset by lower yields on the investment portfolio.

         The provision for credit losses for the fourth quarter of 2002 was $349.0 million, an increase of $83.2 million over the fourth quarter of 2001. This higher level of provision for credit losses reflected an increase in nonperforming assets and net charge-offs year-over-year reflecting continued weakness in certain industry sectors and the impact of the weak economy on highly leveraged enterprise value financings.

         Fourth quarter 2002 noninterest income was $1,546.1 million, an increase of $211.9 million (15.9 percent) over the same quarter of 2001. The growth in noninterest income over the fourth quarter of 2001 was driven by net securities gains, growth in core banking product revenues of $60.8 million (4.6 percent), a $46.5 million gain on the sale of a co-branded credit card portfolio, a reduction in equity investment losses of $29.0 million relative to the fourth quarter of 2001, and acquisitions, including Leader and the Bay View branches, which contributed approximately $18.3 million of the

52 U.S. BANCORP
favorable variance. Credit and debit card revenue, corporate payment products revenue and ATM processing services revenue in the Payment Services line of business were higher in the fourth quarter of 2002, primarily reflecting growth in sales and card usage. Merchant processing services increased year-over-year, primarily due to higher charge volume, offset by slightly lower processing rates. Deposit service charges increased primarily due to fee enhancements and new accounts within the Consumer Banking line of business. Cash management fees revenue grew primarily due to growth in core business, product enhancements and lower earning credit rates to customers. Mortgage banking revenue was higher due to the acquisition of Leader in April 2002. Mortgage originations and sales and loan servicing revenue continued to be strong through the fourth quarter of 2002. Offsetting these favorable variances was a decline in capital markets-related revenue reflecting softness in the equity capital markets. Other fee income was higher in the fourth quarter of 2002 primarily due to gains on the sale of a co-branded credit card portfolio and a reduction in the level of equity investment losses relative to 2001.

         Fourth quarter of 2002 noninterest expense, before merger and restructuring-related charges, totaled $1,551.2 million, an increase of $47.3 million (3.1 percent) over the fourth quarter of 2001. The increase in expense year-over-year was primarily due to a $50.0 million litigation charge for investment banking regulatory matters at Piper, an increase in MSR impairment, the impact of recent acquisitions, including Leader and the branches of Bay View, and a charge for the realignment of the Company's businesses post-integration. Offsetting these increases in expense were the impact of adopting new accounting standards related to business combinations and the amortization of intangibles, lower capital markets-related expense and lower core banking expenses, primarily the result of integration cost savings.

LINE OF BUSINESS FINANCIAL REVIEW

Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance.

BASIS FOR FINANCIAL PRESENTATION Business line results are derived from the Company's business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Funds transfer-pricing methodologies are utilized to allocate a cost of funds used or credit for funds provided to all business line assets and liabilities using a matched funding concept. Also, the business unit is allocated the taxable-equivalent benefit of tax-exempt products. Noninterest income and expenses directly managed by each business line, including fees, service charges, salaries and benefits, and other direct costs are accounted for within each segment's financial results in a manner similar to the consolidated financial statements. Occupancy costs are allocated based on utilization of facilities by the lines of business. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line's operations are not charged to the applicable business line. Goodwill and other intangible assets are assigned to the lines of business based on the mix of business of the acquired entity. To enhance analysis of core business line results, the amortization of goodwill for all prior periods is reported within Treasury and Corporate Support. The provision for credit losses for each business unit is based on its net charge-offs adjusted for changes in the allowance for credit losses, reflecting improvement or deterioration in the risk profile of the business lines' loan portfolios. The difference between the provision for credit losses determined in accordance with accounting principles generally accepted in the United States recognized by the Company on a consolidated basis and the provision recorded by the business lines is recorded in Treasury and Corporate Support. Income taxes are assessed to each line of business at a standard tax rate with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support. Merger and restructuring-related charges and cumulative effects of changes in accounting principles are not identified by or allocated to lines of business. Within the Company, capital levels are evaluated and managed centrally; however, capital is allocated to the operating segments to support evaluation of business performance. Capital allocations to the business lines are based on the amount of goodwill and other intangibles, the extent of off-balance sheet managed assets and lending commitments and the ratio of on-balance sheet assets relative to the total Company. Certain lines of business, such as trust, asset management and capital markets, have no significant balance sheet components. For these business units, capital is allocated taking into consideration fiduciary and operational risk, capital levels of independent organizations operating similar businesses, and regulatory requirements.

         Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2002, certain organization and methodology changes were made and, accordingly,

                                                                U. S. BANCORP 53

2001 results were restated and presented on a comparable basis.

         The Company's basis of financial presentation differed significantly in 2000 due to organizational changes in connection with the Firstar/USBM merger. Therefore, the presentation of comparative business line results for 2000 is not practical at this time.

WHOLESALE BANKING offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $1,372.7 million of the Company's net operating earnings in 2002 and $708.4 million in 2001. The significant increase in operating earnings in 2002, compared with 2001 was primarily driven by a lower provision for credit losses.

         Total net revenue decreased 1.2 percent in 2002, compared with 2001. Net interest income, on a taxable-equivalent basis, decreased 6.7 percent, compared with 2001, as average loans declined $6.8 billion in 2002, compared with 2001. The impact of declining average loans on net interest income was offset somewhat by improving spreads and a decrease in the funding cost related to non-earning assets. The decrease in net interest income also reflected the adverse impact of declining interest rates on the funding benefits of customer deposits, partially offset by growth in average deposits of 23.6 percent in 2002, compared with 2001. Additionally, a decline in required capital for Wholesale Banking, driven by lower commercial loan balances and unfunded commitments, reduced the related earnings credit in 2002, compared with 2001. The decline in commercial loans was due in part to weak

TABLE 22 Line Of Business Financial Performance

                                                                            Wholesale                           Consumer
                                                                             Banking                             Banking
                                                                      -------------------------------------------------------------
                                                                                            Percent                         Percent
Year Ended December 31 (Dollars in Millions)                            2002      2001       Change     2002      2001      Change
-----------------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
Net interest income (taxable-equivalent basis) .....................  $1,999.0  $2,141.8      (6.7)%  $3,295.7  $3,259.7       1.1%
Noninterest income .................................................     739.5     629.4      17.5     1,477.4   1,248.4      18.3
                                                                      ------------------              ------------------
     Total net revenue .............................................   2,738.5   2,771.2      (1.2)    4,773.1   4,508.1       5.9
Noninterest expense ................................................     395.9     394.5        .4     1,695.1   1,698.7       (.2)
Other intangible amortization ......................................      20.7      24.7     (16.2)      339.0     166.2         *
Goodwill amortization ..............................................        --        --        --          --        --        --
                                                                      ------------------              ------------------
     Total noninterest expense .....................................     416.6     419.2       (.6)    2,034.1   1,864.9       9.1
                                                                      ------------------              ------------------

         Operating income ..........................................   2,321.9   2,352.0      (1.3)    2,739.0   2,643.2       3.6
Provision for credit losses ........................................     163.9   1,238.4     (86.8)      428.6     550.9     (22.2)
                                                                      ------------------              ------------------
Income before income taxes .........................................   2,158.0   1,113.6      93.8     2,310.4   2,092.3      10.4
Income taxes and taxable-equivalent adjustment .....................     785.3     405.2      93.8       840.7     761.5      10.4
                                                                      ------------------              ------------------
Operating earnings, before merger and restructuring-related
  items and cumulative effect of change in accounting principles ...  $1,372.7  $  708.4      93.8    $1,469.7  $1,330.8      10.4
                                                                      ------------------              ------------------

Merger and restructuring-related items (after-tax) .................

Cumulative effect of change in accounting principles (after-tax) ...

Net income

AVERAGE BALANCE SHEET DATA
Commercial .........................................................  $ 31,699  $ 37,586     (15.7)%  $  7,099  $  8,278     (14.2)%
Commercial real estate .............................................    16,113    16,959      (5.0)      8,789     8,283       6.1
Residential mortgages ..............................................       167       157       6.4       8,001     8,229      (2.8)
Retail .............................................................       136       221     (38.5)     26,928    23,924      12.6
                                                                      ------------------              ------------------
     Total loans ...................................................    48,115    54,923     (12.4)     50,817    48,714       4.3
Goodwill ...........................................................     1,331     1,384      (3.8)      1,787     1,724       3.7
Other intangible assets ............................................       127       157     (19.1)        945       678      39.4
Assets .............................................................    54,580    62,024     (12.0)     59,287    56,906       4.2
Noninterest-bearing deposits .......................................    13,008    10,613      22.6      12,933    12,062       7.2
Savings products ...................................................     5,563     4,125      34.9      35,790    34,466       3.8
Time deposits ......................................................     2,591     2,386       8.6      22,609    26,864     (15.8)
                                                                      ------------------              ------------------

     Total deposits ................................................    21,162    17,124      23.6      71,332    73,392      (2.8)
Shareholders' equity ...............................................  $  5,376  $  6,117     (12.1)   $  4,858   $ 4,848        .2
==================================================================================================================================

*    Not meaningful

54 U.S. BANCORP
customer loan demand resulting from the current economic environment, in addition to the Company's decisions in 2001 to tighten credit availability to certain types of lending, industries and customers, and reductions due to asset workout strategies. Also contributing to the decline were the transfers of high credit quality commercial loans to the loan conduit reducing average commercial loans by $721 million in 2002. Noninterest income increased 17.5 percent in 2002 to $739.5 million in 2002, reflecting core growth in cash management-related fees driven by lower earnings credit rates and new account growth, an increase in fee income related to the loan conduit and growth in commercial leasing income and international fee income.

         Noninterest expense was $416.6 million in 2002, compared with $419.2 million in 2001. The $2.6 million decrease was primarily due to the decline in personnel costs resulting from integration cost savings, in addition to lower intangible amortization costs, partially offset by increases in equipment financing related write-downs and loan workout expenses.

During 2002 and 2001, the provision for credit losses was $163.9 million and $1,238.4 million, respectively. Included in 2001 was a significant charge taken after extensive reviews of the Company's commercial loan portfolio in light of the world events that occurred in the third quarter of 2001, declining economic conditions, and company-specific trends. This action reflected management's expectations at the time of a prolonged economic slowdown and recovery. In addition, net charge-offs were relatively higher in 2001 due to specific actions taken by management in response to changes in economic conditions. The

 Private Client, Trust                            Payment                               Capital
 and Asset Management                             Services                              Markets
----------------------------------------------------------------------------------------------------------
                           Percent                            Percent                              Percent
   2002         2001       Change      2002         2001      Change       2002         2001       Change
----------------------------------------------------------------------------------------------------------
$    319.5   $    317.0        .8%  $    703.0   $    619.5    13.5%    $     27.5   $     23.0      19.6%
     875.9        878.2       (.3)     1,676.5      1,268.4    32.2          709.8        807.4     (12.1)
-----------------------             -----------------------             -----------------------
   1,195.4      1,195.2        --      2,379.5      1,887.9    26.0          737.3        830.4     (11.2)
     443.3        446.7       (.8)       637.8        523.7    21.8          735.6        768.5      (4.3)
      31.1         30.6       1.6        161.0         55.7       *             --           --        --
        --           --        --           --           --      --             --           --        --
-----------------------             -----------------------             -----------------------
     474.4        477.3       (.6)       798.8        579.4    37.9          735.6        768.5      (4.3)
-----------------------             -----------------------             -----------------------
     721.0        717.9        .4      1,580.7      1,308.5    20.8            1.7         61.9     (97.3)
      18.4         25.4     (27.6)       444.4        488.9    (9.1)           (.1)          --         *
-----------------------             -----------------------             -----------------------
     702.6        692.5       1.5      1,136.3        819.6    38.6            1.8         61.9     (97.1)
     255.8        252.1       1.5        413.5        298.2    38.7             .7         22.5     (96.9)
-----------------------             -----------------------             -----------------------
$    446.8   $    440.4       1.5   $    722.8   $    521.4    38.6     $      1.1   $     39.4     (97.2)
-----------------------             -----------------------             -----------------------

$    1,829   $    1,774       3.1%  $    2,803   $    2,584     8.5%    $      228   $      178      28.1%
       585          577       1.4           --           --      --             --           --        --
       234          182      28.6           --           --      --             --           --        --
     2,082        1,882      10.6        7,303        7,381    (1.1)            --           --        --
-----------------------             -----------------------             -----------------------
     4,730        4,415       7.1       10,106        9,965     1.4            228          178      28.1
       290          289        .3        1,814          972    86.6            306          316      (3.2)
       227          253     (10.3)         769          433    77.6             --           --        --
     5,800        5,787        .2       13,396       11,851    13.0          3,042        3,019        .8
     2,322        2,143       8.4          229          168    36.3            216          173      24.9
     4,306        4,418      (2.5)           7            6    16.7             --           --        --
       473          545     (13.2)          --           --      --             --           --        --
-----------------------             -----------------------             -----------------------
     7,101        7,106       (.1)         236          174    35.6            216          173      24.9
$    1,342   $    1,403      (4.3)  $    3,224   $    2,010    60.4     $      642   $      636        .9
=========================================================================================================

      Treasury and                                     Consolidated
   Corporate Support                                      Company
--------------------------------------------------------------------------
                           Percent                                 Percent
   2002         2001       Change       2002          2001          Change
--------------------------------------------------------------------------
$    531.6   $     62.0        *%    $  6,876.3   $    6,423.0       7.1%
     389.5        507.1    (23.2)       5,868.6        5,338.9       9.9
-----------------------              -------------------------
     921.1        569.1     61.9       12,744.9       11,761.9       8.4
   1,471.8      1,297.2     13.5        5,379.5        5,129.3       4.9
       1.2          1.2       --          553.0          278.4      98.6
        --        251.1        *             --          251.1         *
-----------------------              -------------------------
   1,473.0      1,549.5     (4.9)       5,932.5        5,658.8       4.8
-----------------------              -------------------------
    (551.9)      (980.4)    43.7        6,812.4        6,103.1      11.6
     293.8       (157.0)       *        1,349.0        2,146.6     (37.2)
-----------------------              -------------------------
    (845.7)      (823.4)    (2.7)       5,463.4        3,956.5      38.1
    (370.3)      (333.8)   (10.9)       1,925.7        1,405.7      37.0
-----------------------              -------------------------
$   (475.4)  $   (489.6)     2.9        3,537.7        2,550.8      38.7
-----------------------              -------------------------
                                         (211.3)        (844.3)
                                     -------------------------
                                          (37.2)            --
                                     -------------------------
                                     $  3,289.2   $    1,706.5
                                     -------------------------
$      162   $     (328)       *%    $   43,820   $     50,072     (12.5)%
       236          262     (9.9)        25,723         26,081      (1.4)
        10            8     25.0          8,412          8,576      (1.9)
        52           40     30.0         36,501         33,448       9.1
-----------------------              -------------------------
       460          (18)       *        114,456        118,177      (3.1)
        --           --       --          5,528          4,685      18.0
        12           --        *          2,080          1,521      36.8
    35,843       26,357     36.0        171,948        165,944       3.6
         7          (50)       *         28,715         25,109      14.4
       130          450    (71.1)        45,796         43,465       5.4
     4,940        6,587    (25.0)        30,613         36,382     (15.9)
-----------------------              -------------------------
     5,077        6,987    (27.3)       105,124        104,956        .2
$    1,521   $    1,187     28.1     $   16,963   $     16,201       4.7
========================================================================

                                                                 U.S. BANCORP 55
improvement in provision for credit losses reflected a reduction in net charge-offs, the impact of reductions in total loan commitments and an improvement in the projected loss ratios for commercial loan risk rating categories that has occurred. These trends were attributable to the improvement in credit quality driven by the Company's asset workout strategies, reductions in commitments to certain industries and customers and lower net charge-offs. Despite an improvement in risk ratings, nonperforming assets within the Wholesale Banking business line continues to be at elevated levels reflecting stress in several industry sectors increasing to $1.0 billion at December 31, 2002, from $738.7 million a year ago. Refer to the "Corporate Risk Profile" section for further information on factors impacting the credit quality of the loan portfolios.

CONSUMER BANKING delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines ("ATMs"). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking and investment product and insurance sales. Consumer Banking contributed $1,469.7 million of the Company's net operating earnings in 2002 and $1,330.8 million in 2001, a 10.4 percent increase.

         Total net revenue increased 5.9 percent from 2001. Fee-based revenue grew by 18.3 percent in 2002 while net interest income increased 1.1 percent in 2002. The increase in net interest income in 2002 was due to average loan growth, improved spreads on retail loans and residential real estate loans, slightly lower non-earning asset balances and growth in noninterest-bearing deposit balances and the related funding benefit. Partially offsetting the increase in net interest income was the impact of declining interest rates on the funding benefit of consumer deposits. The increase in average loan balances of 4.3 percent reflected core retail loan growth of 12.6 percent in 2002 offset by a decline of 4.1 percent in commercial and commercial real estate loans. The change in average deposits included core growth in noninterest-bearing, interest checking and savings account balances, offset by a reduction in balances associated with time deposits. The decline in lower margin time deposits primarily reflected a shift in product mix towards savings products. Fee-based revenue growth in 2002 was driven by increases in deposit service charge revenue, mortgage banking production and servicing revenue, investment product revenue, securities gains and lower end-of-term lease residual losses partially offset by lower trust and investment management fees. The growth in mortgage banking servicing and production revenue was partially attributable to the acquisition of Leader in the second quarter of 2002, which contributed $48.3 million in 2002, compared with 2001. The additional growth in mortgage banking servicing and production revenue, net interest income from higher average loans held for sale and the increase in securities gains offset the increased MSR impairments recognized in 2002.

         Noninterest expense was $2,034.1 million in 2002, compared with $1,864.9 million in 2001. The increase in noninterest expense in 2002 was attributable to the Leader acquisition of $34.5 million and recognition of higher MSR impairments in 2002 of $186.0 million, compared with $60.8 million in 2001, partially offset by expense control initiatives.

         The provision for credit losses decreased $122.3 million (22.2 percent) in 2002, compared with 2001. The decrease in the provision primarily reflected improvement in the Community Banking commercial loan portfolio, including lower net charge-offs, reductions in loan commitments and improvement in loss ratios on risk rated loan commitments. The change in the provision also reflected an improvement in retail loss ratios due to enhancements in collection efforts and lower delinquency levels.

PRIVATE CLIENT, TRUST AND ASSET MANAGEMENT provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client Group, Corporate Trust, Institutional Trust and Custody, and Fund Services, LLC. The business segment also offers investment management services to several client segments, including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management contributed $446.8 million of the Company's net operating earnings in 2002, an increase of 1.5 percent, compared with 2001.

         Total net revenue was $1,195.4 million in 2002, essentially flat, compared with 2001. Net interest income increased .8 percent, compared with 2001. The increase in net interest income in 2002 is due to core growth of 10.6 percent in retail loans, and lower non-earning asset balances and related funding costs partially offset by the impact of declining rates on the funding benefit of deposits. Noninterest income decreased .3 percent, compared with 2001. Core account growth was approximately 2.3 percent in 2002 contributing $20.3 million. This growth was offset by a decrease in the value of assets under management driven by adverse capital market conditions relative to 2001. Noninterest expense decreased $2.9 million (.6 percent), compared with 2001 primarily attributable to a reduction in personnel costs.

         The provision for credit losses decreased $7.0 million (27.6 percent) in 2002, compared with the same period of a year ago. Net charges-offs were $1.4 million higher in 2002, compared with 2001. The improvement in the

56 U.S. BANCORP
provision for credit losses reflected lower projected loss ratios during 2002 based on recent experience as compared with 2001, as well as a reduction in commercial loan commitments in 2002 offset by the increase in net charge-offs.

PAYMENT SERVICES includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, merchant processing and debit cards. Payment Services contributed $722.8 million of the Company's net operating earnings in 2002, a 38.6 percent increase over 2001. The business unit's financial results were, in part, driven by the impact of the NOVA acquisition completed during the third quarter of 2001.

         Total net revenue was $2,379.5 million in 2002, representing a 26.0 percent increase over 2001. Net interest income increased 13.5 percent, while fee-based income increased 32.2 percent over 2001. Excluding the impact of NOVA, total net revenue increased approximately 12.7 percent in 2002, compared with 2001 primarily due to growth in noninterest income of 16.2 percent. Net interest income, excluding NOVA, was up 7.3 percent in 2002, primarily due to an increase in average loans and lower funding costs on the noninterest-bearing corporate card loan portfolio. Noninterest income, excluding NOVA, was up 16.2 percent in 2002, primarily due to increases in credit and debit card revenue, corporate payment product revenue, ATM servicing revenues and the sales of two co-branded credit card portfolios.

         Total revenue growth was partially offset by an increase in noninterest expense of $219.4 million (37.9 percent), primarily due to the NOVA acquisition. Excluding the impact of the NOVA acquisition, noninterest expense for the segment was $8.1 million (2.1 percent) lower in 2002, compared with 2001, primarily due to personnel and other operating expense cost saves resulting from integration activities. The provision for credit losses decreased $44.5 million (9.1 percent), compared with 2001. The decrease in provision was primarily a reflection of the improvement in projected loss rates due to enhancements in collection efforts partially offset by an increase in net charge-offs of $24.7 million in 2002, compared with 2001.

CAPITAL MARKETS engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally based businesses through a network of brokerage offices. Capital Markets contributed $1.1 million of the Company's net operating earnings in 2002, a 97.2 percent decline, compared with 2001. The unfavorable variance in net operating income from 2001 was due to a decline in fees related to trading, investment product fees and commissions, investment banking fees and mark-to-market valuation adjustments reflecting the recent adverse capital markets conditions. Capital markets activities continued to experience weak sales volumes and lower levels of investment banking and merger and acquisition transactions. Management anticipates continued softness in sales activities and related revenue growth throughout the next several quarters. Also contributing to the unfavorable variances was a litigation charge, including a $25.0 million settlement for investment banking regulatory matters at Piper and a $7.5 million liability for funding independent analyst research for its customers. Given continued adverse market conditions, the Capital Markets line of business continued to realign its business activities in 2002 to improve its operating model and rationalize the distribution network.

TREASURY AND CORPORATE SUPPORT includes the Company's investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances, and the change in residual allocations associated with the provision for loan losses. It also includes business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded net operating losses of $475.4 million in 2002, a 2.9 percent improvement, compared with 2001.

         During 2002, total net revenue was $921.1 million, compared with $569.1 million in 2001. The $352.0 million increase was primarily attributable to an increase in net interest income of $469.6 million. The increase in net interest income was primarily due to an increase in average investments of $6.9 billion from a year ago and the benefit of changes in the mix of funding during the declining rate environment. Noninterest income decreased $117.6 million in 2002 primarily due to a decline in securities gains of $97.6 million and a reduction in the level of equity investment losses relative to 2001.

         Noninterest expense was $1,473.0 million in 2002, compared with $1,549.5 million in 2001, a decrease of 4.9 percent. Adjusting for the adoption of SFAS 142 in 2002, noninterest expense excluding goodwill amortization increased by $174.6 million (13.4 percent) in 2002, compared with 2001. The increase was primarily the result of higher costs associated with corporate performance based compensation due to the improved Company performance in 2002, compared with 2001, in addition to personnel and related costs for post integration rationalization of technology, operations and support functions.

         The provision for credit losses for this business unit represents the residual aggregate of the credit losses allocated to the reportable business units and the

                                                                 U.S. BANCORP 57

Company's recorded provision determined in accordance with generally accepted accounting principles in the United States. The provision for credit losses reflected within the other business units is based on its net charge-offs adjusting for changes in the allowance for credit losses necessary to reflect improvement or deterioration in the risk profile of its specific loan portfolios. Historical loss factors are applied to commercial loan commitments stratified by risk rating plus the required amounts for homogeneous loan portfolios based on twelve month projected losses in computing the quarter end business unit allowance. The change in the managerial allowance for credit losses for the business units is reflected within the applicable business unit's provision for credit losses. The provision for credit losses was a loss of $293.8 million in 2002, compared with a net recovery of $157.0 million in 2001. The increase in the provision for credit losses in 2002 over 2001 reflected the continued elevated levels of net charge-offs and nonperforming assets on a consolidated level, despite the improving mix of risk ratings in the other reportable business units. Improvements in the level of credit risk and mix of risk classifications within the portfolios of the other business units were driven by reductions in higher risk loan commitments due to the Company's workout strategies. Refer to the "Corporate Risk Profile" section for further information on provision for credit losses, nonperforming assets and factors considered by the Company in assessing the credit quality of the loan portfolio and establishing the allowance for credit losses.

ACCOUNTING CHANGES

Note 2 of the Notes to Consolidated Financial Statements discusses new accounting policies adopted by the Company during 2002 and the expected impact of accounting policies recently issued or proposed but not yet required to be adopted. To the extent the adoption of new accounting standards affects the Company's financial condition, results of operations or liquidity, the impacts are discussed in the applicable section(s) of the Management's Discussion and Analysis and the Notes to Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of the Company comply with accounting principles generally accepted in the United States and conform to general practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The financial position and results of operations can be affected by these estimates and assumptions, which are integral to understanding reported results. Critical accounting policies are those policies that management believes are the most important to the portrayal of the Company's financial condition and results, and require management to make estimates that are difficult, subjective or complex. Most accounting policies are not considered by management to be critical accounting policies. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under generally accepted accounting principles. Management has discussed the development and the selection of critical accounting policies with the Company's Audit Committee.

         Significant accounting policies are discussed in Note 1 of the Notes to Consolidated Financial Statements. Those policies considered to be critical accounting policies are described below.

ALLOWANCE FOR CREDIT LOSSES The allowance for credit losses is established to provide for probable losses inherent in the Company's credit portfolio. The methods utilized to estimate the allowance for credit losses, key assumptions and quantitative and qualitative information considered by management in determining the adequacy of the allowance for credit losses are discussed in the "Credit Risk Management" section.

         Management's evaluation of the adequacy of the allowance for credit losses is the most critical of accounting estimates for a banking institution. It is a highly subjective process impacted by many factors as discussed throughout the Management's Discussion and Analysis section of the Annual Report. Although risk management practices, methodologies and other tools are utilized to determine each element of the allowance, degrees of imprecision exist in these measurement tools due, in part, to subjective judgments involved and an inherent lagging of credit quality measurements relative to the stage of the business cycle. Even determining the stage of the business cycle is highly subjective. As discussed in the "Analysis and Determination of Allowance for Credit Losses" section, management considers the effect of imprecision and many other factors in determining the allowance for credit losses by establishing an "allowance for other factors" that is not specifically allocated to a category of loans. If not considered, inherent losses in the portfolio related to imprecision and other subjective factors could have a dramatic adverse impact on the liquidity and financial viability of a bank.

58 U.S. BANCORP

         Given the many subjective factors affecting the credit portfolio, changes in the allowance for other factors may not directly coincide with changes in the risk ratings of the credit portfolio reflected in the risk rating process. This is, in part, due to the timing of the risk rating process in relation to changes in the business cycle, the exposure and mix of loans within risk rating categories, levels of nonperforming loans, and the timing of charge-offs and recoveries. For example, the amount of loans within specific risk ratings may change, providing a leading indicator of improving credit quality, while nonperforming loans and net charge-offs continue at elevated levels. Because the allowance specifically allocated to commercial loans is primarily driven by risk ratings and loss ratios determined through migration analysis and historical performance, the amount of the allowance for commercial and commercial real estate loans might decline. However, it is likely that management would maintain an adequate allowance for credit losses by increasing the allowance for other factors at a stage in the business cycle that is uncertain and when nonperforming asset levels remain elevated. Management believes these conditions existed at December 31, 2002.

         Sensitivity analysis to the many factors impacting the allowance for credit losses is difficult. Some factors are quantifiable while other factors require qualitative judgment. Management conducts analysis with respect to the accuracy of risk ratings and the volatility of inherent loss rates applied to risk categories and utilizes the results of this analysis to determine retail loss projections. This analysis is then considered in determining the level of the allowance for credit losses. Refer to the "Analysis and Determination of the Allowance for Credit Losses" section for further information.

ASSET IMPAIRMENT In the ordinary course of business, the Company evaluates the carrying value of its assets for potential impairment. Generally, potential impairment is determined based on a comparison of fair value to the carrying value. The determination of fair value can be highly subjective, especially for assets that are not actively traded or when market-based prices are not available. The Company estimates fair value based on the present value of estimated future cash flows. The initial valuation and subsequent impairment tests may require the use of significant management estimates. Additionally, determining the amount, if any, of an impairment may require an assessment of whether or not a decline in an asset's estimated fair value below the recorded value is temporary in nature. While impairment assessments impact most asset categories, the following areas are considered to be critical accounting matters in relation to the financial statements.

MORTGAGE SERVICING RIGHTS Mortgage servicing rights ("MSRs") are capitalized as separate assets when loans are sold and servicing is retained. The total cost of loans sold is allocated between the loans sold and the servicing assets retained based on their relative fair values. MSRs that are purchased from others are initially recorded at cost. The carrying value of the MSRs is amortized in proportion to and over the period of, estimated net servicing revenue and recorded in noninterest expense as amortization of intangible assets. The carrying value of these assets is periodically reviewed for impairment using a lower of carrying value or fair value methodology. For purposes of measuring impairment, the servicing rights are stratified based on the underlying loan type and note rate and the carrying value for each stratum is compared to fair value based on a discounted cash flow analysis, utilizing current prepayment speeds and discount rates. Events that may significantly affect the estimates used are changes in interest rates and the related impact on mortgage loan prepayment speeds and the payment performance of the underlying loans. If the carrying value is less than fair value, impairment is recognized through a valuation allowance for each impaired stratum and recorded as amortization of intangible assets. The changes in the fair value of MSRs at December 31, 2002, to immediate 25 and 50 basis point adverse changes in interest rates would be approximately $81 million and $145 million, respectively. An upward movement in interest rates at December 31, 2002, of 25 and 50 basis points would increase the value of the MSRs by approximately $88 million and $169 million, respectively. Refer to Note 11 of the Notes to Consolidated Financial Statements for additional information regarding MSRs.

GOODWILL AND OTHER INTANGIBLES The Company records all assets and liabilities acquired in purchase acquisitions, including goodwill and other intangibles, at fair value as required by SFAS 141. Goodwill and indefinite-lived assets are no longer amortized but are subject, at a minimum, to annual tests for impairment. Other intangible assets are amortized over their estimated useful lives using straight-line and accelerated methods, and are subject to impairment if events or circumstances indicate a possible inability to realize the carrying amount. The initial goodwill and other intangibles recorded and subsequent impairment analysis requires management to make subjective judgments concerning estimates of how the acquired asset will perform in the future using a discounted cash flow analysis. Additionally, estimated cash flows may extend beyond ten years and, by their nature, are difficult to determine over an extended timeframe. Events and factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and technology, and changes in discount rates and specific

                                                                U.S. BANKCORP 59
industry or market sector conditions. In determining the reasonableness of cash flow estimates, the Company reviews historical performance of the underlying asset or similar assets in an effort to improve assumptions utilized in its estimates. In assessing the fair value of reportable operating segments, the Company may consider other information to validate the reasonableness of its valuations including public market comparables, multiples of recent mergers and acquisitions of similar businesses and third-party assessments. Refer to Note 12 of the Notes to Consolidated Financial Statements for additional information regarding intangible assets.

CONTROLS AND PROCEDURES

Under the supervision and with the participation of the Company's management, including its principal executive officer and principal financial officer, the Company has evaluated the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rule 15d-14(c) under the Securities Exchange Act of 1934) as of a date within 90 days prior to the filing date of this report. Based upon this evaluation, the principal executive officer and principal financial officer have concluded that, as of such date, the Company's disclosure controls and procedures were effective in making them aware on a timely basis of the material information relating to the Company required to be included in the Company's periodic filings with the Securities and Exchange Commission.

         There were no significant changes made in the Company's internal controls during the period covered by this report or, to the Company's knowledge, in other factors that could significantly affect these controls subsequent to the date of their evaluation.

60 U.S. BANCORP

RESPONSIBILITY FOR FINANCIAL STATEMENTS OF U.S. BANCORP

Responsibility for the financial statements and other information presented throughout the Annual Report on Form 10-K rests with the management of U.S. Bancorp. The Company believes that the consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States and present fairly the substance of transactions based on the circumstances and management's best estimates and judgment. All financial information throughout the Annual Report on Form 10-K is consistent with that in the financial statements.

In meeting its responsibilities for the reliability of the financial statements, the Company depends on its system of internal controls. The system is designed to provide reasonable assurance that assets are safeguarded and transactions are executed in accordance with the appropriate corporate authorization and recorded properly to permit the preparation of the financial statements. To test compliance, the Company carries out an extensive audit program. This program includes a review for compliance with written policies and procedures and a comprehensive review of the adequacy and effectiveness of the internal control systems. Although control procedures are designed and tested, it must be recognized that there are limits inherent in all systems of internal accounting control and, as such, errors and irregularities may nevertheless occur. Also, estimates and judgments are required to assess and balance the relative cost and expected benefits of the controls. The Company believes that its system of internal controls provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period by employees in the normal course of performing their assigned functions.

The Board of Directors of the Company has an Audit Committee composed of directors who are not officers or employees of U.S. Bancorp. The committee meets periodically with management, the internal auditors and the independent accountants to consider audit results and to discuss internal accounting control, auditing and financial reporting matters.

The Company's independent accountants, PricewaterhouseCoopers LLP, have been engaged to render an independent professional opinion on the financial statements and to assist in carrying out certain aspects of the audit program described above. Their opinion on the financial statements is based on procedures conducted in accordance with auditing standards generally accepted in the United States and forms the basis for their report as to the fair presentation, in the financial statements, of the Company's financial position, operating results and cash flows.

/s/ Jerry A. Grundhofer                         /s/ David M. Moffett
Jerry A. Grundhofer                             David M. Moffett
Chairman, President and                         Vice Chairman and
Chief Executive Officer                         Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of U.S. Bancorp:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of U.S. Bancorp and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 of the Notes to Consolidated Financial Statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ Minneapolis, Minnesota
Minneapolis, Minnesota
January 21, 2003, except for Note 3, as to which the date is
February 19, 2003

                                                                 U.S. BANCORP 61

U.S. Bancorp
Consolidated Balance Sheet

At December 31 (Dollars in Millions)                              2002          2001
--------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ...................................    $  10,758     $   9,120
Money market investments ..................................          434           625
Trading securities ........................................          898           982
Investment securities
  Held-to maturity (fair value $240 and $306, respectively)          233           299
  Available-for-sale ......................................       28,255        26,309
Loans held for sale .......................................        4,159         2,820
Loans
  Commercial ..............................................       41,944        46,330
  Commercial real estate ..................................       26,867        25,373
  Residential mortgages ...................................        9,746         7,829
  Retail ..................................................       37,694        34,873
                                                               -----------------------
    Total loans ...........................................      116,251       114,405
      Less allowance for credit losses ....................        2,422         2,457
                                                               -----------------------
      Net loans ...........................................      113,829       111,948
Premises and equipment ....................................        1,697         1,741
Customers' liability on acceptances .......................          140           178
Goodwill ..................................................        6,325         5,459
Other intangible assets ...................................        2,321         1,953
Other assets ..............................................       10,978         9,956
                                                               -----------------------
    Total assets ..........................................    $ 180,027     $ 171,390
                                                               -----------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing .....................................    $  35,106     $  31,212
  Interest-bearing ........................................       68,214        65,447
  Time deposits greater than $100,000 .....................       12,214         8,560
                                                               -----------------------
    Total deposits ........................................      115,534       105,219
Short-term borrowings .....................................        7,806        14,670
Long-term debt ............................................       28,588        25,716
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely the junior
  subordinated debentures of the parent company ...........        2,994         2,826
Acceptances outstanding ...................................          140           178
Other liabilities .........................................        6,864         6,320
                                                               -----------------------
    Total liabilities .....................................      161,926       154,929
Shareholders' equity
  Common stock, par value $0.01 a share -- authorized:
    4,000,000,000 shares issued: 2002 -- 1,972,643,060
      shares; 2001 -- 1,972,777,763 shares ................           20            20
  Capital surplus .........................................        4,850         4,906
  Retained earnings .......................................       13,719        11,918
  Less cost of common stock in treasury: 2002 -- 55,686,500
    shares; 2001 --- 21,068,251 shares ....................       (1,272)         (478)
  Other comprehensive income ..............................          784            95
                                                               -----------------------
    Total shareholders' equity ............................       18,101        16,461
                                                               -----------------------
    Total liabilities and shareholders' equity ............    $ 180,027     $ 171,390
======================================================================================

See Notes to Consolidated Financial Statements.

62 U.S. BANCORP

U.S. Bancorp
Consolidated Statement Of Income

Year Ended December 31 (Dollars and Shares in
Millions, Except Per Share Data)                              2002           2001            2000
----------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans ................................................    $   7,743.6   $    9,413.7    $   10,519.3
Loans held for sale ..................................          170.6          146.9           102.1
Investment securities
  Taxable ............................................        1,438.2        1,206.1         1,008.3
  Non-taxable ........................................           46.1           89.5           140.6
Money market investments .............................           10.6           26.6            53.9
Trading securities ...................................           37.1           57.5            53.7
Other interest income ................................          107.5          101.6           151.4
                                                          ------------------------------------------
    Total interest income ............................        9,553.7       11,041.9        12,029.3

INTEREST EXPENSE
Deposits .............................................        1,485.3        2,828.1         3,618.8
Short-term borrowings ................................          249.4          534.1           781.7
Long-term debt .......................................          842.7        1,184.8         1,511.7
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely the
  junior subordinated debentures of the
  parent company .....................................          136.6          127.8           110.7
                                                          ------------------------------------------
    Total interest expense ...........................        2,714.0        4,674.8         6,022.9
                                                          ------------------------------------------
Net interest income ..................................        6,839.7        6,367.1         6,006.4
Provision for credit losses ..........................        1,349.0        2,528.8           828.0
                                                          ------------------------------------------
Net interest income after provision for credit losses.        5,490.7        3,838.3         5,178.4

NONINTEREST INCOME
Credit and debit card revenue ........................          517.0          465.9           431.0
Corporate payment products revenue ...................          325.7          297.7           299.2
ATM processing services ..............................          136.9          130.6           141.9
Merchant processing services .........................          567.3          308.9           120.0
Trust and investment management fees .................          899.1          894.4           926.2
Deposit service charges ..............................          714.0          667.3           555.6
Cash management fees .................................          416.9          347.3           292.4
Commercial products revenue ..........................          479.2          437.4           350.0
Mortgage banking revenue .............................          330.2          234.0           189.9
Trading account profits and commissions ..............          206.5          221.6           258.4
Investment products fees and commissions .............          428.9          460.1           466.6
Investment banking revenue ...........................          207.4          258.2           360.3
Securities gains, net ................................          299.9          329.1             8.1
Merger and restructuring-related gains ...............             --           62.2              --
Other ................................................          339.6          286.4           526.8
                                                          ------------------------------------------
    Total noninterest income..........................        5,868.6        5,401.1         4,926.4

NONINTEREST EXPENSE
Salaries .............................................        2,409.2        2,347.1         2,427.1
Employee benefits ....................................          367.7          366.2           399.8
Net occupancy ........................................          409.3          417.9           396.9
Furniture and equipment ..............................          306.0          305.5           308.2
Communication ........................................          183.8          181.4           138.8
Postage ..............................................          178.4          179.8           174.5
Goodwill .............................................             --          251.1           235.0
Other intangible assets ..............................          553.0          278.4           157.3
Merger and restructuring-related charges .............          324.1          946.4           348.7
Other ................................................        1,525.1        1,331.4         1,130.7
                                                          ------------------------------------------
    Total noninterest expense.........................        6,256.6        6,605.2         5,717.0
                                                          ------------------------------------------
Income before income taxes and cumulative
 effect of change in accounting principles ...........        5,102.7        2,634.2         4,387.8
Applicable income taxes ..............................        1,776.3          927.7         1,512.2
                                                          ------------------------------------------
Income before cumulative effect of change
 in accounting principles ............................        3,326.4        1,706.5         2,875.6
Cumulative effect of change in accounting principles .          (37.2)            --              --
                                                          ------------------------------------------
Net income ...........................................    $   3,289.2   $    1,706.5    $    2,875.6
                                                          ------------------------------------------
EARNINGS PER SHARE
  Income before cumulative effect of change
   in accounting principles ..........................    $      1.74   $        .89    $       1.51
  Cumulative effect of change in accounting
   principles ........................................           (.02)            --              --
                                                          ------------------------------------------
  Net income .........................................    $      1.72   $        .89    $       1.51
                                                          ------------------------------------------
DILUTED EARNINGS PER SHARE
  Income before cumulative effect of change
   in accounting principles...........................    $      1.73   $        .88    $       1.50
  Cumulative effect of change in accounting
   principles.........................................           (.02)            --              --
                                                          ------------------------------------------
  Net income..........................................    $      1.71   $        .88    $       1.50
                                                          ------------------------------------------
Average common shares ................................        1,916.0        1,927.9         1,906.0
Average diluted common shares ........................        1,926.1        1,939.5         1,918.5
====================================================================================================

See Notes to Consolidated Financial Statements.

                                                                 U.S. BANCORP 63

U.S. Bancorp
Consolidated Statement Of Shareholders' Equity

                                                                        Common
                                                                        Shares           Common          Capital       Retained
(Dollars in Millions)                                                 Outstanding         Stock          Surplus       Earnings
-------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999 .....................................      1,928,509,178      $    19.4       $4,258.6      $10,049.4
Net income ....................................................                                                         2,875.6
Unrealized gain on securities available for sale ..............
Foreign currency translation adjustment .......................
Reclassification adjustment for gains realized in netincome ...
Income taxes ..................................................

    Total comprehensive income ................................
Cash dividends declared on common stock .......................                                                        (1,267.0)
Issuance of common stock and treasury shares ..................         32,652,574                         (35.0)
Purchase of treasury stock ....................................        (58,633,923)
Shares reserved to meet deferred compensation obligations .....           (444,395)                          8.5
Amortization of restricted stock ..............................                                             43.5
                                                                     ----------------------------------------------------------
BALANCE DECEMBER 31, 2000 .....................................      1,902,083,434      $    19.4       $4,275.6      $11,658.0
===============================================================================================================================
Net income ....................................................                                                         1,706.5
Unrealized gain on securities available for sale ..............
Unrealized gain on derivatives ................................
Foreign currency translation adjustment .......................
Realized gain on derivatives ..................................
Reclassification adjustment for gains realized in net income ..
Income taxes ..................................................

    Total comprehensive income ................................
Cash dividends declared on common stock .......................                                                        (1,446.5)
Issuance of common stock and treasury shares ..................         69,502,689             .7        1,383.7
Purchase of treasury stock ....................................        (19,743,672)
Retirement of treasury stock ..................................                               (.4)        (823.2)
Shares reserved to meet deferred compensation obligations .....           (132,939)                          3.0
Amortization of restricted stock ..............................                                             67.1
                                                                     ----------------------------------------------------------
BALANCE DECEMBER 31, 2001 .....................................      1,951,709,512      $    19.7       $4,906.2      $11,918.0
===============================================================================================================================
Net income ....................................................                                                         3,289.2
Unrealized gain on securities available for sale ..............
Unrealized gain on derivatives ................................
Foreign currency translation adjustment .......................
Realized gain on derivatives ..................................
Reclassification adjustment for gains realized in net income ..
Income taxes ..................................................

    Total comprehensive income ................................
Cash dividends declared on common stock .......................                                                        (1,488.6)
Issuance of common stock and treasury shares ..................         10,589,034                         (75.3)
Purchase of treasury stock ....................................        (45,256,736)
Shares reserved to meet deferred compensation obligations .....            (85,250)                          2.9
Amortization of restricted stock ..............................                                             16.6
                                                                     ----------------------------------------------------------
BALANCE DECEMBER 31, 2002 .....................................      1,916,956,560      $    19.7       $4,850.4      $13,718.6
===============================================================================================================================

                                                                                      Other           Total
                                                                       Treasury    Comprehensive  Shareholders'
(Dollars in Millions)                                                   Stock         Income         Equity
---------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1999 .....................................       $  (224.3)     $ (156.6)      $13,946.5
Net income ....................................................                                       2,875.6
Unrealized gain on securities available for sale ..............                         436.0           436.0
Foreign currency translation adjustment .......................                           (.5)            (.5)
Reclassification adjustment for gains realized in netincome ...                         (41.6)          (41.6)
Income taxes ..................................................                        (141.8)         (141.8)
                                                                                                    ---------
    Total comprehensive income ................................                                       3,127.7
Cash dividends declared on common stock .......................                                      (1,267.0)
Issuance of common stock and treasury shares ..................           534.9                         499.9
Purchase of treasury stock ....................................        (1,182.2)                     (1,182.2)
Shares reserved to meet deferred compensation obligations .....            (8.5)                           --
Amortization of restricted stock ..............................                                          43.5
                                                                      ---------------------------------------
BALANCE DECEMBER 31, 2000 .....................................       $  (880.1)     $   95.5       $15,168.4
=============================================================================================================
Net income ....................................................                                       1,706.5
Unrealized gain on securities available for sale ..............                         194.5           194.5
Unrealized gain on derivatives ................................                         106.0           106.0
Foreign currency translation adjustment .......................                          (4.0)           (4.0)
Realized gain on derivatives ..................................                          42.4            42.4
Reclassification adjustment for gains realized in net income ..                        (333.1)         (333.1)
Income taxes ..................................................                          (5.9)           (5.9)
                                                                                                    ---------
    Total comprehensive income ................................                                       1,706.4
Cash dividends declared on common stock .......................                                      (1,446.5)
Issuance of common stock and treasury shares ..................            49.3                       1,433.7
Purchase of treasury stock ....................................          (467.9)                       (467.9)
Retirement of treasury stock ..................................           823.6                            --
Shares reserved to meet deferred compensation obligations .....            (3.0)                           --
Amortization of restricted stock ..............................                                          67.1
                                                                      ---------------------------------------
BALANCE DECEMBER 31, 2001 .....................................       $  (478.1)     $   95.4       $16,461.2
=============================================================================================================
Net income ....................................................                                       3,289.2
Unrealized gain on securities available for sale ..............                       1,048.0         1,048.0
Unrealized gain on derivatives ................................                         323.5           323.5
Foreign currency translation adjustment .......................                           6.9             6.9
Realized gain on derivatives ..................................                          63.4            63.4
Reclassification adjustment for gains realized in net income ..                        (331.6)         (331.6)
Income taxes ..................................................                        (421.6)         (421.6)
                                                                                                    ---------
    Total comprehensive income ................................                                       3,977.8
Cash dividends declared on common stock .......................                                      (1,488.6)
Issuance of common stock and treasury shares ..................           249.3                         174.0
Purchase of treasury stock ....................................        (1,040.4)                     (1,040.4)
Shares reserved to meet deferred compensation obligations .....            (2.9)                           --
Amortization of restricted stock ..............................                                          16.6
                                                                      ---------------------------------------
BALANCE DECEMBER 31, 2002 .....................................       $(1,272.1)     $  784.0       $18,100.6
=============================================================================================================

See Notes to Consolidated Financial Statements.

64 U.S. BANCORP

U.S. Bancorp
Consolidated Statement Of Cash Flows

Year Ended December 31 (Dollars in Millions)                                               2002          2001          2000
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ..........................................................................   $  3,289.2    $  1,706.5    $  2,875.6
Adjustments to reconcile net income to net cash provided by operating activities ....      1,349.0       2,528.8         828.0
   Provision for credit losses
   Depreciation and amortization of premises and equipment ..........................        285.3         284.0         262.6
   Amortization of goodwill and other intangibles ...................................        553.0         529.5         392.3
   Provision for deferred income taxes ..............................................        357.9        (184.0)        357.1
   Net (increase) decrease in trading securities ....................................         81.8        (229.1)       (135.6)
  (Gain) loss on sales of securities and other assets, net ..........................       (411.1)       (428.7)        (47.3)
   Mortgage loans originated for sale in the secondary market .......................    (22,567.9)    (15,500.2)     (5,563.3)
   Proceeds from sales of mortgage loans ............................................     20,756.6      13,483.0       5,475.0
   Other, net .......................................................................         92.5          (7.9)        279.7
                                                                                        --------------------------------------
      Net cash provided by (used in) operating activities ...........................      3,786.3       2,181.9       4,724.1
INVESTING ACTIVITIES
Proceeds from sales of investment securities ........................................     14,386.9      19,240.2      10,194.0
Maturities of investment securities .................................................     11,246.5       4,572.2       2,127.7
Purchases of investment securities ..................................................    (26,469.8)    (32,278.6)    (12,161.3)
Net (increase) decrease in loans outstanding ........................................     (4,111.3)      2,532.3     (13,541.3)
Proceeds from sales of loans ........................................................      2,219.1       3,729.1       6,655.8
Purchases of loans ..................................................................       (240.2)        (87.5)       (658.1)
Proceeds from sales of premises and equipment .......................................        211.8         166.3         212.9
Purchases of premises and equipment .................................................       (429.8)       (299.2)       (382.8)
Acquisitions, net of cash acquired ..................................................      1,368.8        (741.4)        904.4
Divestitures of branches ............................................................           --        (340.0)        (78.2)
Other, net ..........................................................................       (126.1)       (143.9)       (570.6)
                                                                                        --------------------------------------
      Net cash provided by (used in) investing activities ...........................     (1,944.1)     (3,650.5)     (7,297.5)
FINANCING ACTIVITIES
Net increase (decrease) in deposits .................................................      7,002.3      (4,258.1)      3,403.7
Net increase (decrease) in short-term borrowings ....................................     (7,307.0)      5,244.3         702.1
Principal payments on long-term debt ................................................     (8,367.5)    (10,539.6)     (5,277.5)
Proceeds from issuance of long-term debt ............................................     10,650.9      11,702.3       5,862.7
Proceeds from issuance of Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated
   debentures of the parent company .................................................           --       1,500.0            --
Proceeds from issuance of common stock ..............................................        147.0         136.4         210.0
Repurchase of common stock ..........................................................     (1,040.4)       (467.9)     (1,182.2)
Cash dividends paid .................................................................     (1,480.7)     (1,235.1)     (1,271.3)
                                                                                        --------------------------------------
       Net cash provided by (used in) financing activities ..........................       (395.4)      2,082.3       2,447.5
                                                                                        --------------------------------------
       Change in cash and cash equivalents ..........................................      1,446.8         613.7        (125.9)
Cash and cash equivalents at beginning of year ......................................      9,745.3       9,131.6       9,257.5
                                                                                        --------------------------------------
       Cash and cash equivalents at end of year .....................................   $ 11,192.1    $  9,745.3    $  9,131.6
==============================================================================================================================
See Notes to Consolidated Financial Statements.

                                                                 U.S. BANCORP 65

Notes to Consolidated Financial Statements

NOTE 1 Significant Accounting Policies

U.S. Bancorp and its subsidiaries (the "Company") comprise the organization created by the acquisition by Firstar Corporation ("Firstar") of the former U.S. Bancorp ("USBM"). The new Company retained the U.S. Bancorp name. The Company is a multi-state financial services holding company headquartered in Minneapolis, Minnesota. The Company provides a full range of financial services including lending and depository services through banking offices principally in 24 states. The Company also engages in credit card, merchant, and ATM processing, mortgage banking, insurance, trust and investment management, brokerage, leasing and investment banking activities principally in domestic markets.

BASIS OF PRESENTATION The consolidated financial statements include the accounts of the Company and its subsidiaries. The consolidation eliminates all significant intercompany accounts and transactions. Certain items in prior periods have been reclassified to conform to the current presentation.

USES OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual experience could differ from those estimates.

BUSINESS SEGMENTS

Within the Company, financial performance is measured by major lines of business based on the products and services provided to customers through its distribution channels. The Company has six reportable operating segments:

WHOLESALE BANKING offers lending, depository, treasury management and other financial services to middle market, large corporate, financial institution and public sector clients.

CONSUMER BANKING delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines ("ATMs").

PRIVATE CLIENT, TRUST AND ASSET MANAGEMENT provides mutual fund processing services, trust, private banking, financial advisory and investment management services to affluent individuals, businesses, institutions and mutual funds.

PAYMENT SERVICES specializes in credit and debit card products, corporate and purchasing card services and ATM and merchant processing. Customized products and services, coupled with cutting-edge technology are provided to consumer and business customers, government clients, correspondent financial institutions, merchants and co-brand partners.

CAPITAL MARKETS provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and businesses, and engages in equity and fixed income trading activities and investment banking and underwriting services for corporate and public sector customers.

TREASURY AND CORPORATE SUPPORT includes the Company's investment and residential mortgage portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to loan and deposit balances, and the change in residual allocations associated with the provision for loan losses. It also includes business activities managed on a corporate basis, including income and expense of enterprise-wide operations and administrative support functions.

SEGMENT RESULTS Accounting policies for the lines of business are the same as those used in preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses and other financial elements to each line of business. For details of these methodologies and segment results, see "Basis for Financial Presentation" and Table 22 "Line of Business Financial Performance" included in Management's Discussion and Analysis which is incorporated by reference into these Notes to Consolidated Financial Statements.

66 U.S. BANCORP

SECURITIES

TRADING SECURITIES Debt and equity securities held for resale are classified as trading securities and reported at fair value. Realized and unrealized gains or losses are determined on a trade date basis and reported in noninterest income.

AVAILABLE-FOR-SALE SECURITIES These securities are not trading securities but may be sold before maturity in response to changes in the Company's interest rate risk profile or demand for collateralized deposits by public entities. Available-for-sale securities are carried at fair value with unrealized net gains or losses reported within other comprehensive income in shareholders' equity. When sold, the amortized cost of the specific securities is used to compute the gain or loss.

HELD-TO-MATURITY SECURITIES Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at historical cost adjusted for amortization of premiums and accretion of discounts.

EQUITY INVESTMENTS IN OPERATING ENTITIES

Equity investments in public entities in which ownership is less than 20 percent are accounted for as available-for-sale securities and carried at fair value. Similar investments in private entities are accounted for using the cost method. Investments in entities where ownership interest is between 20 percent and 50 percent are accounted for using the equity method with the exception of limited partnerships and limited liability companies where an ownership interest of greater than 5 percent requires the use of the equity method. If the Company has a voting interest greater than 50 percent, the consolidation method is used. All equity investments are evaluated for impairment at least annually and more frequently if certain criteria are met.

LOANS

Loans are reported net of unearned income. Interest income is accrued on the unpaid principal balances as earned. Loan and commitment fees and certain direct loan origination costs are deferred and recognized over the life of the loan and/or commitment period as yield adjustments.

COMMITMENTS TO EXTEND CREDIT Unfunded residential mortgage loan commitments entered into in connection with mortgage banking activities are considered derivatives and recorded on the balance sheet at fair value with changes in fair value recorded in income. All other unfunded loan commitments are generally related to providing credit facilities to customers of the bank and are not actively traded financial instruments. These unfunded commitments are disclosed as off-balance sheet financial instruments in Note 23 in the Notes to Consolidated Financial Statements.

ALLOWANCE FOR CREDIT LOSSES Management determines the adequacy of the allowance based on evaluations of the loan portfolio, recent loss experience, and other pertinent factors, including economic conditions. This evaluation is inherently subjective as it requires estimates, including amounts of future cash collections expected on nonaccrual loans, that may be susceptible to significant change. The allowance for credit losses relating to impaired loans is based on the loans' observable market price, the collateral for certain collateral-dependent loans, or the discounted cash flows using the loan's effective interest rate.

         The Company determines the amount of the allowance required for certain sectors based on relative risk characteristics of the loan portfolio. The allowance recorded for commercial loans is based on quarterly reviews of individual credit relationships and an analysis of the migration of commercial loans and actual loss experience. The allowance recorded for homogeneous consumer loans is based on an analysis of product mix, risk characteristics of the portfolio, bankruptcy experiences, and historical losses, adjusted for current trends, for each homogenous category or group of loans. The allowance is increased through provisions charged to operating earnings and reduced by net charge-offs.

         The Company also assesses the credit risk associated with off-balance sheet loan commitments and letters of credit and determines the appropriate amount of credit loss liability that should be recorded. The liability for off-balance sheet credit exposure related to loan commitments is included in the allowance for credit losses.

NONACCRUAL LOANS Generally commercial loans (including impaired loans) are placed on nonaccrual status when the collection of interest or principal has become 90 days past due or is otherwise considered doubtful. When a loan is placed on nonaccrual status, unpaid interest is reversed. Future interest payments are generally applied against principal. Revolving consumer lines and credit cards are charged off by 180 days past due and closed-end consumer loans other than loans secured by 1-4 family properties are charged off at 120 days past due and are, therefore, not placed on nonaccrual status.

IMPAIRED LOANS A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement.

RESTRUCTURED LOANS In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a restructured loan. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified may be excluded from restructured loans in the calendar years subsequent to the restructuring if they are in compliance with the modified terms.

                                                                 U.S. BANCORP 67

         Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status at the time of restructuring or after a shorter performance period. If the borrower's ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan.

LEASES The Company engages in both direct and leveraged lease financing. The net investment in direct financing leases is the sum of all minimum lease payments and estimated residual values, less unearned income. Unearned income is added to interest income over the terms of the leases to produce a level yield.

         The investment in leveraged leases is the sum of all lease payments (less nonrecourse debt payments) plus estimated residual values, less unearned income. Income from leveraged leases is recognized over the term of the leases based on the unrecovered equity investment.

         Residual values on leased assets are reviewed regularly for other than temporary impairment. Valuations for retail automobile leases are based on independent assessments of expected used car sales prices at the end-of-term. Impairment tests are conducted based on these valuations considering the probability of the lessee returning the asset to the Company, re-marketing efforts and ancillary fees and costs. Valuations for commercial leases are based upon external or internal management appraisals. When there is other than temporary impairment in the estimated fair value of the Company's interest in the residual value of a leased asset, the carrying value is reduced to the estimated fair value with the writedown recognized in the current period in commercial products revenue or other noninterest income.

LOANS HELD FOR SALE Loans held for sale ("LHFS") represent mortgage loan originations intended to be sold in the secondary market and other loans that management has an active plan to sell. LHFS are carried at the lower of cost or market value as determined on an aggregate basis by type of loan. In the event management decides to sell loans receivable, the loans are transferred at the lower of cost or fair value. The Interagency Guidance on Certain Loans Held for Sale, dated March 26, 2001, requires loans transferred to LHFS to be marked-to-market ("MTM") at the time of transfer. MTM losses related to the sale/transfer of non-homogeneous loans that are predominantly credit-related, are reflected in charge-offs. With respect to homogeneous loans, the amount of "probable" credit loss determined in accordance with Statement of Financial Accounting Standards No. 5 ("SFAS 5"), "Accounting for Contingencies," methodologies utilized to determine the specific allowance allocation for the portfolio is also included in charge-offs. Any incremental loss determined in accordance with MTM accounting, that includes consideration of other factors such as estimates of future losses, is reported separately from charge-offs as a reduction to the allowance for credit losses. Subsequent decreases in fair value are recognized in noninterest income.

OTHER REAL ESTATE Other real estate ("ORE"), which is included in other assets, is property acquired through foreclosure or other proceedings. ORE is carried at fair value, less estimated selling costs. The property is evaluated regularly and any decreases in the carrying amount are included in noninterest expense.

DERIVATIVE FINANCIAL INSTRUMENTS

In the ordinary course of business, the Company enters into derivative transactions to manage its interest rate and prepayment risk and to accommodate the business requirements of its customers. All derivative instruments are recorded as either assets or liabilities at fair value. Subsequent changes in a derivative's fair value are recognized currently in earnings unless specific hedge accounting criteria are met.

         All derivative instruments that qualify for hedge accounting are recorded at fair value and classified either as a hedge of the fair value of a recognized asset or liability ("fair value" hedge) or as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or a forecasted transaction ("cash flow" hedge). Changes in the fair value of a derivative that is highly effective and designated as a fair value hedge and the offsetting changes in the fair value of the hedged item are recorded in income. Changes in the fair value of a derivative that is highly effective and designated as a cash flow hedge are recognized in other comprehensive income until income from the cash flows of the hedged item is recognized. The Company performs an assessment, both at the inception of the hedge and on a quarterly basis thereafter, when required, to determine whether these derivatives are highly effective in offsetting changes in the value of the hedged items. Any change in fair value resulting from hedge ineffectiveness is immediately recorded in noninterest income.

         If a derivative designated as a hedge is terminated or ceases to be highly effective, the gain or loss is amortized to earnings over the remaining life of the hedged asset or liability (fair value hedge) or over the same period(s) that the forecasted hedged transactions impact earnings (cash flow hedge). If the hedged item is disposed of, or the forecasted transaction is no longer probable, the derivative is recorded at fair value with any resulting gain or loss

68 U.S. BANCORP
included in the gain or loss from the disposition of the hedged item or, in the case of a forecasted transaction that is no longer probable, included in earnings immediately.

OTHER SIGNIFICANT POLICIES

PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation and depreciated primarily on a straight-line basis over the estimated life of the assets. Estimated useful lives range up to 40 years for buildings and from 3 to 20 years for furniture and equipment.

         Capital leases, less accumulated amortization, are included in premises and equipment. The lease obligations are included in long-term debt. Capitalized leases are amortized on a straight-line basis over the lease term and the amortization is included in depreciation expense.

MORTGAGE SERVICING RIGHTS Mortgage servicing rights ("MSRs") are capitalized as separate assets when loans are sold and servicing is retained. The total cost of loans sold is allocated between the loans sold and the servicing assets retained based on their relative fair values. MSRs that are purchased from others are initially recorded at cost. The carrying value of the MSRs is amortized in proportion to, and over the period of, estimated net servicing revenue and recorded in noninterest expense as amortization of intangible assets. The carrying value of these assets is periodically reviewed for impairment using a lower of carrying value or fair value methodology. For purposes of measuring impairment, the servicing rights are stratified based on the underlying loan type and note rate and the carrying value of each stratum is compared to fair value based on a discounted cash flow analysis, utilizing current prepayment speeds and discount rates. Events that may significantly affect the estimates used are changes in interest rates and the related impact on mortgage loan prepayment speeds and the payment performance of the underlying loans. If the carrying value is less than fair value, impairment is recognized through a valuation allowance for each impaired stratum and recorded as amortization of intangible assets.

INTANGIBLE ASSETS The price paid over the net fair value of the acquired businesses ("goodwill") is not amortized. Other intangible assets are amortized over their estimated useful lives, using straight-line and accelerated methods. The recoverability of goodwill and other intangible assets is evaluated annually, at a minimum, or on an interim basis if events or circumstances indicate a possible inability to realize the carrying amount. The evaluation includes assessing the estimated fair value of the intangible asset based on market prices for similar assets, where available, and the present value of the estimated future cash flows associated with the intangible asset.

INCOME TAXES Deferred taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end.

STATEMENT OF CASH FLOWS For purposes of reporting cash flows, cash and cash equivalents include cash and money market investments, defined as interest-bearing amounts due from banks, federal funds sold and securities purchased under agreements to resell.

STOCK-BASED COMPENSATION The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and accordingly recognizes no compensation expense for the stock option grants. Refer to Note 19 of the Notes to Consolidated Financial Statements for information regarding the proforma impact to the Company's earnings if the fair value accounting method was utilized.

PER SHARE CALCULATIONS Earnings per share is calculated by dividing net income (less preferred stock dividends) by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by adjusting income and outstanding shares, assuming conversion of all potentially dilutive securities, using the treasury stock method. All per share amounts have been restated for stock splits.

NOTE 2 Accounting Changes

CONSOLIDATION OF VARIABLE INTEREST ENTITIES In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities" ("VIEs"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to improve financial reporting of special purpose and other entities. In accordance with the interpretation, business enterprises that represent the primary beneficiary of another entity by retaining a controlling financial interest in that entity's assets, liabilities, and results of operating activities must consolidate the entity in their financial statements. Prior to the issuance of FIN 46, consolidation generally occurred when an enterprise controlled another entity through voting interests. Certain VIEs that are qualifying special purpose entities ("QSPEs") subject to the reporting requirements of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," will not be required to be consolidated under the provisions of FIN 46. The consolidation provisions of FIN 46 apply to

                                                                 U.S. BANCORP 69

VIEs created or entered into after January 31, 2003, and for pre-existing VIEs in the first reporting period beginning after June 15, 2003. If applicable, transition rules allow the restatement of financial statements or prospective application with a cumulative effect adjustment. In addition, FIN 46 expands the disclosure requirements for the beneficiary of a significant or a majority of the variable interests to provide information regarding the nature, purpose and financial characteristics of the entities.

    The Company has various relationships with special purpose entities ("SPEs"). For details of the Company's involvement with SPEs, refer to Note 9 of the Notes to Consolidated Financial Statements. The Company is in the process of determining whether its off-balance sheet structures are subject to the provisions of FIN 46. Because the loan and investment conduits and the asset-backed securitizations are QSPEs, which are exempted from consolidation, the Company does not believe the conduits or securitizations will require consolidation in its financial statements. Refer to Note 9 of the Notes to Consolidated Financial Statements for additional information on conduits and securitizations. The Company believes it is reasonably possible that synthetic leases will be consolidated under the provisions of FIN 46. At this time, the Company does not believe that the adoption of FIN 46 will have a material adverse impact on the Company's financial statements.

STOCK-BASED COMPENSATION In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation--Transition and Disclosure," an amendment of Statement of Financial Accounting Standards No. 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 requires prominent disclosures in interim as well as annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported net income. SFAS 148 is effective for fiscal years ended after December 15, 2002. The Company plans to continue to account for stock-based employee compensation under the intrinsic value based method and to provide disclosure of the impact of the fair value based method on reported income. Employee stock options have characteristics that are significantly different from those of traded options, including vesting provisions and trading limitations that impact their liquidity. Therefore, the existing option pricing models, such as Black-Scholes, do not necessarily provide a reliable measure of the fair value of employee stock options. Refer to
Note 19 of the Notes to Consolidated Financial Statements for proforma disclosure of the impact of stock options utilizing the Black-Scholes valuation method.

GUARANTEES In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or groups of similar guarantees, even if the likelihood of the guarantor's having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provision is to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. The Company does not expect the recognition and measurement provision to have a material impact on the Company's financial statements and has provided additional disclosures required by FIN 45 in the financial statements. Refer to
Note 23 of the Notes to Consolidated Financial Statements for further information on guarantees.

BUSINESS COMBINATIONS AND GOODWILL AND OTHER INTANGIBLE ASSETS In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets." SFAS 141 mandates that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS 142 addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The Company adopted SFAS 142 on January 1, 2002. The most significant changes made by SFAS 142 are that goodwill and indefinite lived intangible assets are no longer amortized and are to be tested for impairment at least annually. Impairment charges from the initial impairment test were recognized as a "cumulative effect of change in accounting principles" in the income statement. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS 142 were effective upon adoption of SFAS 142.

         Applying the provisions of SFAS 141 to recent acquisitions and the provisions of SFAS 142 to purchase

70 U.S. BANCORP
acquisitions completed prior to July 1, 2001, increased after-tax income for the year ending December 31, 2002, by $205.6 million, or $.11 per diluted share. During the first quarter of 2002, the Company completed its initial impairment test as required by SFAS 142. As a result of this initial impairment test, the Company recognized an after-tax goodwill impairment charge of $37.2 million as a "cumulative effect of change in accounting principles" in the income statement in the first quarter of 2002. The impairment was primarily related to the purchase of a transportation leasing company in 1998 by the equipment leasing business. Banking regulations exclude 100 percent of goodwill from the determination of capital adequacy; therefore, the impact of this impairment on the Company's capital adequacy was not significant.

ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147 ("SFAS 147"), "Acquisitions of Certain Financial Institutions," an amendment of Statements of Financial Accounting Standards Nos. 72 and No. 144 and Financial Accounting Standards Board Interpretation No. 9. In accordance with SFAS 147, the acquisition of all or a part of a financial institution that meets the definition of a business is to be accounted for utilizing the purchase method in accordance with SFAS 141. In addition, SFAS 147 provides that long-term customer-relationship intangible assets, except for servicing assets, recognized in the acquisition of a financial institution, should be evaluated for impairment under the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 147 applies to acquisitions completed on or after October 1, 2002. Adopting the standard is not expected to have a material impact on the Company.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," as amended, establishes accounting and reporting standards for all derivative instruments and criteria for designation and effectiveness of hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The changes in the fair value of the derivatives are recognized currently in earnings unless specific hedge accounting criteria are met. If the derivative qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged. On January 1, 2001, the Company adopted SFAS 133. Transition adjustments related to adoption resulted in an after-tax loss of approximately $4.1 million recorded in net income and an after-tax increase of $5.2 million to other comprehensive income. The transition adjustments related to adoption were not material to the Company's financial statements, and as such, were not separately reported in the consolidated statement of income.

NOTE 3 Subsequent Event

On February 19, 2003, the Company announced that its Board of Directors approved a plan to effect a spin-off of its capital markets business unit, including investment banking and brokerage activities primarily conducted by its wholly-owned subsidiary, U.S. Bancorp Piper Jaffray Inc. In 2002, the capital markets business unit had average assets of $3.0 billion, generated revenues of $737.3 million (5.8 percent of total revenues) and contributed $1.1 million of net income, representing less than 1 percent of the Company's consolidated net income. This distribution does not include brokerage, financial advisory or asset management services offered to customers through the retail brokerage platform of U.S. Bank National Association, U.S. Bancorp Investments, Inc. or U.S. Bancorp Asset Management, Inc. The spin-off would be effected through a dividend of 100% of the Company's ownership interest in the capital markets business, and the Company plans to retain $215 million of subordinated debt of the new company. The distribution is subject to certain conditions including SEC registration, regulatory review and approval and a determination that the distribution will be tax-free to the Company and its shareholders. While expected to be completed in the third quarter of 2003, the Company has no obligation to consummate the distribution, whether or not these conditions are satisfied.

NOTE 4 Business Combinations

On February 27, 2001, Firstar and USBM merged in a pooling-of-interests transaction and accordingly all financial information has been restated to include the historical information of both companies. Each share of Firstar stock was exchanged for one share of the Company's common stock while each share of USBM stock was exchanged for 1.265 shares of the Company's common stock. The new Company retained the U.S. Bancorp name.

         On July 24, 2001, the Company acquired NOVA Corporation ("NOVA"), a merchant processor, in a stock and cash transaction valued at approximately $2.1 billion. The transaction represented total assets acquired of $2.9 billion and total liabilities assumed of $773 million. Included in total assets were merchant contracts and other intangibles of $650 million and the excess of purchase price over the fair value of identifiable net assets ("goodwill") of $1.6 billion. The goodwill reflected NOVA's leadership position in the merchant processing market and its ability to provide a technologically superior product that is enhanced by a high level of customer service. The Company believes

                                                                 U.S. BANCORP 71
that these factors, among others, will allow NOVA to generate sufficient positive cash flows from new business in future periods to support the goodwill recorded in connection with the acquisition.

     On December 31, 2002, the Company acquired the corporate trust business of State Street Bank and Trust Company ("State Street Corporate Trust") in a cash transaction valued at $725 million. State Street Corporate Trust was a leading provider, particularly in the Northeast, of corporate trust and agency services to a variety of municipalities, corporations, government agencies and other
financial   institutions   serving   approximately   20,000   client   issuances
representing over $689 billion of assets under administration. With this acquisition, the Company is among the nation's leading providers of a full range of corporate trust products and services. The transaction represented total assets acquired of $681 million and total liabilities of $39 million at the closing date. Included in total assets were contract and other intangibles with a fair value of $225 million and goodwill of $444 million. The goodwill reflected the strategic value of the combined organization's leadership position in the corporate trust business and processing economies of scale resulting from the transaction. As part of the purchase price, $75 million was placed in escrow for up to eighteen months with payment contingent on the successful transition of business relationships. Concurrent with the system conversion expected in 2003, certain State Street Corporate Trust assets under administration will be transferred to the Company or its affiliated mutual funds.

     In addition to these mergers and business acquisitions, the Company completed several strategic acquisitions to enhance its presence in certain markets and businesses.

The following table summarizes acquisitions by the Company completed since January 1, 2000, treating Firstar as the original acquiring company:

                                                                                Goodwill
                                                                                and Other    Cash Paid/                   Accounting
(Dollars and Shares in Millions)           Date        Assets (a)   Deposits   Intangibles   (Received)   Shares Issued     Method
------------------------------------------------------------------------------------------------------------------------------------
Corporate Trust business of State
  Street Bank and Trust Company ...    December 2002   $       13   $     --   $       669   $      642              --    Purchase
Bay View Bank branches ............    November 2002          362      3,305           483       (2,483)             --    Purchase
The Leader Mortgage Company, LLC ..       April 2002          517         --           190           85              --    Purchase
Pacific Century Bank ..............   September 2001          570        712           134          (43)             --    Purchase
NOVA Corporation ..................        July 2001          949         --         2,231          842            57.0    Purchase
U.S. Bancorp ......................    February 2001       86,602     51,335            --           --           952.4     Pooling
First Union branches ..............    December 2000          450      1,779           347       (1,123)             --    Purchase
Scripps Financial Corporation .....     October 2000          650        618           113           --             9.4    Purchase
Lyon Financial Services, Inc. .....   September 2000        1,289         --           124          307              --    Purchase
Oliver-Alton Corporation, Inc. ....       April 2000          280         --            68           --             4.5    Purchase
Peninsula Bank ....................     January 2000          491        452            71           --             5.1    Purchase
====================================================================================================================================

(a) Assets acquired do not include purchase accounting adjustments.

Year Ended December 31 (Dollars in Millions)           2000
-------------------------------------------------------------
NET INTEREST INCOME
   Firstar .......................................   $  2,699
   USBM ..........................................      3,471
                                                     --------
     Total .......................................   $  6,170
                                                     ========
NET INCOME
   Firstar .......................................   $  1,284
   USBM ..........................................      1,592
                                                     --------
     Total .......................................   $  2,876
                                                     ========
TOTAL ASSETS AT PERIOD END
   Firstar .......................................   $ 77,585
   USBM ..........................................     87,336
                                                     --------
     Total .......................................   $164,921
=============================================================

         Refer to Note 12 of the Notes to Consolidated Financial Statements for additional information regarding goodwill and other intangible assets.

NOTE 5 Merger and Restructuring-Related Items

The Company recorded pre-tax merger and restructuring-related charges of $324.1 million, $1,266.4 million, and $348.7 million in 2002, 2001, and 2000, respectively. In 2002, merger-related items were primarily incurred in connection with the Firstar/USBM merger, the NOVA acquisition and the Company's various other acquisitions primarily including BayView and State Street Corporate Trust. In 2001, merger-related items included costs associated with integrating USBM, NOVA, Mercantile and other smaller acquisitions noted below and in Note 4 -- Business Combinations. In response to significant changes in the securities markets during 2001, including increased volatility, declines in equity valuations and the increasingly competitive environment for the securities industry, the Company incurred a charge to restructure its subsidiary, U.S. Bancorp Piper Jaffray Inc. ("Piper").

72 U.S. BANCORP

The components of the merger and restructuring-related items are shown below:

                                                                              Piper
(Dollars in Millions)                              USBM         NOVA      Restructuring     Mercantile   Other (a)     Total
------------------------------------------------------------------------------------------------------------------------------
2002
Severance and employee-related ..............   $     4.1    $    (3.8)   $         --      $       --   $     9.1   $     9.4
Systems conversions and integration .........       197.0         29.4              --              --        18.1       244.5
Asset write-downs and lease terminations ....       104.0         14.2              --              --         6.0       124.2
Balance sheet restructurings ................       (38.8)          --              --              --          --       (38.8)
Other merger-related items ..................         4.8         (1.1)             --              --         3.5         7.2
                                                ------------------------------------------------------------------------------
Total 2002 ..................................   $   271.1    $    38.7    $         --      $       --   $    36.7   $   346.5
                                                ------------------------------------------------------------------------------
Non-interest expense ........................       271.1         34.9              --              --        18.1       324.1
Balance sheet recognition ...................          --          3.8              --              --        18.6        22.4
                                                ------------------------------------------------------------------------------
   Merger-related items -- 2002 .............   $   271.1    $    38.7    $         --      $       --   $    36.7   $   346.5
                                                ------------------------------------------------------------------------------
2001
Severance and employee-related ..............   $   268.2    $    23.3    $       28.8      $     13.2   $     4.6   $   338.1
Systems conversions and integration .........       208.1          1.6              --             7.3        18.7       235.7
Asset write-downs and lease terminations ....       130.4         34.7            11.9             (.3)        6.0       182.7
Charitable contributions ....................        76.0           --              --              --          --        76.0
Balance sheet restructurings ................       457.6           --              --              --          --       457.6
Branch sale gain ............................       (62.2)          --              --              --          --       (62.2)
Branch consolidations .......................        20.0           --              --              --          --        20.0
Other merger-related charges ................        69.1         24.2            10.0             2.5         2.3       108.1
                                                ------------------------------------------------------------------------------
Total 2001 ..................................   $ 1,167.2    $    83.8    $       50.7      $     22.7   $    31.6   $ 1,356.0
                                                ------------------------------------------------------------------------------
Provision for credit losses .................   $   382.2    $      --    $         --      $       --   $      --   $   382.2
Non-interest income .........................       (62.2)          --              --              --          --       (62.2)
Non-interest expense ........................       847.2          1.6            50.7            22.7        24.2       946.4
                                                ------------------------------------------------------------------------------
   Merger-related charges ...................     1,167.2          1.6            50.7            22.7        24.2     1,266.4
Balance sheet recognition ...................          --         82.2              --              --         7.4        89.6
                                                ------------------------------------------------------------------------------
   Merger-related items -- 2001 .............   $ 1,167.2    $    83.8    $       50.7      $     22.7   $    31.6   $ 1,356.0
                                                ------------------------------------------------------------------------------
2000
Severance and employee-related ..............                                               $     43.0   $    16.4   $    59.4
Systems conversions .........................                                                    115.2        78.3       193.5
Asset write-downs and lease terminations ....                                                     42.7         4.6        47.3
Charitable contributions ....................                                                       --         2.5         2.5
Other merger-related charges ................                                                     26.1        19.9        46.0
                                                                                            ----------------------------------
Total 2000 ..................................                                               $    227.0   $   121.7   $   348.7
==============================================================================================================================

(a) In 2002, "Other" primarily included merger and restructuring-related items pertaining to the Bay View acquisition, State Street Corporate Trust and the Lyon Financial acquisition. In 2001 and 2000, "Other" primarily included the 1998 acquisition of the former Firstar Corporation by Star Banc. Star Banc was renamed Firstar Corporation.

         The Company determines merger and restructuring-related items and related accruals based on its integration strategy and formulated plans. These plans are established as of the acquisition date and are regularly evaluated during the integration process.

         Severance and employee-related charges include the cost of severance, other benefits and outplacement costs associated with the termination of employees primarily in branch offices and centralized corporate support and data processing functions. The severance amounts are determined based on the Company's existing severance pay programs and are paid out over a benefit period of up to two years from the time of termination. The total number of employees included in severance amounts were approximately 2,860 for USBM, 400 for NOVA, 300 for the Piper Restructuring and 2,400 for Mercantile (expense primarily recognized in 1999 and 2000). In 2002, the Company recognized additional severance costs of $13.1 million in connection with the USBM merger offset by net curtailment and settlement gains of $9.0 million related to changes in certain nonqualified pension plans. Changes in severance costs for USBM and NOVA primarily reflected a change in estimate in the liability given the mix of employees terminated. Severance and employee-related costs for identified groups of acquired employees are included in the determination of goodwill at closing. Severance and employee-related costs are recorded as incurred for groups of employees not specifically identified at the time of closing or acquired in business combinations accounted for as "poolings."

         Systems conversion and integration costs are recorded as incurred and are associated with the preparation and mailing of numerous customer communications for the acquisitions and conversion of customer accounts, printing and distribution of training materials and policy and procedure manuals, outside consulting fees, and other

                                                                 U.S. BANCORP 73
expenses related to systems conversions and the integration of acquired branches and operations.

         Asset write-downs and lease terminations represent lease termination costs and impairment of assets for redundant office space, branches that will be vacated and equipment disposed of as part of the integration plan. These costs are recognized in the accounting period that contract terminations occur or the asset becomes impaired and is abandoned. In 2002, this category included $38.2 million of signage write-offs, $26.9 million of software and equipment write-offs, $32.0 million of lease and contract cancellations and $6.9 million of leasehold and other related items associated with the Firstar/USBM merger. In 2001, asset write-downs and lease terminations included $45.7 million of lease and contract cancellation costs, $36.2 million of software and equipment write-offs and $48.5 million of other assets deemed to be worthless due to integration decisions in connection with the merger.

         In connection with certain mergers, the Company has made charitable contributions to reaffirm a commitment to its markets or as part of specific conditions necessary to achieve regulatory approval. These contributions were funded up front and represent costs that would not have been incurred had the merger not occurred. Charitable contributions are charged to merger and restructuring expenses or considered in determining the acquisition cost at the applicable closing date.

         Balance sheet restructurings primarily represent gains or losses incurred by the Company related to the disposal of certain businesses, products, or customer and business relationships that no longer align with the long-term strategy of the Company. It may also include charges to realign risk management practices related to certain credit portfolios. During 2002, the Company recognized asset gains related to the sale of a non-strategic investment in a sub-prime lending business of $28.7 million and a mark-to-market recovery of $10.1 million associated with the liquidation of U.S. Bancorp Libra's investment portfolio. During 2001, balance sheet restructuring costs incurred in connection with the Firstar/USBM merger of $457.6 million were comprised of a $201.3 million provision associated with the Company's integration of certain small business products and management's decision to discontinue an unsecured small business product of USBM; $90.0 million of charge-offs to align risk management practices, align charge-off policies and to expedite the Company's transition out of a specific segment of the health care industry; and $76.6 million of losses related to the sales of two higher credit risk retail loan portfolios of USBM. Also, the amount included $89.7 million related to the Company's decision to discontinue a high-yield investment banking business, to restructure a co-branding credit card relationship of USBM, and for the planned disposition of certain equity investments that no longer aligned with the long-term strategy of the Company. The alignment of risk management practices included a write-down of several large commercial loans originally held separately by both Firstar and USBM, primarily to allow the Company to exit or reduce these credits to conform with the credit risk exposure policy of the combined entity.

         Other merger-related items in 2002 of $7.2 million primarily represents changes to conform accounting policies implemented at the time of systems conversions related to the Firstar/USBM merger and other acquired entities. In 2001, other merger-related charges of $108.1 million primarily included $69.1 million and $24.2 million of investment banking fees, legal fees and stock registration fees associated with the Firstar/USBM merger and the acquisition of NOVA, respectively. Also, it included $10.0 million of goodwill impairment related to the Piper Restructuring and $4.8 million of other costs.

74 U.S. BANCORP

The following table presents a summary of activity with respect to the merger and restructuring-related accruals:

                                                                              Piper
(Dollars in Millions)                                USBM        NOVA     Restructuring      Mercantile     Other (a)      Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999 ..................   $      --    $    --    $          --      $     21.2     $    82.0    $   103.2
   Provision charged to operating expense .....                     --               --           227.0         121.7        348.7
   Additions related to purchase acquisitions .          --         --               --              --          46.0         46.0
   Cash outlays ...............................          --         --               --          (197.9)       (169.7)      (367.6)
   Noncash write-downs and other ..............          --         --               --           (50.3)        (30.2)       (80.5)
                                                  --------------------------------------------------------------------------------
Balance at December 31, 2000 ..................          --         --               --              --          49.8         49.8
   Provision charged to operating expense .....     1,167.2        1.6             50.7            22.7          24.2      1,266.4
   Additions related to purchase acquisitions .          --       82.2               --              --           7.4         89.6
   Cash outlays ...............................      (532.5)     (32.4)           (22.3)          (23.8)        (53.8)      (664.8)
   Noncash write-downs and other ..............      (510.4)      (3.0)           (10.3)            1.1         (13.0)      (535.6)
                                                  --------------------------------------------------------------------------------
Balance at December 31, 2001 ..................       124.3       48.4             18.1              --          14.6        205.4
   Provision charged to operating expense .....       271.1       34.9               --              --          18.1        324.1
   Additions related to purchase acquisitions .          --        3.8               --              --          18.6         22.4
   Cash outlays ...............................      (327.9)     (36.2)           (10.8)             --         (27.2)      (402.1)
   Noncash write-downs and others .............       (48.9)     (35.8)            (7.3)             --          (5.7)       (97.7)
                                                  --------------------------------------------------------------------------------
Balance at December 31, 2002 ..................   $    18.6    $  15.1    $          --      $       --     $    18.4    $    52.1
==================================================================================================================================

(a) In 2002, "Other" primarily included merger and restructuring-related items pertaining to the Bay View acquisition, State Street Corporate Trust and the Lyon Financial acquisition. In 2001 and 2002, "Other" primarily included the 1998 acquisition of the former Firstar Corporation by Star Banc. Star Banc was renamed Firstar Corporation.

         The adequacy of the accrued liabilities is reviewed regularly taking into consideration actual and projected payments. Adjustments are made to increase or decrease these accruals as needed. Reversals of expenses can reflect a lower utilization of benefits by affected staff, changes in initial assumptions as a result of subsequent mergers and alterations of business plans.

The following table presents a summary of activity with respect to the Firstar/USBM merger:

                                              Severance       Systems        Asset
                                                 and        Conversions   Write-downs      Balance
                                              Employee-         and        and lease        Sheet
(Dollars in Millions)                          Related      Integration   Terminations  Restructurings       Other        Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001 ..............   $     88.3    $        --   $       33.1  $          2.1    $       .8    $    124.3
   Provision charged to operating expense .          4.1          197.0          104.0           (38.8)          4.8         271.1
   Cash outlays ...........................        (83.5)        (197.0)         (47.3)             --           (.1)       (327.9)
   Noncash write-downs and other ..........          9.7             --          (89.8)           36.7          (5.5)        (48.9)
                                              ------------------------------------------------------------------------------------
Balance at December 31, 2002 ..............   $     18.6    $        --   $         --  $           --    $       --    $     18.6
==================================================================================================================================

The components of the merger and restructuring-related accruals for all acquisitions were as follows:

                                             December 31,
                                         -------------------
(Dollars in Millions)                      2002       2001
------------------------------------------------------------
Severance ............................   $   30.2   $  106.3
Other employee-related costs .........        3.1        4.7
Lease termination and facility costs .       17.2       64.3
Contracts and system write-offs ......         .5       18.3
Other ................................        1.1       11.8
                                         -------------------
   Total .............................   $   52.1   $  205.4
------------------------------------------------------------

                                                                 U.S. BANCORP 75

The merger and restructuring-related accrual by significant acquisition or business restructuring was as follows:

                                             December 31,
                                         -------------------
(Dollars in Millions)                      2002       2001
------------------------------------------------------------
USBM ................................    $   18.6   $  124.3
NOVA ................................        15.1       48.4
State Street Corporate Trust ........         7.8         --
Bay View ............................         5.8         --
Piper Restructuring .................          --       18.1
Other acquisitions ..................         4.8       14.6
                                         -------------------
   Total ............................    $   52.1   $  205.4
============================================================

         At December 31, 2002, the integration of Firstar and USBM was substantially completed, and no additional merger and restructuring related charges are expected going forward. Severance costs will continue to be paid through the period provided for in the Company's severance plans. The integration of merchant processing platforms and business processes of U.S. Bank National Association and NOVA will continue through late 2003. In connection with the NOVA acquisition, management estimates the Company will incur pre-tax merger-related charges of approximately $36.9 million in 2003. In addition, the Company anticipates additional pre-tax merger-related expenses in 2003 of $14.7 million related to the Bay View acquisition, $8.6 million related to the State Street Corporate Trust acquisition, and $7.2 million as a result of other smaller acquisitions.

         At December 31, 2001, the business unit restructuring of Piper was substantially completed, with lease cancellation liabilities to be paid through 2003.

NOTE 6 Restrictions on Cash and Due from Banks

Bank subsidiaries are required to maintain minimum average reserve balances with the Federal Reserve Bank. The amount of those reserve balances was approximately $157 million at December 31, 2002.

NOTE 7 Investment Securities

The detail of the amortized cost, gross unrealized holding gains and losses, and fair value of held-to-maturity and available-for-sale securities at December 31 was as follows:

                                                                               2002
                                              ------------------------------------------------------------------
                                                                    Gross             Gross
                                                                  Unrealized        Unrealized
                                              Amortized            Holding            Holding             Fair
(Dollars in Millions)                           Cost                Gains             Losses              Value
----------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY (a)
   Mortgage-backed securities .......          $    20              $   --             $  --             $    20
   Obligations of state and
      political subdivisions ........              213                  14                (7)                220
                                               -----------------------------------------------------------------
   Total held-to-maturity
      securities ....................          $   233              $   14             $  (7)            $   240
================================================================================================================
AVAILABLE-FOR-SALE (b)
   U.S. Treasuries and agencies .....          $   421              $   15             $  --             $   436
   Mortgage-backed securities .......           24,967                 699                --              25,666
   Other asset-backed securities ....              646                  28                (4)                670
   Obligations of state and
      political subdivisions ........              558                  22                (1)                579
   Other ............................              949                   2               (47)                904
                                               -----------------------------------------------------------------
   Total available-for-sale
      securities ....................          $27,541              $  766             $ (52)            $26,255
================================================================================================================

                                                                               2001
                                               -----------------------------------------------------------------
                                                                     Gross             Gross
                                                                  Unrealized         Unrealized
                                               Amortized            Holding            Holding              Fair
(Dollars in Millions)                             Cost               Gains             Losses              Value
----------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY (a)
   Mortgage-backed securities                  $      28             $  --             $  --              $    28
   Obligations of state and
      political subdivisions ........                271                 9                (2)                 278
                                               ------------------------------------------------------------------
   Total held-to-maturity
      securities ....................          $     299             $   9             $  (2)             $   306
=================================================================================================================
AVAILABLE-FOR-SALE (b)
   U.S. Treasuries and agencies .....          $     439             $  10             $  --              $   449
   Mortgage-backed securities .......             21,937               111               (84)              21,964
   Other asset-backed securities ....              2,091                 3               (30)               2,064
   Obligations of state and
      political subdivisions ........                877                16                (2)                 891
   Other ............................                950                35               (44)                 941
                                               ------------------------------------------------------------------
   Total available-for-sale
      securities ....................          $  26,294             $ 175             $(160)             $26,309
=================================================================================================================

(a) Held-to-maturity securities are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

(b) Available-for-sale securities are carried at fair value with unrealized net gains or losses reported within other comprehensive income in shareholders' equity.

         Securities carried at $20.2 billion at December 31, 2002, and $18.1 billion at December 31, 2001, were pledged to secure public, private and trust deposits and for other purposes required by law. Securities sold under agreements to repurchase were collateralized by securities and securities purchased under agreements to resell with an amortized cost of $2.9 billion and $3.0 billion at December 31, 2002, and 2001, respectively.

76 U.S. BANCORP

The following table provides information as to the amount of gross gains and losses realized through the sales of available-for-sale investment securities.

(Dollars in Millions)                                       2002       2001      2000
--------------------------------------------------------------------------------------
Realized gains ........................................   $  316.5   $  333.0  $  23.1
Realized losses .......................................      (16.6)      (3.9)   (15.0)
                                                          ----------------------------
  Net realized gains (losses) .........................   $  299.9   $  329.1  $   8.1
                                                          ============================
Income tax (benefit) on realized gains (losses) .......   $  114.0   $  115.2  $   2.8
======================================================================================

         For amortized cost, fair value and yield by maturity date of held-to-maturity and available-for-sale securities outstanding as of December 31, 2002, see Table 11 included in Management's Discussion and Analysis which is incorporated by reference into these Notes to Consolidated Financial Statements.

NOTE 8 Loans and Allowance for Credit Losses

The composition of the loan portfolio at December 31 was as follows:

(Dollars in millions)                                            2002       2001
----------------------------------------------------------------------------------
COMMERCIAL
  Commercial ...............................................   $ 36,584   $ 40,472
  Lease financing ..........................................      5,360      5,858
                                                               -------------------
    Total commercial .......................................     41,944     46,330
COMMERCIAL REAL ESTATE
  Commercial mortgages .....................................     20,325     18,765
  Construction and development .............................      6,542      6,608
                                                               -------------------
    Total commercial real estate ...........................     26,867     25,373
RESIDENTIAL MORTGAGES ......................................      9,746      7,829
RETAIL
  Credit card ..............................................      5,665      5,889
  Retail leasing ...........................................      5,680      4,906
  Home equity and second mortgage ..........................     13,572     12,235
  Other retail
    Revolving Credit .......................................      2,650      2,673
    Installment ............................................      2,258      2,292
    Automobile .............................................      6,343      5,660
    Student ................................................      1,526      1,218
                                                               -------------------
      Total other retail ...................................     12,777     11,843
                                                               -------------------
    Total retail ...........................................     37,694     34,873
                                                               -------------------
      Total loans ..........................................   $116,251   $114,405
==================================================================================

         During the third quarter of 2002, reclassifications between loan categories occurred in connection with conforming loan classifications at the time of system conversions. Prior quarters were not restated, as it was impractical to determine the extent of reclassification for all periods presented. Reclassifications included approximately $1.2 billion from the commercial loans category to the commercial real estate loan category ($.5 billion) and the residential mortgages category ($.7 billion).

         Loans are presented net of unearned interest and deferred fees and costs which amounted to $1.8 billion and $2.1 billion at December 31, 2002 and 2001, respectively. The Company had loans of $26.1 billion at December 31, 2002, and $28.0 billion at December 31, 2001, pledged at the Federal Home Loan Bank. Loans of $12.7 billion at December 31, 2002, and $7.2 billion at December 31, 2001, were pledged at the Federal Reserve Bank.

         The Company primarily lends to borrowers in the 24 states where it has banking offices. Collateral for commercial loans may include marketable securities, accounts receivable, inventory and equipment. For details of the Company's commercial portfolio by industry group and geography as of December 31, 2002, and 2001, see Table 8 included in Management's Discussion and Analysis which is incorporated by reference into these Notes to Consolidated Financial Statements.

         For detail of the Company's commercial real estate portfolio by property type and geography as of December 31, 2002, and 2001, see Table 9 included in Management's Discussion and Analysis which is incorporated by reference into these Notes to Consolidated Financial Statements. Such loans are collateralized by the related property.

                                                                U.S. BANKCORP 77

The following table lists information related to nonperforming loans as of December 31:

(Dollars in Millions)                                                                 2002         2001
----------------------------------------------------------------------------------------------------------
Loans on nonaccrual status .....................................................   $  1,188.7   $    983.1
Restructured loans .............................................................         48.6         18.2
                                                                                   -----------------------
Total nonperforming loans ......................................................   $  1,237.3   $  1,001.3
==========================================================================================================
Interest income that would have been recognized at original contractual terms ..   $    102.1   $    109.2
Amount recognized as interest income ...........................................         36.7         46.2
                                                                                   -----------------------
Forgone revenue ................................................................   $     65.4   $     63.0
==========================================================================================================

Activity in the allowance for credit losses was as follows:

(Dollars in Millions)                                        2002         2001         2000
----------------------------------------------------------------------------------------------
Balance at beginning of year ..........................   $  2,457.3   $  1,786.9   $  1,710.3
Add
  Provision charged to operating expense (a) ..........      1,349.0      2,528.8        828.0
Deduct
  Loans charged off ...................................      1,590.7      1,771.4      1,017.6
  Less recoveries of loans charged off ................        217.7        224.9        192.2
                                                          ------------------------------------
  Net loans charged off ...............................      1,373.0      1,546.5        825.4
Losses from loan sales/transfers ......................           --       (329.3)          --
Acquisitions and other changes ........................        (11.3)        17.4         74.0
                                                          ------------------------------------
Balance at end of year ................................   $  2,422.0   $  2,457.3   $  1,786.9
==============================================================================================

(a) In 2001, $382.2 million of the provision for credit losses was incurred in connection with the Firstar/USBM merger.

         A portion of the allowance for credit losses is allocated to loans deemed impaired. All impaired loans are included in non-performing assets. A summary of these loans and their related allowance for loan losses is as follows:

                                                         2002                      2001                      2000
                                                ---------------------------------------------------------------------------
                                                 Recorded    Valuation     Recorded    Valuation     Recorded    Valuation
(Dollars in Millions)                           Investment   Allowance    Investment   Allowance    Investment   Allowance
---------------------------------------------------------------------------------------------------------------------------
Impaired Loans
  valuation allowance required ..............   $      992   $      157   $      694   $      125   $      487   $       57
  No valuation allowance required ...........           --           --           --           --          127           --
                                                ---------------------------------------------------------------------------
Total impaired loans ........................   $      992   $      157   $      694   $      125   $      614   $       57
                                                ---------------------------------------------------------------------------
Average balance of impaired loans during
  the year ..................................   $      839                $      780                $      526
Interest income recognized on impaired
  loans during the year .....................           --                        --                       7.8
===========================================================================================================================

         Commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured at December 31, 2002, totaled $123.9 million. During 2002 there were $1.4 million of loans that were restructured at market interest rates and returned to an accruing status.

         The allowance for credit losses includes credit loss liability related to off-balance sheet loan commitments. At December 31, 2002, the allowance for credit losses includes an estimated $131.4 million credit loss liability related to the Company's $58.3 billion of commercial off-balance sheet loan commitments and letters of credit.

NOTE 9 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

FINANCIAL ASSET SALES

When the Company sells financial assets, it may retain interest-only strips, servicing rights, residual rights to a cash reserve account and/or other retained interests in the sold financial assets. The gain or loss on sale depends in part on the previous carrying amount of the financial assets involved in the transfer and is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. Quoted market prices are used to determine retained interest fair values when readily available. Since quotes are generally not available for retained interests, the Company estimates fair value based

78 U.S. BANKCORP
on the present value of future expected cash flows using management's best estimates of the key assumptions including credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved. Retained interests and liabilities are recorded at fair value using a discounted cash flow methodology at inception and are evaluated at least quarterly thereafter.

CONDUITS AND SECURITIZATIONS The Company sponsors two off-balance sheet conduits to which it transfers high-grade assets: a commercial loan conduit and an investment securities conduit. These conduits are funded by issuing commercial paper. The commercial loan conduit holds primarily high credit quality commercial loans and held assets of $4.2 billion at December 31, 2002, and $6.9 billion in assets at December 31, 2001. The investment securities conduit holds high-grade investment securities and held assets of $9.5 billion at December 31, 2002, and $9.8 billion in assets at December 31, 2001. These investment securities include primarily (i) private label asset-backed securities, which are insurance "wrapped" by AAA/Aaa-rated mono-line insurance companies and (ii) government agency mortgage-backed securities and collateralized mortgage obligations. The commercial loan conduit had commercial paper liabilities of $4.2 billion at December 31, 2002, and $6.9 billion at December 31, 2001. The investment securities conduit had commercial paper liabilities of $9.5 billion at December 31, 2002, and $9.8 billion at December 31, 2001. The Company benefits by transferring commercial loans and investment securities into conduits that provide diversification of funding sources in a capital-efficient manner and generate income.

         The Company provides liquidity facilities to both conduits. In addition, the Company retains the credit risk of the loans transferred to the commercial loan conduit through a credit enhancement agreement. Utilization of the liquidity facilities would be triggered by the conduits' inability to issue commercial paper to fund their assets. The credit enhancement provided to the commercial loan conduit represents a recourse obligation under which the Company would be required to repurchase loans sold to the conduit if certain credit-related events of the underlying assets occur. The recorded fair value of the Company's liability for the recourse obligation and for both liquidity facilities was $56.1 million at December 31, 2002, and was included in other liabilities. Changes in fair value of these liabilities are recorded in the income statement as other income or expense. In addition, the Company recorded at fair value its retained residual interest in both the commercial loan and investment securities conduits of $28.6 million and of $93.4 million, respectively, at December 31, 2002. The Company recorded revenue of $132.2 million from the conduits in 2002 and $132.7 million in 2001, including fees for servicing, management, administration and accretion income from retained interests.

         At December 31, 2002, the Company had two asset-backed securitizations to fund indirect automobile loans and an unsecured small business credit product. The indirect automobile securitization held $156.1 million in assets at December 31, 2002, compared with $431.5 million at December 31, 2001. The Company recognized income from an interest-only strip and servicing fees from this securitization of $2.8 million during 2002 and $6.1 million during 2001. The indirect automobile securitization held average assets of $276.9 million in 2002 and $655.3 million in 2001. In January 2003, the Company exercised a cleanup call option on the indirect automobile loan securitization. The remaining assets from the securitization were recorded on the Company's balance sheet at fair value.

         The unsecured small business credit securitization held $652.4 million in assets at December 31, 2002, of which the Company retained $150.1 million of subordinated securities, transferor's interests of $16.3 million and a residual interest-only strip of $53.3 million. This compared with $750.0 million in assets at December 31, 2001, of which the Company retained $175.3 million of subordinated securities, transferor's interests of $18.8 million and a residual interest-only strip of $57.3 million. The qualifying special purpose entity issued asset-backed variable funding notes in various tranches in November 2001 which generated a loss on sale of $64.7 million. The Company provides credit enhancement in the form of subordinated securities and reserve accounts. The Company's risk, primarily from losses in the underlying assets, was considered in determining the fair value of the Company's retained interests in this securitization. The Company recognized income from subordinated securities, an interest-only strip and servicing fees from this securitization of $52.8 million in 2002 and $5.2 million in 2001. The unsecured small business credit securitization held average assets of $700.6 million in 2002 and $122.1 million in 2001.

         The corporate and purchasing card securitization matured in February 2002. At maturity, $420.0 million of receivables were transferred from the trust to the Company and recorded at fair value at that time. The Company recognized servicing income of $.5 million in 2002 and $4.2 million in 2001 from this securitization.

         During 2002, the Company securitized $144.4 million of highly rated fixed rate municipal bonds. Each municipal bond was sold into a separate trust that was funded by variable rate certificates that reprice weekly. The Company retained a residual interest in each structure that was accounted for as a trading asset and is recorded at fair value. The purpose of the arrangements was to meet our

                                                                U.S. BANKCORP 79
customer demands for variable rate tax-free investments. Income and cash flows from these structures were not significant in 2002.

SMALL BUSINESS ADMINISTRATION PROGRAMS For the year ended December 31, 2002, the Company did not sell any U.S. government guaranteed portions of loans originated under Small Business Administration ("SBA") programs. For the year ended December 31, 2001, the Company sold $147.5 million of these loans recognizing a pre-tax gain on sale of $6.3 million. Generally, these loans are sold with recourse; however, the SBA guaranty substantially eliminates the Company's risk. The Company continues to own the non-guaranteed portion of these loans. The Company continues to service the loans and is required under the SBA programs to retain specified yield amounts. A portion of the yield is recognized as servicing fee income as it occurs and the remainder is capitalized as an excess servicing asset and is included in the gain on sale calculation.

SERVICING ASSET POSITION

                                                             SBA Loans
Year Ended December 31 (Dollars in Millions)               2002     2001
-------------------------------------------------------------------------
Servicing assets at beginning of year .................   $  7.5   $  6.9
Assets recognized during the year .....................       --      2.8
Amortization ..........................................     (2.3)    (2.2)
                                                          ---------------
Servicing assets at end of year .......................   $  5.2   $  7.5
=========================================================================

         No valuation allowances were required during 2002 or 2001 on servicing assets. Servicing assets are reported in aggregate but measured on a transaction specific basis. Market values were determined using discounted cash flows, utilizing the assumptions noted in the table below.

         Key economic assumptions used in measuring servicing assets at the date of securitization resulting from securitizations completed during the year were as follows:

                                                             SBA Loans
Year Ended December 31 (Dollars in Millions)               2002     2001
--------------------------------------------------------------------------
Fair value of assets recognized .......................   $  8.9   $  9.1
Prepayment speed (a) ..................................   17 CPR   21 CPR
Weighted average life (years) .........................      4.4      3.7
Expected credit losses ................................       NA       NA
Discount rate .........................................       12%      12%
=========================================================================

(a) The Company uses a prepayment vector based on loan seasoning for valuation. The given speed is the effective prepayment speed that yields the same weighted average life calculated using the prepayment vector.

SENSITIVITY ANALYSIS At December 31, 2002, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions were as follows:

                                                                                                     Unsecured
                                                                          Indirect                     Small
                                                           Commercial    Automobile        SBA        Business     Investment
December 31, 2002 (Dollars in Millions)                      Loans        Loans (i)       Loans      Receivables   Securities
-----------------------------------------------------------------------------------------------------------------------------
CURRENT ECONOMIC ASSUMPTIONS SENSITIVITY ANALYSIS
  Carrying value (fair value) of retained interests.....   $     28.6    $     22.9    $      2.8    $    203.4    $     98.4
  Weighted average life (in years)......................           .5            NA           4.4            .8           2.3
EXPECTED REMAINING LIFE(a)(b)...........................          2.0            NA        17 CPR           2.5           4.5
  Impact of 10% adverse change..........................   $     (2.7)   $       --    $      (.2)   $     (2.2)   $     (8.5)
  Impact of 20% adverse change..........................         (5.0)           --           (.3)         (4.9)        (17.7)
EXPECTED CREDIT LOSSES
  (ANNUAL)(c)(d)(e)................                                --            NA            NA      8.4%-9.6%           --
  Impact of 10% adverse change..........................           --            --            --    $     (5.1)           --
  Impact of 20% adverse change..........................           --            --            --         (16.4)           --
RESIDUAL CASH FLOW DISCOUNT RATE........................          6.0%           NA          12.0%         11.0%          6.6%
  Impact of 10% adverse change..........................   $      (.1)   $       --    $      (.1)   $     (2.0)   $     (1.1)
  Impact of 20% adverse change..........................          (.2)           --           (.2)         (4.0)         (2.2)
                                                            1M LIBOR+                                               1M LIBOR+
                                                           avg spread                                    Prime/    avg spread
INTEREST RATE ON VARIABLE RATE LOANS AND BONDS(f)(g)(h)       157 bps            NA            NA      1M LIBOR         69bps
  Impact of 10% adverse change..........................   $       --    $       --    $       --    $     (1.6)   $      (.4)
  Impact of 20% adverse change..........................           --            --            --          (3.2)          (.9)
=============================================================================================================================

(a) For the SBA loans, the Company uses prepayment vectors based on loan seasoning for valuation. The given speed is the effective prepayment speed that yields the same weighted average life calculated using the prepayment vector.

(b) For the small business receivables a monthly principal payment rate assumption is used to value the residual interests.

(c) Credit losses are zero for the commercial loan conduit as removal of assets provisions are designed to cause the removal of assets from the conduit prior to losses being incurred.

(d) Credit losses are zero for the investment securities conduit as the investments are all AAA rated or insured investments.

(e) SBA loan credit losses are covered by the appropriate SBA loan program and are not included in retained interests. Principal reductions caused by defaults are included in the prepayment assumption.

(f) The commercial loan conduit is match funded. Therefore, interest rate movements create no material impact to the value of the residual interest.

(g) For the small business receivables interest income is based on Prime+ contractual spread. Obligations are based on LIBOR.

(h) The investment securities conduit is mostly match funded. Therefore, interest rate movements create no material impact to the value of the residual interest.

(i) The Company exercised a cleanup call option on the indirect automobile securitization in January 2003.

         These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumptions to the change in fair value may not be linear. Also, in this table the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other

80 U.S. BANKCORP
assumptions; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

CASH FLOW INFORMATION The table below summarizes certain cash flows received from and paid to conduit or structured entities for the loan sales described above:


                                                                       Indirect                  Corporate
                                                          Commercial  Automobile                   Card
Year Ended December 31 (Dollars in Millions)              Loans (a)     Loans     SBA Loans   Receivables (b)
-------------------------------------------------------------------------------------------------------------
2002
   Proceeds from
        New sales and securitizations .................     $   --     $   --     $      --      $     --
        Collections used by trust to purchase new
        receivables in revolving securitizations ......         --         --            --            --
   Servicing and other fees received and cash
        flows on retained interests ...................       83.0        4.0           6.1            .5
---------------------------------------------------------------------------------------------------------
2001
   Proceeds from
        New sales and securitizations .................     $   --     $   --     $   147.5      $     --
        Collections used by trust to purchase new
        receivables in revolving securitizations ......         --         --            --       6,487.0
   Servicing and other fees received and cash
        flows on retained interests ...................       57.6       26.0           7.3           4.2
=========================================================================================================

                                                              Unsecured
                                                                Small
                                                               Business        Investment
Year Ended December 31 (Dollars in Millions)                Receivables (b)    Securities
-----------------------------------------------------------------------------------------
2002
   Proceeds from
        New sales and securitizations .................       $       --       $ 1,825.1
        Collections used by trust to purchase new
        receivables in revolving securitizations ......            610.3              --
   Servicing and other fees received and cash
        flows on retained interests ...................            115.0            72.7
----------------------------------------------------------------------------------------
2001
   Proceeds from
        New sales and securitizations .................       $    518.7       $ 2,356.7
        Collections used by trust to purchase new
        receivables in revolving securitizations ......             60.8              --
   Servicing and other fees received and cash
        flows on retained interests ...................              8.6            75.0
========================================================================================

(a) Current system constraints make it impractical to collect information on gross cash flows between the Company and the commercial loan conduit for 2002 and 2001.

(b) The corporate card and small business credit securitizations are revolving transactions where proceeds are reinvested until their legal terminations.

OTHER INFORMATION Quantitative information related to loan sales and managed assets was as follows:

                                                         At December 31
                                      ----------------------------------------------------
                                         Total Principal            Principal Amount
                                             Balance          90 Days or More Past Due (c)
                                      ----------------------------------------------------
(Dollars in Millions)                    2002        2001           2002        2001
------------------------------------------------------------------------------------------
COMMERCIAL
  Commercial ......................   $  41,861   $  48,878      $     819   $     590
  Lease financing .................       5,360       5,858            172         207
                                      ------------------------------------------------
     Total commercial .............      47,221      54,736            991         797
COMMERCIAL REAL ESTATE
  Commercial mortgages ............      20,325      18,765            181         136
  Construction and development ....       6,542       6,608             62          37
                                      ------------------------------------------------
     Total commercial real estate .      26,867      25,373            243         173
RESIDENTIAL MORTGAGES .............       9,746       7,829            140         140
RETAIL
  Credit card .....................       5,665       5,889            118         128
  Retail leasing ..................       5,680       4,906             12          12
  Other retail ....................      26,505      24,510            167         224
                                      ------------------------------------------------
     Total retail .................      37,850      35,305            297         364
                                      ------------------------------------------------
        Total managed loans .......   $ 121,684   $ 123,243      $   1,671   $   1,474
INVESTMENT SECURITIES .............      38,143      36,368             --          --
                                      ------------------------------------------------
  Total managed assets ............   $ 159,827   $ 159,611      $   1,671   $   1,474
Less:
  Assets sold or securitized ......      15,088      18,598
                                      ---------   ---------
        Total assets held .........   $ 144,739   $ 141,013
                                      ---------   ---------
SOLD OR SECURITIZED ASSETS
  Commercial loans ................   $   4,151   $   6,879      $      --   $      --
  Indirect automobile loans .......         156         432              1           4
  Guaranteed SBA loans ............         490         582             --           2
  Corporate card receivables ......          --         214             --           1
  Small business credit lines .....         636         731              6           4
  Investment securities ...........       9,655       9,760             --          --
                                      ------------------------------------------------
     Total securitized assets .....   $  15,088   $  18,598      $       7   $      11
======================================================================================

                                                  Year Ended December 31
                                      ---------------------------------------------

                                         Average Balance         Net Credit Losses
                                      ---------------------------------------------
(Dollars in Millions)                    2002        2001        2002        2001
-----------------------------------------------------------------------------------
COMMERCIAL
  Commercial ......................   $  45,195   $  50,584   $     543   $     724
  Lease financing .................       5,573       5,852         149         114
                                      ---------------------------------------------
     Total commercial .............      50,768      56,436         692         838
COMMERCIAL REAL ESTATE
  Commercial mortgages ............      19,212      19,004          32          40
  Construction and development ....       6,511       7,077           7          12
                                      ---------------------------------------------
     Total commercial real estate .      25,723      26,081          39          52
RESIDENTIAL MORTGAGES .............       8,412       8,576          19          13
RETAIL
  Credit card .....................       5,633       5,645         280         271
  Retail leasing ..................       5,389       4,553          39          30
  Other retail ....................      25,756      23,905         360         360
                                      ---------------------------------------------
     Total retail .................      36,778      34,103         679         661
                                      ---------------------------------------------
        Total managed loans .......   $ 121,681   $ 125,196   $   1,429   $   1,564
INVESTMENT SECURITIES .............      38,754      31,743          --          --
                                      ---------------------------------------------
  Total managed assets ............   $ 160,435   $ 156,939   $   1,429   $   1,564
Less:
  Assets sold or securitized ......      17,150      16,846
                                      ---------   ---------
        Total assets held .........   $ 143,285   $ 140,093
                                      ---------   ---------
SOLD OR SECURITIZED ASSETS
  Commercial loans ................   $   5,715   $   5,210   $      --   $      --
  Indirect automobile loans .......         277         655           5          11
  Guaranteed SBA loans ............         532         629          --          --
  Corporate card receivables ......          --         403          --           3
  Small business credit lines .....         701         122          51           3
  Investment securities ...........       9,925       9,827          --          --
                                      ---------------------------------------------
     Total securitized assets .....   $  17,150   $  16,846   $      56   $      17
===================================================================================

                                                                 U.S. BANCORP 81

NOTE 10 Premises and Equipment

Premises and equipment at December 31 consisted of the following:

(Dollars in Millions)                                        2002         2001
---------------------------------------------------------------------------------
Land ..................................................   $      275   $      274
Buildings and improvements ............................        1,844        1,854
Furniture, fixtures and equipment .....................        2,152        2,012
Capitalized building and equipment leases .............          173          173
Construction in progress ..............................            4            8
                                                          -----------------------
                                                               4,448        4,321
Less accumulated depreciation and amortization ........        2,751        2,580
                                                          -----------------------
    Total .............................................   $    1,697   $    1,741
=================================================================================

NOTE 11 Mortgage Servicing Rights

Changes in mortgage servicing rights are summarized as follows:

Year Ended December 31 (Dollars in Millions)                 2002          2001
----------------------------------------------------------------------------------
Balance at beginning of period ........................   $      360    $      229
Rights purchased ......................................          229            25
Rights capitalized ....................................          357           315
Amortization ..........................................          (94)          (45)
Rights sold ...........................................          (24)         (103)
Impairment ............................................         (186)          (61)
                                                          ------------------------
Balance at end of period ..............................   $      642    $      360
==================================================================================

         The Company serviced $43.1 billion and $22.0 billion of mortgage loans for other investors as of December 31, 2002, and December 31, 2001, respectively.

         The fair value of mortgage servicing rights ("MSRs") was $655 million at December 31, 2002, and $360 million at December 31, 2001. At December 31, 2002, the reduction in the current fair value of MSRs to immediate 25 and 50 basis point adverse interest rate changes would be approximately $81 million and $145 million, respectively. An upward movement in interest rates of 25 and 50 basis points would increase the value of MSRs by approximately $88 million and $169 million, respectively. The Company utilizes the investment portfolio as an economic hedge to this possible adverse interest rate change. The Company also, from time to time, purchases principal-only securities that act as a partial economic hedge.

NOTE 12 Intangible Assets

The Company adopted SFAS 142 on January 1, 2002. The most significant changes made by SFAS 142 are that goodwill and other indefinite lived intangible assets are no longer amortized and will be tested for impairment at least annually. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS 142 were effective upon adoption of SFAS 142.

         Prior to the adoption of SFAS 142, the Company evaluated goodwill for impairment under a projected undiscounted cash flow model. As a result of the initial impairment test from the adoption of SFAS 142, the Company recognized an impairment loss of $58.8 million resulting in an after-tax loss of $37.2 million in the first quarter of 2002. The impairment was primarily related to the purchase of a transportation leasing company in 1998 by the equipment leasing business. This charge was recognized as a "cumulative effect of change in accounting principles" in the income statement. The fair value of that reporting unit was estimated using the present value of future expected cash flows.

82 U.S. BANCORP

Net income and earnings per share adjusted for the exclusion of amortization expense (net of tax) and asset impairments related to goodwill are as follows:

Year Ended December 31 (Dollars in Millions, Except Per Share Data)         2002         2001         2000
-------------------------------------------------------------------------------------------------------------
Reported net income ..................................................   $  3,289.2   $  1,706.5   $  2,875.6
    Goodwill amortization, net of tax ................................           --        242.8        230.1
    Asset impairments, net of tax ....................................         37.2           --           --
                                                                         ------------------------------------
    Adjusted net income ..............................................   $  3,326.4   $  1,949.3   $  3,105.7
                                                                         ====================================
Earnings per share
    Reported net income ..............................................   $     1.72   $      .89   $     1.51
    Goodwill amortization, net of tax ................................           --          .12          .12
    Asset impairments, net of tax ....................................          .02           --           --
                                                                         ------------------------------------
        Adjusted net income ..........................................   $     1.74   $     1.01   $     1.63
                                                                         ====================================
Diluted earnings per share
    Reported net income ..............................................   $     1.71   $      .88   $     1.50
    Goodwill amortization, net of tax ................................           --          .13          .12
    Asset impairments, net of tax ....................................          .02           --           --
                                                                         ------------------------------------
        Adjusted net income ..........................................   $     1.73   $     1.01   $     1.62
=============================================================================================================

         Applying the provisions of SFAS 141 to recent acquisitions and the provisions of SFAS 142 to purchase acquisitions completed prior to July 1, 2001, increased after-tax income for the year ending December 31, 2002, by $205.6 million, or $.11 per diluted share.

The following table reflects the changes in the carrying value of goodwill for the year ended December 31, 2002:

                                                                         Private Client,
                                                Wholesale    Consumer    Trust and Asset   Payment     Capital   Consolidated
(Dollars in Millions)                            Banking      Banking      Management      Services    Markets     Company
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001 ................   $   1,348    $   1,706     $     289       $   1,811   $   305     $  5,459
Goodwill acquired ...........................          43          433           447               2        --          925
Impairment losses ...........................         (59)          --            --              --        --          (59)
                                                ---------------------------------------------------------------------------
Balance at December 31, 2002 ................   $   1,332    $   2,139     $     736       $   1,813   $   305     $  6,325
                                                ===========================================================================

         Goodwill acquired in 2002 in Wholesale Banking included $25 million from an earn-out provision related to the acquisition of Oliver-Allen Corporation. The Company recorded $427 million of goodwill related to the Bay View acquisition in November of 2002, $15 million related to Wholesale Banking and $412 million related to Consumer Banking. Also included in the goodwill acquired in Consumer Banking was $17 million related to the purchase of Leader in April of 2002. Private Client, Trust and Asset Management acquired $444 million of goodwill related to the acquisition of State Street Bank Corporate Trust in December of 2002.

Amortizable intangible assets consisted of the following:

                                               Estimated       Amortization        Balance
December 31 (Dollars in Millions)               Life (b)        Method (c)     2002       2001
------------------------------------------------------------------------------------------------
Goodwill (a) ...........................                  --         --      $  6,325   $  5,459
Merchant processing contracts ..........             8 years         AC           596        680
Core deposit benefits ..................    10 years/6 years      SL/AC           505        530
Mortgage servicing rights ..............             5 years         AC           642        360
Trust relationships ....................   15 years/10 years      SL/AC           371        169
Other identified intangibles ...........     8 years/8 years      SL/AC           207        214
                                                                             -------------------
   Total ...............................                                     $  8,646   $  7,412
================================================================================================

(a) The Company adopted SFAS 142 on January 1, 2002, resulting in the elimination of amortization of goodwill and other indefinite lived intangible assets. Prior to adoption, goodwill was amortized over periods ranging up to 25 years.

(b) Estimated life represents the amortization period for assets subject to the straight line method and the weighted average amortization period for intangibles subject to accelerated methods. If more than one amortization method is used for a category, the estimated life for each method is calculated and reported separately.

(c)  Amortization methods: SL = straight line method
                           AC = accelerated methods generally based on cash
                                flows

                                                                 U.S. BANCORP 83

Aggregate amortization expense consisted of the following:

Year Ended December 31 (Dollars in Millions)           2002       2001       2000
-----------------------------------------------------------------------------------
Goodwill (a) .....................................   $     --   $  251.1   $  235.0
Merchant processing contracts ....................      135.1       15.3        2.4
Core deposit benefits ............................       80.9       80.9       57.7
Mortgage servicing rights ........................      280.1      106.1       35.0
Trust relationships ..............................       19.3       19.3       19.6
Other identified intangibles .....................       37.6       56.8       42.6
                                                     ------------------------------
   Total .........................................   $  553.0   $  529.5   $  392.3
===================================================================================

(a) The Company adopted SFAS 142 on January 1, 2002, resulting in the elimination of amortization of goodwill and other indefinite lived intangible assets.

Below is the estimated amortization expense for the years ended:

(Dollars in Millions)
-------------------------------------
2003 ......................  $  425.1
2004 ......................     357.7
2005 ......................     305.8
2006 ......................     256.2
2007 ......................     222.3
=====================================

NOTE 13 Short-Term Borrowings

The following table is a summary of short-term borrowings for the last three years:

                                                                   2002                 2001                  2000
                                                          -------------------------------------------------------------
(Dollars in Millions)                                       Amount     Rate      Amount     Rate      Amount      Rate
-----------------------------------------------------------------------------------------------------------------------
At year-end
   Federal funds purchased ............................   $    3,025    .98%   $    1,146   1.08%   $    2,849    5.80%
   Securities sold under agreements to repurchase .....        2,950    .97         3,001   1.10         3,347    4.60
   Commercial paper ...................................          380   1.20           452   1.85           223    6.40
   Treasury, tax and loan notes .......................          102    .91         4,038   1.27           776    5.20
   Other short-term borrowings ........................        1,349   1.26         6,033   2.54         4,638    6.09
                                                          ------------------------------------------------------------
      Total ...........................................   $    7,806   1.03%   $   14,670   1.75%   $   11,833    5.60%
======================================================================================================================
Average for the year
   Federal funds purchased ............................   $    4,145   2.94%   $    4,997   5.02%   $    5,690    6.22%
   Securities sold under agreements to repurchase .....        2,496   1.15         2,657   2.93         3,028    4.83
   Commercial paper ...................................          391   1.74           390   3.85           215    6.27
   Treasury, tax and loan notes .......................          707   1.50         1,321   3.53           912    6.06
   Other short-term borrowings ........................        3,565   2.29         3,615   3.98         2,741    7.69
                                                          ------------------------------------------------------------
      Total ...........................................   $   11,304   2.21%   $   12,980   4.11%   $   12,586    6.21%
======================================================================================================================
Maximum month-end balance
   Federal funds purchased ............................   $    7,009           $    7,829           $    7,807
   Securities sold under agreements to repurchase .....        2,950                3,001                3,415
   Commercial paper ...................................          452                  590                  300
   Treasury, tax and loan notes .......................        4,164                6,618                3,578
   Other short-term borrowings ........................        6,172                7,149                4,920
======================================================================================================================

84 U.S. BANCORP

NOTE 14 Long-Term Debt

Long-term debt (debt with original maturities of more than one year) at December 31 consisted of the following:

(Dollars in Millions)                                                      2002      2001
------------------------------------------------------------------------------------------
U.S. BANCORP(Parent Company)
Fixed-rate subordinated notes
   7.625% due 2002..................................................     $    --   $   150
   8.125% due 2002..................................................          --       150
   7.00% due 2003...................................................         150       150
   6.625% due 2003..................................................         100       100
   7.25% due 2003...................................................          32        32
   8.00% due 2004...................................................          73        73
   7.625% due 2005..................................................         121       121
   6.75% due 2005...................................................         191       191
   6.875% due 2007..................................................         220       250
   7.30% due 2007...................................................         200       200
   7.50% due 2026...................................................         200       200
Senior contingent convertible debt 1.50% due 2021...................          57     1,100
Medium-term notes...................................................       4,127     3,215
Capitalized lease obligations, mortgage indebtedness and other......         224       142
                                                                         -----------------
      Subtotal......................................................       5,695     6,074

SUBSIDIARIES
Fixed-rate subordinated notes
   6.00% due 2003...................................................          79        79
   6.375% due 2004..................................................          75        75
   6.375% due 2004..................................................         150       150
   7.55% due 2004...................................................         100       100
   8.35% due 2004...................................................         100       100
   7.30% due 2005...................................................         100       100
   6.875% due 2006..................................................          70       125
   6.625% due 2006..................................................         100       100
   6.50% due 2008...................................................         300       300
   6.30% due 2008...................................................         300       300
   5.70% due 2008...................................................         400       400
   7.125% due 2009..................................................         500       500
   7.80% due 2010...................................................         300       300
   6.375% due 2011..................................................       1,500     1,500
   6.30% due 2014...................................................       1,000        --
Federal Home Loan Bank advances.....................................       9,255     7,196
Bank notes..........................................................       7,302     7,550
Euro medium-term notes due 2004.....................................         400       400
Capitalized lease obligations, mortgage indebtedness and other......         862       367
                                                                         -----------------
      Subtotal......................................................      22,893    19,642
                                                                         -----------------
      Total.........................................................     $28,588   $25,716
==========================================================================================

         In August 2002, the Company repurchased for cash approximately $1.1 billion accreted value of its convertible senior notes due in 2021 (the "CZARS"), in accordance with the terms of the indenture governing the CZARS. Approximately $57 million in accreted value of the CZARS remains outstanding.

         In February 2002, the Company's subsidiary U.S. Bank National Association issued $1.0 billion of fixed-rate subordinated notes due August 4, 2014. The interest rate is 6.30% per annum.

         Medium-term notes ("MTNs" outstanding at December 31, 2002, mature from February 2003 through August 2007. The MTNs bear fixed or floating interest rates ranging from 1.55 percent to 7.50 percent. The weighted-average interest rate of MTNs at December 31, 2002, was 3.69 percent.

         Federal Home Loan Bank ("FHLB" advances outstanding at December 31, 2002, mature from January 2003 through October 2026. The advances bear fixed or floating interest rates ranging from .50 percent to 8.25 percent. The Company has an arrangement with the FHLB whereby based on collateral available (residential and commercial mortgages), the Company could have borrowed an additional $5.5 billion at December 31, 2002. The weighted-average interest rate of FHLB advances at December 31, 2002, was 2.65 percent.

         Bank notes outstanding at December 31, 2002, mature from January 2003 through November 2005. The Bank

                                                                 U.S. BANCORP 85
notes bear fixed or floating interest rates ranging from 1.30 percent to 5.63 percent. The weighted-average interest rate of Bank notes at December 31, 2002, was 1.59 percent. Euro medium-term notes outstanding at December 31, 2002, bear floating rate interest at three-month LIBOR plus 15 basis points. The interest rate at December 31, 2002, was 1.93 percent.

Maturities of long-term debt outstanding at December 31, 2002, were:

                                                  Parent
(Dollars in Millions)   Consolidated             Company
--------------------------------------------------------
2003................         7,937                 1,539
2004................         5,577                   909
2005................         7,654                 1,364
2006................           194                     3
2007................         1,585                 1,572
Thereafter..........         5,641                   308
                         -------------------------------
Total...............     $  28,588               $ 5,695
========================================================

NOTE 15 Company-obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely the Junior Subordinated Debentures of the Parent Company

The Company has issued $2.9 billion of company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company ("Trust Preferred Securities" through nine separate issuances by nine wholly owned subsidiary grantor trusts ("Trusts"). The Trust Preferred Securities accrue and pay distributions periodically at specified rates as provided in the indentures. The Trusts used the net proceeds from the offerings to purchase a like amount of junior subordinated deferrable interest debentures (the "Debentures") of the Company. The Debentures are the sole assets of the Trusts and are eliminated, along with the related income statement effects, in the consolidated financial statements.

         The Company's obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the obligations of the Trusts. The guarantee covers the distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only to the extent of funds held by the Trusts.

         The Trust Preferred Securities are mandatorily redeemable upon the maturity of the Debentures, or upon earlier redemption as provided in the indentures. The Company has the right to redeem retail Debentures in whole or in part on or after specific dates, at a redemption price specified in the indentures plus any accrued but unpaid interest to the redemption date. The Company has the right to redeem institutional Debentures in whole, (but not in part), on or after specific dates, at a redemption price specified in the indentures plus any accrued but unpaid interest to the redemption date. The Trust Preferred Securities are redeemable in whole or in part in 2003, 2006 and 2007 in the amounts of $350 million, $2,250 million and $300 million, respectively.

         The Trust Preferred Securities qualify as tier I capital of the Company for regulatory capital purposes. The Company used the proceeds from the sales of the Debentures for general corporate purposes.

The following table is a summary of the Trust Preferred Securities as of December 31, 2002:

                                                       Trust
                                                     Preferred
                                        Issuance     Securities  Debentures    Rate                  Maturity        Redemption
Issuance Trust (Dollars in Millions)      Date         Amount      Amount    Type (a)   Rate           Date            Date (b)
-----------------------------------------------------------------------------------------------------------------------------------
RETAIL
  USB Capital V..................     December 2001    $300         $309        Fixed   7.25%     December 2031    December 7, 2006
  USB Capital IV.................     November 2001     500          515        Fixed   7.35      November 2031    November 1, 2006
  USB Capital III................          May 2001     700          722        Fixed   7.75           May 2031         May 4, 2006
  USB Capital II.................        April 1998     350          361        Fixed   7.20         April 2028       April 1, 2003
INSTITUTIONAL
  Star Capital I.................         June 1997     150          155     Variable   2.18(c)       June 2027       June 15, 2007
  Mercantile Capital Trust I.....     February 1997     150          155     Variable   2.56(d)   February 2027    February 1, 2007
  USB Capital I..................     December 1996     300          309        Fixed   8.27      December 2026   December 15, 2006
  Firstar Capital Trust I........     December 1996     150          155        Fixed   8.32      December 2026   December 15, 2006
  FBS Capital I..................     November 1996     300          309        Fixed   8.09      November 2026   November 15, 2006
===================================================================================================================================

(a) The variable-rate Trust Preferred Securities reprice quarterly.

(b) Earliest date of redemption.

(c) Three-month LIBOR +76.5 basis points

(d) Three-month LIBOR +85.0 basis points

86 U.S. BANCORP

NOTE 16 Shareholders' Equity

At December 31, 2002 and 2001, the Company had authority to issue 4 billion shares of common stock and 10 million shares of preferred stock. The Company had 1,917.0 million and 1,951.7 million shares of common stock outstanding at December 31, 2002 and 2001, respectively. At December 31, 2002, the Company had
272.9 million shares of common stock reserved for future issuances. These shares are primarily reserved for stock option plans, dividend reinvestment plans and deferred compensation plans.

         The Company has a Preferred Share Purchase Rights Plan intended to preserve the long-term value of the Company by discouraging a hostile takeover of the Company. Under the plan, each share of common stock carries a right to purchase one one-thousandth of a share of preferred stock. The rights become exercisable in certain limited circumstances involving a potential business combination transaction or an acquisition of shares of the Company and are exercisable at a price of $100 per right, subject to adjustment. Following certain other events, each right entitles its holder to purchase for $100 an amount of common stock of the Company, or, in certain circumstances, securities of the acquirer, having a then-current market value of twice the exercise price of the right. The dilutive effect of the rights on the acquiring company is intended to encourage it to negotiate with the Company's Board of Directors prior to attempting a takeover. If the Board of Directors believes a proposed acquisition is in the best interests of the Company and its shareholders, the Board may amend the plan or redeem the rights for a nominal amount in order to permit the acquisition to be completed without interference from the plan. Until a right is exercised, the holder of a right has no rights as a shareholder of the Company. The rights expire on February 27, 2011.

         The Company issued 1.0 million shares and 57.2 million shares of common stock with an aggregate value of $21.6 million and $1.9 billion in connection with purchase acquisitions during 2002 and 2001, respectively.

         On July 17, 2001, the Company's Board of Directors authorized the repurchase of up to 56.4 million shares of the Company's common stock to replace shares issued in connection with the acquisition of NOVA. On December 18, 2001, the Board of Directors approved an authorization to repurchase an additional 100 million shares of outstanding common stock throughout 2003. Under these programs the Company has repurchased 45.3 million and 19.7 million shares of common stock for $1,040.4 million and $467.9 million in 2002 and 2001, respectively. The July 17, 2001, authorization has been effectively completed.

The following table summarizes the Company's common stock repurchased in each of the last three years:

(Dollars and Shares in Millions)     Shares      Value
-------------------------------------------------------
2002...........................       45.3     $1,040.4
2001...........................       19.7        467.9
2000...........................       58.6      1,182.2
=======================================================

                                                                 U.S. BANCORP 87

Shareholders' equity is affected by transactions and valuations of asset and liability positions that require adjustments to Accumulated Other Comprehensive Income. The reconciliation of the transactions affecting Accumulated Other Comprehensive Income included in shareholders' equity for the years ended December 31, is as follows:

(Dollars in Millions)                                                     Pre-tax       Tax-effect    Net-of-tax
----------------------------------------------------------------------------------------------------------------
2002
Unrealized gain on securities available-for-sale...................      $1,048.0        $(398.0)      $ 650.0
Unrealized gain on derivatives.....................................         323.5         (122.9)        200.6
Realized gain on derivatives.......................................          63.4          (24.1)         39.3
Reclassification adjustment for gains realized in net income.......        (331.6)         126.0        (205.6)
Foreign currency translation adjustments...........................           6.9           (2.6)          4.3
                                                                         -------------------------------------
   Total...........................................................      $1,110.2        $(421.6)      $ 688.6
                                                                         -------------------------------------

2001
Unrealized gain on securities available-for-sale...................      $  194.5        $ (77.6)        116.9
Unrealized gain on derivatives.....................................         106.0          (40.3)         65.7
Realized gain on derivatives.......................................          42.4          (16.1)         26.3
Reclassification adjustment for gains realized in net income.......        (333.1)         126.6        (206.5)
Foreign currency translation adjustments...........................          (4.0)           1.5          (2.5)
                                                                         -------------------------------------
   Total...........................................................      $    5.8        $  (5.9)      $   (.1)
                                                                         -------------------------------------

2000
Unrealized loss on securities available-for-sale...................      $  436.0        $(157.8)      $ 278.2
Reclassification adjustment for gains realized in net income.......         (41.6)          15.8         (25.8)
Foreign currency translation adjustments...........................           (.5)            .2           (.3)
                                                                         -------------------------------------
   Total...........................................................      $  393.9        $(141.8)      $ 252.1
==============================================================================================================

NOTE 17 Earnings Per Share

The components of earnings per share were:

(Dollars and Shares in Millions, Except Per Share Data)                                 2002           2001           2000
----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting principles............        $ 3,326.4      $ 1,706.5     $ 2,875.6
Cumulative effect of change in accounting principles..........................            (37.2)            --            --
                                                                                      --------------------------------------
     Net income...............................................................        $ 3,289.2      $ 1,706.5     $ 2,875.6
                                                                                      --------------------------------------
Weighted-average common shares outstanding....................................          1,916.0        1,927.9       1,906.0
Net effect of the assumed purchase of stock based on the treasury
  stock method for options and stock plans....................................             10.1           11.6          12.5
                                                                                      --------------------------------------
Weighted-average diluted common shares outstanding............................          1,926.1        1,939.5       1,918.5
                                                                                      --------------------------------------
Earnings per share
     Income before cumulative effect of change in accounting principles.......        $    1.74      $     .89     $    1.51
     Cumulative effect of change in accounting principles.....................             (.02)            --            --
                                                                                      --------------------------------------
     Net income...............................................................        $    1.72      $     .89     $    1.51
                                                                                      --------------------------------------
Diluted earnings per share
     Income before cumulative effect of change in accounting principles.......        $    1.73      $     .88     $    1.50
     Cumulative effect of change in accounting principles.....................             (.02)            --            --
                                                                                      --------------------------------------
     Net income...............................................................        $    1.71      $     .88     $    1.50
============================================================================================================================

         For the years ended December 31, 2002, 2001 and 2000, options to purchase 140 million, 111 million and 107 million shares, respectively, were outstanding but not included in the computation of diluted earnings per share because they were antidilutive.

88 U.S. BANCORP

NOTE 18 Employee Benefits

RETIREMENT PLANS Pension benefits are provided to substantially all employees based on years of service and employees' compensation while employed with the Company. Employees are fully vested after five years of service. The Company's funding policy is to contribute amounts to its plans sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company determines to be appropriate. During 2002, the Company made a $150 million dollar contribution to the qualified pension plan, in accordance with this policy. The actuarial cost method used to compute the pension liabilities and expense is the projected unit credit method. Prior to their acquisition dates, employees of certain acquired companies were covered by separate, noncontributory pension plans that provided benefits based on years of service and compensation. Generally, the Company merges plans of acquired companies into its existing pension plans when it becomes practicable.

         As a result of the Firstar/USBM merger, the Company maintained two different qualified pension plans, with three different pension benefit structures during 2001: the former USBM's cash balance pension benefit structure, a final average pay benefit structure for the former Firstar organization, and a cash balance pension benefit structure related to the Mercantile acquisition. The two pension plans were merged as of January 1, 2002 under a new final average pay benefit structure; however, the benefit structure of the new plan does not become effective for the Mercantile acquisition until January 1, 2003. Under the new plan's benefit structure, a participant's future retirement benefits are based on a participant's highest five year average annual compensation during his or her last 10 years before retirement or termination from the Company. Generally, under the two previous cash balance pension benefit structures the participant's earned retirement benefits based on their average compensation over their career. Retirement benefits under the former Firstar benefit structure were earned based on final average pay and years of service, similar to the new plan. Plan assets primarily consist of various equity mutual funds and other miscellaneous assets.

         In light of continued deterioration of the equity market conditions during the second quarter and third quarter of 2002, the company decided to remeasure its pension plan assets and liabilities effective July 1, 2002, using current, updated information with respect to the estimated long-term rate of return on pension assets, the discount rate, participant census data and other relevant factors.

         During 2002, the Company also maintained several unfunded, nonqualified, supplemental executive retirement programs that provided additional defined pension benefits for senior managers and executive employees. Effective January 1, 2002, substantially all of these programs were merged into one nonqualified retirement plan. Because the non-qualified plan was unfunded, the aggregate accumulated benefit obligation exceeded the assets. A supplemental executive retirement plan of USBM was frozen for substantially all participants as of September 30, 2001 but with service credit running through December 31, 2001. The assumptions used in computing the present value of the accumulated benefit obligation, the projected benefit obligation and net pension expense are substantially consistent with those assumptions used for the funded qualified plans. The Company has recognized curtailment gains of $11.7 million in 2002 in connection with changes to nonqualified pension plans.

POST-RETIREMENT MEDICAL PLANS In addition to providing pension benefits, the Company provides health care and death benefits to certain retired employees through several retiree medical programs. As a result of the Firstar/USBM merger, there were three major retiree medical programs in place during 2001 with various terms and subsidy schedules. Effective January 1, 2002, the Company adopted one retiree medical program for all future retirees. For certain eligible employees, the provisions of the USBM retiree medical plan and the Mercantile retiree medical plan will remain in place until December 31, 2002. Generally, all employees may become eligible for retiree health care benefits by meeting defined age and service requirements. The Company may also subsidize the cost of coverage for employees meeting certain age and service requirements. The medical plan contains other cost-sharing features such as deductibles and coinsurance. The estimated cost of these retiree benefit payments is accrued during the employees' active service.

                                                                 U.S. BANCORP 89

         The Company uses a measurement date of September 30 for its retirement plans. At the measurement date, plan assets are determined based on the fair value generally representing observable market prices. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. Information presented in the four tables below reflects a measurement date of September 30.

The following table sets forth the components of net periodic benefit cost for the retirement plans:

                                                                              Pension Plans          Post-Retirement Medical Plans
                                                                      --------------------------------------------------------------
(Dollars in Millions)                                                   2002      2001      2000      2002      2001       2000
------------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
    Service cost....................................................  $  49.9   $  61.0   $  65.4   $   3.3   $   2.1    $   2.0
    Interest cost...................................................    115.1     118.7     117.3      19.1      17.9       16.3
    Expected return on plan assets..................................   (214.1)   (232.6)   (201.6)     (1.6)     (1.0)      (.6)
    Net amortization and deferral...................................     (6.5)    (10.7)    (13.2)      (.1)       .2         .2
    Recognized actuarial (gain) loss................................       .8      (1.2)       .7        --       (.1)      (1.4)
                                                                      ----------------------------------------------------------
Net periodic benefit cost...........................................    (54.8)    (64.8)    (31.4)     20.7      19.1       16.5
    Curtailment and settlement (gain) loss..........................    (11.7)       --     (17.0)       --        --       10.3
    Cost of special or contractual termination benefits recognized..      2.7        --        --        --        --         --
                                                                      ----------------------------------------------------------
Net periodic benefit cost after curtailment and settlement (gain)
  loss, and cost of special or contractual termination benefits
  recognized........................................................  $ (63.8)  $ (64.8)  $ (48.4)  $  20.7   $  19.1    $  26.8
================================================================================================================================

The following table summarizes benefit obligation and plan asset activity for the retirement plans:

                                                                               Pension Plans        Post-Retirement Medical Plans
                                                                            -----------------------------------------------------
(Dollars in Millions)                                                         2002        2001            2002             2001
---------------------------------------------------------------------------------------------------------------------------------
PROJECTED BENEFIT OBLIGATION
     Benefit obligation at beginning of measurement period............      $1,656.4    $1,595.4        $ 265.1          $ 244.1
     Service cost.....................................................          49.9        61.0            3.3              2.1
     Interest cost....................................................         115.1       118.7           19.1             17.9
     Plan participants' contributions.................................            --          --           10.4             10.3
     Plan amendments..................................................            --         4.0             --             (2.4)
     Actuarial los....................................................            --        47.7           18.1             24.9
     Benefit payments.................................................        (147.3)     (170.4)         (33.5)           (31.8)
     Curtailments.....................................................           (.7)         --             --               --
     Settlements......................................................          (5.0)         --             --               --
     Termination benefits.............................................           2.7          --             --               --
                                                                            ----------------------------------------------------
     Benefit obligation at end of measurement period (a)..............      $1,671.1    $1,656.4        $ 282.5          $ 265.1
================================================================================================================================
FAIR VALUE OF PLAN ASSETS
     Fair value at beginning of measurement period....................      $1,611.1    $2,283.2        $  35.4          $  21.8
     Actual return on plan assets.....................................        (193.2)     (531.8)            .7              1.8
     Employer contributions...........................................         172.1        30.1           17.2             33.3
     Plan participants' contributions.................................            --          --           10.4             10.3
     Acquisition/divestitures.........................................            --          --             --               --
     Settlements......................................................            --          --             --               --
     Benefit payments.................................................        (147.3)     (170.4)         (33.5)           (31.8)
                                                                            ----------------------------------------------------
     Fair value at end of measurement period..........................      $1,442.7    $1,611.1        $  30.2          $  35.4
================================================================================================================================
FUNDED STATUS
     Funded status at end of measurement period.......................      $ (228.4)   $  (45.3)       $(252.3)         $(229.7)
     Unrecognized transition (asset) obligation.......................           (.1)         --            7.4              8.1
     Unrecognized prior service cost..................................         (59.0)      (74.8)          (8.6)            (9.5)
     Unrecognized net (gain) loss.....................................         867.8       473.2           41.0             16.6
     Fourth quarter contribution......................................           4.3         6.7           13.7              5.7
                                                                            ----------------------------------------------------
     Net amount recognized............................................      $  584.6    $  359.8        $(198.8)         $(208.8)
================================================================================================================================
COMPONENTS OF STATEMENT OF FINANCIAL POSITION
     Prepaid benefit cost.............................................      $  763.9    $  531.6        $    --               --
     Accrued benefit liability........................................        (179.3)     (171.8)        (198.8)          (208.8)
                                                                            ----------------------------------------------------
     Net amount recognized............................................      $  584.6    $  359.8        $(198.8)         $(208.8)
================================================================================================================================

(a) At December 31, 2002 and 2001, the accumulated benefit obligation for all funded qualified pension plans was $1.4 billion.

90 U.S. BANCORP

The following table sets forth the weighted-average plan assumptions and other data:

                                                                           Company           USBM               Firstar
                                                                           ------------------------------------------------
(Dollars in Millions)                                                       2002        2001      2000       2001     2000
---------------------------------------------------------------------------------------------------------------------------
Pension plan actuarial computations
    Expected long-term return on plan assets (a)......................       10.9%       11.0%      9.5%     12.2%     12.2%
    Discount rate in determining benefit obligations..................        6.8         7.5       7.8       7.5       8.0
    Rate of increase in future compensation...........................        3.5         3.5       5.6       3.5       4.0
Post-retirement medical plan actuarial computations...................
    Expected long-term return on plan assets..........................        5.0%        5.0%      5.0%        *%        *%
    Discount rate in determining benefit obligations..................        6.8         7.5       7.8       7.5       8.0
    Health care cost trend rate (b)
        Prior to age 65...............................................       12.0%       10.5%      7.7%     10.5%      7.5%
        After age 65..................................................       14.0        13.0       7.7      13.0       7.5
Effect of one percent increase in health care cost trend rate
    Service and interest costs........................................     $  1.3      $  1.2    $  1.0     $  .4    $   .4
    Accumulated postretirement benefit obligation.....................       19.7        13.1      13.1       6.0       5.2
Effect of one percent decrease in health care cost trend rate
    Service and interest costs........................................     $ (1.2)     $ (1.0)   $  (.9)    $ (.4)   $  (.4)
    Accumulated postretirement benefit obligation.....................      (17.5)      (13.6)    (11.6)     (5.7)     (4.6)
===========================================================================================================================

(a) In connection with the Firstar/USBM merger, the asset management practices and investment strategies of the plan were conformed. At December 31, 2001, the investment asset allocation was weighted toward equities and diversified by industry and companies with varying market capitalization levels. This allocation is still in place at December 31, 2002.

(b) The pre-65 and post-65 rates are assumed to decrease gradually to 5.5% and 6.0% respectively by 2011 and remain at these levels thereafter.

*    The Firstar plan had no assets as of December 31, 2002, 2001 and 2000.

The following table provides information for pension plans with benefit obligations in excess of plan assets:

(Dollars in Millions)                              2002     2001
-----------------------------------------------------------------
Benefit obligation........................        $218.6   $227.5
Accumulated benefit obligation............         210.6    220.6
Fair value of plan assets.................            --       --
=================================================================

EMPLOYEE INVESTMENT PLAN The Company has defined contribution retirement savings plans which allow qualified employees, at their option, to make contributions up to certain percentages of pre-tax base salary through salary deductions under
Section 401 (k) of the Internal Revenue Code. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. Employee contributions are 100 percent matched by the Company, up to the first four percent of an employee's compensation. The Company's matching contribution vests immediately; however, a participant must be employed on December 31st to receive that year's matching contribution. Although the matching contribution is initially invested in the Company's common stock, effective in 2002 an employee will be allowed to reinvest the matching contributions among various investment alternatives. Total expense was $59.5 million, $53.7 million and $53.6 million in 2002, 2001 and 2000, respectively.

NOTE 19 Stock Options and Compensation Plans

As part of its employee and director compensation programs, the Company may grant certain stock awards under the provisions of the existing stock option and compensation plans. The Company has stock options outstanding under various plans at December 31, 2002, including plans assumed in acquisitions. The plans provide for grants of options to purchase shares of common stock generally at the stock's fair market value at the date of grant. In addition, the plans provide for grants of shares of common stock which are subject to restriction on transfer and to forfeiture if certain vesting requirements are not met.

         With respect to stock option and stock compensation plans, the Company has elected to follow APB 25 in accounting for its employee stock incentive and purchase plans. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. On the date exercised, if new shares are issued, the option proceeds equal to the par value of the shares are credited to common stock and additional proceeds are credited to capital surplus. If treasury shares are issued, the option proceeds equal to the average treasury share price are credited to treasury stock and additional proceeds are credited to capital surplus.

         Option grants are generally exercisable up to ten years from the date of grant and vest over three to five years. Restricted shares vest over three to seven years. Compensation expense for restricted stock is based on the market price of the Company stock at the time of the grant and amortized on a straight-line basis over the vesting

                                                                 U.S. BANCORP 91
period. Compensation expense related to the restricted stock was $18.7 million, $71.9 million and $43.4 million in 2002, 2001, and 2000, respectively.

     Stock incentive plans of acquired companies are generally terminated at the merger closing dates. Option holders under such plans receive the Company's common stock, or options to buy the Company's stock, based on the conversion terms of the various merger agreements. The historical option information presented below has been restated to reflect the options originally granted under acquired companies' plans.

     At December 31, 2002, there were 36.4 million shares (subject to adjustment for forfeitures) available for grant under various plans.

The following is a summary of stock options outstanding and exercised under various stock options plans of the Company:

                                                                      2002                                   2001
                                                       --------------------------------------------------------------------------
                                                                          Weighted-Average                       Weighted-Average
Year Ended December 31                                 Stock Options       Exercise Price      Stock Options      Exercise Price
---------------------------------------------------------------------------------------------------------------------------------
STOCK OPTION PLANS
Number outstanding at beginning of year.......          201,610,265            $22.58           153,396,226           $22.80
    Granted...................................           29,742,189             21.81            65,144,310            21.25
    Assumed/converted.........................                   --                --             8,669,285            16.40
    Exercised.................................           (9,594,213)            13.26           (12,775,067)           13.44
    Cancelled.................................          (15,505,651)            24.18           (12,824,489)           23.29
                                                        --------------------------------------------------------------------
Number outstanding at end of year.............          206,252,590            $22.77           201,610,265           $22.58
Exercisable at end of year....................          123,195,273            $23.63           117,534,343           $22.36
============================================================================================================================
RESTRICTED SHARE PLANS
Number outstanding at beginning...............
  of year.....................................            2,177,588                               6,377,137
    Granted...................................              806,355                               1,021,887
    Assumed/converted.........................                   --                                 298,988
    Cancelled/vested..........................             (703,886)                              5,520,424)
                                                        --------------------------------------------------------------------
Number outstanding at end of year.............            2,280,057                               2,177,588
============================================================================================================================
Weighted-average fair value
  of shares granted........................ ..                                 $ 7.03                                 $ 6.76
============================================================================================================================

                                                                           2000
                                                             ------------------------------------
                                                                                 Weighted-Average
Year Ended December 31                                       Stock Options        Exercise Price
-------------------------------------------------------------------------------------------------
STOCK OPTION PLANS
Number outstanding at beginning of year.............          153,163,030            $22.74
    Granted.........................................           22,633,170             19.64
    Assumed/converted...............................              447,341              6.85
    Exercised.......................................          (10,017,357)            11.02
    Cancelled.......................................          (12,829,958)            19.91
                                                              -----------------------------
Number outstanding at end of year...................          153,396,226            $22.80
Exercisable at end of year..........................           68,870,745            $19.78
===========================================================================================
RESTRICTED SHARE PLANS
Number outstanding at beginning
  of year...........................................            4,212,954
    Granted ........................................            4,110,440
    Assumed/converted...............................                   --
    Cancelled/vested................................           (1,946,257)
                                                               ----------------------------
Number outstanding at end of year...................            6,377,137
===========================================================================================
Weighted-average fair value
  of shares granted.................................                                 $ 6.32
===========================================================================================

Additional information regarding options outstanding as of December 31, 2002, is as follows:

                                          Options Outstanding                      Exercisable Options
                               ---------------------------------------------------------------------------
                                               Weighted-
                                                Average         Weighted-                       Weighted-
                                               Remaining         Average                         Average
                                              Contractual       Exercise                         Exercise
Range of Exercise Prices          Shares      Life (Years)        Price           Shares           Price
----------------------------------------------------------------------------------------------------------
$.84--$10.00............         5,408,016        1.9            $ 6.19          5,395,464        $ 6.18
$10.01--$15.00..........         6,161,409        4.6             11.84          5,138,594         11.62
$15.01--$20.00..........        45,564,059        7.8             18.73         21,752,900         18.23
$20.01--$25.00..........        87,344,126        8.1             22.49         32,845,987         22.79
$25.01--$30.00..........        54,953,364        6.0             28.17         51,325,867         28.26
$30.01--$35.00..........         6,005,278        5.4             32.56          5,920,123         32.56
$35.01--$37.20..........           816,338        5.5             35.79            816,338         35.79
                               -------------------------------------------------------------------------
                               206,252,590        7.1            $22.77        123,195,273        $23.63
========================================================================================================

     Pro forma information regarding net income and earnings per share is required under Statement of Financial Accounting Standard No. 123 ("SFAS
123"), "Accounting for Stock-Based Compensation" and has been determined as if the Company accounted for its employee stock option plans under the fair value method of SFAS 123. The fair value of options was estimated at the grant date using a Black-Scholes option pricing model. Option valuation models require use of highly subjective assumptions. Also, employee stock options have characteristics that are significantly different from those of traded options, including vesting provisions and trading limitations that impact their liquidity. Because employee stock options have differing characteristics and changes in the subjective input assumptions can materially affect the fair value estimate, the Black-Scholes valuation model does not necessarily provide a reliable measure of the fair value of employee stock options.

92 U.S. BANCORP

         The pro forma disclosures include options granted through December 31, 2002, and are not likely to be representative of the pro forma disclosures for future years. The estimated fair value of the options is amortized to expense over the options' respective vesting periods.

The following table shows proforma compensation expense, net income and earnings per share adjusted for the impact of following SFAS 123 for stock-based compensation.


                                                     Year Ended December 31,
                                                ------------------------------------
(Dollars in Million, Except Per Share Data)       2002       2001(a)         2000
------------------------------------------------------------------------------------
Reported compensation expense ...............   $ 2,776.9   $ 2,713.3      $ 2,826.9
      Stock-based compensation ..............       198.5       361.4          193.5
                                                ------------------------------------
   Proforma compensation expense ............   $ 2,975.4   $ 3,074.7      $ 3,020.4
====================================================================================
Reported net income .........................   $ 3,289.2   $ 1,706.5      $ 2,875.6
      Stock-based compensation, net of tax ..      (121.1)     (227.6)        (123.5)
                                                ------------------------------------
   Proforma net income ......................   $ 3,168.1   $ 1,478.9      $ 2,752.1
====================================================================================
Earnings per share
   Reported net income ......................   $    1.72   $     .89      $    1.51
      Stock-based compensation, net of tax ..        (.07)       (.12)          (.07)
                                                ------------------------------------
   Proforma net income ......................   $    1.65   $     .77      $    1.44
====================================================================================
Diluted earnings per share
   Reported net income ......................   $    1.71   $     .88      $    1.50
      Stock-based compensation, net of tax ..        (.07)       (.12)          (.07)
                                                ------------------------------------
   Proforma net income ......................   $    1.64   $     .76      $    1.43
====================================================================================

(a) Pro forma earnings per share for 2001 was impacted by changes in control provisions that accelerated the vesting of stock options granted to USBM employees.

                                                                                 2000
                                                                           ------------------
Weighted-average assumptions in option valuation        2002       2001    Firstar       USBM
---------------------------------------------------------------------------------------------
Risk-free interest rates .........................       3.3%       4.6%       5.4%       6.1%
Dividend yields ..................................       3.0%       3.0%       2.5%       3.0%
Stock volatility factor ..........................       .41        .42        .37        .37
Expected life of options (in years) ..............       6.0        4.5    2.5-5.5        4.7
=============================================================================================

                                                                 U.S. BANCORP 93

NOTE 20 Income Taxes

The components of income tax expense were:

(Dollars in Millions)                   2002       2001       2000
--------------------------------------------------------------------
FEDERAL
Current ...........................   $1,273.5   $  979.9   $  996.1
Deferred ..........................      316.6     (164.5)     324.5
                                      ------------------------------
   Federal income tax .............    1,590.1      815.4    1,320.6
STATE
Current ...........................      144.9      131.8      159.0
Deferred ..........................       41.3      (19.5)      32.6
                                      ------------------------------
   State income tax ...............      186.2      112.3      191.6
                                      ------------------------------
   Total income tax provision .....   $1,776.3   $  927.7   $1,512.2
====================================================================

A reconciliation of expected income tax expense at the federal statutory rate of 35% to the Company's applicable income tax expense follows:

(Dollars in Millions)                                                    2002       2001       2000
-----------------------------------------------------------------------------------------------------
Tax at statutory rate (35%) ........................................   $1,785.9   $  922.0   $1,535.8
State income tax, at statutory rates, net of federal tax benefit ...      121.0       73.0      124.5
Tax effect of
   Tax-exempt interest, net ........................................      (28.6)     (38.9)     (56.0)
   Amortization of nondeductible goodwill ..........................         --       88.1       91.6
   Tax credits .....................................................      (85.5)     (69.4)     (62.7)
   Nondeductible merger charges ....................................        5.0       52.5        4.9
   Sale of preferred minority interest .............................         --         --      (50.0)
   Other items .....................................................      (21.5)     (99.6)     (75.9)
                                                                       ------------------------------
Applicable income taxes ............................................   $1,776.3   $  927.7   $1,512.2
=====================================================================================================

         The tax effects of fair value adjustments on securities available-for-sale, derivative instruments in cash flow hedges and certain tax benefits related to stock options are recorded directly to shareholders' equity as part of other comprehensive income.

         Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes.

The components of the Company's net deferred tax liability as of December 31 were:

(Dollars in Millions)                                            2002       2001
-----------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Allowance for credit losses ................................   $   961.0   $1,043.9
Pension and postretirement benefits ........................        62.8       59.5
Federal AMT credits and capital losses .....................        48.6       22.0
Real estate and other asset basis differences ..............        39.1       32.6
State and federal operating loss carryforwards .............        34.9       24.4
Other deferred tax assets, net .............................       487.4      234.0
                                                               --------------------
   Gross deferred tax assets ...............................     1,633.8    1,416.4
DEFERRED TAX LIABILITIES
Leasing activities .........................................    (2,292.2)  (1,642.5)
Securities available-for-sale and financial instruments ....      (478.8)     (59.7)
Accelerated depreciation ...................................      (104.4)    (117.7)
Deferred fees ..............................................       (70.6)     (49.2)
Accrued severance, pension and retirement benefits .........       (65.0)       2.2
Other investment basis differences .........................       (37.2)     (32.5)
Other deferred tax liabilities, net ........................      (248.7)     (73.6)
                                                               --------------------
   Gross deferred tax liabilities ..........................    (3,296.9)  (1,973.0)
Valuation allowance ........................................        (1.0)     (16.6)
                                                               --------------------
NET DEFERRED TAX LIABILITY .................................   $(1,664.1)  $ (573.2)
===================================================================================

94 U.S. BANCORP

The Company has established a valuation allowance to offset deferred tax assets related to state net operating loss carryforwards of approximately $553 million, which expire at various times through 2016.

         Certain events covered by Internal Revenue Code section 593(e), which was not repealed, will trigger a recapture of base year reserves of acquired thrift institutions. The base year reserves of acquired thrift institutions would be recaptured if an entity ceases to qualify as a bank for federal income tax purposes. The base year reserves of thrift institutions also remain subject to income tax penalty provisions that, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders. At December 31, 2002, retained earnings included approximately $101.8 million of base year reserves for which no deferred federal income tax liability has been recognized.

NOTE 21 Derivative Instruments

In the ordinary course of business, the Company enters into derivative transactions to manage its interest rate and prepayment risk and to accommodate the business requirements of its customers. The Company does not enter into derivative transactions for speculative purposes. Refer to Note 1 "Significant Accounting Policies" in the Notes to Consolidated Financial Statements for a discussion of the Company's accounting policies for derivative instruments. For information related to derivative positions held for asset and liability management purposes and customer-related derivative positions, see Table 17 "Derivative Positions," included in Management's Discussion and Analysis, which is incorporated by reference in these Notes to Consolidated Financial Statements.

ASSET AND LIABILITY MANAGEMENT POSITIONS

CASH FLOW HEDGES The Company has $15.9 billion of designated cash flow hedges at December 31, 2002. These derivatives are interest rate swaps that are hedges of the forecasted cash flows from the underlying variable-rate LIBOR loans and floating-rate debt. All cash flow hedges are highly effective for the year ended December 31, 2002, and the change in fair value attributed to hedge ineffectiveness was not material.

         At December 31, 2002 and 2001, accumulated other comprehensive income included a deferred after-tax net gain of $309.9 million and $98.3 million, respectively, related to derivatives used to hedge cash flows. The unrealized gain will be reflected in earnings when the related cash flows or hedged transactions occur and will offset the related performance of the hedged items. The occurrence of these related cash flows and hedged transactions remains probable. The estimated amount of after-tax gain to be reclassified from accumulated other comprehensive income into earnings during 2003 is $61.0 million, which includes gains related to hedges that were terminated early when the forecasted transactions are still probable.

FAIR VALUE HEDGES The Company has $12.3 billion of designated fair value hedges at December 31, 2002. These derivatives are primarily interest rate contracts that hedge the change in fair value related to interest rate changes of underlying fixed-rate debt, trust preferred stock, and deposit obligations. In addition, the Company uses forward commitments to sell residential mortgages loans to hedge its interest rate risk related to residential mortgage loans held for sale. The Company commits to sell the loans at specified prices in a future period, typically within 90 days. The Company is exposed to interest rate risk during the period between issuing a loan commitment and the sale of the loan into the secondary market.

         All fair value hedges are considered highly effective for the year ended December 31, 2002. The change in fair value attributed to hedge ineffectiveness was a gain of $39.4 million related to the Company's mortgage loans held for sale and its 2002 production volume of $23.2 billion.

OTHER ASSET AND LIABILITY MANAGEMENT DERIVATIVE POSITIONS The Company has derivative positions that are used for interest rate risk and other risk management purposes but are not designated as cash flow hedges or fair value hedges in accordance with the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedge Activities." At December 31, 2002, the Company had $3.0 billion forward commitments to sell residential mortgage loans to hedge the Company's interest rate risk related to $2.9 billion of unfunded residential mortgage loan commitments. Gains and losses on mortgage banking derivatives and the unfunded loan commitments are included in mortgage banking revenue on the income statement.

CUSTOMER-RELATED POSITIONS

The Company acts as a seller and buyer of interest rate contracts and foreign exchange rate contracts on behalf of customers. At December 31, 2002, the Company had $15.9 billion of aggregate customer derivative positions, including $8.9 billion of interest rate swaps, caps and floors and $7.0 billion of foreign exchange rate contracts. The Company minimizes its market and liquidity risks by taking substantially similar offsetting positions. Gains or losses on customer-related transactions were not significant for the year ended December 31, 2002.

                                                                 U.S. BANCORP 95

NOTE 22 Fair Values of Financial Instruments

Due to the nature of its business and its customers' needs, the Company offers a large number of financial instruments, most of which are not actively traded. When market quotes are unavailable, valuation techniques including discounted cash flow calculations and pricing models or services are used. The Company also uses various aggregation methods and assumptions, such as the discount rate and cash flow timing and amounts. As a result, the fair value estimates can neither be substantiated by independent market comparisons, nor realized by the immediate sale or settlement of the financial instrument. Also, the estimates reflect a point in time and could change significantly based on changes in economic factors, such as interest rates. Furthermore, the disclosure of certain financial and nonfinancial assets and liabilities are not required. Finally, the fair value disclosure is not intended to estimate a market value of the Company as a whole. A summary of the Company's valuation techniques and assumptions follows.

CASH AND CASH EQUIVALENTS The carrying value of cash, amounts due from banks, federal funds sold and securities purchased under resale agreements was assumed to approximate fair value.

SECURITIES Generally, trading securities and investment securities were valued using available market quotes. In some instances, for securities that are not widely traded, market quotes for comparable securities were used.

LOANS The loan portfolio consists of both floating and fixed-rate loans, the fair value of which was estimated using discounted cash flow analyses and other valuation techniques. To calculate discounted cash flows, the loans were aggregated into pools of similar types and expected repayment terms. The expected cash flows of loans considered historical prepayment experiences and estimated credit losses for nonperforming loans and were discounted using current rates offered to borrowers of similar credit characteristics.

DEPOSIT LIABILITIES The fair value of demand deposits, savings accounts and certain money market deposits is equal to the amount payable on demand at year-end. The fair value of fixed-rate certificates of deposit was estimated by discounting the contractual cash flow using the discount rates implied by the high-grade corporate bond yield curve.

SHORT-TERM BORROWINGS Federal funds purchased, securities sold under agreements to repurchase and other short-term funds borrowed are at floating rates or have short-term maturities. Their carrying value is assumed to approximate their fair value.

LONG-TERM DEBT AND COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY THE JUNIOR SUBORDINATED DEBENTURES OF THE PARENT COMPANY The estimated fair value of medium-term notes, bank notes, Federal Home Loan Bank advances, capital lease obligations and mortgage note obligations estimated fair value was determined using a discounted cash flow analysis based on current market rates of similar maturity debt securities to discount cash flows. Other long-term debt instruments and company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company were valued using available market quotes.

INTEREST RATE SWAPS, BASIS SWAPS AND OPTIONS The interest rate options and swap cash flows were estimated using a third-party pricing model and discounted based on appropriate LIBOR, eurodollar futures, swap and treasury note yield curves.

LOAN COMMITMENTS, LETTERS OF CREDIT AND GUARANTEES The fair value of commitments, letters of credit and guarantees represents the estimated costs to terminate or otherwise settle the obligations with a third-party. Residential mortgage commitments are actively traded and the fair value is estimated using available market quotes. Other loan commitments, letters of credit and guarantees are not actively traded. Substantially all of these commitments have floating rates and do not expose the Company to interest rate risk assuming no premium or discount was ascribed to loan commitments because funding could occur at market rates. The Company estimates the fair value of loan commitments, letters of credit and guarantees based on the related amount of unamortized deferred commitment fees adjusted for the probable losses for these arrangements.

96 U.S. BANCORP

The estimated fair values of the Company's financial instruments at December 31 are shown in the table below.

                                                                            2002                   2001
                                                                   ---------------------------------------------
                                                                   Carrying      Fair      Carrying       Fair
December 31 (Dollars in Millions)                                   Amount      Value       Amount       Value
----------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
   Cash and cash equivalents ...................................   $  11,192   $  11,192   $   9,745   $   9,745
   Trading securities ..........................................         898         898         982         982
   Investment securities .......................................      28,488      28,495      26,608      26,615
   Loans held for sale .........................................       4,159       4,159       2,820       2,820
   Loans .......................................................     113,829     115,341     111,948     112,236
                                                                   ---------------------------------------------
       Total financial assets ..................................     158,566   $ 160,085     152,103   $ 152,398
                                                                               =========               =========
           Nonfinancial assets .................................      21,461                  19,287
                                                                   ---------               ---------
              Total assets .....................................   $ 180,027               $ 171,390
                                                                   =========               =========
FINANCIAL LIABILITIES
   Deposits ....................................................   $ 115,534   $ 116,039   $ 105,219   $ 105,561
   Short-term borrowings .......................................       7,806       7,806      14,670      14,670
   Long-term debt ..............................................      28,588      29,161      25,716      25,801
   Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior
       subordinated debentures of the parent company ...........       2,994       3,055       2,826       2,915
                                                                   ---------------------------------------------
       Total financial liabilities .............................     154,922   $ 156,061     148,431   $ 148,947
                                                                               =========               =========
           Nonfinancial liabilities ............................       7,004                   6,498
           Shareholders' equity ................................      18,101                  16,461
                                                                   ---------               ---------
               Total liabilities and shareholders' equity ......   $ 180,027               $ 171,390
================================================================================================================
DERIVATIVE POSITIONS
   Asset and liability management positions
           Interest Rate Swaps .................................   $   1,438   $   1,438   $     328   $     328
           Forward commitments to sell residential mortgages ...         (80)        (80)         72          72
   Customer-related positions
           Interest rate contracts .............................          22          22          10          10
           Foreign exchange contracts ..........................           1           1           2           2
================================================================================================================

         The fair value of unfunded commitments, standby letters of credit and other guarantees is approximately equal to their carrying value. The carrying value of unfunded commitments and standby letters of credit is $240 million. The carrying value of other guarantees is $162 million.

NOTE 23 Commitments and Contingent Liabilities

COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit are legally binding and generally have fixed expiration dates or other termination clauses. The contractual amount represents the Company's exposure to credit loss, in the event of default by the borrower. The Company manages this credit risk by using the same credit policies it applies to loans. Collateral is obtained to secure commitments based on management's credit assessment of the borrower. The collateral may include marketable securities, receivables, inventory, equipment and real estate. Since the Company expects many of the commitments to expire without being drawn, total commitment amounts do not necessarily represent the Company's future liquidity requirements. In addition, the commitments include consumer credit lines that are cancelable upon notification to the consumer.

LETTERS OF CREDIT

Standby letters of credit are conditional commitments the Company issues to guarantee the performance of a customer to a third-party. The guarantees frequently support public and private borrowing arrangements, including commercial paper issuances, bond financings and other similar transactions. The Company issues commercial letters of credit on behalf of customers to ensure payment or collection in connection with trade transactions. In the event of a customer's nonperformance, the Company's credit loss exposure is the same as in any extension of credit, up to the letter's contractual amount. Management assesses the borrower's credit to determine the necessary collateral, which may include marketable securities, real estate, accounts receivable and inventory. Since the conditions requiring the Company to fund letters of credit may not occur, the Company expects its liquidity requirements to be less than the total outstanding

                                                                 U.S. BANCORP 97
commitments. The maximum potential future payments guaranteed by the Company under standby letter of credit arrangements at December 31, 2002, is approximately $9.1 billion with a weighted average term of approximately 25 months.

The contract or notional amounts of commitments to extend credit and letters of credit at December 31, 2002, were as follows:

                                        Less Than   After
(Dollars in Millions)                   One Year   One Year    Total
----------------------------------------------------------------------
Commitments to extend credit
   Commercial .......................   $ 19,798   $ 28,957   $ 48,755
   Corporate and purchasing cards ...     20,538      2,946     23,484
   Consumer credit cards ............     22,002         --     22,002
   Other consumer ...................      2,099      8,176     10,275
Letters of credit
   Standby ..........................      4,277      4,834      9,111
   Commercial .......................        436         23        459
======================================================================

LEASE COMMITMENTS

Rental expense for operating leases amounted to $148.0 million in 2002, $165.2 million in 2001 and $219.3 million in 2000. Future minimum payments, net of sublease rentals, under capitalized leases and noncancelable operating leases with initial or remaining terms of one year or more, consisted of the following at December 31, 2002:

                                       Capitalized   Operating
(Dollars in Millions)                     Leases       Leases
--------------------------------------------------------------
2003 ...............................     $    9.2    $   357.6
2004 ...............................          8.1        206.5
2005 ...............................          6.9        142.8
2006 ...............................          6.3        319.7
2007 ...............................          6.3        101.8
Thereafter .........................         44.9        502.7
                                         --------    ---------
Total minimum lease payments .......     $   81.7    $ 1,631.1
                                                     ---------
Less amount representing interest ..         33.1
                                         --------
Present value of net minimum
   lease payments ..................     $   46.6
==============================================================

GUARANTEES

Guarantees are contingent commitments issued by the Company to customers or other third parties. The Company's guarantees primarily include parent guarantees related to subsidiaries' third-party borrowing arrangements; third-party performance guarantees inherent in the Company's business operations such as indemnified securities lending programs and merchant charge-backs guarantees; indemnification or buy-back provisions related to certain asset sales; synthetic lease guarantees; and contingent consideration arrangements related to acquisitions. For certain guarantees, the Company has recorded a liability related to the potential obligation, or has access to collateral to support the guarantee or through the exercise of other recourse provisions can offset some or all of the maximum potential future payments made under these guarantees.

THIRD-PARTY BORROWING ARRANGEMENTS The Company provides guarantees to third parties as a part of certain subsidiaries' borrowing arrangements, primarily representing guaranteed operating or capital lease payments or other debt obligations with maturity dates extending through 2014. The maximum potential future payments guaranteed by the Company under these arrangements is approximately $1.5 billion at December 31, 2002. The Company's recorded liabilities as of December 31, 2002 include $32.4 million representing outstanding amounts owed to these third parties and required to be recorded on balance sheet in accordance with generally accepted accounting principles. The guaranteed operating lease payments are also included in the disclosed minimum lease obligations.

COMMITMENTS FROM SECURITIES LANDING The Company participates in securities lending activities by acting as the customer's agent involving the loan or sale of securities. The Company indemnifies customers for the difference between the market value of the securities lent and the market value of the collateral received. Cash collateralizes these transactions. The maximum potential future payments guaranteed by the Company under these arrangements is approximately $9.7 billion at December 31, 2002, and represents the market value of the securities lent to third parties. At December 31, 2002, the Company held assets with a market value of $10.0 billion as collateral for these arrangements.

ASSET SALES The Company has provided guarantees to certain third parties in connection with the sale of certain assets, primarily loan portfolios and low income housing tax credits. These guarantees are generally in the form of asset buy-back or make-whole provisions that are triggered upon a credit event or a change in the tax-qualifying status of the related projects, as applicable, and remain in effect until the loans are collected or final tax credits are realized, respectively. The maximum potential future payments guaranteed by the Company under these arrangements is

98 U.S BANCORP
approximately $1.4 billion at December 31, 2002 and represents the total proceeds received from the buyer in these transactions where the buy-back or make-whole provisions have not yet expired. Recourse available to the Company includes guarantees from the Small Business Administration (for SBA loans sold), recourse to the correspondent that originated the loan or to the private mortgage issuer, the right to collect payments from the debtors, and/or the right to liquidate the underlying collateral, if any, and retain the proceeds. Based on its established loan-to-value guidelines, the Company believes the recourse available is sufficient to recover future payments, if any, under the loan buy back guarantees.

SYNTHETIC LEASES Certain of the Company's operating lease arrangements involve third party lessors that acquire business assets through leveraged financing structures commonly referred to as "synthetic leases." The Company provides guarantees to the lender in the event of default by the leveraged financing structures or in the event that the Company does not exercise its option to purchase the property at the end of the lease term and the fair value of the assets is less than the purchase price. The maximum potential future payments guaranteed by the Company under these arrangements was approximately $403.0 million at December 31, 2002. Based on the estimated fair value of assets held by the structures, the liability for this guarantee was not significant at December 31, 2002. The minimum lease payments under these operating leases are included in the Company's disclosure of minimum lease payment obligations.

MERCHANT PROCESSING The Company, through its subsidiary NOVA Information Systems, Inc., provides merchant processing services. Under the rules of credit card associations, a merchant processor retains a contingent liability for credit card transactions processed. This contingent liability arises in the event of a billing dispute between the merchant and a cardholder that is ultimately resolved in the cardholder's favor. In this situation, the transaction is "charged back" to the merchant and the disputed amount is credited or otherwise refunded to the cardholder. If the Company is unable to collect this amount from the merchant, it bears the loss for the amount of the refund paid to the cardholder.

         A cardholder, through its issuing bank, generally has until the later of up to four months after the date the transaction is processed or the receipt of the product or service to present a chargeback to the Company as the merchant processor. The absolute maximum potential liability is estimated to be the total volume of credit card transactions that meet the associations' requirements to be valid chargeback transactions at any given time. Management estimates that the maximum potential exposure for chargebacks would approximate the total amount of merchant transactions processed through the credit card associations for the last four months. For the last four months of 2002, this amount totaled approximately $34.2 billion. In most cases, this contingent liability is unlikely to arise, as most products and services are delivered when purchased and amounts are refunded when items are returned to merchants. However, where the product or service is not provided until a future date ("future delivery"), the potential for this contingent liability increases. To mitigate this risk, the Company may require the merchant to make an escrow deposit, may place maximum volume limitations on future delivery transactions processed by the merchant at any point in time, or may require various credit policy enhancements (including letters of credit and bank guarantees). Also, merchant processing contracts may include event triggers to provide the Company more financial and operational control in the event of financial deterioration of the merchant. At December 31, 2002, the Company held as collateral $24.3 million of merchant escrow deposits.

         The Company currently processes card transactions for several of the largest airlines in the United States. In the event of liquidation of these airlines, the Company could become financially liable for refunding tickets purchased through the credit card associations under the chargeback provisions. Chargeback risk related to an airline is evaluated in a manner similar to credit risk assessments and merchant processing contracts consider the potential risk of default. At December 31, 2002, the value of future delivery airline tickets purchased was approximately $1.0 billion and the Company held collateral of $144.3 million in escrow deposits and lines of credit related to airline customer transactions.

         In the normal course of business, the Company has unresolved chargebacks that are in process of resolution. The Company assesses the likelihood of its potential liability based on the extent and nature of unresolved chargebacks and its historical experience loss experience. At December 31, 2002, the Company recorded a liability for potential losses of $16.0 million.

CONTINGENT CONSIDERATION ARRANGEMENTS The Company has contingent payment obligations related to certain business combination transactions. Payments are guaranteed as long as certain post-acquisition performance-based criteria are met. At December 31, 2002, the maximum potential future payments guaranteed by the Company under these arrangements is approximately $78.7 million and primarily represents contingent payments related to the acquisition of the Corporate Trust business of State Street Bank on December 31, 2002 and are payable within 12 to 18 months.

                                                                 U.S. BANCORP 99

OTHER GUARANTEES The Company provides liquidity and credit enhancement facilities to two Company-sponsored conduits, as more fully described in Note 9 -- Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Although management believes a draw against these facilities is remote, the maximum potential future payments guaranteed by the Company under these arrangements is approximately $13.7 billion. The recorded fair value of the Company's liability for the credit enhancement recourse obligation and liquidity facilities was $56.1 million at December 31, 2002 and is included in other liabilities.

         The Company guarantees payments to certain certificate holders of Company-sponsored investment trusts with varying termination dates extending through September 1, 2004. The maximum potential future payments guaranteed by the Company under these arrangements is approximately $61.1 million. The Company has a recorded liability of $56.0 million at December 31, 2002, holds $17.3 million in cash collateral and has other contractual sources of recourse available to it including guarantees from third parties and the underlying assets held by the investment trusts.

OTHER CONTINGENT LIABILITIES

In connection with the industry-wide investigations of research analyst independence issues, the Company's brokerage and investment banking business line recognized a $50.0 million litigation charge in 2002 which included a settlement with certain governmental and regulatory agencies of $25.0 million for investment banking regulatory matters and $7.5 million for funding independent analyst research for its customers.

         The Company is subject to various other litigation, investigations and legal and administrative cases and proceedings that arise in the ordinary course of its businesses. Due to their complex nature, it may be years before some matters are resolved. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, the Company believes that the aggregate amount of such liabilities, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

100 U.S. BANCORP

NOTE 24 U.S. Bancorp (Parent Company)

Condensed Balance Sheet

December 31 (Dollars in Millions)                                      2002         2001
-------------------------------------------------------------------------------------------
ASSETS
Deposits with subsidiary banks, principally interest-bearing ....   $    5,869   $    3,184
Available-for-sale securities ...................................          118          189
Investments in
    Bank affiliates .............................................       17,954       17,907
    Nonbank affiliates ..........................................        1,598        1,291
Advances to
    Bank affiliates .............................................          100        1,214
    Nonbank affiliates ..........................................          266          928
Other assets ....................................................        2,294        2,258
                                                                    -----------------------
       Total assets .............................................   $   28,199   $   26,971
                                                                    =======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term funds borrowed .......................................   $      380   $      452
Advances from subsidiaries ......................................          117           69
Long-term debt ..................................................        5,695        6,074
Junior subordinated debentures issued to subsidiary trusts ......        2,990        2,990
Other liabilities ...............................................          916          925
Shareholders' equity ............................................       18,101       16,461
                                                                    -----------------------
       Total liabilities and shareholders' equity ...............   $   28,199   $   26,971
===========================================================================================

Condensed Statement of Income

Year Ended December 31 (Dollars in Millions)                                          2002         2001         2000
-----------------------------------------------------------------------------------------------------------------------
INCOME
Dividends from bank subsidiaries ...............................................   $  3,140.0   $  1,300.1   $  3,010.5
Dividends from nonbank subsidiaries ............................................         15.2         10.1         17.3
Interest from subsidiaries .....................................................         96.9        272.8        234.8
Service and management fees from subsidiaries ..................................         38.5        221.8        246.0
Other income ...................................................................         16.0         21.0        217.0
                                                                                   ------------------------------------
       Total income ............................................................      3,306.6      1,825.8      3,725.6

EXPENSES
Interest on short-term funds borrowed ..........................................          8.9         18.5         19.3
Interest on long-term debt .....................................................        126.8        318.5        441.7
Interest on junior subordinated debentures issued to subsidiary trusts .........        214.1        141.7        111.3
Merger and restructuring-related charges .......................................          6.7         49.5         21.3
Other expenses .................................................................         76.0        322.5        225.2
                                                                                   ------------------------------------
       Total expenses ..........................................................        432.5        850.7        818.8
                                                                                   ------------------------------------
Income before income taxes and equity in undistributed income of subsidiaries ..      2,874.1        975.1      2,906.8
Income tax credit ..............................................................        (84.6)      (102.4)       (34.0)
                                                                                   ------------------------------------
Income of parent company .......................................................      2,958.7      1,077.5      2,940.8
Equity (deficiency) in undistributed income of subsidiaries ....................        330.5        629.0        (65.2)
                                                                                   ------------------------------------
       Net income ..............................................................   $  3,289.2   $  1,706.5   $  2,875.6
=======================================================================================================================

                                                                U.S. BANCORP 101

Condensed Statement of Cash Flows

Year Ended December 31 (Dollars in Millions)                                               2002         2001         2000
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income ..........................................................................   $  3,289.2   $  1,706.5   $  2,875.6
Adjustments to reconcile net income to net cash provided by operating activities
   (Equity) deficiency in undistributed income of subsidiaries ......................       (330.5)      (629.0)        85.2
   (Gain) loss on sales of securities, net ..........................................         (8.6)        (8.2)         4.1
   Depreciation and amortization of premises and equipment ..........................          8.4          8.7         51.7
   Other, net .......................................................................         44.0         71.2       (386.8)
                                                                                        ------------------------------------
      Net cash provided by (used in) operating activities ...........................      3,002.5      1,149.2      2,609.8
INVESTING ACTIVITIES
Proceeds from sales and maturities of investment securities .........................        113.1        254.9         92.2
Purchases of investment securities ..................................................        (52.9)       (73.5)       (59.4)
Investments in subsidiaries .........................................................       (536.4)    (1,941.0)        (4.6)
Equity distributions from subsidiaries ..............................................      1,200.0        600.0           --
Net (increase) decrease in short-term advances to affiliates ........................        415.1        190.4        122.8
Long-term advances to affiliates ....................................................       (410.0)    (1,144.0)    (1,314.8)
Principal collected on long-term advances to affiliates .............................      1,770.0      2,713.2        203.0
Other, net ..........................................................................         44.5         34.7         46.3
                                                                                        ------------------------------------
      Net cash provided by (used in) investing activities ...........................      2,543.4        634.7       (914.5)
FINANCING ACTIVITIES
Net increase (decrease) in short-term advances from subsidiaries ....................         48.4        (10.6)       (15.6)
Net increase (decrease) in short-term borrowings ....................................        (72.3)       228.9         53.3
Principal payments on long-term debt ................................................     (2,537.5)    (1,612.8)      (613.1)
Proceeds from issuance of long-term debt ............................................      2,075.0      1,100.0      1,792.5
Proceeds from issuance of junior subordinated debentures to subsidiary trusts .......           --      1,546.4           --
Proceeds from issuance of common stock ..............................................        147.0        136.4        210.0
Repurchase of common stock ..........................................................     (1,040.4)      (467.9)    (1,182.2)
Cash dividends paid .................................................................     (1,480.7)    (1,235.1)    (1,271.3)
                                                                                        ------------------------------------
      Net cash provided by (used in) financing activities ...........................     (2,860.5)      (314.7)    (1,026.4)
                                                                                        ------------------------------------
      Change in cash and cash equivalents ...........................................      2,685.4      1,469.2        668.9
Cash and cash equivalents at beginning of year ......................................      3,183.6      1,714.4      1,045.5
                                                                                        ------------------------------------
      Cash and cash equivalents at end of year ......................................   $  5,869.0   $  3,183.6   $  1,714.4
============================================================================================================================

         Transfer of funds (dividends, loans or advances) from bank subsidiaries to the Company is restricted. Federal law prohibits loans unless they are secured and generally limits any loan to the Company or individual affiliate to 10 percent of the bank's equity. In aggregate, loans to the Company and all affiliates cannot exceed 20 percent of the bank's equity.

         Dividend payments to the Company by its subsidiary banks are subject to regulatory review and statutory limitations and, in some instances, regulatory approval. The approval of the Comptroller of the Currency is required if total dividends by a national bank in any calendar year exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years or if the bank's retained earnings are less than zero. Furthermore, dividends are restricted by the Comptroller of the Currency's minimum capital constraints for all national banks. Within these guidelines, all bank subsidiaries have the ability to pay dividends without prior regulatory approval. The amount of dividends available to the parent company from the bank subsidiaries at December 31, 2002, was approximately $614 million.

102 U.S. BANCORP

NOTE 25 Supplemental Disclosures to the Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CASH FLOWS Listed below are supplemental disclosures to the Consolidated Statement of Cash Flows:

Year Ended December 31 (Dollars in Millions)            2002         2001         2000
-----------------------------------------------------------------------------------------
Income taxes paid ................................   $  1,129.5   $    658.1   $  1,046.5
Interest paid ....................................      2,890.1      5,092.2      5,686.3
Net noncash transfers to foreclosed property .....         89.5         59.9         94.3
                                                     ====================================
Acquisitions and divestitures
   Assets acquired ...............................   $  2,068.9   $  1,150.8   $  3,314.6
   Liabilities assumed ...........................     (3,821.9)      (509.0)    (3,755.9)
                                                     ------------------------------------
        Net ......................................   $ (1,753.0)  $    641.8   $   (441.3)
=========================================================================================

MONEY MARKET INVESTMENTS are included with cash and due from banks as part of cash and cash equivalents. Money market investments were comprised of the following components at December 31:

(Dollars in Millions)                                   2002     2001
----------------------------------------------------------------------
Interest-bearing deposits ........................     $  102   $  104
Federal funds sold ...............................         61      123
Securities purchased under agreements to resell ..        271      398
                                                       ---------------
       Total money market investments ............     $  434   $  625
======================================================================

REGULATORY CAPITAL The measures used to assess capital include the capital ratios established by bank regulatory agencies, including the specific ratios for the "well capitalized" designation. For a description of the regulatory capital requirements and the actual ratios as of December 31, 2002 and 2001, for the Company and its bank subsidiaries, see Table 20 included in Management's Discussion and Analysis which is incorporated by reference into these Notes to Consolidated Financial Statements.

                                                                U.S. BANCORP 103

U.S. BANCORP

CONSOLIDATED BALANCE SHEET -- FIVE-YEAR SUMMARY

                                                                                                                         % Change
December 31 (Dollars in Millions)                                    2002       2001       2000       1999       1998    2001-2002
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ........................................   $ 10,758   $  9,120   $  8,475   $  7,324   $  8,882     18.0%
Money market investments .......................................        434        625        657      1,934      1,039    (30.6)
Trading securities .............................................        898        982        753        617        666     (8.6)
Held-to-maturity securities ....................................        233        299        252        194        233    (22.1)
Available-for-sale securities ..................................     28,255     26,309     17,390     17,255     20,732      7.4
Loans held for sale ............................................      4,159      2,820        764        670      1,794     47.5
Loans ..........................................................    116,251    114,405    122,365    113,229    106,958      1.6
         Less allowance for credit losses ......................      2,422      2,457      1,787      1,710      1,706     (1.4)
                                                                   ----------------------------------------------------
         Net loans .............................................    113,829    111,948    120,578    111,519    105,252      1.7
Other assets ...................................................     21,461     19,287     16,052     14,805     12,116     11.3
                                                                   ----------------------------------------------------
      Total assets .............................................   $180,027   $171,390   $164,921   $154,318   $150,714      5.0%
                                                                   ====================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Noninterest-bearing .........................................   $ 35,106   $ 31,212   $ 26,633   $ 26,350   $ 27,479     12.5%
   Interest-bearing ............................................     80,428     74,007     82,902     77,067     76,867      8.7
                                                                   ----------------------------------------------------
      Total deposits ...........................................    115,534    105,219    109,535    103,417    104,346      9.8
Short-term borrowings ..........................................      7,806     14,670     11,833     10,558     10,011    (46.8)
Long-term debt .................................................     28,588     25,716     21,876     21,027     18,679     11.2
Company-obligated mandatorily redeemable preferred securities ..      2,994      2,826      1,400      1,400      1,400      5.9
Other liabilities ..............................................      7,004      6,498      5,109      3,969      3,704      7.8
                                                                   ----------------------------------------------------
      Total liabilities ........................................    161,926    154,929    149,753    140,371    138,140      4.5
Shareholders' equity ...........................................     18,101     16,461     15,168     13,947     12,574     10.0
                                                                   ----------------------------------------------------
      Total liabilities and shareholders' equity ...............   $180,027   $171,390   $164,921   $154,318   $150,714      5.0%
================================================================================================================================

104 U.S. BANCORP

U.S. BANCORP

CONSOLIDATED STATEMENT OF INCOME -- FIVE-YEAR SUMMARY

Year Ended December 31 (Dollars in Millions)                               2002        2001        2000
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans ................................................................   $ 7,743.6   $ 9,413.7   $10,519.3
Loans held for sale ..................................................       170.6       146.9       102.1
Investment securities
   Taxable ...........................................................     1,438.2     1,206.1     1,008.3
   Non-taxable .......................................................        46.1        89.5       140.6
Money market investments .............................................        10.6        26.6        53.9
Trading securities ...................................................        37.1        57.5        53.7
Other interest income ................................................       107.5       101.6       151.4
                                                                         ---------------------------------
      Total interest income ..........................................     9,553.7    11,041.9    12,029.3

INTEREST EXPENSE
Deposits .............................................................     1,485.3     2.828.1     3,618.8
Short-term borrowings ................................................       249.4       534.1       781.7
Long-term debt .......................................................       842.7     1,184.8     1,511.7
Company-obligated mandatorily redeemable preferred securities ........       136.6       127.8       110.7
                                                                         ---------------------------------
      Total interest expense .........................................     2,714.0     4,674.8     6,022.9
                                                                         ---------------------------------
Net interest income ..................................................     6,839.7     6,367.1     6,006.4
Provision for credit losses ..........................................     1,349.0     2,528.8       828.0
                                                                         ---------------------------------
Net interest income after provision for credit losses ................     5,490.7     3,838.3     5,178.4

NONINTEREST INCOME
Credit and debit card revenue ........................................       517.0       465.9       431.0
Corporate payment products revenue ...................................       325.7       297.7       299.2
ATM processing services ..............................................       136.9       130.6       141.9
Merchant processing services .........................................       567.3       308.9       120.0
Credit card and payment processing revenue ...........................           *           *           *
Trust and investment management fees .................................       899.1       894.4       926.2
Deposit service charges ..............................................       714.0       667.3       555.6
Cash management fees .................................................       416.9       347.3       292.4
Commercial products revenue ..........................................       479.2       437.4       350.0
Mortgage banking revenue .............................................       330.2       234.0       189.9
Trading account profits and commissions ..............................       206.5       221.6       258.4
Investment products fees and commissions .............................       428.9       460.1       466.6
Investment banking revenue ...........................................       207.4       258.2       360.3
Securities gains, net ................................................       299.9       329.1         8.1
Merger and restructuring-related gains ...............................          --        62.2          --
Other ................................................................       339.6       286.4       526.8
                                                                         ---------------------------------
      Total noninterest income .......................................     5,868.6     5,401.1     4,926.4

NONINTEREST EXPENSE
Salaries .............................................................     2,409.2     2,347.1     2,427.1
Employee benefits ....................................................       367.7       366.2       399.8
Net occupancy ........................................................       409.3       417.9       396.9
Furniture and equipment ..............................................       306.0       305.5       308.2
Communication ........................................................       183.8       181.4       138.8
Postage ..............................................................       178.4       179.8       174.5
Goodwill .............................................................          --       251.1       235.0
Other intangible assets ..............................................       553.0       278.4       157.3
Merger and restructuring-related charges .............................       324.1       946.4       348.7
Other ................................................................     1,525.1     1,331.4     1,130.7
                                                                         ---------------------------------
      Total noninterest expense ......................................     6,256.6     6,605.2     5,717.0
                                                                         ---------------------------------
Income before income taxes and cumulative effect of change in
    accounting principles ............................................     5,102.7     2,634.2     4,387.8
Applicable income taxes ..............................................     1,776.3       927.7     1,512.2
                                                                         ---------------------------------
Income before cumulative effect of change in accounting principles ...     3,326.4     1,706.5     2,875.6
Cumulative effect of change in accounting principles .................       (37.2)         --          --
                                                                         ---------------------------------
Net income ...........................................................   $ 3,289.2   $ 1,706.5   $ 2,875.6
==========================================================================================================

                                                                                                 % Change
Year Ended December 31 (Dollars in Millions)                               1999        1998      2001-2002
----------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans ................................................................   $ 9,078.0   $ 8,802.0     (17.7)%
Loans held for sale ..................................................       103.9        91.9      16.1
Investment securities
   Taxable ...........................................................     1,047.1     1,179.5      19.2
   Non-taxable .......................................................       150.1       158.2     (48.5)
Money market investments .............................................        44.9        63.0     (60.2)
Trading securities ...................................................        45.0        25.6     (35.5)
Other interest income ................................................       113.0        88.2       5.8
                                                                         ---------------------
      Total interest income ..........................................    10,582.0    10,408.4     (13.5)

INTEREST EXPENSE
Deposits .............................................................     2,970.0     3,234.7     (47.5)
Short-term borrowings ................................................       582.4       594.7     (53.3)
Long-term debt .......................................................     1,126.9       926.5     (28.9)
Company-obligated mandatorily redeemable preferred securities ........       111.0       103.8       6.9
                                                                         ---------------------
      Total interest expense .........................................     4,790.3     4,859.7     (41.9)
                                                                         ---------------------
Net interest income ..................................................     5,791.7     5,548.7       7.4
Provision for credit losses ..........................................       646.0       491.3     (46.7)
                                                                         ---------------------
Net interest income after provision for credit losses ................     5,145.7     5,057.4      43.1

NONINTEREST INCOME
Credit and debit card revenue ........................................           *           *      11.0
Corporate payment products revenue ...................................           *           *       9.4
ATM processing services ..............................................           *           *       4.8
Merchant processing services .........................................           *           *      83.7
Credit card and payment processing revenue ...........................       837.8       748.0         *
Trust and investment management fees .................................       887.1       788.3        .5
Deposit service charges ..............................................       501.1       470.3       7.0
Cash management fees .................................................       280.6       242.0      20.0
Commercial products revenue ..........................................       260.7       138.5       9.6
Mortgage banking revenue .............................................       190.4       244.6      41.1
Trading account profits and commissions ..............................       222.4       130.3      (6.8)
Investment products fees and commissions .............................       450.8       306.9      (6.8)
Investment banking revenue ...........................................       246.6       100.4     (19.7)
Securities gains, net ................................................        13.2        29.1      (8.9)
Merger and restructuring-related gains ...............................          --        48.1        **
Other ................................................................       398.9       419.8      18.6
                                                                         ---------------------
      Total noninterest income .......................................     4,289.6     3,666.3       8.7

NONINTEREST EXPENSE
Salaries .............................................................     2,355.3     2,196.7       2.6
Employee benefits ....................................................       410.1       424.9        .4
Net occupancy ........................................................       371.8       356.9      (2.1)
Furniture and equipment ..............................................       307.9       314.1        .2
Communication ........................................................       123.4       114.2       1.3
Postage ..............................................................       170.7       155.4       (.8)
Goodwill .............................................................       175.8       176.0        **
Other intangible assets ..............................................       154.0       125.8      98.6
Merger and restructuring-related charges .............................       532.8       593.8     (65.8)
Other ................................................................     1,059.5       965.6      14.5
                                                                         ---------------------
      Total noninterest expense ......................................     5,661.3     5,423.4      (5.3)
                                                                         ---------------------
Income before income taxes and cumulative effect of change in
    accounting principles ............................................     3,774.0     3,300.3      93.7
Applicable income taxes ..............................................     1,392.2     1,167.4      91.5
                                                                         ---------------------
Income before cumulative effect of change in accounting principles ...     2,381.8     2,132.9      94.9
Cumulative effect of change in accounting principles .................          --          --        **
                                                                         ---------------------
Net income ...........................................................   $ 2,381.8   $ 2,132.9      92.7%
========================================================================================================

* Information for 1999 and 1998 was classified as credit card and payment processing revenue. The current classifications are not available.

**   Not meaningful

                                                                U.S. BANCORP 105

U.S. BANCORP

QUARTERLY CONSOLIDATED FINANCIAL DATA

                                                                          2002
                                                     ---------------------------------------------
                                                       First      Second       Third      Fourth
(Dollars in Millions, Except Per Share Data)          Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans ............................................   $ 1,931.9   $ 1,936.9   $ 1,961.2   $ 1,913.6
Loans held for sale ..............................        39.2        36.6        37.3        57.5
Investment securities
   Taxable .......................................       347.8       346.1       372.2       372.1
   Non-taxable ...................................        13.2        11.7        10.9        10.3
Money market investments .........................         3.3         2.2         3.3         1.8
Trading securities ...............................         8.2         9.4         9.7         9.8
Other interest income ............................        19.0        32.7        25.4        30.4
                                                     ---------------------------------------------
      Total interest income ......................     2,362.6     2,375.6     2,420.0     2,395.5

INTEREST EXPENSE
Deposits .........................................       395.5       375.8       370.3       343.7
Short-term borrowings ............................        78.9        68.3        56.4        45.8
Long-term debt ...................................       192.1       216.8       226.8       207.0
Company-obligated mandatorily redeemable
  preferred securities ...........................        34.8        33.9        34.7        33.2
                                                     ---------------------------------------------
      Total interest expense .....................       701.3       694.8       688.2       629.7
                                                     ---------------------------------------------
Net interest income ..............................     1,661.3     1,680.8     1,731.8     1,765.8
Provision for credit losses ......................       335.0       335.0       330.0       349.0
                                                     ---------------------------------------------
Net interest income after provision for credit
  losses .........................................     1,326.3     1,345.8     1,401.8     1,416.8

NONINTEREST INCOME
Credit and debit card revenue ....................       109.3       131.2       132.8       143.7
Corporate payment products revenue ...............        75.2        82.5        87.6        80.4
ATM processing services ..........................        30.9        33.5        36.7        35.8
Merchant processing services .....................       133.6       144.4       147.3       142.0
Trust and investment management fees .............       224.3       234.9       225.2       214.7
Deposit service charges ..........................       155.7       173.3       192.7       192.3
Cash management fees .............................       104.2       104.3       105.8       102.6
Commercial products revenue ......................       122.2       123.7       125.0       108.3
Mortgage banking revenue .........................        52.0        78.0       111.8        88.4
Trading account profits and commissions ..........        49.9        49.5        52.6        54.5
Investment products fees and commissions .........       111.1       107.4       105.0       105.4
Investment banking revenue .......................        53.2        70.5        35.7        48.0
Securities gains, net ............................        44.1        30.6       119.0       106.2
Merger and restructuring-related gains ...........          --          --          --          --
Other ............................................        61.2        73.5        81.1       123.8
                                                     ---------------------------------------------
      Total noninterest income ...................     1,326.9     1,437.3     1,558.3     1,546.1

NONINTEREST EXPENSE
Salaries .........................................       588.3       607.6       606.0       607.3
Employee benefits ................................        96.4        91.1        93.8        86.4
Net occupancy ....................................       100.1       101.8       103.2       104.2
Furniture and equipment ..........................        76.9        77.0        75.7        76.4
Communication ....................................        45.7        44.1        46.6        47.4
Postage ..........................................        46.6        44.4        44.3        43.1
Goodwill .........................................          --          --          --          --
Other intangible assets ..........................        80.2       104.7       211.4       156.7
Merger and restructuring-related charges .........        74.2        71.6        70.4       107.9
Other ............................................       328.4       378.1       388.9       429.7
                                                     ---------------------------------------------
      Total noninterest expense ..................     1,436.8     1,520.4     1,640.3     1,659.1
                                                     ---------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principles ......     1,216.4     1,262.7     1,319.8     1,303.8
Applicable income taxes ..........................       423.2       439.6       459.5       454.0
                                                     ---------------------------------------------
Income before cumulative effect of change in
  accounting principles ..........................       793.2       823.1       860.3       849.8
Cumulative effect of change in accounting
  principles .....................................       (37.2)         --          --          --
                                                     ---------------------------------------------
Net income .......................................   $   756.0   $   823.1   $   860.3   $   849.8
                                                     =============================================
Earnings per share ...............................   $     .39   $     .43   $     .45   $     .44
Diluted earnings per share .......................   $     .39   $     .43   $     .45   $     .44
==================================================================================================

                                                                          2001
                                                     ---------------------------------------------
                                                       First      Second       Third      Fourth
(Dollars in Millions, Except Per Share Data)          Quarter     Quarter     Quarter     Quarter
--------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans ............................................   $ 2,651.1   $ 2,426.7   $ 2,275.5   $ 2,060.4
Loans held for sale ..............................        16.6        25.9        53.9        50.5
Investment securities
   Taxable .......................................       253.3       287.8       321.2       343.8
   Non-taxable ...................................        31.2        27.8        15.9        14.6
Money market investments .........................         8.9         7.4         6.3         4.0
Trading securities ...............................        15.9        14.1        11.2        16.3
Other interest income ............................        32.0        26.1        24.3        19.2
                                                     ---------------------------------------------
      Total interest income ......................     3,009.0     2,815.8     2,708.3     2,508.8

INTEREST EXPENSE
Deposits .........................................       883.7       783.0       670.0       491.4
Short-term borrowings ............................       186.2       124.4       122.9       100.6
Long-term debt ...................................       366.1       318.0       282.8       217.9
Company-obligated mandatorily redeemable
  preferred securities ...........................        27.2        32.4        33.6        34.6
                                                     ---------------------------------------------
      Total interest expense .....................     1,463.2     1,257.8     1,109.3       844.5
                                                     ---------------------------------------------
Net interest income ..............................     1,545.8     1,558.0     1,599.0     1,664.3
Provision for credit losses ......................       532.4       441.3     1,289.3       265.8
                                                     ---------------------------------------------
Net interest income after provision for credit
  losses .........................................     1,013.4     1,116.7       309.7     1,398.5

NONINTEREST INCOME
Credit and debit card revenue ....................       109.0       118.8       116.8       121.3
Corporate payment products revenue ...............        78.8        77.4        73.1        68.4
ATM processing services ..........................        31.6        33.0        32.8        33.2
Merchant processing services .....................        30.3        31.4       108.0       139.2
Trust and investment management fees .............       225.0       228.0       226.2       215.2
Deposit service charges ..........................       147.7       177.9       170.1       171.6
Cash management fees .............................        76.8        84.9        89.7        95.9
Commercial products revenue ......................        88.2       107.4       108.7       133.1
Mortgage banking revenue .........................        48.2        57.0        60.3        68.5
Trading account profits and commissions ..........        71.9        55.8        43.6        50.3
Investment products fees and commissions .........       125.7       114.2       108.0       112.2
Investment banking revenue .......................        60.2        71.1        56.9        70.0
Securities gains, net ............................       216.0        31.3        59.8        22.0
Merger and restructuring-related gains ...........          --        62.2          --          --
Other ............................................       101.3        87.4        64.4        33.3
                                                     ---------------------------------------------
      Total noninterest income ...................     1,410.7     1,337.8     1,318.4     1,334.2

NONINTEREST EXPENSE
Salaries .........................................       590.5       570.5       580.3       605.8
Employee benefits ................................       108.1        90.7        85.4        82.0
Net occupancy ....................................       110.1       101.4       102.5       103.9
Furniture and equipment ..........................        76.9        74.9        74.9        78.8
Communication ....................................        38.7        50.3        49.4        43.0
Postage ..........................................        46.9        43.8        44.7        44.4
Goodwill .........................................        67.8        58.6        62.3        62.4
Other intangible assets ..........................        46.6        54.0        84.8        93.0
Merger and restructuring-related charges .........       404.2       252.8       148.8       140.6
Other ............................................       308.7       297.7       334.4       390.6
                                                     ---------------------------------------------
      Total noninterest expense ..................     1,798.5     1,594.7     1,567.5     1,644.5
                                                     ---------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principles ......       625.6       859.8        60.6     1,088.2
Applicable income taxes ..........................       215.5       297.5        21.9       392.8
                                                     ---------------------------------------------
Income before cumulative effect of change in
  accounting principles ..........................       410.1       562.3        38.7       695.4
Cumulative effect of change in accounting
  principles .....................................          --          --          --          --
                                                     ---------------------------------------------
Net income .......................................   $   410.1   $   562.3   $    38.7   $   695.4
                                                     =============================================
Earnings per share ...............................   $     .22   $     .30   $     .02   $     .36
Diluted earnings per share .......................   $     .21   $     .29   $     .02   $     .36
==================================================================================================

106 U.S. BANCORP

U.S. BANCORP

SUPPLEMENTAL FINANCIAL DATA

EARNINGS PER SHARE SUMMARY                                              2002         2001         2000         1999         1998
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per share before cumulative effect of change in
  accounting principles ...........................................   $    1.74    $     .89    $    1.51    $    1.25    $    1.12
Cumulative effect of change in accounting principles ..............        (.02)          --           --           --           --
                                                                      -------------------------------------------------------------
Earnings per share ................................................   $    1.72    $     .89    $    1.51    $    1.25    $    1.12
                                                                      =============================================================
Diluted earnings per share before cumulative effect of change in
  accounting principles ...........................................   $    1.73    $     .88    $    1.50    $    1.23    $    1.10
Cumulative effect of change in accounting principles ..............        (.02)          --           --           --           --
                                                                      -------------------------------------------------------------
Diluted earnings per share ........................................   $    1.71    $     .88    $    1.50    $    1.23    $    1.10
===================================================================================================================================
RATIOS
-----------------------------------------------------------------------------------------------------------------------------------
Return on average assets ..........................................        1.91%        1.03%        1.81%        1.59%        1.49%
Return on average equity ..........................................        19.4         10.5         20.0         18.0         17.2
Average total equity to average assets ............................         9.9          9.8          9.1          8.8          8.7
Dividends per share to net income per share .......................        45.3         84.3         43.0         36.8         29.5
===================================================================================================================================
OTHER STATISTICS (Dollars and Shares in Millions)
-----------------------------------------------------------------------------------------------------------------------------------
Common shares outstanding (a) .....................................     1,917.0      1,951.7      1,902.1      1,928.5      1,903.5
Average common shares outstanding and common stock equivalents
      Earnings per share ..........................................     1,916.0      1,927.9      1,906.0      1,907.8      1,898.8
      Diluted earnings per share ..................................     1,926.1      1,939.5      1,918.5      1,930.0      1,930.5
Number of shareholders (b) ........................................      74,805       76,395       46,052       45,966       17,523
Common dividends declared .........................................   $ 1,488.6    $ 1,446.5    $ 1,267.0    $ 1,090.8    $   977.6
===================================================================================================================================

(a) Defined as total common shares less common stock held in treasury at December 31.

(b)  Based on number of common stock shareholders of record at December 31.

STOCK PRICE RANGE AND DIVIDENDS

                                           2002                                            2001
                       ---------------------------------------------------------------------------------------------
                                  Sales Price                                    Sales Price
                       ---------------------------------               ---------------------------------
                                                Closing    Dividends                            Closing    Dividends
                         High         Low        Price     Declared      High         Low        Price     Declared
--------------------------------------------------------------------------------------------------------------------
First quarter ......   $   23.07   $   19.02   $   22.57   $    .195   $   26.06   $   18.49   $   23.20   $   .1875
Second quarter .....       24.50       22.08       23.35        .195       23.60       20.71       22.79       .1875
Third quarter ......       23.29       17.09       18.58        .195       25.24       18.25       22.18       .1875
Fourth quarter .....       22.38       16.05       21.22        .195       22.95       16.50       20.93       .1875
====================================================================================================================

The common stock of U.S. Bancorp is traded on the New York Stock Exchange, under the ticker symbol "USB."

                                                                U.S. BANCORP 107

U.S. BANCORP

CONSOLIDATED DAILY AVERAGE BALANCE SHEET AND RELATED YIELDS

Year Ended December 31                                                            2002
------------------------------------------------------------------------------------------------------------
                                                                 Average                            Yields
(Dollars in Millions)                                            Balances       Interest           and Rates
------------------------------------------------------------------------------------------------------------
ASSETS
Money market investments ....................................    $    665     $      10.6            1.60%
Trading securities ..........................................         935            40.9            4.38
Taxable securities ..........................................      27,892         1,438.2            5.16
Non-taxable securities ......................................         937            65.3            6.97
Loans held for sale .........................................       2,644           170.6            6.45
Loans (b)
    Commercial ..............................................      43,820         2,622.8            5.99
    Commercial real estate ..................................      25,723         1,636.3            6.36
    Residential mortgages ...................................       8,412           595.3            7.08
    Retail ..................................................      36,501         2,902.8            7.95
                                                                 ------------------------
      Total loans ...........................................     114,456         7,757.2            6.78
                                                                 --------
Other earning assets ........................................       1,614           107.5            6.66
  Allowance for credit losses ...............................       2,542
                                                                 ------------------------
      Total earning assets (c) ..............................     149,143         9,590.3            6.43
Other assets ................................................      25,347
                                                                 --------
      Total assets ..........................................    $171,948
                                                                 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits ................................    $ 28,715
Interest-bearing deposits
  Interest checking .........................................      15,631           102.3             .65
  Money market accounts .....................................      25,237           312.8            1.24
  Savings accounts ..........................................       4,928            25.1             .51
  Time certificates of deposit less than $100,000 ...........      19,283           743.4            3.86
  Time deposits greater than $100,000 .......................      11,330           301.7            2.66
                                                                 ------------------------
      Total interest-bearing deposits .......................      76,409         1,485.3            1.94
Short-term borrowings .......................................      11,304           249.4            2.21
Long-term debt ..............................................      29,604           842.7            2.85
Company-obligated mandatorily redeemable
  preferred securities ......................................       2,904           136.6            4.70
                                                                 ------------------------
      Total interest-bearing liabilities ....................     120,221         2,714.0            2.26
Other liabilities ...........................................       6,049
Shareholders' equity ........................................      16,963
                                                                 --------
      Total liabilities and shareholders' equity ............    $171,948
                                                                 ========
Net interest income .........................................                    $6,876.3
                                                                                 ========
Gross interest margin .......................................                                        4.17%
                                                                                                     ====
Gross interest margin without taxable-equivalent increments .                                        4.15
                                                                                                     ====
PERCENT OF EARNING ASSETS
Interest income .............................................                                        6.43%
Interest expense ............................................                                        1.82
                                                                                                     ====
Net interest margin .........................................                                        4.61
                                                                                                     ====
Net interest margin without taxable-equivalent increments ...                                        4.59%
=========================================================================================================

Year Ended December 31                                                             2001
---------------------------------------------------------------------------------------------------------
                                                                      Average                    Yields
(Dollars in Millions)                                                Balances    Interest       and Rates
---------------------------------------------------------------------------------------------------------
ASSETS
Money market investments ....................................        $    712   $    26.6           3.74%
Trading securities ..........................................             771        59.3           7.69
Taxable securities ..........................................          20,129     1,206.1           5.99
Non-taxable securities ......................................           1,787       128.9           7.21
Loans held for sale .........................................           1,911       146.9           7.69
Loans (b)
    Commercial ..............................................          50,072     3,609.3           7.21
    Commercial real estate ..................................          26,081     2,002.7           7.68
    Residential mortgages ...................................           8,576       658.2           7.67
    Retail ..................................................          33,448     3,158.2           9.44
                                                                     --------------------
      Total loans ...........................................         118,177     9,428.4           7.98
                                                                     --------
Other earning assets ........................................           1,678       101.6           6.05
  Allowance for credit losses ...............................           1,979
                                                                     --------------------
      Total earning assets (c) ..............................         145,165    11,097.8           7.64
Other assets ................................................          22,758
                                                                     --------
      Total assets ..........................................        $165,944
                                                                     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits ................................        $ 25,109
Interest-bearing deposits
  Interest checking .........................................          13,962       203.6           1.46
  Money market accounts .....................................          24,932       711.0           2.85
  Savings accounts ..........................................           4,571        42.5            .93
  Time certificates of deposit less than $100,000 ...........          23,328     1,241.4           5.32
  Time deposits greater than $100,000 .......................          13,054       629.6           4.82
                                                                     --------------------
      Total interest-bearing deposits .......................          79,847     2,828.1           3.54
Short-term borrowings .......................................          12,980       534.1           4.11
Long-term debt ..............................................          24,608     1,184.8           4.81
Company-obligated mandatorily redeemable
  preferred securities ......................................           1,955       127.8           6.54
                                                                     --------------------
      Total interest-bearing liabilities ....................         119,390     4,674.8           3.92
Other liabilities ...........................................           5,244
Shareholders' equity ........................................          16,201
                                                                     --------
      Total liabilities and shareholders' equity ............        $165,944
                                                                     ========
Net interest income .........................................                   $ 6,423.0
                                                                                =========
Gross interest margin .......................................                                       3.72%
                                                                                                    ====
Gross interest margin without taxable-equivalent increments .                                       3.68
                                                                                                    ====
PERCENT OF EARNING ASSETS
Interest income .............................................                                       7.64%
Interest expense ............................................                                       3.22
                                                                                                    ====
Net interest margin .........................................                                       4.42
                                                                                                    ====
Net interest margin without taxable-equivalent increments ...                                       4.38%
========================================================================================================

(a) Interest and rates are presented on a fully taxable-equivalent basis under a tax rate of 35 percent.

(b) Interest income and rates on loans include loan fees. Nonaccrual loans are included in average loan balances.

(c) Before deducting the allowance for credit losses and excluding the unrealized gain (loss) on available-for-sale securities.

108 U.S. BANCORP

AND RATES (a)

               2000                                    1999                                      1998                   2001-2002
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       % Change
 Average                   Yields        Average                      Yields        Average                  Yields     Average
Balances     Interest    and Rates      Balances     Interest        and Rates      Balances   Interest    and Rates   Balances
---------------------------------------------------------------------------------------------------------------------------------
$    931    $    53.9       5.79%        $ 1,082    $    44.9          4.15%       $  1,170   $    63.0        5.38%       (6.6)%
     779         57.6       7.39             630         47.8          7.59             428        27.6        6.45        21.3
  14,567      1,008.3       6.92          16,301      1,047.1          6.42          17,977     1,179.5        6.56        38.6
   2,744        203.1       7.40           2,970        220.6          7.43           3,137       238.2        7.59       (47.6)
   1,303        102.1       7.84           1,450        103.9          7.17           1,264        91.9        7.27        38.4

  50,062      4,222.6       8.43          43,328      3,261.1          7.53          38,983     3,093.8        7.94       (12.5)
  26,040      2,296.9       8.82          23,076      1,922.8          8.33          20,458     1,784.4        8.72        (1.4)
  11,207        863.7       7.71          13,890      1,056.3          7.60          15,604     1,208.7        7.75        (1.9)
  31,008      3,155.1      10.18          29,344      2,860.8          9.75          27,406     2,744.3       10.01         9.1
---------------------                   ---------------------                      --------------------
 118,317     10,538.3       8.91         109,638      9,101.0          8.30         102,451     8,831.2        8.62        (3.1)
--------                                --------                                   --------
   1,965        151.4       7.70           1,686        113.0          6.70           1,311        88.2        6.73        (3.8)
   1,781                                   1,709                                      1,688                                28.4
---------------------                   ---------------------                      --------------------
 140,606     12,114.7       8.62         133,757     10,678.3          7.98         127,738    10,519.6        8.24         2.7
  19,656                                  18,119                                     16,837                                11.4
--------                                --------                                   --------
$158,481                                $150,167                                   $142,887                                 3.6
========                                ========                                   ========

$ 23,820                                $ 23,556                                   $ 23,011                                14.4

  13,035        270.4       2.07          12,898        231.0          1.79          12,263       230.9        1.88        12.0
  22,774      1,000.0       4.39          22,534        842.2          3.74          20,337       825.1        4.06         1.2
   5,027         74.0       1.47           5,961        111.9          1.88           6,504       146.7        2.26         7.8
  25,861      1,458.3       5.64          26,296      1,322.6          5.03          29,583     1,622.7        5.49       (17.3)
  12,909        816.1       6.32           8,675        462.3          5.33           7,242       409.3        5.65       (13.2)
---------------------                   ---------------------                      --------------------
  79,606      3,618.8       4.55          76,364      2,970.0          3.89          75,929     3,234.7        4.26        (4.3)
  12,586        781.7       6.21          11,707        582.4          4.97          11,102       594.7        5.36       (12.9)
  22,410      1,511.7       6.75          20,248      1,126.9          5.57          15,732       926.5        5.89        20.3

   1,400        110.7       7.91           1,400        111.0          7.93           1,314       103.8        7.90        48.5
---------------------                   ---------------------                      --------------------
 116,002      6,022.9       5.19         109,719      4,790.3          4.37         104,077     4,859.7        4.67          .7
   4,294                                   3,671                                      3,416                                15.4
  14,365                                  13,221                                     12,383                                 4.7
--------                                --------                                   --------
$158,481                                $150,167                                   $142,887                                 3.6%
========                                ========                                   ========                               =====
            $ 6,091.8                               $ 5,888.0                                 $ 5,659.9
            =========                               =========                                 =========
                            3.43%                                      3.61%                                   3.57%
                           =====                                       ====                                ========
                            3.37                                       3.54                                    3.48
                           =====                                       ====                                ========

                            8.62%                                      7.98%                                   8.24%
                            4.29                                       3.58                                    3.81
                           =====                                       ====                                ========
                            4.33                                       4.40                                    4.43
                           =====                                       ====                                ========
                            4.27%                                      4.33%                                   4.34%
===================================================================================================================

                                                                U.S. BANCORP 109

ANNUAL REPORT ON FORM 10-K

Securities and Exchange Commission
Washington, D.C. 20549

Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2002

Commission File Number 1-6880

U.S. BANCORP

Incorporated in the State of Delaware
IRS Employer Identification #41-0255900
Address: 800 Nicollet Mall
Minneapolis, Minnesota 55402-7014
Telephone: (612) 973-1111

Securities registered pursuant to Section 12(b) of the Act (and listed on the New York Stock Exchange): Common Stock, par value $.01.

         Securities registered pursuant to section 12(g) of the Act: None.

         As of January 31, 2003, U.S. Bancorp had 1,918,338,766 shares of common stock outstanding and 74,980 registered holders of its common stock. The aggregate market value of common stock held by non-affiliates as of June 30, 2002, was approximately $44.3 billion.

         U.S. Bancorp (1) has filed all reports required to be field by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

         Disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is contained in the registrant's definitive proxy statement incorporated by reference in Part III of this Form 10-K and any amendment to this Form 10-K.

         This Annual Report and Form 10-K incorporates into a single document the requirements of the accounting profession and the Securities and Exchange Commission. Only those sections of the Annual Report referenced in the following cross-reference index and the information under the caption "Forward-Looking Statements" are incorporated in the Form 10-K.

         The registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2).

                                    Index                                               Page
------------------------------------------------------------------------------------------------------
PART I

ITEM 1     Business
           General Business Description ....................................                   111-112
           Line of Business Financial Performance ..........................                     53-58
           Website Access to SEC Reports ...................................                       113

ITEM 2     Properties ......................................................                       112

ITEM 3     Legal Proceedings ...............................................                      none

ITEM 4     Submission of Matters to a Vote of Security Holders .............                      none

PART II

ITEM 5     Market Price and Dividends for the Registrant's Common
                    Equity and Related Stockholder Matters .................                  3, 50-51,
                                                                                86-88, 91-93, 107, 110

ITEM 6     Selected Financial Data .........................................                     17-18

ITEM 7     Management's Discussion and Analysis of
                    Financial Condition and Results of Operations ..........                     16-60

ITEM 7A    Quantitative and Qualitative Disclosures About
                    Market Risk ............................................                     43-50

ITEM 8     Financial Statements and Supplementary Data .....................                    62-109

ITEM 9     Changes in and Disagreements with Accountants on
                    Accounting and Financial Disclosure ....................                       113

PART III

ITEM 10    Directors and Executive Officers of the Registrant ..............                   118-120*

ITEM 11    Executive Compensation ..........................................                         *

ITEM 12    Security Ownership of Certain Beneficial Owners
                    and Management and Related Stockholder Matters .........                   112-113*

ITEM 13    Certain Relationships and Related Transactions ..................                         *

ITEM 14    Controls and Procedures .........................................                        60

PART IV

ITEM 15    Exhibits, Financial Statement Schedules and
                    Reports on Form 8-K ....................................                   113-114

SIGNATURES .................................................................                       115

CERTIFICATIONS .............................................................                   116-117
------------------------------------------------------------------------------------------------------

* U.S. Bancorp's definitive proxy statement for the 2003 Annual Meeting of Shareholders is incorporated herein by reference, other than the sections entitled "Report of the Compensation Committee" and "Stock Performance Chart."

110 U.S. BANCORP

GENERAL BUSINESS DESCRIPTION U.S. Bancorp is a multi-state financial services holding company headquartered in Minneapolis, Minnesota and was created by the acquisition by Firstar Corporation of the former U.S. Bancorp of Minneapolis, Minnesota. The merger was completed on February 27, 2001, and the combined company retained the U.S. Bancorp name. U.S. Bancorp was incorporated in Delaware in 1929 and operates as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. U.S. Bancorp provides a full range of financial services, including lending and depository services, cash management, foreign exchange and trust and investment management services. It also engages in credit card services, merchant and automated teller machine ("ATM") processing, mortgage banking, insurance, brokerage, leasing and investment banking.

         U.S. Bancorp's banking subsidiaries are engaged in the general banking business, principally in domestic markets. The subsidiaries range in size from $376 million to $122 billion in deposits and provide a wide range of products and services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. Commercial and consumer lending services are principally offered to customers within the Company's domestic markets, to domestic customers with foreign operations and within certain niche national venues. Lending services include traditional credit products as well as credit card services, financing and import/export trade, asset-backed lending, agricultural finance and other products. Leasing products are offered through non-bank subsidiaries. Depository services include checking accounts, savings accounts and time certificate contracts. Ancillary services such as foreign exchange, treasury management and receivable lock-box collection are provided to corporate customers. U.S. Bancorp's bank and trust subsidiaries provide a full range of fiduciary services for individuals, estates, foundations, business corporations and charitable organizations.

         Banking and investment services are provided through a network of 2,142 banking offices principally operating in 24 states in the Midwest and West. The Company operates a network of 4,604 branded ATMs and provides 24-hour, seven days-a-week telephone customer service. Mortgage banking services are provided through banking offices and loan production offices throughout the Company's markets.

         The Company is one of the largest providers of Visa(R) corporate and purchasing card services and corporate trust services in the United States. Its wholly owned subsidiary NOVA Information Systems, Inc. provides merchant processing services directly to merchants and through a network of banking affiliations.

         U.S. Bancorp's other non-banking subsidiaries offer a variety of products and services to the Company's customers. Its wholly owned subsidiary U.S. Bancorp Piper Jaffray Inc. engages in equity and fixed income trading activities and offers investment banking and underwriting services to corporate and public sector customers. This non-bank subsidiary also provides brokerage products, including securities, mutual funds and annuities, and insurance products to consumers and regionally based businesses through a network of 109 brokerage offices.

         On a full-time equivalent basis, employment during 2002 averaged a total of 51,673 employees.

COMPETITION The commercial banking business is highly competitive. Subsidiary banks compete with other commercial banks and with other financial institutions, including savings and loan associations, mutual savings banks, finance companies, mortgage banking companies, credit unions and investment companies. In recent years, competition has increased from institutions not subject to the same regulatory restrictions as domestic banks and bank holding companies.

GOVERNMENT POLICIES The operations of the Company's various operating units are affected by state and federal legislative changes and by policies of various regulatory authorities, including those of the numerous states in which they operate, the United States and foreign governments. These policies include, for example, statutory maximum legal lending rates, domestic monetary policies of the Board of Governors of the Federal Reserve System, United States fiscal policy, international currency regulations and monetary policies, U.S. Patriot Act and capital adequacy and liquidity constraints imposed by bank regulatory agencies.

SUPERVISION AND REGULATION As a registered bank holding company and financial holding company under the Bank Holding Company Act, as amended by the Graham-Leach-Bliley Act of 1999, U.S. Bancorp is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System.

         Under the Bank Holding Company Act, a financial holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting other financial activities. U.S. Bancorp must obtain the prior approval of the Federal Reserve Board before acquiring more than 5 percent of the outstanding shares of another bank or bank holding company, and must provide notice to, and in some situations obtain the prior approval of, the Federal Reserve Board in connection with engaging in, or acquiring more than 5 percent of the outstanding shares of a company engaged in, a new financial activity.

         Under the Bank Holding Company Act, as amended by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, U.S. Bancorp may acquire banks throughout

                                                                U.S. BANCORP 111
the United States, subject only to state or federal deposit caps and state minimum age requirements.

         National banks are subject to the supervision of, and are examined by, the Comptroller of the Currency. All subsidiary banks of the Company are members of the Federal Deposit Insurance Corporation and are subject to examination by the FDIC. In practice, the primary federal regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other federal regulators. Areas subject to regulation by federal authorities include the allowance for credit losses, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

EQUITY COMPENSATION PLAN INFORMATION The following table summarizes information regarding equity compensation plans in effect as of December 31, 2002.

                                              Number of securities to be issued      Weighted-average exercise
                                            upon exercise of outstanding options,   price of outstanding options,
Plan Category                                      warrants and rights                  warrants and rights
-----------------------------------------------------------------------------------------------------------------
Equity compensation plans
  approved by security holders (a) ....                103,657,787                             $20.66
Equity compensation plans not
  approved by security holders (b) ....                 16,311,199                             $22.66
                                                       -----------                             ------
    Total .............................                119,968,986                             $20.93
=================================================================================================================

                                                    Number of securities remaining
                                                 available for future issuance under
                                                equity compensation plans (excluding
Plan Category                               securities reflected in the first column) (c)
-----------------------------------------------------------------------------------------
Equity compensation plans
  approved by security holders (a) ....                     36,441,843
Equity compensation plans not
  approved by security holders (b) ....                              0
                                                            ----------
    Total .............................                     36,441,843
=========================================================================================

(a) Includes shares underlying stock options and restricted stock units (convertible into shares of the Company's common stock on a one-for-one basis) under the U.S. Bancorp 2001 Stock Incentive Plan, the U.S. Bancorp 1998 Executive Stock Incentive Plan and the U.S. Bancorp 1991 Executive Stock Incentive Plan. Excludes 87,093,223 shares underlying outstanding stock options and warrants assumed by U.S. Bancorp in connection with acquisitions by U.S. Bancorp. Of the excluded shares, 73,117,792 underlie stock options granted under equity compensation plans of the former U.S. Bancorp that were approved by the shareholders of the former U.S. Bancorp.

(b) All of the identified shares underlie stock options granted to a broad-based employee population pursuant to the U.S. Bancorp 2001 Employee Stock Incentive plan, the Firstar Corporation 1999 Employee Stock Incentive Plan, the Firstar Corporation 1998 Employee Stock Incentive Plan, the Star Banc Corporation 1996 Starshare Stock Incentive Plan for Employees and the Star Banc Corporation Starshare 1993 Stock Option Plan for Employees. Under the terms of the Starshare 1993 Stock Option Plan for Employees, any options outstanding under that plan as of January 28, 2003 terminated on that date, and no future options will be granted under that plan.

(c) No shares are available for the granting of future awards under the U.S. Bancorp 1998 Executive Stock Incentive Plan or the U.S. Bancorp 1991 Executive Stock Incentive plan. The 36,441,843 shares available under the U.S. Bancorp 2001 Stock Incentive Plan may become the subject of future awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock-based awards, except that only 8,746,029 of these shares are available for future grants of awards other than stock options or stock appreciation rights.

         Under the U.S. Bancorp 2001 Employee Stock Incentive Plan ("2001 Plan"), 11,600,000 shares have been authorized for issuance pursuant to the grant of nonqualified stock options to any full-time or part-time employee actively employed by U.S. Bancorp on the grant date, other than individuals eligible to participate in any of the Company's executive stock incentive plans or in U.S. Bancorp Piper Jaffray Inc.'s annual option plan. As of December 31, 2002, options to purchase an aggregate of 8,054,500 were outstanding under the plan. All options under the plan were granted on February 27, 2001.

         As of December 31, 2002, options to purchase an aggregate of 3,250,230 shares of the Company's common stock were outstanding under the Firstar Corporation 1999 Employee Stock Incentive Plan ("1999 Plan"). Under this plan, stock options were granted to each full-time or part-time employee actively employed by Firstar Corporation on the grant date, other than managers who participated in an executive stock incentive plan.

PROPERTIES U.S. Bancorp and its significant subsidiaries occupy headquarter offices under a long-term lease in Minneapolis, Minnesota. The Company also leases seven freestanding operations centers in St. Paul, Portland, Milwaukee and Denver. The Company owns five principal operations centers in Cincinnati, St. Louis, Fargo and Milwaukee. At December 31, 2002, the Company's subsidiaries owned and operated a total of 1,385 facilities and leased an additional 1,478 facilities, all of which are well maintained. The Company believes its current facilities are adequate to meet its needs. Additional information with respect to premises and equipment is presented in Notes 10 and 23 of the Notes to Consolidated Financial Statements.

         As of December 31, 2002, options to purchase an aggregate of 4,377,150 shares of the Company's common stock were outstanding under the Firstar Corporation 1998 Employee Stock Incentive Plan ("1998 Plan"). Under this plan, stock options were granted to each full-time or part-time employee actively employed by Firstar Corporation on the grant date, other than managers who participated in an executive stock incentive plan.

         As of December 31, 2002, options to purchase an aggregate of 601,086 shares of the Company's common stock were outstanding under the Star Banc Corporation 1996 Starshare Stock Incentive Plan for Employees ("1996 Plan"). Under the plan, stock options were granted to each employee of Star Banc Corporation, a predecessor company, other than managers who participated in an executive stock incentive plan.

         No future options will be granted under any of these plans. Under all of the plans, the exercise price of the options equals the fair market value of the underlying common stock on the grant date. All options granted under

112 U.S. BANCORP
the plan have a term of 10 years from the grant date and become exercisable over a period of time set forth in the plan or determined by the committee administering the plan. Options granted under the plan are nontransferable and, during the optionee's lifetime, are exercisable only by the optionee.

         If an optionee is terminated as a result of his or her gross misconduct or offense, all options terminate immediately, whether or not vested. Under the 2001 Plan, the 1999 Plan and the 1998 Plan, in the event an optionee is terminated immediately following a change in control (as defined in the plans) of U.S. Bancorp, and the termination is due to business needs resulting from the change in control and not as a result of the optionee's performance or conduct, all of the optionee's outstanding options will become immediately vested and exercisable as of the date of such termination. Under the 1996 Plan, all outstanding options vest and become exercisable immediately following a change in control.

         If the outstanding shares of common stock of U.S. Bancorp are changed into or exchanged for a different number or kind of shares of stock or other securities as a result of a reorganization, recapitalization, stock dividend, stock split, combination of shares, reclassification, merger, consolidation or similar event, the number of shares underlying outstanding options also may be adjusted. The plans may be terminated, amended or modified by the Board of Directors at any time.

CHANGE IN CERTIFYING ACCOUNTANTS In response to the Sarbanes-Oxley Act of 2002, the Audit Committee determined on November 8, 2002, to segregate the internal and external auditing functions performed for U.S. Bancorp in fiscal year 2002 by PricewaterhouseCoopers LLP and appointed Ernst & Young LLP to become the Company's external auditors following the filing of the Company's 2002 Annual Report on Form 10-K during the first quarter of 2003. PricewaterhouseCoopers LLP completed the audit of the Company's financial statements for the year ended December 31, 2002, and will continue to provide internal audit services under the direction of the Company's internal audit team.

         No report of PricewaterhouseCoopers LLP on the financial statements of U.S. Bancorp for the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. U.S. Bancorp believes that during the most two recent fiscal years, there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

         During the Company's two most recent fiscal years, the Company did not consult with Ernst & Young LLP on any items regarding the application of accounting principles, the type of audit opinion that might be rendered on the Company's financial statements, or the subject matter of a disagreement or reportable event (as described in Regulation S-K Item 304(a)(2)).

         U.S. Bancorp reported the change in accountants on Form 8-K on November 14, 2002. The Form 8-K contained a letter from PricewaterhouseCoopers LLP, addressed to the Securities and Exchange Commission, stating that it agreed with the statements concerning PricewaterhouseCoopers LLP in such Form 8-K.

WEBSITE ACCESS TO SEC REPORTS U.S. Bancorp's Internet website can be found at www.usbank.com. U.S. Bancorp makes available free of charge on its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 159(d) of the Exchange Act, as well as all other reports filed by U.S. Bancorp with the SEC, as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

Exhibits

      Financial Statements Filed                                 Page
----------------------------------------------------------------------
U.S. Bancorp and Subsidiaries
  Consolidated Financial Statements .......................      62-65
Notes to Consolidated Financial Statements ................     66-103
Report of Independent Accountants .........................         61

         Schedules to the consolidated financial statements required by Regulation S-X are omitted since the required information is included in the footnotes or is not applicable.

         During the three months ended December 31, 2002, and through the date of this report, the Company filed the following Current Reports on Form 8-K:

         Form 8-K filed October 16, 2002, relating to third quarter 2002 and anticipated full year 2002 earnings;

         Form 8-K filed November 14, 2002, announcing a change in U.S. Bancorp's certifying accountants.

                                                                U.S. BANCORP 113

         The Company furnished to the SEC on a Form 8-K dated November 14, 2002, certifications by the Company's Chief Executive Officer and Chief Financial Officer of the Company's quarterly report on Form 10-Q for the third quarter of 2002.

         Form 8-K dated January 21, 2003, relating to the Company's fourth quarter 2002 financial results.

         Form 8-K dated February 19, 2003, announcing the planned spin-off of U.S. Bancorp's capital markets business unit.

         The following Exhibit Index lists the Exhibits to the Annual Report on Form 10-K.

          (1)3.1     Restated Certificate of Incorporation, as amended. Filed as
                     Exhibit 3.1 to Form 10-K for the year ended December 31, 2000.

          (1)3.2 Restated bylaws, as amended. Filed as Exhibit 3.2 to Form 10-K for the year ended December 31, 2001.

             4.1 [Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.]

          (1)4.2 Warrant Agreement, dated as of October 2, 1995, between U.S. Bancorp and First Chicago Trust Company of New York, as Warrant Agent and Form of Warrant. Filed as Exhibits
                     4.18 and 4.19 to Registration Statement on Form S-3, File No. 33-61667.

      (1)(2)10.1     U.S. Bancorp 2001 Stock Incentive Plan. Filed as Exhibit
                     10.1 to Form 10-K for the year ended December 31, 2001.

         (2)10.2     Amendment No. 1 to U.S. Bancorp 2001 Stock Incentive Plan.

         (2)10.3     U.S. Bancorp 1998 Executive Stock Incentive Plan

         (2)10.4     Summary of U.S. Bancorp 1991 Executive Stock Incentive
                     Plan.

         (2)10.5     U.S. Bancorp 2001 Employee Stock Incentive Plan.

         (2)10.6     Firstar Corporation 1999 Employee Stock Incentive Plan.

         (2)10.7     Firstar Corporation 1998 Employee Stock Incentive Plan.

         (2)10.8 Star Banc Corporation 1996 Starshare Stock Incentive Plan for Employees.

      (1)(2)10.9     U.S. Bancorp Executive Incentive Plan. Filed as Exhibit
                     10.2 to Form 10-K for the year ended December 31, 2001.

     (1)(2)10.10     U.S. Bancorp Executive Deferral Plan, as amended. Filed as
                     Exhibit 10.7 to Form 10-K for the year ended December 31, 1999.

     (1)(2)10.11 Summary of Nonqualified Supplemental Executive Retirement Plan, as amended, of the former U.S. Bancorp. Filed as
                     Exhibit 10.4 to Form 10-K for the year ended December 31, 2001.

     (1)(2)10.12 1991 Performance and Equity Incentive Plan of the former U.S. Bancorp. Filed as Exhibit 10.13 to Form 10-K for the year ended December 31, 1997.

     (1)(2)10.13 Form of Director Indemnification Agreement entered into with former directors of the former U.S. Bancorp. Filed as
                     Exhibit 10.15 to Form 10-K for the year ended December 31, 1997.

     (1)(2)10.14 U.S. Bancorp Independent Director Retirement and Death Benefit Plan, as amended. Filed as Exhibit 10.17 to Form 10-K for the year ended December 31, 1999.

     (1)(2)10.15 U.S. Bancorp Deferred Compensation Plan for Directors, as amended. Filed as Exhibit 10.18 to Form 10-K for the year ended December 31, 1999.

        (2)10.16     U.S. Bancorp Non Qualified Executive Retirement Plan.

     (1)(2)10.17     U.S. Bancorp Deferred Compensation Plan. Filed as Exhibit
                     10.11 to Form 10-K for the year ended December 31, 2001.

        (2)10.18     Amendment No. 1 to U.S. Bancorp Deferred Compensation Plan.

     (1)(2)10.19 Form of Change in Control Agreement, effective November 16, 2001, between U.S. Bancorp and certain executive officers of U.S. Bancorp. Filed as Exhibit 10.12 to Form 10-K for the year ended December 31, 2001.

     (1)(2)10.20     Employment Agreement with Jerry A. Grundhofer. Filed as
                     Exhibit 10.13 to Form 10-K for the year ended December 31, 2001.

     (1)(2)10.21     Employment Agreement with John F. Grundhofer. Filed as
                     Exhibit 10.14 to Form 10-K for the year ended December 31, 2001.

        (2)10.22     Employment Agreement with Edward Grzedzinski.

           12        Statement re: Computation of Ratio of Earnings to Fixed
                     Charges.

           21        Subsidiaries of the Registrant.

           23        Consent of PricewaterhouseCoopers LLP.

(1) Exhibit has previously been filed with the Securities and Exchange Commission and is incorporated herein as an exhibit by reference to the prior filing.

(2)  Management contracts or compensatory plans or arrangements.

114 U.S. BANCORP

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on February 28, 2003, on its behalf by the undersigned, thereunto duly authorized.

U.S. Bancorp
By: Jerry A. Grundhofer
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on February 28, 2003, by the following persons on behalf of the registrant and in the capacities indicated.

JERRY A. GRUNDHOFER

Chairman, President and Chief Executive Officer
(principal executive officer)

DAVID M. MOFFETT

Vice Chairman and Chief Financial Officer
(principal financial officer)

TERRANCE R. DOLAN

Executive Vice President and Controller
(principal accounting officer)

LINDA L. AHLERS

Director

VICTORIA BUYNISKI GLUCKMAN

Director

ARTHUR D. COLLINS, JR.

Director

PETER H. COORS

Director

JOHN C. DANNEMILLER

Director

JOHN F. GRUNDHOFER

Director

ROGER L. HOWE

Director

DELBERT W. JOHNSON

Director

JOEL W. JOHNSON

Director

JERRY W. LEVIN

Director

FRANK LYON, JR.

Director

DANIEL F. MCKEITHAN, JR.

Director

DAVID B. O'MALEY

Director

O'DELL M. OWENS, M.D., M.P.H.

Director

THOMAS E. PETRY

Director

RICHARD G. REITEN

Director

CRAIG D. SCHNUCK

Director

WARREN R. STALEY

Director

PATRICK T. STOKES

Director

JOHN J. STOLLENWERK

Director

                                                                U.S. BANCORP 115

                           CERTIFICATION PURSUANT TO
                 SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Jerry A. Grundhofer, Chief Executive Officer of U.S. Bancorp, a Delaware corporation, certify that:

(1) I have reviewed this annual report on Form 10-K (this "Form 10-K") of U.S. Bancorp;

(2) Based on my knowledge, this Form 10-K does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Form 10-K;

(3) Based on my knowledge, the financial statements, and other financial information included in this Form 10-K, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Form 10-K;

(4) The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Form 10-K is being prepared;

     (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this Form 10-K (the "Evaluation Date"); and

     (c) presented in this Form 10-K our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(5) The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons fulfilling the equivalent function):

     (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officers and I have indicated in this Form 10-K whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                 /s/ Jerry A. Grundhofer
                                 -----------------------------------------------
                                 Jerry A. Grundhofer
                                 Chairman, President and Chief Executive Officer

Dated: February 28, 2003

116 U.S. BANCORP

                           CERTIFICATION PURSUANT TO
                 SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, David M. Moffett, Chief Financial Officer of U.S. Bancorp, a Delaware corporation, certify that:

(1) I have reviewed this annual report on Form 10-K (this "Form 10-K") of U.S. Bancorp;

(2) Based on my knowledge, this Form 10-K does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Form 10-K;

(3) Based on my knowledge, the financial statements, and other financial information included in this Form 10-K, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Form 10-K;

(4) The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this Form 10-K is being prepared;

     (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this Form 10-K (the "Evaluation Date"); and

     (c) presented in this Form 10-K our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(5) The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons fulfilling the equivalent function):

     (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officers and I have indicated in this Form 10-K whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                               /s/ David M. Moffett
                                               -------------------------------
                                               David M. Moffett
                                               Chief Financial Officer
Dated: February 28, 2003

                                                                U.S. BANCORP 117

EXECUTIVE OFFICERS

JERRY A. GRUNDHOFER

Mr. Grundhofer, 58, has served as President and Chief Executive Officer of U.S. Bancorp and Chairman, President and Chief Executive Officer of U.S. Bank National Association since the merger of Firstar Corporation and U.S. Bancorp in February 2001. Mr. Grundhofer assumed the additional title of Chairman of U.S. Bancorp on December 30, 2002. Prior to the merger, Mr. Grundhofer was President and Chief Executive Officer of Firstar Corporation, having served as Chairman, President and Chief Executive Officer of Star Banc Corporation from 1993 until its merger with Firstar Corporation in 1998.

JENNIE P. CARLSON

Ms. Carlson, 42, has served as Executive Vice President, Human Resources since January 2002. Until that time, she served as Executive Vice President, Deputy General Counsel and Corporate Secretary of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001. From 1995 until the merger, she was General Counsel and Secretary of Firstar Corporation and Star Banc Corporation, a predecessor company, as well as Senior Vice President from 1994 to 1999 and Executive Vice President from 1999 to 2001.

ANDREW CECERE

Mr. Cecere, 42, has served as Vice Chairman of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001. He assumed responsibility for Private Client and Trust Services in February 2001 and U.S. Bancorp Asset Management in November 2001. Previously, he had served as Chief Financial Officer of U.S. Bancorp from May 2000 through February 2001. Additionally, he served as Vice Chairman of U.S. Bank with responsibility for Commercial Services from 1999 to 2001, having been a Senior Vice President of Finance since 1992.

WILLIAM L. CHENEVICH

Mr. Chenevich, 59, has served as Vice Chairman of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001, when he assumed responsibility for Technology and Operations Services. Previously, he served as Vice Chairman of Technology and Operations Services of Firstar Corporation from 1999 to 2001. Prior to joining Firstar he was Group Executive Vice President at Visa International from 1994 to 1999.

RICHARD K. DAVIS

Mr. Davis, 45, has served as Vice Chairman of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001, when he assumed responsibility for Consumer Banking and Payment Services. Previously, he had been Vice Chairman of Consumer Banking of Firstar Corporation from 1998 until 2001 and Executive Vice President, Consumer Banking of Star Banc Corporation from 1993 until its merger with Firstar Corporation in 1998.

MICHAEL J. DOYLE

Mr. Doyle, 46, has served as Executive Vice President and Chief Credit Officer of U.S. Bancorp since January 2003. Until that time, he served as Executive Vice President and Senior Credit Officer of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001. From 1999 until the merger, he was Executive Vice President and Chief Approval Officer of Firstar Corporation, and had served as Senior Vice President of Firstar Corporation and Star Banc Corporation, a predecessor company, since 1994.

118 U.S. BANCORP

ANDREW S. DUFF

Mr. Duff, 45, has served as Vice Chairman of U.S. Bancorp, responsible for Private Advisory Services, Equity Capital Markets and Fixed Income Capital Markets, since November 2001, and until that time as Vice Chairman responsible for Wealth Management and Capital Markets since 1999. He has served as President and Chief Executive Officer of U.S. Bancorp Piper Jaffray Inc. since January 2000. Prior to that time, he had served as President of Piper Jaffray Inc., the broker-dealer subsidiary of Piper Jaffray Companies, since January 1996.

EDWARD GRZEDZINSKI

Mr. Grzedzinski, 47, has served as Vice Chairman of U.S. Bancorp since July 2001. He is President and Chief Executive Officer of NOVA Information Systems, Inc., which he co-founded in 1991 and which became a wholly owned subsidiary of U.S. Bancorp in connection with the acquisition of NOVA Corporation in July 2001. Mr. Grzedzinski served as Chairman of NOVA Corporation from 1995 until July 2001.

JOSEPH E. HASTEN

Mr. Hasten, 51, has served as Vice Chairman of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001, when he assumed responsibility for Corporate Banking. Previously, he had been Vice Chairman of Wholesale Banking of Firstar Corporation, after joining Mercantile Bancorporation, a predecessor company, as President of its St. Louis bank and of Corporate Banking in 1995.

LEE R. MITAU

Mr. Mitau, 54, has served as Executive Vice President and General Counsel of U.S. Bancorp since 1995. Mr. Mitau also serves as Corporate Secretary. Prior to 1995 he was a partner at the law firm of Dorsey & Whitney LLP.

DAVID M. MOFFETT

Mr. Moffett, 51, has served as Vice Chairman and Chief Financial Officer of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001. Prior to the merger, he was Vice Chairman and Chief Financial Officer of Firstar Corporation, and had served as Chief Financial Officer of Star Banc Corporation from 1993 until its merger with Firstar Corporation in 1998.

DANIEL M. QUINN

Mr. Quinn, 46, Vice Chairman of U.S. Bancorp, assumed responsibility for Commercial Banking in April 1999 and for Regional Commercial Real Estate in August 1999. Previously, he had been President of U.S. Bank in Colorado (formerly Colorado National Bank) since 1996.

STEPHEN E. SMITH

Mr. Smith, 55, has served as Executive Vice President and Director of Human Resources of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001. Prior to the merger, he was Executive Vice President and Corporate Director of Human Resources of Firstar Corporation and Star Banc Corporation, a predecessor company, since 1995, having served as Director of Human Resources of Star Banc Corporation since 1993.

                                                                U.S. BANCORP 119

DIRECTORS

JERRY A. GRUNDHOFER(1)

Chairman, President and Chief Executive Officer
U.S. Bancorp

LINDA L. AHLERS(3,4)

President
Marshall Field's
Minneapolis, Minnesota

VICTORIA BUYNISKI GLUCKMAN(3,4)

President and Chief Executive Officer
United Medical Resources, Inc.
Cincinnati, Ohio

ARTHUR D. COLLINS, JR.(1,2)

Chairman and Chief Executive Officer
Medtronic, Inc.
Minneapolis, Minnesota

PETER H. COORS(2,4)

Chairman
Coors Brewing Company
Golden, Colorado

JOHN C. DANNEMILLER(4,5)

Retired Chairman
Applied Industrial Technologies
Cleveland, Ohio

JOHN F. GRUNDHOFER(1)

Chairman Emeritus
U.S. Bancorp

ROGER L. HOWE(1,3)

Chairman Emeritus
U.S. Precision Lens, Inc.
Cincinnati, Ohio

DELBERT W. JOHNSON(1,3)

Vice President
Safeguard Scientifics, Inc.
Wayne, Pennsylvania

JOEL W. JOHNSON(4,5)

Chairman, President and Chief Executive Officer
Hormel Foods Corporation
Austin, Minnesota

JERRY W. LEVIN(2,5)

Chairman and Chief Executive Officer
American Household, Inc.
Boca Raton, Florida

FRANK LYON, JR.(2,4)

President
Wingmead Farms
North Little Rock, Arkansas

DANIEL F. MCKEITHAN, JR.(1,5)

President and Chief Executive Officer
Tamarack Petroleum Company, Inc.
Milwaukee, Wisconsin

DAVID B. O'MALEY(1,2)

Chairman, President and Chief Executive Officer
Ohio National Financial Services
Cincinnati, Ohio

O'DELL M. OWENS, M.D., M.P.H.(3,4)

President and Chief Executive Officer
RISE Learning Solutions
Cincinnati, Ohio

THOMAS E. PETRY(1,2,3)

Retired Chairman and Chief Executive Officer
Eagle-Picher Industries, Inc.
Cincinnati, Ohio

RICHARD G. REITEN(1,3)

Chairman
Northwest Natural Gas Company
Portland, Oregon

CRAIG D. SCHNUCK(3,4)

Chairman and Chief Executive Officer
Schnuck Markets, Inc.
St. Louis, Missouri

WARREN R. STALEY(1,3)

Chairman and Chief Executive Officer
Cargill, Inc.
Minneapolis, Minnesota

PATRICK T. STOKES(1,5)

President and Chief Executive Officer
Anheuser-Busch Companies, Inc.
St. Louis, Missouri

JOHN J. STOLLENWERK(2,3)

President and Chief Executive Officer
Allen-Edmonds Shoe Corporation
Port Washington, Wisconsin

1.   Executive Committee

2.   Compensation Committee

3.   Audit Committee

4.   Community Outreach and Fair Lending Committee

5.   Governance Committee

120 U.S. BANCORP

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CORPORATE INFORMATION

EXECUTIVE OFFICES

U.S. Bancorp
800 Nicollet Mall
Minneapolis, MN 55402

COMMON STOCK TRANSFER AGENT AND REGISTRAR

Mellon Investor Services acts as our transfer agent and registrar, dividend paying agent and dividend reinvestment plan administrator, and maintains all shareholder records for the corporation. Inquiries related to shareholder records, stock transfers, changes of ownership, lost stock certificates, changes of address and dividend payment should be directed to the transfer agent at:

Mellon Investor Services
P.O. Box 3315
South Hackensack, NJ 07606-1915
Phone: 888-778-1311 or 201-329-8660
Internet: melloninvestor.com

For Registered or Certified Mail:
Mellon Investor Services
85 Challenger Road
Ridgefield Park, NJ 07660

Telephone representatives are available weekdays from 8:00 a.m. to 6:00 p.m. Central Time, and automated support is available 24 hours a day, 7 days a week. Specific information about your account is available on Mellon's Internet site by clicking on the "Investor ServiceDirect(SM)" link.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as the independent auditors for the U.S. Bancorp 2002 financial statements. Ernst & Young LLP will serve as the independent auditors for the U.S. Bancorp 2003 financial statements.

COMMON STOCK LISTING AND TRADING

U.S. Bancorp common stock is listed and traded on the New York Stock Exchange under the ticker symbol USB.

DIVIDENDS AND REINVESTMENT PLAN

U.S. Bancorp currently pays quarterly dividends on our common stock on or about the 15th day of January, April, July and October, subject to prior approval by our Board of Directors. U.S. Bancorp shareholders can choose to participate in a plan that provides automatic reinvestment of dividends and/or optional cash purchase of additional shares of U.S. Bancorp common stock. For more information, please contact our transfer agent, Mellon Investor Services. See above.

INVESTMENT COMMUNITY CONTACTS

Howell D. McCullough                            Judith T. Murphy
Senior Vice President,                          Vice President,
  Investor Relations                              Investor Relations
howell.mccullough@usbank.com                    judith.murphy@usbank.com
Phone: 612-303-0786                             Phone: 612-303-0783

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[RECYCLE PAPER LOGO]         This report is printed on recycled paper containing
                             a minimum 10 percent post-consumer waste.

FINANCIAL INFORMATION

U.S. Bancorp news and financial results are available through our web site and by mail.

WEB SITE. For information about U.S. Bancorp, including news, financial results, annual reports and other documents filed with the Securities and Exchange Commission, access our home page on the Internet at usbank.com and click on Investor/Shareholder Information.

MAIL. At your request, we will mail to you our quarterly earnings news releases, quarterly financial data reported on Form 10-Q and additional copies of our annual reports. Please contact:

U.S. Bancorp Investor Relations
800 Nicollet Mall
Minneapolis, MN 55402
corporaterelations@usbank.com
Phone: 612-303-0799

MEDIA REQUESTS

Steven W. Dale
Senior Vice President, Media Relations
steve.dale@usbank.com
Phone: 612-303-0784

PRIVACY

U.S. Bancorp is committed to respecting the privacy of our customers and safeguarding the financial and personal information provided to us. To learn more about the U.S. Bancorp commitment to protecting privacy, visit usbank.com and click on Privacy Pledge.

CODE OF ETHICS

U.S. Bancorp places the highest importance on honesty and integrity. Each year, every U.S. Bancorp employee certifies compliance with the letter and spirit of our Code of Ethics and Business Conduct, the guiding ethical standards of our organization. For details about our Code of Ethics and Business Conduct, visit usbank.com and click on About U.S. Bancorp, then Ethics at U.S. Bank.

DIVERSITY

U.S. Bancorp and our subsidiaries are committed to developing and maintaining a workplace that reflects the diversity of the communities we serve. We support a work environment where individual differences are valued and respected and where each individual who shares the fundamental values of the company has an opportunity to contribute and grow based on individual merit.

EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION

U.S. Bancorp and our subsidiaries are committed to providing Equal Employment Opportunity to all employees and applicants for employment. In keeping with this commitment, employment decisions are made based upon performance, skill and abilities, rather than race, color, religion, national origin or ancestry, gender, age, disability, veteran status, sexual orientation or any other factors protected by law. The corporation complies with municipal, state and federal fair employment laws, including regulations applying to federal contractors.

U.S. Bancorp, including each of our subsidiaries, is an Equal Opportunity Employer committed to creating a diverse workforce.

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U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402

usbank.com